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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on September 24, 2004

Registration No. 333-117911

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KMG America Corporation
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or Other Jurisdiction of Incorporation or Organization)	6311 (Primary Standard Industrial Classification Code Number)	20-1377270 (I.R.S. Employer Identification Number)
KMG America Corporation 6306 Maple Ridge Excelsior, Minnesota 55331 (952) 474-8674 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Kenneth U. Kuk
Chairman, President & Chief Executive Officer and Secretary
KMG America Corporation
6306 Maple Ridge
Excelsior, Minnesota 55331
(952) 474-8674
(952) 474-8676 (Telecopy)
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent For Service)

Copies to:

Daniel M. LeBey, Esq. Melvin E. Tull, III, Esq. HUNTON & WILLIAMS LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Telecopy)	Howard B. Adler, Esq. GIBSON DUNN & CRUTCHER LLP 1050 Connecticut Ave. N.W. Washington D.C. 20036 (202) 955-8500 (202) 467-0539 (Telecopy)

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2004

PRELIMINARY PROSPECTUS

            Shares of Common Stock

        KMG America Corporation is a Virginia corporation recently formed to acquire Kanawha Insurance Company and to operate and grow Kanawha's life and health insurance businesses and third-party administration business. Kanawha is a provider of voluntary life, dental, accident, indemnity health, critical illness, disability and long-term care insurance products in the southeastern United States. KMG America has entered into an agreement to purchase all of the outstanding shares of Kanawha concurrently with the closing of this offering with a portion of the net proceeds of this offering.

        This is our initial public offering. No public market currently exists for our common stock. We are selling all of the common stock offered by this prospectus. We currently expect the public offering price will be between $                  and $                  per share. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol "KMA."

        We have granted the underwriters an option to purchase up to an additional            shares of common stock from us at the initial public offering price, less the underwriting discount, within 30 days from the date of this prospectus solely to cover over-allotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        At our request, the underwriters have reserved up to            shares of the common stock in this offering for sale at the public offering price through a directed share program to persons who are directors, officers or employees of, or who are otherwise associated with, our company. A group of our officers, directors and key employees have agreed to purchase, in the aggregate, at least $2,000,000 of our common stock in the offering through the directed share program. These individuals, as well as any of the shareholders of Kanawha who elect to participate in the directed share program, will be permitted to purchase the shares of our common stock at a price equal to the initial public offering price less the underwriting discount.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 17 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us, before expenses	$	$

(1)
We expect                  shares will be sold in the directed share program at a price equal to the initial public offering price, net of the underwriting discount.

        We expect the shares of common stock to be sold in this offering to be delivered on or about                        , 2004.

FRIEDMAN BILLINGS RAMSEY

The date of this prospectus is                        , 2004

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you and that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and the financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of their over-allotment option to purchase up to an additional                        shares of our common stock.

        KMG America Corporation has entered into an agreement to purchase all of the outstanding shares of Kanawha Insurance Company with a portion of the net proceeds of this offering. The closing of the Kanawha acquisition will occur concurrently with the closing of this offering, and our obligation to complete the Kanawha acquisition is conditioned upon the completion of this offering. Unless the context suggests otherwise, in this prospectus, references to the "Company," "we," "us" or "our" assume the Kanawha acquisition has been completed and, as a result of the acquisition, include not only KMG America's business but also Kanawha's business. References to "KMG America" refer solely to KMG America Corporation. References to "Kanawha" refer to Kanawha Insurance Company and its subsidiaries.

        For your convenience, we have provided a Glossary, beginning on page G-1, of selected insurance, reinsurance and investment terms and have printed these terms in boldfaced type the first time they are used in this prospectus. All of the trade names and trademarks included in this prospectus are the property of their respective owners.

OUR COMPANY

Overview

        KMG America is a newly formed holding company, incorporated under the laws of the Commonwealth of Virginia. It was formed to acquire Kanawha, a provider of voluntary life and health insurance products in the southeastern United States, and to operate and grow Kanawha's insurance and other related businesses. Our initial operations primarily will consist of the operations that we acquire from Kanawha.

        We intend to grow our worksite insurance marketing and distribution business by hiring experienced sales personnel, marketing our products nationwide and introducing new life and health insurance products. We intend to differentiate ourselves from our competitors by offering a broad mix of voluntary and group life and health insurance products that, when combined with our third-party administration services, are designed to provide an attractive mix of products and services to employers and their employees.

        Whether a life or health insurance product is referred to as group, voluntary or individual depends on how the product is marketed to individual beneficiaries. A voluntary insurance product is any insurance product:

  •
  endorsed by an employer or another organization;

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  usually paid for by the enrollee (although employers sometimes pay a portion of the premium); and

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  purchased by eligible individuals at their own discretion.

A group insurance product is any insurance product:

  •
  sponsored by an employer;

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  in which employees can participate, although they have the ability to opt out; and

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  for which the employer pays a significant portion of the premium on behalf of the employees.

An individual insurance product is any insurance product:

  •
  marketed directly to an individual, not through an employer or other organization;

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  completely paid for by the individual; and

  •
  purchased by the individual at his or her own discretion.

        For the six months ended June 30, 2004, approximately 23% of the premiums (payments received on insurance policies issued or reinsured by an insurance company) received by Kanawha were premiums on voluntary life and health insurance products and approximately 4% of the premiums received by Kanawha were premiums on group life and health insurance products. The remaining premiums received by Kanawha were premiums on long-term care insurance products (insurance that protects the insured from specified costs of care at home or in an outside facility) and individual life and health insurance products.

        We believe that few insurance companies currently offer a wide range of both voluntary and group life and health insurance products because, historically, voluntary insurance products have been marketed through independent insurance agents and group insurance products have been marketed through internal sales forces. Because of the potential for conflicts to occur when carriers target worksites through these two marketing channels, most established insurance carriers do not pursue a worksite marketing strategy that offers a wide array of both group and voluntary life and health insurance products as we intend to do. We plan to avoid these conflicts by having our independent agents and our internal sales force target different segments of the worksite marketplace based upon employer size and other criteria. We will also continue to write life and health insurance business through distribution outlets other than the worksite — primarily senior market insurance products offered through independent agents. In addition, we expect to earn revenue from administrative services for third parties such as companies with self funded health plans and other insurance carriers and reinsurers, as well as from commissions for the placement of other insurance carriers' products through our distribution systems.

        The broad mix of insurance products that we will offer will allow us to market our products to a wide variety of companies. We believe that offering a broad mix of insurance products will enhance our profitability because persistency (which is the length of time an insurance policy remains in effect, or in force, before it expires or terminates) should increase as customers purchase multiple insurance products from us. We believe persistency will increase as we strengthen our relationships with multiple product customers and it becomes harder for customers who purchase multiple products from us to switch to other carriers. We expect that increasing our persistency will reduce our per policy marketing and distribution costs, which will enhance our profitability.

        A diversified business is a key part of our risk management strategy (which consists of procedures to minimize the adverse effect of a possible financial loss by (1) identifying potential sources of loss, (2) measuring the financial consequences of a loss occurring and (3) using controls to minimize actual losses or their financial consequences). We do not expect our results of operations to be significantly impacted by pricing cycles because we believe our product offerings generally will not be highly correlated to each other or to the general economy. We also believe that we will have limited sensitivity to fluctuations in interest rates and will likely benefit from rising interest rates as the aggregate rate of interest earned on our investment portfolio increases because we do not intend to offer interest rate sensitive products such as annuities.

        Members of our executive management team have an average of over 20 years of experience in the life and health insurance industry, including experience in the areas of executive management, underwriting (which is the process of examining, accepting or rejecting insurance risks and classifying those risks that are accepted in order to charge policy holders an appropriate premium), marketing, distribution, claims processing, actuarial, legal, finance and investments. A significant amount of this management experience was in senior management positions at worksite insurance companies.

        Our initial operations primarily will consist of three lines of business that we will acquire through our acquisition of Kanawha:

  •
  worksite insurance business;

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  senior market insurance business; and

  •
  third-party administration business.

Worksite Insurance Business

        Kanawha's worksite insurance business provides life and health insurance products to employers and their employees in the southeastern United States. The primary insurance products that Kanawha underwrites include: voluntary life insurance; group life insurance; short-term disability insurance; dental insurance; critical illness insurance; and indemnity health insurance (which is health insurance coverage under which an insurance company pays the insured's health care costs, subject to deductibles and maximum amount limits, and the insured is not subject to managed care restrictions such as restrictions on choice of physicians, tests or treatments). We may introduce new varieties of some of these products, and we may introduce new products such as medical stop-loss insurance (which is insurance that provides protection against catastrophic or unpredictable losses purchased by employers who self-fund their employee benefit plans, but do not want to assume 100% of the liability for losses arising from the plans), vision insurance and accidental death and dismemberment insurance.

        Kanawha's worksite marketing business currently targets mostly small employers and groups in the southeastern United States generally having fewer than 200 individual employees or members. Presently, Kanawha's worksite insurance products are typically placed with sponsoring employers located primarily in the southeastern United States through independent agents. As part of our business strategy, we intend to develop an internal sales force that will market our products nationwide to larger worksite market employers and associations, as well as to intermediaries such as employee benefit consultants and other producers specializing in worksite marketing such as voluntary benefit organizations, or VBOs, (which are organizations that offer a variety of health benefit options through employers that may be selected and paid for by individual employees), enrollment firms, internal wholesalers, employee benefit consultants and national and regional insurance brokers. Our senior management team has industry relationships with many of these types of organizations, and we believe these relationships will be instrumental in developing a nationwide worksite marketing organization and should lead to high levels of sales productivity per sales force representative and increase profit margins over time.

        The worksite insurance market is large, stable and growing, as evidenced by the following characteristics (based on June 2004 estimates in a report by Eastbridge Consulting Group, Inc. that Kanawha purchased from Eastbridge for $2,000):

  •
  there were over $14 billion of annual voluntary premiums relating to worksite products in force in the United States in 2003;

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  new sales of voluntary worksite products totaled approximately $4.3 billion in the United States in 2003; and

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  the worksite insurance market had average annual increases in new sales of voluntary worksite products of approximately 14% over the past six years.

        In addition to voluntary premiums, annual group life and health premiums generated through the worksite market exceeded $100 billion in 2002, according to the Life Insurers Fact Book 2003, published by the American Council of Life Insurers.

        KMG America's target market (workplaces with between 50 and 10,000 employees) included over 290,000 businesses in the United States as of August 3, 2004, according to Dun & Bradstreet. We anticipate growth in the market for voluntary worksite products for the next several years as employers increasingly shift benefit costs to employees.

        Worksite marketing is an efficient and convenient way to distribute individual insurance products to employees by deducting premiums from their paychecks and packaging offerings with employer sponsored group coverages. Some of the marketing and distribution advantages of the worksite marketing approach include:

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  the credibility of employer sponsored plans;

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  the convenience of payroll deductions;

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  the ability to market employee and employer coverages together as packaged products;

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  the opportunity to market to multiple potential insureds (employees) at the same time;

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  a simplified underwriting process because potential insureds are assessed as a group based on the demographics of their industry or occupation rather than on an individual basis;

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  time saving and enrollment efficiencies; and

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  the assistance of the sponsoring employer's human resources department.

        Our sales and marketing personnel will be eligible to participate in a broad-based equity incentive plan. We believe offering equity incentives that are tied to performance will provide us with a significant competitive advantage compared to most worksite insurance companies, which, based on LIMRA International, Inc.'s study of 2003 compensation titled "Compensation of Group Insurance/Healthcare Sales and Service Personnel," generally do not offer equity incentives to their sales and marketing personnel.

Senior Market Insurance Business

        Kanawha's senior market insurance business is a provider in the southeastern United States of individual insurance products tailored to the needs of older individuals. The primary insurance products that this business offers include long-term care insurance that it underwrites and Medicare supplement insurance (insurance that provides coverage for Medicare-qualified expenses that are not covered by Medicare because of applicable deductibles or maximum limits) underwritten by another carrier. The senior market of the life and health insurance industry focuses on providing insurance and other product offerings to senior citizens, whose product needs, risk and underwriting properties differ substantially from the general market. Kanawha's senior market products are marketed primarily by independent agents located primarily in the southeastern United States. These agents generally target individuals directly, not employers or groups as Kanawha's worksite insurance business does. Kanawha's senior market insurance business is licensed to offer senior market insurance products in 45 states.

        While growing Kanawha's senior market insurance business will not be a primary objective of our business strategy, we intend to operate this business efficiently and may consider expanding its geographic target market to select markets throughout the nation. We believe this business will complement our worksite insurance business and has growth potential due to several current demographic trends such as the increase in the proportion of older individuals in the United States population and the continued rise in medical and health care costs.

Third-Party Administration Business

        Kanawha's third-party administration business provides a wide range of insurance product administration, claims handling, eligibility administration, call center and support services. This business primarily administers the insurance plans offered by Kanawha's worksite insurance business and senior market insurance business, including Kanawha's existing in force policies. Kanawha's third-party administration business also provides administrative and managed care services (which are services that are part of a program run by a plan administrator that is designed to improve the quality and efficiency of healthcare services by implementing procedures and policies such as restricting the insured's choice of physician and requiring prior approval of expensive tests and treatments) to third parties, such as employers with self-funded health care plans, other insurance carriers, reinsurers and managed care plans. Kanawha's third-party benefits administration business focuses on three primary services: insured products administration; self-funded healthcare plan administration; and managed care services.

        We believe that Kanawha's third-party administration business has the capacity to administer additional policies, and we intend for it to administer the increasing volume of policies that we anticipate will be sold by our worksite insurance business as we attempt to grow that business. As the third-party administration business administers a higher volume of policies, we believe that our per policy administration costs will decrease and our consolidated net profits will increase. In addition, as our national worksite marketing business develops, we intend to opportunistically market our third-party administration services to self-insured plans, stop loss insurers, pharmacy benefit organizations, managed care service providers and other insurance carriers and reinsurers nationwide.

Life and Health Insurance Industry Overview

  Market composition

        Life and health insurance industry premiums, including annuities, in the United States exceeded $500 billion for the year 2002, with approximately $200 billion of statutory equity capital for the year 2002, according to A.M. Best's Aggregates & Averages Life-Health Report—2003 Edition. Industry participants include large national and international insurers as well as small and medium-sized insurers with varying levels of geographic coverage and/or product lines. Industry participants also include divisions of multi-line insurance carriers, whose operations may include property and casualty insurance, financial guaranty insurance and/or other specialty insurance lines. Within the overall life and health insurance industry, the worksite marketing segment, in which we plan to conduct most of our operations, was estimated by Eastbridge Consulting Group, Inc., to have produced over $14 billion of annual voluntary premiums in 2003 in addition to over $100 billion of group life and health premiums for 2002, as reported in the Life Insurers Fact Book 2003, published by the American Council of Life Insurers. This segment of the life and health insurance business includes a number of insurers, some of which target only the worksite marketing segment of the industry, and some of which offer varying levels of group and individual life, disability, annuity and health products to the employer market while also targeting other market segments.

  Operating characteristics of the life and health insurance industry as compared to the property and casualty insurance industry

        In general, the life and health insurance industry has limits on volatility because group coverage of most employer groups will cover a significantly diversified number of employees whose mortality (which is the number of deaths in a specific population over a specific period of time) and morbidity (which is the incidence of disease or disability in a specific population over a specific period of time) are relatively independent of each other (exceptions to this general principle include natural and man-made catastrophes, including terrorist events, in which the covered individuals affected are often younger and concentrated in close proximity to one another). This is different from the property and casualty insurance industry, in which risks are more heterogeneous in nature, policy language is more ambiguous and broad social trends (such as mass tort litigation, jury award trends and judicial and legislative decision making), catastrophes and the emergence of new exposures over time reduce the levels of independence between the underwritten risks so that large losses may occur. As a result, the life and health insurance business has relatively low underwriting risk compared to the property and casualty insurance business and is not typically subject to significant "commodity-like" pricing cycles and major catastrophe and/or mass tort exposures where risk has historically not been adequately considered when determining premium rates based on experience or where new risks have emerged over time and may not have been considered at all when determining premium rates.

  Life and Health Market Environment and Opportunities

        We believe we will be well positioned to benefit from a number of significant demographic, governmental and market trends that are currently impacting the life and health insurance industry, including:

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  an aging United States population with growing financial protection needs;

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  employers shifting benefit costs to employees;

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  continued rise in medical and health care costs; and

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  recently enacted Medicare legislation and medical savings account proposals.

Competitive Factors

        We believe that the factors that will enable us to compete effectively will include:

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  an experienced management team and an entrepreneurial culture;

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  strong relationships with key clients, distributors and industry personnel;

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  a unique product mix and complementary businesses;

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  strong capabilities in third-party administration;

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  a disciplined approach to underwriting and risk management; and

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  excellent financial strength.

Summary Risk Factors

        An investment in our common stock has risks. The "Risk Factors" section of this prospectus contains a detailed discussion of the most significant risks we will face, including the risks summarized below.

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  If we are unable to implement our business strategy or operate our business as we currently expect, our growth and profitability will be adversely affected.

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  We will depend on our key executives, and we may not be able to hire and retain key employees or successfully integrate our new management team to fully implement our business strategy.

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  We will have broad discretion in how we use the net proceeds of this offering remaining after we fund the purchase price in the Kanawha acquisition, and we may not use these proceeds in a manner desired by our shareholders.

  •
  Our business, results of operations and financial condition may be adversely affected by many factors beyond our control, including factors affecting the insurance and reinsurance industry as a whole and general economic, financial market and political conditions, all of which may cause the market price of our common stock to decline.

  •
  We may be unable to accurately predict benefits, claims and other costs or to manage those costs through our loss limitation methods; our actual claims losses may exceed our reserves for claims, which may require us to establish additional reserves; and we may incur losses if there are significant deviations from our assumptions regarding the future persistency of our insurance policies, all of which could have a material adverse effect on our business, results of operations and financial condition.

  •
  Our investment portfolio is subject to several risks that may diminish the value of our invested assets and affect our sales and profitability including the following risks: our investment portfolio may suffer reduced returns or losses; the performance of our investment portfolio will be subject to fluctuations due to changes in interest rates and market conditions; our investment portfolio is subject to credit risk; some of our investments will be illiquid; the risk parameters of our investment portfolio may not target an appropriate level of risk; we may incur environmental liability as a result of our mortgage loan portfolio and real estate investments or as a result of our ownership of real property.

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  Reinsurance arrangements (arrangements in which an insurance company, the reinsurer, agrees to indemnify another insurance company, referred to as the ceding company, against all or a portion of the insurance risks underwritten by the ceding company under one or more policies) may not be available or adequate to protect us against our business risks, and we will be subject to the risk that our reinsurers may default on their obligations, all of which could adversely affect our business, results of operations and financial condition.

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  Our business is subject to extensive and changing governmental regulation and related litigation and regulatory actions, all of which may increase our costs, restrict how we conduct our business, reduce our profitability and limit our growth.

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  If you purchase shares in this offering, you will experience immediate and substantial dilution, and the initial public offering price may be higher than the market price of our common stock after this offering.

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  There is currently no public market for our common stock, and an active trading market for our common stock may never develop following this offering.

Business Strategy

        Our objective is to achieve superior financial performance by transforming Kanawha's position as a regional voluntary life and health insurance company into a national life and health insurance company with an expanded product mix and nationwide marketing focus. We intend to achieve this by executing the following strategies in pursuit of profitable growth:

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  expand our experienced management team;

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  develop a nationwide marketing organization primarily focused on worksite marketing;

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  implement performance-based equity compensation incentives;

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  expand the types and varieties of insurance products and related services that we offer;

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  develop a client-focused strategy by offering more bundled packages of multiple insurance products and services that are tailored to meet our customers' needs;

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  improve the efficiency of our third-party administration business as it administers the increasing volume of policies that we intend to sell, which we expect will decrease per policy administration costs and increase our consolidated net profits;

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  improve capital management to make investments with appropriate levels of risk and to enhance returns on investments and long-term growth in shareholder value;

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  maintain a disciplined risk management approach through flexible underwriting and pricing strategies, diversification of products, industry, geography and customers and the use of reinsurance; and

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  pursue acquisitions opportunistically.

Investments

        Investment returns will be an important part of our overall profitability. For the six-month period ended June 30, 2004, Kanawha's net investment income was approximately $12.3 million (after a one-time incentive payment of $1.6 million to one of Kanawha's outside investment managers at the conclusion of the contract period) and its net realized gains on investments were approximately $1.7 million, which collectively accounted for approximately 18.8% of its total revenues during this period. For the year ended December 31, 2003, Kanawha's net investment income was approximately $27.1 million and its net realized gains on investments were approximately $7.6 million, which collectively accounted for approximately 22.1% of its total revenues during this period. As of June 30, 2004, much of Kanawha's investment portfolio consisted of fixed maturity securities, such as corporate and government bonds, United States Treasury securities and asset backed debt securities, and less than 1% of its investments were equity securities. A portion of Kanawha's fixed income securities have equity components, which reduce their current yield. We intend to sell many of these securities and reinvest the proceeds in higher yielding instruments, which will likely result in higher current earnings and reduced capital gains.

Financial Strength Ratings

        Financial strength ratings are determined by rating agencies, such as A.M. Best Company and Standard & Poor's Ratings Group, and measure the financial ability of an insurance company to meet its obligations under its insurance policies. Currently, Kanawha has an A.M. Best Company financial strength rating of A- (excellent). Based on our discussions with A.M. Best, we have received a pro forma indicative rating of A- (excellent) for Kanawha after we acquire it based on our prospective business plan. Standard & Poor's Ratings Group's financial strength rating of Kanawha, after considering our intended uses of the net proceeds of this offering, is A- (strong), with a stable outlook.

Formation and Organizational Structure

        KMG America was formed as a Virginia corporation in January 2004 and does not have any historical operations. Upon completion of the Kanawha acquisition, KMG America will own, directly or indirectly, all of the capital stock of Kanawha and its subsidiaries. KMG America will not conduct any insurance business itself, but will be an insurance holding company, conducting its insurance and other businesses through Kanawha and other operating subsidiaries.

        Following the Kanawha acquisition, Kanawha, which will be our insurance subsidiary, will be a direct subsidiary of KMG America, and Kanawha's non-insurance subsidiaries, which perform marketing, distribution, administration and other unregulated non-insurance functions, will be direct and indirect subsidiaries of Kanawha. Kanawha will continue to be subject to state insurance laws and regulations and extensive regulatory oversight, including regulations that limit the amount of dividends and other distributions it can pay to KMG America. Our non-insurance subsidiaries generally will not be subject to state insurance laws, regulations and oversight. However, because our non-insurance subsidiaries will be owned, directly or indirectly, by Kanawha, any dividends or distributions that Kanawha receives from them will be subject to the state insurance regulations that limit dividends and distributions that Kanawha can make to KMG America. See "Our Structure and the Kanawha Acquisition—Formation and Organizational Structure."

Kanawha Acquisition

        KMG America has entered into a stock purchase agreement with the shareholders and optionholders of Kanawha to acquire all of Kanawha's outstanding capital stock concurrently with the closing of this offering for a net cash purchase price of approximately $143.9 million, subject to adjustment based on Kanawha's net worth as of the last day of the quarter ending immediately prior to the closing date. KMG America's obligation to close the acquisition is conditioned upon the closing of this offering. The Kanawha acquisition is also subject to other customary closing conditions. See "Our Structure and the Kanawha Acquisition—Kanawha Acquisition."

        Our principal executive offices will be located in the Minneapolis/St. Paul, Minnesota metropolitan area, and following the Kanawha acquisition, our insurance and other businesses will be located primarily in Lancaster, South Carolina. Our telephone number is (952) 474-8674. Our Internet site address is http://www.kmgamerica.com.

THE OFFERING

Common stock offered	shares
Common stock to be outstanding after this offering	shares(1)
Use of proceeds
We estimate that our net proceeds from this offering, based on an assumed initial public offering price of $ , which is the mid-point of the range set forth on the cover page of this prospectus, and after deducting the underwriting discount and the estimated offering expenses payable by us, will be approximately $ million. We intend to use approximately $143.9 million of the net proceeds to acquire the outstanding common stock of Kanawha. The remaining net proceeds will be deposited into an escrow account immediately upon the closing of this offering and will be disbursed to us one business day following the closing of the Kanawha acquisition, which will occur concurrently with the closing of this offering.
We expect to use the remaining net proceeds, approximately $ million, for general corporate purposes, including:
• to pay our fees and expenses incurred in connection with the Kanawha acquisition, which we expect will be approximately $0.9 million;
•
to pay our non-recurring initial start-up costs incurred prior to or within six months after the closing of this offering, excluding fees and expenses incurred in connection with the Kanawha acquisition, which, based on a preliminary estimate, we expect will be between $ million and $ million; and
•
to maintain the required capital of our insurance subsidiary at the level necessary to achieve our desired rating agency financial strength ratings and to comply with applicable regulatory requirements as we grow our insurance business, which, based on a preliminary estimate, we expect will be between $ million and $ million. See "Use of Proceeds."
Proposed New York Stock Exchange symbol	We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol "KMA."

(1)
Includes (a)             shares of our common stock to be issued in this offering and (b) 448,980 shares of our common stock purchased by our founders and our other initial shareholders prior to this offering, and excludes an aggregate of 933,500 shares issuable upon the exercise of options to be granted to some of our directors, officers and key employees and directors upon completion of this offering and the Kanawha acquisition.

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following summary unaudited pro forma financial information is based on the audited and unaudited financial statements of Kanawha and KMG America appearing elsewhere in this prospectus, as adjusted to illustrate the estimated pro forma effects of (1) the purchase of shares of our common stock by our founders prior to this offering, (2) this offering, (3) the use of the net proceeds from this offering as described in this prospectus, (4) the consummation of the Kanawha acquisition and (5) the application of purchase accounting, as if these actions had occurred as of June 30, 2004, with respect to the pro forma balance sheet, and as of January 1, 2003, with respect to the pro forma statement of income for the six months ended June 30, 2004, and the year ended December 31, 2003. See "Unaudited Pro Forma Financial Information." The unaudited pro forma financial information should be read in conjunction with the financial statements of Kanawha and other financial information appearing elsewhere in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations." For the purposes of the unaudited pro forma financial information, we have assumed that the net proceeds of this offering, after deducting the underwriting discount and the estimated offering expenses payable by us, will be $201.8 million, which is based on an assumed offering of 22,000,000 shares of common stock at an initial public offering price of $10.00 per share.

        The unaudited pro forma adjustments are based on available information and assumptions that we believe are reasonable. However, as of the date of this prospectus, we have not completed the final valuation or actuarial studies necessary to estimate the fair values of the assets we will acquire and the liabilities we will assume in order to allocate the purchase price accordingly, nor have we identified the adjustments, if any, necessary to conform Kanawha's historical accounting policies to ours. Based on our initial analysis, we have allocated the total estimated net cash purchase price of approximately $143.9 million and an estimated $0.9 million of acquisition expenses to the assets and liabilities of Kanawha based on our preliminary estimates of their fair values.

        The unaudited pro forma statements of income data do not reflect any one-time charges that we may record at or following the closing of the transaction. At this time we do not expect to record any such one-time charges.

        The actual amounts that we record based on our final assessment of the fair values of the acquired assets and liabilities may differ materially from the information presented in this unaudited pro forma financial information. Amounts preliminarily allocated to intangible assets and to tangible assets with definite lives may change significantly, and amortization methods and useful lives may differ from the assumptions we used in this unaudited pro forma financial information, any of which could result in a material change in depreciation or amortization expense.

        The unaudited pro forma financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the transactions noted above been completed as of the dates presented, and should not be considered as representative of our future consolidated results of operations or financial position. Many factors may cause our actual results to differ materially from the pro forma financial information including, but not limited to, the following:

  •
  the businesses of Kanawha are intended to be only a portion of our business in the future and are not entirely representative of the principal business strategy we plan to pursue;

  •
  our acquisition of Kanawha is subject to purchase accounting, which will likely cause us to further adjust the recorded amounts of Kanawha's assets and liabilities to fair value following the acquisition; and

  •
  the factors described under the caption "Risk Factors" in this prospectus.

Summary Unaudited Pro Forma Statements of Income

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in thousands, except per share data)
Earnings Statement Data:
Revenue:
Insurance premiums	$106,416	$51,987
Net investment income(1)	26,067	11,805
Commission and fee income	13,018	6,836
Realized investment gains	7,601	1,728
Other income	2,317	1,457

Total revenue	155,419	73,813
Benefits and Expenses:
Policyholder benefits	85,437	43,893
Insurance commissions	9,074	4,779
General insurance expenses	30,332	12,828
Insurance taxes, licenses and fees	4,708	2,309
Depreciation and amortization	3,755	1,794
Amortization of DAC and VOBA	6,777	1,446

Total benefits and expenses	140,083	67,049

Income before income taxes	15,336	6,764
Provision for income taxes	(5,368)	(2,367)

Net income	$9,968	$4,397

Net income per common share—basic(1)(2)	$0.44	$0.20

Net income per common share—diluted(1)(2)	$0.44	$0.20

(1)
Net investment income for the six months ended June 30, 2004, was negatively impacted by a $1.6 million incentive payment to one of Kanawha's outside investment managers at the conclusion of the contract period. There are no other incentive arrangements of this type in force, and this contract will be terminated upon the closing of KMG America's acquisition of Kanawha.

(2)
Basic and diluted net income per share assume 22,448,980 shares were outstanding for all periods presented, including: (a) 22,000,000 shares to be issued in connection with this offering; and (b) 448,980 shares issued to our founders and our other initial shareholders prior to this offering.

Summary Unaudited Pro Forma Balance Sheet

As of June 30, 2004
(in thousands, except per share data)
Balance Sheet Data:
Cash and investments	$544,616
Accrued investment income	5,594
DAC	0
VOBA	77,697
Goodwill	0
Other assets	109,762

Total assets	$737,669

Total policy and contract liabilities	$496,187
Deferred income taxes	9,943
Other liabilities	29,735

Total liabilities	535,865

Total shareholders' equity	201,804

Total liabilities and shareholders' equity	$737,669

Book value per common share—basic(1)	$8.99

Book value per common share—diluted(1)	$8.99

(1)
Basic and diluted per share data assume 22,448,980 shares were outstanding for all periods presented, including: (a) 22,000,000 shares to be issued in connection with this offering; and (b) 448,980 shares issued to our founders and our other initial shareholders prior to this offering.

 SUMMARY SELECTED FINANCIAL DATA OF KMG AMERICA CORPORATION

        The following table presents selected historical financial data as of June 30, 2004, for KMG America. The historical financial data as of June 30, 2004, have been derived from, and should be read in conjunction with, KMG America's audited balance sheet as of June 30, 2004, and the related notes included in this prospectus.

        For the period January 21, 2004 (KMG America's date of inception) to June 30, 2004, KMG America had insignificant operations and cash flows. See KMG America's audited financial statements for the period from January 21, 2004 (inception) to June 30, 2004, and the related notes included in this prospectus.

As of June 30, 2004
(in thousands)
Balance Sheet Data:
Cash	$6
Deferred assets	1,217

Total assets	$1,223

Accounts payable and accrued liabilities	$1,217
Due to founding shareholders	2

Total liabilities	1,219
Total shareholders' equity	4

Total liabilities and shareholders' equity	$1,223

SUMMARY FINANCIAL DATA OF KANAWHA

        The following table presents summary historical consolidated financial and other data as of and for each of the five fiscal years ended December 31, 2003, for Kanawha. The summary historical consolidated financial data as of December 31, 2002, and 2003 and for each of the three fiscal years ended December 31, 2003, have been derived from, and should be read together with, Kanawha's audited consolidated financial statements and the related notes included in this prospectus. The summary historical consolidated financial data as of December 31, 1999, 2000 and 2001 and for each of the two years ended December 31, 2000, have been derived from Kanawha's audited consolidated financial statements and the related notes not included in this prospectus. The summary historical consolidated financial data as of June 30, 2004, and for the six months ended June 30, 2003, and 2004 have been derived from the unaudited consolidated financial statements of Kanawha and the related notes included in this prospectus. The summary financial data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Kanawha's consolidated financial statements and the related notes included in this prospectus.

        Kanawha will be our predecessor for accounting purposes upon the closing of the Kanawha acquisition. However, we caution you that the financial information presented in this prospectus is neither comparable with nor representative of the actual results that we expect to achieve once we commence operations. Many factors may cause our actual results to differ materially from Kanawha's historical results including, but not limited to, the following:

  •
  the businesses of Kanawha are intended to be only a portion of our business in the future and are not entirely representative of the principal business strategy we plan to pursue;

  •
  our acquisition of Kanawha is subject to purchase accounting, which will likely cause us to adjust the recorded amounts of Kanawha's assets and liabilities to fair value following the acquisition; and

  •
  the factors described under the caption "Risk Factors" in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands)
Selected earnings data:
Revenue:
Insurance premiums	$80,016	$78,331	$86,694	$98,643	$106,416	$52,924	$51,987
Net investment income	27,610	29,841	29,820	27,160	27,073	13,227	12,321	(1)
Commission and fee income	15,220	12,410	11,567	12,975	13,018	6,307	6,836
Realized investment gains (losses)	2,059	1,861	4,397	(3,004)	7,601	5,945	1,728
Other income	2,442	2,236	2,697	1,869	2,317	941	1,457

Total revenue	127,347	124,679	135,175	137,643	156,425	79,344	74,329
Benefits and Expenses:
Policy holder benefits	58,553	66,176	71,072	81,285	89,261	44,825	46,547
Insurance commissions	7,638	6,366	6,479	7,351	9,074	4,497	4,779
General insurance expenses	26,287	25,705	26,646	28,407	29,538	14,584	12,430
Insurance taxes, licenses and fees	3,807	3,639	3,589	3,927	4,708	2,572	2,309
Depreciation and amortization	2,695	3,057	3,128	2,919	3,005	1,597	1,418
Amortization of DAC and VOBA	11,765	10,691	10,336	9,515	9,589	4,060	4,356

Total benefits and expenses	110,745	115,634	121,250	133,404	145,175	72,135	71,839

Income before income taxes	16,602	9,045	13,925	4,239	11,250	7,209	2,490
Provision for income taxes	(5,526)	(3,148)	(4,206)	(1,157)	(3,499)	(2,201)	(766)

Net income	$11,076	$5,897	$9,719	$3,082	$7,751	$5,008	$1,724

Net income per share:
Basic	$4,238.98	$2,257.07	$3,720.06	$1,179.36	$2,966.25	$1,916.68	$659.74
Diluted	$3,862.08	$2,049.97	$3,372.54	$1,066.87	$2,679.87	$1,731.89	$596.77
Cash dividends paid per share:
Basic	$—	$669.77	$669.77	$669.77	$669.77	$669.77	$0.00
Diluted	$—	$608.32	$607.20	$605.89	$605.11	$605.20	$0.00
Weighted-average shares outstanding:
Basic	2,612.83	2,612.83	2,612.83	2,612.83	2,612.83	2,612.83	2,612.83
Diluted	2,867.82	2,876.79	2,882.07	2,888.30	2,892.04	2,891.61	2,888.53

(1)
Net investment income for the six months ended June 30, 2004, was negatively impacted by a $1.6 million incentive payment to one of Kanawha's outside investment managers at the conclusion of the contract period. There are no other incentive arrangements of this type in force, and this contract will be terminated upon the closing of KMG America's acquisition of Kanawha.

	As of December 31,
						As of June 30, 2004
	1999	2000	2001	2002	2003
	(in thousands)
Balance Sheet Data:
Cash and investments	$435,048	$442,787	$455,365	$486,616	$484,405	$486,224
Accrued investment income	6,179	6,717	6,697	5,929	5,387	5,594
DAC	44,873	51,072	60,593	71,723	80,657	84,431
VOBA	41,246	41,399	36,805	33,582	29,605	28,066
Goodwill	1,932	1,561	1,258	1,258	1,258	1,258
Other assets	69,200	59,139	58,044	62,792	83,858	84,877

Total assets	$598,478	$602,675	$618,762	$661,900	$685,170	$690,450

Total policy and contract liabilities	$427,682	$414,234	$419,613	$440,824	$462,015	$473,879
Deferred income taxes	10,535	14,427	14,489	19,792	22,827	19,690
Other liabilities	22,756	25,074	28,048	34,550	26,851	29,735

Total liabilities	460,973	453,735	462,150	495,166	511,693	523,304
Total shareholders' equity	137,505	148,940	156,612	166,734	173,477	167,146

Total liabilities and shareholders' equity	$598,478	$602,675	$618,762	$661,900	$685,170	$690,450

RISK FACTORS

        This investment involves risks. Before you purchase shares of our common stock, you should carefully consider the following risk factors and the other information in this prospectus. The risks described below are not the only ones that we may face. Additional risks and uncertainties that we do not currently know about or that we currently deem immaterial may also adversely affect our business, results of operations and financial condition.

Risks Relating To Our Business

If we are unable to implement our business strategy or operate our business as we currently expect, our growth and profitability will be adversely affected.

        KMG America was recently formed for the purpose of acquiring Kanawha, a provider of voluntary life and health insurance products in the southeastern United States to small employers, and to operate and grow Kanawha's insurance and other related businesses. Our initial operations primarily will consist of the operations that we acquire from Kanawha. Our business plan is to grow Kanawha's worksite insurance marketing and distribution business into a national business targeting larger employers by hiring experienced sales personnel, marketing our products nationwide and introducing new life and health insurance products. Accordingly, when we commence operations, we will have limited name recognition or reputation in the insurance industry outside of the southeastern United States.

        Businesses, such as ours, which are small and growing, present substantial business and financial risks and may suffer significant losses. While we anticipate commencing our operations using senior management who are experienced in the life and health insurance industry, members of our management team may not be able to successfully maintain their relationships in the industry. Further, we must hire many key employees and other staff, develop business relations, establish operating procedures, obtain facilities, implement new systems and complete other tasks necessary for the conduct of our intended business activities. If we are unable to implement these actions in a timely and cost-effective manner, our business, results of operations or financial condition may be adversely affected. As a result of industry factors or factors specific to us, we may have to alter our anticipated methods of conducting our business, such as the nature, amount and types of risks we assume.

We may require additional capital in the future which may not be available on favorable terms or at all. If we cannot obtain adequate capital, we may not be able to fund our growth in accordance with our business strategy.

        A key component of our business strategy is to transform Kanawha's Southeastern United States worksite insurance marketing and distribution business into a national business that targets larger employers by hiring experienced sales personnel, marketing our products nationwide and introducing new life and health insurance products. We may need to raise additional funds through financings in order to fully implement our business plan. The amount and timing of our capital requirements will depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover our losses. Following the closing of this offering, we or our operating subsidiaries may enter into term or revolving credit facilities with one or more syndicates of lenders. However, we currently have no commitment from any lender with respect to a credit facility. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we are able to raise capital through equity financings, your interest in our company will be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of the shares offered in this offering. If we cannot obtain adequate capital, our business, results of operations and financial condition will be adversely affected.

        KMG America is not currently planning to make any other significant capital expenditures or acquisitions in 2004, 2005 or subsequent years. However, KMG America plans to significantly expand outlays relating to marketing and sales activities over the next several years including outlays required to build a national sales organization, which is a key component of KMG America's business plan. These outlays will include such expenses as salaries and cash incentive compensation, employee benefits, occupancy and information technology expenses of additional sales personnel, advertising and marketing costs, consulting and recruiting. The execution of the KMG America business plan will require additional outlays associated with the development of a national insurance company including new home office expenses for executive management and additional financial, actuarial and underwriting personnel, infrastructure development and back-office expenses, as well as incremental costs associated with being a public company.

        We anticipate that these costs will be offset over time by increased sales production resulting from hiring additional sales personnel and increased cross-selling, as well as efficiencies resulting from greater scale, and that we will not need to borrow funds or incur indebtedness to cover these costs. However, during the first six to twelve months following this offering, KMG America does not expect that its anticipated costs described above to implement KMG America's business strategy will be offset by incremental revenues, resulting in a net use of cash of approximately $6.0 to $7.0 million during this period. This cash outlay will be funded with a portion of the proceeds from this offering. KMG America expects that net incremental cash flows resulting from the increased sales production and efficiencies anticipated from its new business strategy will be positive after twelve months following this offering but can provide no assurance that this will occur.

We will depend on our key executives. We may not be able to hire and retain key employees or successfully integrate our new management team to fully implement our business strategy, which could delay or prevent us from fully implementing our business strategy and could significantly and negatively affect our business.

        Our success will depend largely on our senior management, which will include, among others, Kenneth U. Kuk, our chairman, president & chief executive officer, Scott H. DeLong III, our senior vice president & chief financial officer, and Stanley D. Johnson, president & chief executive officer of Kanawha. While Kanawha already employs a number of key managers, we will need to attract additional managers for many of the product lines we intend to offer in order to fully implement our business strategy. We expect to hire approximately six additional managers within the first twelve months following completion of this offering. Further, we must attract and retain additional experienced underwriters, actuarial staff and risk analysis and modeling personnel in order to successfully operate and grow our businesses, none of whom have been hired at this time. The number of available, qualified personnel in the insurance and reinsurance industry to fill these positions may be limited. Our inability to attract and retain these additional personnel or the loss of the services of any of our senior executives or key employees could delay or prevent us from fully implementing our business strategy and could significantly and negatively affect our business. After our management team and other personnel are assembled, our ability to implement our business strategy will depend on their successful integration. We cannot assure you that we will successfully integrate our executive or other personnel after we commence operations. In addition, we may attempt to hire executives or other personnel, individually or in groups, from other companies in the insurance and reinsurance industry that may seek to retain, or prevent us from hiring, their executives and other personnel. These companies may have agreements that restrict those persons from soliciting employees of these companies and working for competitors. We cannot assure you that we will be successful in hiring any executives or other personnel who are subject to these restrictions or whose employer seeks to prevent us from hiring them or that we will not be subject to litigation or incur liabilities in connection with our hiring, or attempting to hire, such executives or other personnel. Norman E. Hill, Kanawha's executive vice president & chief actuary, is expected to retire as an officer of Kanawha prior to December 31, 2004, and we expect to engage Mr. Hill as an actuarial consultant after he retires.

        We intend to enter into employment agreements with most of our executive officers and certain key employees. These employment agreements generally will have a term in a range of two to four years and may be renewed at our option for one additional year by providing the employee with 90 days written notice. Generally, either the employee or we will be able to terminate these agreements with or without cause subject to applicable severance provisions and restrictive covenants, including non-compete and non-solicitation provisions. For a discussion of the employment agreements that we intend to enter into with our named executive officers, please see "Management—Employment Agreements."

We may not be able to manage our growth effectively, which could have a material adverse effect on our business, results of operations and financial condition.

        We intend to grow our business in the future, which could require additional capital, systems development and human resources. We cannot assure you that we will be able to meet our capital needs, expand our systems effectively, allocate our human resources optimally, identify and hire qualified employees or incorporate effectively the components of any businesses we may acquire in our effort to achieve growth. The failure to manage our growth effectively could have a material adverse effect on our business, results of operations and financial condition.

We will have broad discretion in how we use the net proceeds of this offering remaining after we fund the purchase price in the Kanawha acquisition, and we may not use these proceeds in a manner desired by our shareholders. The ineffective use of these funds could materially and adversely affect our liquidity, business, results of operations and financial condition and could cause the price of our shares to decline.

        Only approximately $143.9 million of the $            million net proceeds that we expect to receive from this offering are allocated for specific uses. Approximately $143.9 million of the net proceeds will be used to fund the Kanawha acquisition. We expect to use the remaining net proceeds, approximately $       million, for general corporate purposes, including:

  •
  to pay our fees and expenses incurred in connection with the Kanawha acquisition, which we expect will be approximately $0.9 million;

  •
  to pay our non-recurring initial start-up costs incurred prior to or within six months after the closing of this offering, excluding fees and expenses incurred in connection with the Kanawha acquisition, which, based on a preliminary estimate, we expect will be between $             million and $   million; and

  •
  to maintain the required capital of our insurance subsidiary at the level necessary to achieve our desired rating agency financial strength ratings and to comply with applicable regulatory requirements as we grow our insurance business, which, based on a preliminary estimate, we expect will be between $                               million and $   million.

        We will have broad discretion to use these net proceeds, and you will be relying on our judgment regarding the application of these proceeds. Although we expect to use the remaining net proceeds for general corporate purposes, we have not allocated the net proceeds for specific purposes. Currently, other than the Kanawha acquisition, we do not have any acquisitions or investments pending. Our financial performance may differ from our current expectations or our business needs may change as our business and our industry evolve. As a result, the proceeds we receive in this offering may be used in a manner significantly different from our current expectations. In addition, the ineffective use of these funds could materially and adversely affect our liquidity, business, results of operations and financial condition and could cause the price of our shares to decline.

Our future performance cannot be predicted based on the financial information included in this prospectus.

        KMG America was recently formed for the purpose of acquiring Kanawha and to operate and grow Kanawha's insurance and other related businesses. We intend to transform Kanawha's Southeastern United States worksite insurance marketing and distribution business into a national business that targets larger employers by hiring experienced sales personnel, marketing our products nationwide and introducing new life and health insurance products.

        As a newly formed company, KMG America has no operating history on which you can base an estimate of our future earnings prospects. While we intend to purchase Kanawha, its business is intended to be only a portion of our consolidated business in the future and is not representative of our primary business strategy. As a result, the pro forma financial information and the historical results of Kanawha presented in this prospectus are not comparable with or representative of the actual results that we expect to achieve once we complete our acquisition of Kanawha and implement our new business strategy and will not be helpful in deciding whether to invest in shares of our common stock.

Our services may expose us to professional liability in excess of our insurance coverage, which could cause us to incur material losses.

        We may have liability to clients for errors or omissions in the services we perform. These liabilities could exceed our insurance coverage and the fees we derive from those services. We intend to maintain general liability insurance, umbrella and professional liability insurance. As of June 30, 2004, Kanawha had professional liability insurance coverage of up to $5.0 million with a $400,000 deductible, and its third-party administration subsidiary had professional liability insurance coverage of up to $2.0 million with a $50,000 deductible. The annual premium Kanawha paid for this insurance in 2003 was approximately $200,000. The cost of obtaining these insurance policies is rising. We cannot assure you that this insurance will be sufficient to cover any liabilities we incur or that we will be able to maintain our insurance at reasonable rates or at all. If we terminate our policies and do not obtain retroactive coverage, we will be uninsured for claims made after termination even if these claims are based on events or acts that occurred during the term of the policy. In addition, we cannot assure you that we will be able to obtain insurance coverage for the new services or areas into which we expand on favorable terms or at all.

We will rely on independent agents and brokers and on internal sales representatives to market many of our products, and an inability to attract or retain these independent agents and brokers or internal sales representatives could impair our ability to compete and market our insurance products and services.

        Kanawha distributes most of its insurance products and services through a variety of distribution channels, including:

  •
  independent employee benefits specialists;

  •
  brokers;

  •
  managing general agents;

  •
  life agents;

  •
  financial institutions;

  •
  association groups; and

  •
  other third-party marketing organizations.

While one of the primary objectives of our business strategy is to develop an internal sales force to market our worksite insurance products to large employers nationwide, we intend to continue Kanawha's practice of using independent insurance agents and brokers to market senior market insurance products and worksite insurance products to small employers. Our relationships with these various distributors will be significant both for our revenues and profits. These independent agents and brokers will act as advisors to our customers and will market and distribute our products. Generally, independent agents and brokers will not be exclusively dedicated to us and usually also will market products of our competitors. Strong competition exists among insurers to form relationships with agents and brokers of demonstrated ability. We will compete with other insurers for representation by sales representatives, agents and brokers primarily on the basis of our financial position, support services, compensation and product features. An interruption in, or changes to, our relationships with various third-party distributors or our inability to respond to regulatory changes could impair our ability to compete and market our insurance products and services and materially adversely affect our business, results of operations and financial condition.

        We will have internal sales representatives whose role in the distribution process will vary by segment. We will depend in large part on our sales representatives to develop and maintain client relationships. Our inability to attract and retain effective sales representatives could materially adversely affect our business, results of operations and financial condition.

We may be unable to accurately predict benefits, claims and other costs or to manage those costs through our loss limitation methods, which could result in our incurring greater claims losses than we anticipate.

        Our profitability will depend in large part on accurately predicting benefits, claims and other costs, including medical and dental costs, as well as the frequency and magnitude of claims on our disability and property coverages. It also will depend on our ability to manage future benefit and other costs through product design, underwriting criteria, utilization review or claims management (our efforts to mitigate the extent of losses incurred by those insured under our policies and the corresponding benefit costs) and, in health and dental insurance, negotiation of favorable provider contracts. Utilization review is a review process designed to control and limit medical expenses, which includes, among other things, requiring certification for admission to a health care facility and cost-effective ways of handling patients with catastrophic illnesses. Claims management entails the use of a variety of means to mitigate the extent of losses incurred by insureds and the corresponding benefit cost, which includes efforts to improve the quality of medical care provided to insureds and to assist them with vocational services. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Our ability to predict and manage costs and claims, as well as our results of operations and financial condition may be adversely affected by:

  •
  changes in health and dental care practices;

  •
  inflation;

  •
  new technologies;

  •
  the cost of prescription drugs;

  •
  clusters of high cost cases;

  •
  changes in the regulatory environment;

  •
  economic factors;

  •
  the occurrence of catastrophes; and

  •
  numerous other factors affecting the cost of health and dental care and the frequency and severity of claims in all our business segments.

        The judicial and regulatory environments, changes in the composition of the kinds of work available in the economy, market conditions and numerous other factors may also materially adversely affect our ability to manage claim costs. As a result of one or more of these factors or other factors, claims could substantially exceed our expectations, which could have a material adverse effect on our results of operations and financial condition.

        As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues relating to claims and coverage may emerge. These issues could materially adversely affect our results of operations and financial condition by either extending coverage beyond our underwriting intent or by increasing the number or size of claims or both. We may be limited in our ability to respond to such changes by insurance regulations, existing contract terms, contract filing requirements, market conditions or other factors.

Our actual claims losses may exceed our reserves for claims, which may require us to establish additional reserves that may materially reduce our earnings, profitability and capital.

        We will maintain reserves to cover our estimated ultimate exposure for claims and claim adjustment expenses with respect to reported and unreported claims incurred but not reported as of the end of each accounting period. Reserves, whether calculated under United States generally accepted accounting principles, or GAAP, or statutory accounting principles, or SAP (rules and procedures prescribed or permitted by state insurance regulatory authorities which, in general, reflect a liquidity, rather than going concern, concept of accounting), do not represent an exact calculation of exposure, but instead represent our best estimates, generally involving actuarial projections at a given time, of what we expect the ultimate settlement and administration of a claim or group of claims will cost based on our assessment of facts and circumstances then known. The adequacy of reserves will be impacted by future trends in claims severity, frequency, judicial theories of liability and other factors. These variables are affected by both external and internal events over which we have no control, such as:

  •
  changes in the economic cycle;

  •
  emerging medical perceptions regarding physiological or psychological causes of disability or the need for long-term care services;

  •
  emerging health issues and new methods of treatment or accommodation;

  •
  inflation;

  •
  judicial trends;

  •
  legislative changes; and

  •
  claims handling procedures.

        Many of these items are not directly quantifiable, particularly on a prospective basis. Reserve estimates are refined as experience develops. Adjustments to reserves, both positive and negative, will be reflected in the statement of income of the period in which such estimates are updated. Because establishment of reserves is an inherently uncertain process involving estimates of future losses, we cannot assure you that our ultimate losses will not exceed existing claims reserves. Moreover, future loss development could require reserves to be increased, which could have a material adverse effect on our earnings in the periods in which such increases are made.

        Kanawha's policy and claim reserves were $420 million, $441 million and $462 million as of December 31, 2001, 2002 and 2003, respectively. Kanawha has reevaluated these reserves each year and has determined that they were adequate and no material adjustments for deficiencies were necessary.

We may incur losses if there are significant deviations from our assumptions regarding the period that our existing insurance policies will remain in force.

        The prices and expected future profitability of our life insurance, long-term care insurance, group life and health insurance will be based in part upon expected patterns of premiums, expenses and benefits, using a number of assumptions, including those related to persistency, which is the probability that a policy or contract will remain in force from one period to the next. The effect of persistency on profitability varies for different products. For most of our life insurance, group life and health insurance products, actual persistency that is lower than our persistency assumptions could have an adverse impact on profitability, especially in the early years of a policy or contract, primarily because we would be required to accelerate the amortization of expenses we deferred in connection with the acquisition of the policy or contract.

        For our long-term care insurance and some other health insurance policies, actual persistency that is longer than our persistency assumptions could have a negative impact on profitability. If these policies remain in force longer than we assumed, we could be required to make greater benefit payments than we anticipate when we price these products.

        Historically, as has generally been the case throughout the long-term care insurance industry, Kanawha has been adversely affected by deviations from its assumptions about how many of its long-term care insurance policies would remain in force from year to year. More policies than expected have remained in force. While this has increased Kanawha's premium income, it has also required higher reserves for anticipated future claims, the net effect of which has been to reduce profitability.

        Because our assumptions regarding persistency experience are inherently uncertain, reserves for future policy benefits and claims may prove to be inadequate if actual persistency experience is different from those assumptions. Although some of our products will permit us to increase premiums during the life of the policy or contract, we cannot guarantee that these increases will be sufficient to maintain profitability. Moreover, many of our products will not permit us to increase premiums or limit those increases during the life of the policy or contract. Significant deviations in experience from pricing expectations regarding persistency could have an adverse effect on the profitability of our products.

Our investment portfolio is subject to several risks that may diminish the value of our invested assets and affect our sales and profitability.

  Our investment portfolio may suffer reduced returns or losses that could reduce our profitability.

        As of June 30, 2004, much of Kanawha's investment portfolio consisted of fixed maturity securities, such as corporate and government bonds, United States Treasury securities and asset backed debt securities, and less than 1% of its investments were equity securities. A portion of Kanawha's fixed income securities have equity components, which reduce their current yield. We intend to sell many of these securities and reinvest the proceeds in higher yielding instruments, which will likely result in higher current earnings and reduced capital gains. Investment returns will be an important part of our overall profitability and significant fluctuations in the fixed income market could impair our profitability, financial condition and cash flows. Our investments will be subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. In particular, volatility of claims may force us to liquidate fixed maturity securities prior to maturity, which may cause us to incur capital losses. If we do not structure our investment portfolio so that it is appropriately matched with our insurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities.

  The performance of our investment portfolio will be subject to fluctuations due to changes in interest rates and market conditions.

        Changes in interest rates can negatively affect the performance of some of our investments. Interest rate volatility can reduce unrealized gains or create unrealized losses in our portfolios. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Fluctuations in interest rates may affect our returns on, and the market value of, fixed maturity investments, which comprised more than 87.9% of the carrying value of Kanawha's total investments as of June 30, 2004.

        The fair market value of the fixed maturity securities in our portfolio and the investment income from these securities will fluctuate depending on general economic and market conditions. The fair market value generally will increase or decrease in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed maturity securities generally will increase or decrease with interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities, commercial mortgage obligations and bonds in our investment portfolio will be more likely to be prepaid or redeemed as borrowers seek to borrow at lower interest rates, and we may be required to reinvest those funds in lower interest-bearing investments. As of June 30, 2004, mortgage-backed and other asset-backed securities represented more than 22% of the carrying value of Kanawha's total investments.

        Because substantially all of our fixed maturity securities will be classified as available for sale, changes in the market value of these securities will be reflected in our balance sheet. Similar treatment is not available for liabilities. Therefore, interest rate fluctuations will affect the value of our investments and could materially adversely affect our results of operations and financial condition.

        We intend to expand Kanawha's asset/liability matching strategy to reduce the adverse effects of interest rate volatility and to engage asset/liability management specialists to implement our asset/liability matching strategy. However, these strategies will not be able to completely eliminate, and may fail to significantly reduce, the adverse effects of interest rate volatility, and we cannot assure you that significant fluctuations in the level of interest rates will not have a material adverse effect on our results of operations and financial condition.

        We will calculate reserves for long-term care and life waiver of premium claims using net present value calculations based on current interest rates at the time claims are funded and on expectations regarding future interest rates. Waiver of premium is a provision in a life insurance policy that stipulates that if an insured has a total disability that lasts for a specified period, the insured no longer has to pay premiums. This waiver lasts for the duration of the disability or for a stated period, during which time the life insurance coverage provides continued coverage. If interest rates decline, reserves for new claims would need to be calculated using lower discount rates, which will increase the net present value of those claims and the required reserves. Depending on the magnitude of the decline, this could have a material adverse effect on our results of operations and financial condition. In addition, investment income may be lower than that assumed in setting premium rates, which could also have a material adverse effect on our profitability.

  Our investment portfolio is subject to credit risk.

        We will be subject to credit risk in our investment portfolio, primarily from our investments in corporate bonds and preferred stocks. Defaults by third parties in the payment or performance of their obligations could reduce our investment income and realized investment gains or result in investment losses. Further, the value of any particular fixed maturity security is subject to impairment based on the creditworthiness of the issuer. As of June 30, 2004, Kanawha held approximately $418.3 million of fixed maturity securities, or approximately 87.9% of the carrying value of Kanawha's total invested assets at that date. Our fixed maturity portfolio also will include below investment grade securities (which are debt securities rated by one of the national rating agencies at a rating that reflects greater risks than investment grade securities, including the possibility of default or bankruptcy by the issuer of the security). Below investment grade securities comprised approximately 2.7% of the carrying value of Kanawha's total fixed maturity securities at June 30, 2004. These investments generally provide higher expected returns but present greater risk and can be less liquid than investment grade securities. A significant increase in defaults and impairments on our fixed maturity securities portfolio could materially adversely affect our results of operations and financial condition. Other-than-temporary impairment losses on Kanawha's available for sale securities were approximately $0.3 million for the six months ended June 30, 2004, and $0.7 million for the year ended December 31, 2003.

        As of June 30, 2004, less than 1% of the carrying value of Kanawha's total investments was invested in common stock; however, Kanawha has had higher percentages of common stock in its portfolio in the past and we may increase the percentage of our portfolio that is invested in common stock in the future. Investments in common stock generally provide higher total returns, but present greater risk to preservation of principal than fixed income investments.

  Some of our investments will be illiquid.

        Kanawha has in the past invested, and we may in the future invest, in relatively illiquid securities including infrequently traded public fixed maturity securities, privately placed fixed maturity securities, mortgage loans, policy loans, limited partnership interests, real estate investments and restricted investments held by securitization. These asset classes represented approximately 16.9% of the carrying value of Kanawha's total cash and invested assets as of June 30, 2004. If we require significant amounts of cash on short notice in excess of our normal cash requirements, we may have difficulty selling these investments in a timely manner, be forced to sell them for less than we otherwise would have been able to realize, or both. Our inability to quickly dispose of illiquid investments could have an adverse effect on our results of operations and financial condition.

  The risk parameters of our investment portfolio may not target an appropriate level of risk, which may reduce our profitability and diminish our ability to compete and grow.

        We will seek to earn returns on our investments to enhance our ability to offer competitive rates and prices to our customers. Accordingly, our investment decisions and objectives will be a function of the underlying risks and product profiles of each of our business segments. However, we may not succeed in targeting an appropriate overall risk level for our investment portfolio. As a result, the return on our investments may be insufficient to meet our profit targets over the long-term. If in response, we choose to increase our product prices to maintain profitability, we may diminish our ability to compete and grow.

  We may incur environmental liability as a result of our mortgage loan portfolio and real estate investments or as a result of our ownership of real property.

        Kanawha has invested, and we intend to invest, in real estate and maintain a mortgage loan portfolio. As of June 30, 2004, 5.7% of Kanawha's investment assets were mortgage loans and Kanawha did not have any real estate investments, although Kanawha does own and occupy a group of buildings in Lancaster, South Carolina where current headquarters is located and an office building in Fort Mill, South Carolina. Liability resulting from environmental problems at properties securing our mortgage loan portfolio and real estate investments or other owned real estate may harm our financial strength and reduce our profitability. Under the laws of several states, contamination of a property may give rise to a lien on the property to secure recovery of the costs of the cleanup. In some states, this kind of lien has priority over the lien of an existing mortgage against the property, which would impair our ability to foreclose on that property should the related loan be in default. In addition, under the laws of some states and under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), under certain circumstances, we may be liable for costs of addressing releases or threatened releases of hazardous substances that require remedy at a property securing a mortgage loan held by us. We also may face this liability after foreclosing on a property securing a mortgage loan held by us after a loan default.

        Under CERCLA and other applicable environmental laws, we will be liable for environmental conditions, damages and remediation of property owned by Kanawha, even if the liability arises from the actions or conduct of previous owners of the property, including the actions or conduct of Kanawha prior to the closing of the Kanawha acquisition. Although the shareholders and optionholders of Kanawha have agreed to indemnify us for some environmental losses we incur with respect to real property we acquire from Kanawha, this protection is limited, and we will be exposed to liability for environmental conditions existing on real property prior to our acquisition of Kanawha to the extent this liability exceeds the indemnification coverage or to the extent that we are not indemnified against this liability.

The indemnification available to us under the Kanawha purchase agreement may not be sufficient to cover all our losses, claims or liabilities arising from breaches of the purchase agreement.

        We have entered into a purchase agreement to acquire all of Kanawha's outstanding capital stock concurrently with the closing of this offering. The shareholders and optionholders of Kanawha have agreed to indemnify us for losses we incur as a result of breaches of the representations, warranties and covenants made by the Kanawha shareholders and optionholders in the purchase agreement. However, there are significant limitations on this indemnification. For example, (1) some losses will not be indemnifiable until they exceed a deductible of $750,000 and will not be indemnifiable after they exceed a cap of $15 million, and (2) KMG America's right to indemnification for most losses, claims or liabilities arising from breaches of the purchase agreement expires between 18 months and four years after the closing of the Kanawha acquisition. We cannot assure you that the indemnification available to us under the purchase agreement will be sufficient to cover all our losses, claims or liabilities arising from breaches of the representations, warranties and covenants made by the Kanawha shareholders and optionholders in the purchase agreement. See "Our Structure and the Kanawha Acquisition—Kanawha Acquisition—Indemnification."

The financial strength of Kanawha, which will be our insurance subsidiary, is rated by A.M. Best and S&P, and a decline in these ratings could affect our standing in the insurance industry and cause our sales and earnings to decrease.

        Financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Kanawha is rated by A.M. Best and S&P. The financial strength ratings reflect A.M. Best's and S&P's opinions of Kanawha's financial strength, operating performance, strategic position and ability to meet its obligations to policyholders. These ratings are subject to periodic review by A.M. Best and S&P, and we cannot assure you that we will be able to retain these ratings.

        Kanawha has an A.M. Best financial strength rating of A- (excellent), which is the second highest of ten ratings categories and the lowest within the category based on modifiers (i.e., A and A- are excellent).

        S&P's financial strength rating for Kanawha, after considering our intended uses of the net proceeds of this offering, is A- (strong), with a stable outlook, which is the third highest of nine ratings categories and low-range within the category based on modifiers (i.e., A+, A and A- are strong).

        Rating agencies review their ratings periodically and Kanawha's current ratings may not be maintained in the future. If Kanawha's ratings are reduced from their current levels by A.M. Best or S&P, or placed under surveillance or review with possible negative implications, our competitive position in the insurance industry could suffer. Factors that could cause the rating agencies to reduce our ratings include:

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  the competitive environment in the insurance industry, which may adversely affect our revenues;

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  the inherent uncertainty in determining reserves for future claims, which may cause us to increase our reserves for claims;

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  the outcome of pending litigation and regulatory investigations, which may adversely affect our financial position and reputation; and

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  possible changes in the methodology or criteria applied by the rating agencies.

        As customers and their advisors place importance on our financial strength ratings, we may lose customers and compete less successfully if Kanawha's rating is downgraded. In addition, ratings will impact our ability to attract investment capital on favorable terms. If our financial strength ratings are reduced from Kanawha's current levels by A.M. Best or S&P, our cost of borrowing would likely increase, our sales and earnings could decrease and our results of operations and financial condition could be materially adversely affected.

        In addition, the standards used by rating agencies in determining financial strength are different from capital requirements set by state insurance regulators. We may need to take actions in response to changing standards set by any of the ratings agencies, as well as statutory capital requirements, which could cause our business and operations to suffer.

        In addition to the financial strength ratings of our insurance subsidiary, ratings agencies also may publish credit ratings (which reflect the opinions of rating agencies, such as Standard & Poor's Ratings Group, regarding our ability to repay our indebtedness) for our company. The credit ratings will have an impact on the interest rates we pay on the money we borrow. Therefore, a downgrade in our credit ratings could increase our cost of borrowing and have an adverse effect on our results of operations and financial condition.

The financial strength ratings of Kanawha, which will be our insurance subsidiary, are not evaluations for the benefit of investors in our common stock and are not recommendations to buy, sell or hold shares of our common stock.

        The financial strength ratings of our insurance subsidiary, described under "Our Company—Financial Strength Ratings" reflect each rating agency's current opinion of Kanawha's financial strength, operating performance and ability to meet obligations to policyholders and contractholders. These factors are of concern to policyholders, contractholders, agents, sales intermediaries and lenders. Ratings are not evaluations for the benefit of investors in our common stock. They are not ratings of our common stock and should not be relied upon when making a decision to buy, hold or sell our shares of common stock or any other security.

A failure to effectively maintain and modernize our information systems could cause us to experience adverse consequences, including: inadequate information on which to base pricing, underwriting and reserving decisions; the loss of existing or difficulties in attracting new agents, brokers and customers; litigation exposure; or increases in administrative expenses, all of which could adversely affect our business.

        Our business will be dependent upon our ability to remain current with technological advances. This will be particularly important in our administrative and managed care division, where our systems, including our ability to keep our systems fully integrated with those of our clients, will be critical to the operation of our business. Our failure to update our systems to reflect technological advancements or to protect our systems may adversely affect our relationships and ability to do business with our clients.

        In addition, our business will depend significantly on effective information systems. We will have to commit significant resources to maintain and enhance Kanawha's existing information systems and develop new information systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and changing customer preferences. If we pursue acquisitions, we may acquire additional information systems. Our failure to maintain effective and efficient information systems, or our failure to efficiently and effectively consolidate our information systems to eliminate redundant or obsolete applications, could have a material adverse effect on our results of operations and financial condition. If we do not maintain adequate systems we could experience adverse consequences, including:

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  inadequate information on which to base pricing, underwriting and reserving decisions;

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  the loss of existing agents, brokers and customers;

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  difficulty in attracting new agents, brokers and customers;

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  customer, provider and agent disputes;

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  regulatory problems, such as failure to meet prompt payment obligations;

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  litigation exposure; or

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  increases in administrative expenses.

        In 2003, a subsidiary of Kanawha entered into an agreement to outsource a substantial portion of its information technology and document management functions to CGI Information Systems & Management Consultants, Inc. The term of this agreement is 10 years, and it may be terminated by Kanawha's subsidiary at the end of 42 months without cause and at any time upon 90 days' notice for cause that remains uncured. In 2004, Kanawha expects that it will pay approximately $4.2 million to maintain and modernize its information systems, including payments under its agreement with CGI Information Systems & Management Consultants, Inc. In 2005, we expect to pay approximately $4.43 million for the same purposes. These cost estimates, as well as future cost estimates, may underestimate the costs necessary to maintain and modernize our information systems, and the fees we pay CGI Group may exceed the costs we would incur had we not outsourced certain functions to CGI Group.

        Historically, Kanawha has been a privately held company. Upon completion of this offering, we will be a public company, and will be subject to extensive financial and reporting requirements that apply to public companies. Kanawha's management information, internal control and financial reporting systems may need further enhancements and development to satisfy the financial and other reporting requirements that we must comply with as a public company.

Failure to protect our clients' confidential information and privacy could result in the loss of customers, reduce our profitability and/or subject us to fines and penalties.

        A number of the businesses we will pursue are subject to privacy regulations and to confidentiality obligations. For example, the collection and use of patient data in Kanawha's third-party administration business is the subject of national and state legislation, including the Health Insurance Portability and Accountability Act, or HIPAA, and some of the activities conducted by Kanawha are subject to the privacy regulations of the Gramm-Leach-Bliley Act. Kanawha also has contractual obligations to protect certain confidential information it obtains from its existing vendors and clients. These obligations generally include protecting such confidential information in the same manner and to the same extent as Kanawha protects its own confidential information. The actions we take to protect such confidential information will vary by business segment and may include among other things:

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  training and educating our employees regarding our obligations relating to confidential information;

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  actively monitoring our record retention plans and any changes in state or federal privacy and compliance requirements;

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  drafting appropriate contractual provisions into any contract that raises proprietary and confidentiality issues;

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  maintaining secure storage facilities for tangible records; and

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  limiting access to electronic information and maintaining a "clean desk policy" aimed at safeguarding certain confidential information.

        In addition, we must develop, implement and maintain a comprehensive written information security program with appropriate administrative, technical and physical safeguards to protect such confidential information. We expect to complete the implementation of this security program by May 2005. We estimate that it will cost approximately $125,000 during the next twelve months to complete the implementation of this security program. If we do not properly comply with privacy regulations and protect confidential information, we could experience adverse consequences, including regulatory problems, loss of reputation and client litigation.

We may be required to accelerate the amortization of deferred acquisition costs and value of business acquired, which would increase our expenses and reduce our profitability.

        Deferred acquisition costs, or DAC, represents costs which vary with and are primarily related to the sale and issuance of our insurance policies and investment contracts that are deferred and amortized over the estimated life of the related insurance policies. These costs include commissions in excess of ultimate renewal commissions, direct mail and printing costs, sales material and some support costs, such as underwriting and policy and contract issuance expenses. Under GAAP, DAC is deferred and recognized over the expected life of the policy or contract in relation to either the premiums or gross profits from the underlying contracts. In addition, when we acquire a block of insurance policies or investment contracts, we will assign a portion of the purchase price to the right to receive future net cash flows from existing insurance and investment contracts and policies. This intangible asset, called value of business acquired, or VOBA, represents the actuarially estimated present value of future cash flows from the acquired policies. We will amortize the value of this intangible asset in a manner similar to the amortization of DAC. Our amortization of DAC and VOBA generally will depend upon anticipated profits from investments, surrender and other policy and contract charges and mortality and maintenance expense margins. Unfavorable experience with regard to expected expenses, investment returns, mortality, morbidity or withdrawals or lapses may cause us to accelerate the amortization of DAC or VOBA, or both, or to record a charge to increase benefit reserves.

        We will regularly review DAC and VOBA to determine if they are recoverable from future income. If we determine that these costs are not recoverable, they will be charged to expenses in the financial period in which we make this determination. For example, if we determine that we are unable to recover DAC from profits over the life of a block of insurance policies, or if withdrawals or surrender charges (which are fees charged to a policyholder when a life insurance policy is surrendered for its cash value prior to the end of the surrender charge period, which fee is intended to cover new policy acquisition costs and subsequent administrative expenses) associated with early withdrawals do not fully offset the unamortized acquisition costs related to those policies, we will have to recognize the additional DAC amortization as a current-period expense. We also will regularly review the recoverability of VOBA for impairment.

We may not find suitable acquisition candidates or new insurance ventures, and even if we do, we may not successfully integrate any acquired companies or successfully invest in new ventures, which may limit our potential for growth or have a material adverse effect on our results of operations and financial condition.

        While our primary focus will be organic growth of our existing businesses by expanding our product and marketing capabilities, we will evaluate opportunities to grow through strategic alliances and acquisitions of blocks of business and/or companies that are compatible with our core businesses. Accordingly, we intend to evaluate from time to time possible acquisition transactions and the start-up of complementary businesses, and at any given time, we may be engaged in discussions with respect to possible acquisitions and new ventures. While our business model is not dependent upon acquisitions or new insurance ventures, the time frame for achieving or further improving upon our desired market positions can be significantly shortened through opportune acquisitions or new insurance ventures. We cannot assure you that we will be able to identify suitable acquisition transactions or insurance ventures, that such transactions will be financed and completed on acceptable terms or that our future acquisitions or ventures will be successful. The process of integrating any companies we do acquire or investing in new ventures could have a material adverse effect on our results of operations and financial condition.

        In addition, implementation of an acquisition strategy may entail a number of risks, including among other things:

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  inaccurate assessment of liabilities;

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  difficulties in realizing projected efficiencies, synergies and cost savings;

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  failure to achieve anticipated revenues, earnings or cash flow; and

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  an increase in our indebtedness and limitations upon our ability to access additional capital when needed.

        Our failure to adequately address these acquisition risks could materially adversely affect our results of operations and financial condition.

The inability of our subsidiaries to pay dividends to us in sufficient amounts could harm our ability to meet our obligations and pay shareholder dividends.

        As a holding company whose principal assets are the capital stock of our subsidiaries, we will rely primarily on dividends and other statutorily permissible payments from our subsidiaries to meet our obligations for payment of interest and principal on outstanding debt obligations, dividends to shareholders (including any dividends on our common stock) and corporate expenses. The ability of our subsidiaries to pay dividends and to make such other payments in the future will depend on their statutory surplus (which is the excess of assets over liabilities as determined in accordance with statutory accounting principles set by state insurance regulatory authorities), future statutory earnings

(which are earnings as determined in accordance with statutory accounting principles) and regulatory restrictions. Except to the extent that we are a creditor with recognized claims against our subsidiaries, claims of the subsidiaries' creditors, including policyholders, have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors. If any of our subsidiaries becomes insolvent, liquidates or otherwise reorganizes, our creditors and shareholders will have no right to proceed against the assets of that subsidiary or to cause the liquidation, bankruptcy or winding-up of the subsidiary under applicable liquidation, bankruptcy or winding-up laws. The insurance laws of South Carolina, where Kanawha, which will be our insurance subsidiary, is domiciled, will govern any proceedings relating to Kanawha. In the event of insolvency, the South Carolina Department of Insurance will act as a liquidator or rehabilitator for Kanawha. Both creditors and policyholders of Kanawha would be entitled to payment in full from Kanawha's assets before we, as a shareholder, would be entitled to receive any distribution from Kanawha.

        The payment of dividends to us by Kanawha in excess of a certain amount (i.e., extraordinary dividends) must be approved by the State of South Carolina department of insurance. Extraordinary dividends, for which regulatory approval is required, include dividends whose fair market value together with that of other dividends made within the preceding twelve months: (1) when paid from other than earned surplus, exceed the lesser of (a) ten percent of the insurer's surplus as regards policyholders or (b) the net gain from operations, not including net realized capital gains or losses; or (2) when paid from earned surplus, exceed the greater of (a) ten percent of the insurer's surplus as regards policyholders or (b) the net gain from operations, not including net realized capital gains or losses. See "Regulation—State Regulation—Insurance Regulation Concerning Dividends." If insurance regulators determine that payment of an ordinary dividend or any other payments by our insurance subsidiary to us (such as payments under a tax sharing agreement or payments for employee or other services) would be adverse to policyholders or creditors, the regulators may block such payments that would otherwise be permitted without prior approval. We cannot assure you that there will not be further regulatory actions restricting the ability of our insurance subsidiary to pay dividends. If the ability of our insurance subsidiary to pay dividends or make other payments to us is materially restricted by regulatory requirements, it could adversely affect our ability to pay any dividends on our common stock and/or service our debt and pay our other corporate expenses.

We may face losses if morbidity rates or mortality rates differ significantly from our pricing expectations.

        We will set prices for our life insurance and long-term care insurance based upon expected claims and payment patterns, using assumptions for morbidity rates and mortality rates of our policyholders and contractholders. The long-term profitability of these products will depend upon how our actual experience compares with our pricing assumptions. For example, if morbidity rates are higher, or mortality rates are lower, than our pricing assumptions, we could be required to make greater payments under long-term care insurance policies than we had projected. Similarly, if mortality rates are higher than our pricing assumptions, we could be required to make greater payments under our life insurance policies with guaranteed minimum death benefits than we had projected.

        Kanawha's experience with its paycheck protector disability income plan is one example of a product that failed to meet Kanawha's pricing assumptions with regard to morbidity or mortality rates in the past. The paycheck protector disability income plan provides insured individuals with a percentage of their income in the event they become disabled. The policies provide supplemental coverage in addition to all other disability benefits and coverages, and their terms are tailored for different occupations. Kanawha's cumulative claims experience for this product is 40% higher than it expected. This is due primarily to higher than expected claims due to higher than expected morbidity and mortality rates in one large group of policies issued to employees of a single employer. This group's experience has produced claims approximately 100% higher than Kanawha expected.

        The risks of a deviation of the actual morbidity and mortality rates from the expected rates will be particularly significant for our long-term care insurance products. Long-term care insurance policies provide for long-duration coverage and, therefore, our actual claims experience will emerge over many years after pricing assumptions have been established. Moreover, as a relatively new product in the market, long-term care insurance does not have the extensive claims experience history of life insurance, and as a result, our ability to forecast future claim rates for long-term care insurance will be more limited than for life insurance.

        Consistent with other carriers offering long-term care insurance in the life and health insurance industry, Kanawha's claims in certain states have exceeded those anticipated when the long-term care products were developed. Most significantly, Kanawha's cumulative claims experience for long-term care products in the state of Florida has been 31% higher than expected.

Our reputation in the long-term care insurance market, our ability to market and sell new long-term care insurance and our ability to retain existing policyholders may be adversely affected if we raise premiums on our in force long-term care insurance products.

        Although the terms of many of Kanawha's long-term care insurance policies will permit us to increase premiums during the premium-paying period, any implementation of a premium increase could have an adverse effect on our reputation, our ability to market and sell new long-term care insurance products and our ability to retain existing policyholders.

Risks Relating To Our Industry

Consolidation in the insurance and reinsurance industry could lead to lower margins for us and less demand for our products and services.

        The insurance and reinsurance industry is undergoing a process of consolidation as industry participants seek to enhance their product and geographic reach, client base, operating efficiency and market share through merger and acquisition activities. The larger entities resulting from these merger and acquisition activities may seek to use the benefits of consolidation to, among other things, implement price reductions for their products and services. If competitive pressures compel us to reduce our prices, our operating margins will decrease.

        As the insurance industry consolidates, competition for customers may become more intense and the importance of obtaining and properly servicing each customer will become greater. We could incur greater expenses in connection with obtaining and retaining customers, which could reduce our operating margins and profitability.

Our business, results of operations and financial condition may be adversely affected by many factors beyond our control, including factors affecting the insurance and reinsurance industry as a whole and general economic, financial market and political conditions, all of which may cause the market price of our common stock to decline.

        The results of operations of companies in the insurance and reinsurance industry historically have been subject to significant fluctuations and uncertainties. Our profitability may be affected significantly by the following:

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  Differences between actual and expected losses that we cannot reasonably anticipate using historical loss data and other identifiable factors at the time we price our products. Kanawha's experience with its paycheck protector disability income plan described above is one example of a product that failed to meet Kanawha's pricing assumptions with regard to morbidity or mortality rates in the past. Kanawha's cumulative claims experience for this product is 40% higher than it expected. This is due primarily to higher than expected claims due to higher than expected morbidity and mortality rates in one large group of policies issued to employees of a single employer. This group's experience has produced claims approximately 100% higher than Kanawha expected. In another example, consistent with other carriers offering long-term care insurance in the life and health insurance industry, Kanawha's claims in certain states have exceeded those anticipated when long-term care products were developed. Most significantly, Kanawha's cumulative claims experience for long-term care products in the state of Florida has been 31% higher than expected.

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  Volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks, or large court awards for particular damages resulting from claims against us.

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  Changes in the level of reinsurance capacity. For example, in the aftermath of the September 11, 2001, terrorist attacks, the reinsurance markets for many products have been restricted, and Kanawha has experienced increased costs related to catastrophe reinsurance and some other annually renewable reinsurance.

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  Changes in the amount of our loss reserves (which are the liabilities we will establish to reflect the estimated cost of claims payments and related expenses that we will ultimately be required to pay in respect of insurance we write) resulting from new types of claims and new or changing judicial interpretations relating to the scope of insurers' liabilities; and

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  Fluctuations in equity markets, interest rates, credit risk and foreign currency exposure, inflationary pressures and other changes in the investment environment, which affect returns on invested assets and may impact the ultimate payout of losses. For example, the investment environment of the past four years has adversely affected Kanawha's investment portfolio, which had significant credit losses in 2001 and 2002 and continues to have rates of return on its bond portfolio that are lower than its original expectations.

        In addition, the demand for the types of insurance we will offer can vary significantly, rising as the overall level of economic activity increases and falling as that activity decreases, which will cause our revenues to fluctuate. These fluctuations in results of operations and revenues may cause the price of our common stock to decline and to be volatile.

        Our results of operations and financial condition may be materially adversely affected from time to time by general economic, financial market and political conditions. These conditions include:

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  Levels of employment. As unemployment increases, employers have fewer employees requiring insurance.

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  Levels of consumer lending. As consumer lending decreases, individuals have less disposable cash and may choose not to purchase our insurance products, may terminate existing policies or permit them to lapse or may choose to reduce the amount of coverage purchased.

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  Levels of inflation. Kanawha is exposed to inflation risk because it invests substantial funds in nominal assets, which are not indexed to the level of inflation, but the underlying liabilities are indexed to the level of inflation. Approximately 4.9% of Kanawha's life insurance policies with reserves of approximately $7.8 million as of June 30, 2004, have death benefits that are guaranteed to grow based on inflation linked indices. In times of rapidly rising inflation, the growth in amount of credited death benefit on these liabilities increases relative to the investment income earned on the nominal assets, resulting in an adverse impact on earnings. In addition, Kanawha is exposed to inflation risk with respect to some major medical insurance policies to the extent that medical costs increase with inflation at a greater pace than Kanawha's ability to increase premiums. Inflation may also effect the adequacy of our reserves, making them inadequate and requiring us to increase our reserves.

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  Insurance industry cycles. The life and health industry is occasionally affected by moderate pricing cycles, and in these periods it may become difficult to underwrite policies at premium levels that are profitable.

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  Movements of the financial markets. Unpredictable movements and volatility in the financial markets may diminish the value of, and returns on, our portfolio of investment assets.

        Fluctuations in interest rates, monetary policy, demographics, and legislative and competitive factors may also influence our performance. During periods of economic downturn:

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  individuals and businesses may choose not to purchase our insurance products and other related products and services, may terminate existing policies or contracts or permit them to lapse or may choose to reduce the amount of coverage purchased;

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  businesses may have fewer employees requiring insurance coverage due to rising unemployment levels;

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  new disability insurance claims and claims on other specialized insurance products tend to rise; and

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  insureds tend to increase their utilization of health and dental benefits if they anticipate becoming unemployed or losing benefits.

The insurance and related businesses in which we will operate may be subject to periodic negative publicity, which may negatively impact our financial condition and operating results.

        Due to the nature of the market for the insurance and related products and services we will provide, we will interact with and distribute our products and services ultimately to individual consumers. There may be a perception that these purchasers are unsophisticated and need consumer protection. Accordingly, from time to time, consumer advocate groups or the media may focus attention on our products and services and subject our industry to negative publicity. We may also be negatively impacted if another company in our industry engages in practices resulting in increased public attention to our businesses. Negative publicity may result in increased regulation and legislative scrutiny of industry practices as well as increased litigation, which may further increase our costs of doing business and adversely affect our profitability by impeding our ability to market our products and services, requiring us to change our products or services or increasing the regulatory burdens under which we will operate.

Catastrophe losses, including man-made catastrophe losses, could cause unanticipated increases in claims frequency and severity, which could materially reduce our profitability and have a material adverse effect on our results of operations and financial condition.

        Our insurance operations will expose us to claims arising out of catastrophes. In the future, we may experience catastrophe losses that may materially reduce our profitability or have a material adverse effect on our results of operations and financial condition. Catastrophes can be caused by various natural events, including hurricanes, disease, earthquakes, fires and epidemics, or can be man-made catastrophes, including terrorist attacks or accidents such as airplane crashes. The frequency and severity of catastrophes are inherently unpredictable, and catastrophe losses can vary widely. It is possible that both the frequency and severity of man-made catastrophes will increase and that we will not be able to implement exclusions from coverage in our policies or obtain reinsurance for losses from catastrophes. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event.

        Claims resulting from natural or man-made catastrophes could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition. Our ability to write new business also could be affected. Increases in healthcare costs and the geographic concentration of our insureds and the effects of inflation could increase the severity of claims from catastrophes in the future.

        Our voluntary life and health insurance operations could be materially impacted by catastrophes such as terrorist attacks or by an epidemic that causes a widespread increase in mortality, morbidity or disability rates or that causes an increase in the need for medical care. The mortality rate refers to the relationship of the frequency of deaths of individual members of a group to the entire group membership over a specified period of time. The morbidity rate refers to the relationship of the incidence of disease or disability contracted by individual members of a group to the entire group membership over a specified period of time. Losses due to catastrophes could have a material adverse effect on our results of operations and financial condition.

        Our ability to manage these risks will depend in part on our successful utilization of catastrophic life reinsurance to limit the size of life insurance losses from a single event or multiple events, and life and disability reinsurance to limit the size of life or disability insurance exposure on an individual insured life. It also will depend in part on state regulation that may prohibit us from excluding such risks or from withdrawing from or increasing premium rates in catastrophe-prone areas. Catastrophe reinsurance may not be available at commercially acceptable rates in the future. This means that the occurrence of a significant catastrophe could materially reduce our profitability and have a material adverse effect on our results of operations and financial condition.

Reinsurance arrangements and any derivative instruments we use to hedge our business risks may not be available or adequate to protect us against our business risks, and we will be subject to the risk that the counterparties to our reinsurance arrangements and derivative instruments may default on their obligations, all of which could adversely affect our business, results of operations and financial condition.

        As part of our overall risk and capacity management strategy, we will purchase reinsurance for some risks underwritten by our various business segments. Market conditions beyond our control will determine the availability and cost of the reinsurance protection we will purchase. For example, after the terrorist assaults of September 11, 2001, reinsurance for man-made catastrophes became generally unavailable due to capacity constraints and, to the limited extent available, much more expensive. The high cost of reinsurance or lack of affordable coverage could adversely affect our results of operations and financial condition. If we fail to obtain sufficient reinsurance, it could adversely affect our ability to write future business.

        As part of our business, we will reinsure some life and health risks with reinsurers. Although the reinsurer will be liable to us to the extent of the ceded reinsurance (the portion of an insurance policy liability that has been reinsured), we will remain liable as the direct insurer on all risks reinsured. As a result, ceded reinsurance arrangements do not eliminate our obligation to pay claims. We will be subject to credit risk with respect to our ability to recover amounts due from reinsurers. Our reinsurers may not pay the reinsurance recoverables that they owe to us or they may not pay such recoverables on a timely basis. A reinsurer's insolvency, underwriting results or investment returns may affect its ability to fulfill reinsurance obligations.

        Our reinsurance facilities generally will be subject to annual renewal with respect to new insurance policies written. Reinsurance for policies previously reinsured generally remains in effect even if the reinsurance carrier elects not to reinsure new insurance policies. We may not be able to maintain Kanawha's current reinsurance facilities and, even where highly desirable or necessary, we may not be able to obtain other reinsurance facilities in adequate amounts or at favorable rates. If we are unable to renew Kanawha's expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we may have to reduce the level of our underwriting commitments. Either of these potential developments could materially adversely affect our results of operations and financial condition.

        In addition, Kanawha has sold businesses through reinsurance ceded to third parties. For example, in December 2003, Kanawha ceded all of its in force annuity products through 100% coinsurance contracts, which are arrangements in which the coverage ceded to the reinsurer on an individual policy is in the same form as that of the direct policy issued to the policyholder, to Madison National Life Insurance Company. However, Kanawha would be responsible for administering this business in the event of a default by the reinsurer. Kanawha does not have the administrative systems and capabilities to process this business today. Accordingly, we would need to obtain those capabilities in the event of an insolvency of one or more of the reinsurers of these businesses. We might be forced to obtain such capabilities on unfavorable terms, with a resulting material adverse effect on our results of operations and financial condition. In addition, under the reinsurance agreement, Madison National Life Insurance Company is obligated to contribute funds to increase the value of the separate accounts, related to these policies. Separate accounts include assets of insurance companies allocated under certain policies or contracts that are segregated from the insurer's general account and held in separate accounts, and for which the policyholder or contractholder bears the risk of investment. If Madison National Life Insurance Company fails to fulfill these obligations, we will be obligated to make these payments.

        While Kanawha does not currently use derivative instruments to hedge business risks, we may use derivative instruments in the future to hedge various business risks. We may enter into a variety of derivative instruments, including options, forwards, interest rate and currency swaps and options to enter into interest rate and currency swaps with a number of counterparties. If our counterparties fail to honor their obligations under the derivative instruments, our hedges of the related risk will be ineffective. That failure could have an adverse effect on our financial condition and results of operations.

We will face significant competitive pressures in our businesses, which may reduce premium rates and prevent us from pricing our products at rates that enable us to earn a profit.

        In each of our lines of business, we will compete with other insurance companies or service providers, depending on the line and product. Competitors will include insurance companies and financial institutions. Our main competitors will include life and health insurance companies and the Blue Cross & Blue Shield affiliates in the states in which we write business. Commercial competitors will include benefits and life insurance companies as well as not-for-profit dental plans. We will be among the smallest competitors in terms of national market share in our business lines and in some cases there are one or more major market players in a particular line of business.

        Competition in the businesses we will pursue is based on many factors, including quality of service, product features, price, scope of distribution, scale, financial strength ratings and name recognition. We will compete for customers and distributors with many insurance companies and other financial services companies. We will compete not only for business and individual customers, employer and other group customers, but also for agents and distribution relationships. Some of our competitors may offer a broader array of products than we will, may have a greater diversity of distribution resources, may have better brand recognition, may from time to time have more competitive pricing, may have lower cost structures or, with respect to insurers, may have higher financial strength or claims paying ratings. Some may also have greater financial resources with which to compete. Also, as a result of the Gramm-Leach-Bliley Act, which was enacted in November 1999, financial institutions are now able to affiliate with other insurance companies to offer services similar to our own. This has resulted in new competitors with significant financial resources entering some of our target markets. Moreover, some of our competitors may have a lower target for returns on capital allocated to their business than we will, which may lead them to price their products and services lower than we will. In addition, from time to time, companies enter and exit the markets in which we will operate, which increases competition at times when there are new entrants. For example, several large insurance companies have recently entered the market for individual health insurance products. We may lose business to competitors offering competitive products at lower prices or for other reasons, which could materially adversely affect our results of operations and financial condition.

        In some markets, we will compete with organizations that have substantial market share. In addition, organizations with sizable market share or provider-owned plans may be able to obtain favorable financial arrangements from health care providers that are not available to us. Without our own similar arrangements, we may not be able to compete effectively in such markets.

        New competition could also cause the supply of insurance to change, which could affect our ability to price our products at attractive rates and adversely affect our underwriting results. Although there are some impediments facing potential competitors who wish to enter the markets we will serve, new competitors may still enter our target markets, affording our customers significant flexibility in moving to other insurance providers.

Our business is subject to risks related to litigation and regulatory actions that could have a material adverse effect on our business, results of operations and financial condition.

        In addition to the occasional employment-related litigation to which all businesses are subject, Kanawha currently is, and we expect to be, a defendant in actions arising out of insurance and other related business operations. In addition, Kanawha currently is, and we expect to be, involved in various regulatory investigations and examinations relating to our operations. We may from time to time be subject to a variety of legal and regulatory actions relating to current and past business operations, including, but not limited to:

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  disputes over coverage or claims adjudication;

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  disputes regarding sales practices, disclosures, premium refunds, licensing, regulatory compliance and compensation arrangements;

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  disputes with our agents, producers or network providers over compensation and termination of contracts and related claims;

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  disputes relating to premiums charged or changes to premiums charged;

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  disputes concerning past premiums charged by companies acquired by us for coverage that may have been based on factors such as race;

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  disputes with customers regarding the ratio of premiums to benefits in our various business segments;

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  disputes alleging illegal packaging of credit insurance products with other products provided by financial institutions;

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  disputes with taxing authorities regarding our tax liabilities; and

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  disputes relating to some businesses acquired or disposed of by us.

        In addition, plaintiffs continue to bring new types of legal claims against insurance and related companies. Current and future court decisions and legislative activity may increase our exposure to these types of claims. Multiparty or class action claims may present additional exposure to substantial economic, non-economic or punitive damage awards. The loss of even one of these claims, if it resulted in a significant damage award or a judicial ruling that was otherwise detrimental, could have a material adverse effect on our results of operations and financial condition. This risk of potential liability may make reasonable settlements of claims more difficult to obtain. We cannot determine with any certainty what new theories of recovery may evolve or what their impact may be on our businesses. As of

June 30, 2004, Kanawha did not have any accounting reserves for potential liabilities from litigation or regulatory actions.

We will be subject to extensive governmental regulation, which will increase our costs and could restrict how we conduct our business.

        Our operating subsidiaries will be subject to extensive regulation and supervision in the jurisdictions in which they do business. This regulation is generally designed to protect the interests of policyholders, as opposed to shareholders and other investors. To that end, the laws of the various states establish insurance departments with broad powers with respect to such matters as:

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  licensing companies to transact business;

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  authorizing lines of business;

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  mandating capital and surplus requirements;

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  regulating underwriting limitations;

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  imposing dividend limitations;

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  regulating changes in control;

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  licensing agents and distributors of insurance products;

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  placing limitations on the minimum and maximum size of life insurance contracts;

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  restricting companies' ability to enter and exit markets;

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  admitting statutory assets (which are assets determined in accordance with statutory accounting principles);

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  mandating some insurance benefits;

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  restricting companies' ability to terminate or cancel coverage;

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  requiring companies to provide various types of coverage;

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  regulating premium rates, including the ability to increase premium rates;

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  approving policy forms;

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  regulating trade and claims practices;

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  imposing privacy requirements;

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  establishing reserve requirements and solvency standards;

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  restricting certain transactions between affiliates;

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  regulating the content of disclosures to debtors in the credit insurance area;

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  regulating the type, amounts and valuation of investments;

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  mandating assessments or other surcharges for guaranty funds (which are state mandated funds funded by contributions from insurance companies operating in a particular state and maintained to cover the obligations to policyholders of insolvent insurance companies);

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  regulating market conduct and sales practices of insurers and agents; and

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  restricting contact with consumers, such as the recently created national "do not call" list, and imposing consumer protection measures.

        Some jurisdictions will require us to provide coverage to persons who would not otherwise be considered eligible by insurers. Each of these jurisdictions dictates the types of insurance and the level of coverage that must be provided to such involuntary risks. Our share of these involuntary risks will be mandatory and generally a function of our respective share of the voluntary market by line of insurance in each jurisdiction. We will be exposed to risk of losses in connection with mandated participation in such schemes in those jurisdictions in which they are effective. In addition, HIPAA will require us to comply with insurance reform provisions as well as requirements relating to the privacy of individuals. HIPAA guarantees the issuance and renewability of certain health insurance coverage for individuals and small groups (generally 50 or fewer employees) and limits exclusions based on pre-existing conditions. Most of the insurance reform provisions of HIPAA became effective for plan years beginning July 1, 1997.

        If regulatory requirements impede our ability to raise premium rates, utilize new policy forms or terminate, deny or cancel coverage in any of our businesses, our results of operations and financial condition could be materially adversely affected. The capacity for an insurance company's growth in premiums is in part a function of its statutory surplus. Maintaining appropriate levels of statutory surplus, as measured by statutory accounting principles, is considered important by insurance regulatory authorities and the private agencies that rate insurers' claims-paying abilities and financial strength. Failure to maintain specified levels of statutory surplus could result in increased regulatory scrutiny and enforcement, action by regulatory authorities or a downgrade by rating agencies.

        We may be unable to obtain or maintain all required licenses and approvals, and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority's interpretation of the laws and regulations. Some regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could prohibit or temporarily suspend us from carrying on some or all of our activities or impose a monetary penalty on us. That type of action could materially adversely affect our results of operations and financial condition. See "Regulation."

Changes in regulation may reduce our profitability and limit our growth.

        Legislation or other regulatory reforms that increase the regulatory requirements imposed on us or that change the way we are able to do business may significantly harm our business, results of operations or financial condition. For example, some states, including the states in which Kanawha currently does most of its business and most of the states in which we intend to do business in the future, have imposed new time limits for the payment of uncontested covered claims and require health care and dental service plans to pay interest on uncontested claims not paid promptly within the required time period. Some of these states have also granted their insurance regulatory agencies additional authority to impose monetary penalties and other sanctions on health and dental plans engaging in certain "unfair payment practices." If we were unable for any reason to comply with these requirements, it could result in substantial costs to us and may materially adversely affect our business, results of operations and financial condition.

        Legislative or regulatory changes that could significantly harm us and our subsidiaries include, but are not limited to:

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  legislation that holds insurance companies or managed care companies liable for adverse consequences of medical or dental decisions;

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  limitations on premium levels or the ability to raise premiums on existing policies;

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  increases in minimum capital, reserves and other financial viability requirements;

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  imposition of fines, taxes or other penalties for improper licensing, the failure to "promptly" pay claims, however defined, or other regulatory violations;

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  increased licensing requirements;

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  prohibitions or limitations on provider financial incentives and provider risk-sharing arrangements;

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  imposition of more stringent standards of review of our coverage determinations;

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  new benefit mandates;

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  increased regulation relating to the use of associations and trusts in the sale of individual health insurance;

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  limitations on our ability to build appropriate provider networks and, as a result, manage health care and utilization due to "any willing provider" legislation, which requires us to take any provider willing to accept our reimbursement;

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  limitations on the ability to manage health care and utilization due to direct access laws that allow insureds to seek services directly from specialty medical providers without referral by a primary care provider; and

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  restriction on solicitation of pre-funded funeral insurance consumers by funeral board laws.

  Potential Changes in State Regulations

        State legislatures regularly enact laws that alter and, in many cases, increase state authority to regulate insurance companies and insurance holding companies. Further, state insurance regulators regularly reinterpret existing laws and regulations, and the National Association of Insurance Commissioners, or NAIC, regularly undertakes regulatory projects, all of which can affect our operations. In recent years, the state insurance regulatory framework has come under increased federal scrutiny and some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Further, the NAIC and state insurance regulators are re-examining existing laws and regulations, specifically focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws.

  Potential Changes in Federal Regulations

        Although the United States federal government does not directly regulate the insurance business, changes in federal legislation and administrative policies in several areas, including changes in the Gramm-Leach-Bliley Act, financial services regulation and federal taxation, could significantly harm the insurance industry and us. Federal legislation and administrative policies in areas such as employee benefit plan regulation, financial services regulation and federal taxation can reduce our profitability. In addition, state legislatures and the United States Congress continue to focus on health care issues. The United States Congress is considering Patients' Bill of Rights legislation, which, if adopted, would permit health plans to be sued in state court for coverage determinations and could fundamentally alter the treatment of coverage decisions under the Employee Retirement Income Security Act of 1974, as amended, or ERISA. There are many aspects of employee benefits plans that state laws may not regulate because ERISA, which is a federal law, and the rules and regulations thereunder, in many instances prohibit or preempt any state laws governing employee benefit plans that would conflict with the provisions of ERISA. There have been recent legislative attempts to limit ERISA's preemptive effect on state laws and, in addition, courts have read the rules promulgated under ERISA to preempt state laws less broadly in recent years than they did in the past. For example, the United States Congress has, from time to time, considered legislation relating to changes in ERISA to permit application of state law remedies, such as consequential and punitive damages, in lawsuits for wrongful denial of benefits, which, if adopted, could increase our liability for damages in future litigation. Additionally, new interpretations of existing laws and the passage of new legislation may harm our ability to sell new policies and increase our claims exposure on policies we issued previously.

        A number of legislative proposals have been made at the federal level over the past several years that could impose added burdens on us. These proposals would, among other things, mandate benefits with respect to certain diseases or medical procedures, require plans to offer an independent external review of certain coverage decisions and establish a national health insurance program. Any of these proposals, if implemented, could adversely affect our results of operations or financial condition. Federal changes in Medicare and Medicaid that reduce provider reimbursements could have negative implications for the private sector due to cost shifting. When the government reduces reimbursement rates for Medicare and Medicaid, providers often try to recover shortfalls by raising the prices charged to privately insured customers. State small employer group and individual health insurance market reforms to increase access and affordability for consumers could also reduce our profitability by precluding us from appropriately pricing for risk in our individual and small employer group health insurance policies.

        In addition, the United States Congress and some federal agencies from time to time investigate the current condition of insurance regulation in the United States to determine whether to impose federal regulation or to allow an optional federal incorporation, similar to banks. Bills have been introduced in the United States Congress from time to time that would provide for a federal scheme of chartering insurance companies or an optional federal charter for insurance companies. Meanwhile, the federal government has granted charters in years past to insurance-like organizations that are not subject to state insurance regulations, such as risk retention groups. See "Regulation—Legislative Developments." It is difficult to predict the likelihood of a federal chartering scheme and its impact on the industry or on us.

        We cannot predict with certainty the effect any proposed or future legislation, regulations or NAIC initiatives may have on how we will conduct our business. In addition, the insurance laws or regulations adopted or amended from time to time may be more restrictive or may result in materially higher costs than current requirements. See "Regulation."

The continued threat of terrorism, the occurrence of terrorist acts and ongoing military actions could adversely affect our business, results of operations and financial condition.

        The continued threat of terrorism and ongoing military actions, as well as heightened security measures in response to these threats and actions, may cause significant volatility in global financial markets, disruptions to commerce and reduced economic activity. These consequences could have an adverse effect on the value of the assets in our investment portfolio. We cannot predict whether, or the extent to which, companies in which we invest may suffer losses as a result of financial, commercial or economic disruptions, or how any such disruptions might affect the ability of those companies to pay interest or principal on their securities. The continued threat of terrorism also could result in increased reinsurance prices and potentially cause us to retain more risk than we otherwise would retain if we were able to obtain reinsurance at lower prices. In addition, the occurrence of terrorist actions could result in higher claims under our insurance policies than we anticipate.

Genetic mapping research and other medical advances could adversely affect the financial performance of our life insurance and long-term care insurance businesses.

        Genetic mapping research includes procedures focused on identifying key genes that render an individual predisposed to specific diseases, such as cancer or Alzheimer's disease. Other medical advances, such as diagnostic imaging technologies, also may be used to detect the early onset of diseases such as cancer and heart disease. We believe that if individuals learn through genetic testing or other medical advances that they are predisposed to particular conditions that may reduce life longevity or require long-term care, they will be more likely to purchase our life and long-term care insurance policies or not permit existing polices to lapse. In contrast, if individuals learn that they are genetically unlikely to develop the conditions that reduce longevity or require long-term care, they will be less likely to purchase our life and long-term care insurance products. In addition, such individuals that are existing policyholders will be more likely to permit their policies to lapse.

        If we had access to the same genetic or other medical information as our prospective policyholders and contractholders, then we would be able to take this information into account in pricing our life and long-term care insurance policies. However, there are a number of regulatory proposals that would make genetic and other medical information confidential and unavailable to insurance companies. For example, the United States Senate recently passed and sent to the United States House of Representatives a bill that would prohibit group health plans, health insurers and employers from making enrollment decisions or adjusting premiums on the basis of genetic test information. Health plans and health insurers also would be prohibited from requiring genetic testing. The Bush Administration has expressed support for the legislation. However, the House has not taken action on the legislation, and it is not clear whether the bill will be enacted or whether life or long-term care insurance underwriting also would be affected by the final legislation. Legislators in some states have recently introduced similar legislation. If these regulatory proposals were enacted, prospective policyholders and contractholders would only disclose this information if they chose to do so voluntarily. These factors could lead us to reduce sales of products affected by these regulatory proposals and could result in a deterioration of the risk profile of our portfolio, which could lead to payments to our policyholders and contractholders that are higher than we anticipated.

Risks Relating To Our Common Stock and This Offering

The initial public offering price may be higher than the market price of our common stock after this offering.

        You will pay a price for the common stock that was not established in a competitive market. Instead, you will pay a price that we negotiated with the representative of the underwriters. See "Underwriting" for factors considered in determining the initial public offering price. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets, and may be higher than the market price of our common stock after this offering.

If you purchase shares in this offering, you will experience immediate and substantial dilution.

        We expect the offering price of our common stock to be higher than the book value per share of our common stock immediately following the offering and our acquisition of Kanawha. Accordingly, if you purchase common stock in this offering, you will experience immediate dilution of approximately $    in net tangible book value per share following this offering and our acquisition of Kanawha, assuming the public offering price of $            per share, which is the mid-point of the range set forth on the cover page of this prospectus. This means that investors who purchase shares will likely pay a price per share that exceeds the net book value of our tangible assets after subtracting our liabilities following our acquisition of Kanawha. Investors who purchase shares of our common stock in the offering will contribute 100% of the total amount to fund our company, but will own only    % of our outstanding common stock immediately after completion of the offering.

        Moreover, to the extent that we issue options or warrants to purchase or common stock in the future and those options or warrants are exercised, you may experience further dilution.

There is currently no public market for our common stock, and an active trading market for our common stock may never develop following this offering. This illiquidity could have an adverse effect on the market price of our common stock.

        Prior to this offering, there has been no public market for our common stock. We intend to apply to have our common stock listed on the New York Stock Exchange in connection with this offering, but even if our common stock is approved for listing, an active trading market for our common stock may never develop or be sustained. Our common stock may have limited trading volume, and many investors may not be interested in owning our common stock because of the inability to acquire or sell a substantial block of our common stock at one time. This illiquidity could have an adverse effect on the market price of our common stock. In addition, a shareholder may not be able to borrow funds using our common stock as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, and future offerings of equity securities, which would dilute our existing shareholders and may be senior to our common stock for the purposes of dividend distributions, may adversely affect the market price of our common stock.

        In the future, we may attempt to increase our capital resources by offering debt securities or offering additional equity securities, including commercial paper, medium-term notes, senior or subordinated notes and series of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to our other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Future sales of shares of our common stock, including shares of common stock by our insiders, may depress the price of our common stock.

        Any sales of a substantial number of shares of our common stock, or the perception that those sales might occur, may cause the market price of our common stock to decline. Immediately after the completion of this offering, our directors and executive officers will own an aggregate of          shares, or          %, of our common stock. Our directors and our executive officers have agreed with the underwriters not to sell these shares earlier than 180 days after the date of this prospectus. We are unable to predict whether significant numbers of shares will be sold in the open market in anticipation of or following a sale by insiders.

We do not currently intend to pay dividends and any determination to pay dividends in the future will be at the discretion of our board of directors. Consequently, it is uncertain when, if ever, we will declare dividends to our shareholders.

        We currently intend to retain any profits to provide capacity to write insurance and reinsurance and to accumulate reserves and surplus for the payment of claims. As a result, our board of directors currently does not intend to declare dividends or make any other distributions. Our board of directors plans to periodically reevaluate our dividend policy. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition and other factors deemed relevant by our board of directors. Consequently, it is uncertain when, if ever, we will declare dividends to our shareholders.

Applicable insurance laws and anti-takeover provisions under Virginia state law and in our articles of incorporation and our bylaws may make it difficult to effect a change of control of us or change our board of directors and officers, which may negatively affect the price per share of our common stock.

        The Virginia Stock Corporation Act, our articles of incorporation and our bylaws contain various provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, our company. These provisions include provisions that, among other things:

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  divide our board of directors into three classes of directors serving staggered three-year terms;

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  permit our board of directors to issue one or more series of preferred stock;

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  limit the ability of shareholders to remove directors;

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  limit the ability of shareholders to fill vacancies on our board of directors;

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  impose advance notice requirements for shareholder proposals and nominations of directors to be considered at shareholder meetings;

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  require the affirmative vote of holders of more than two-thirds of our outstanding shares of common stock to amend the provisions of our articles of incorporation;

  •
  require the affirmative vote of holders of more than two-thirds of our outstanding shares of common stock to approve mergers and consolidations or the sale of all or substantially all of our assets; and

  •
  require approval of material acquisition transactions (such as mergers, share exchanges, and material dispositions of corporate assets not in the ordinary course of business) between our company and any holder of more than 10 percent of any class of our outstanding voting shares by the holders of at least two-thirds of the remaining voting shares of our company.

        These provisions could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could limit the price that investors would be willing to pay in the future for shares of our common stock. See "Description of Our Common Stock—Certain Provisions of Virginia Law, Our Articles and Bylaws."

        Before a person can acquire control of a United States insurance company, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. State statutes in South Carolina, where Kanawha, which will be our insurance subsidiary, is domiciled, provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the domestic insurer. Prior to granting approval of an application to acquire control of a domestic insurer, a state insurance commissioner will typically consider such factors as the financial strength of the applicant, the integrity of the applicant's board of directors and executive officers, the applicant's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. These state laws could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our company and could limit the price that investors would be willing to pay in the future for shares of our common stock.

        In addition, the applicable insurance laws and anti-takeover provisions of Virginia law, our articles of incorporation and bylaws may make it more difficult for our shareholders to change our directors or officers or the strategies and policies implemented by our directors and officers.

Our stock and the stocks of other companies in the insurance industry are subject to stock price and trading volume volatility, and you may be unable to resell your shares of our common stock at or above the price you paid for them.

        From time to time, the stock price and the number of shares traded of companies in the insurance industry experience periods of significant volatility. Company-specific matters, such as fluctuations in our operating performance as well as developments generally in the insurance industry and in the regulatory environment may cause this volatility. Accordingly, broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance, and you may be unable to resell your shares of our common stock at or above the price you paid for them.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "will," "should," "anticipate," "estimate," "expect," "project," "plan," "intend," "believe" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

        These forward-looking statements are based on assumptions that we have made in light of our management's experience in the industry in which we will operate, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks (some of which are beyond our control), uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual business, results of operations or financial condition and cause actual results to differ materially from those in the forward-looking statements. These factors include, among other things, those factors discussed in this prospectus, including those set forth under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Company."

        Because of these factors, we caution that you should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Except as required by law, we do not intend to update or revise the forward-looking statements in this prospectus after the date of this prospectus. The safe harbor protections provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not apply to the forward-looking statements contained in this prospectus.

USE OF PROCEEDS

        We estimate that our net proceeds from this offering, based on an assumed initial public offering price of $            per share, which is the mid-point of the range set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $            million. We intend to use approximately $143.9 million of the net proceeds to acquire all of the outstanding common stock of Kanawha.

        The remaining net proceeds will be deposited into an escrow account immediately upon the closing of this offering and will be disbursed to us one business day following the closing of the Kanawha acquisition, which will occur concurrently with the closing of this offering. We expect to use the remaining net proceeds, approximately $             million, for general corporate purposes, including:

  •
  to pay our fees and expenses incurred in connection with the Kanawha acquisition, which we expect will be approximately $0.9 million;

  •
  to pay our non-recurring initial start-up costs incurred prior to or within six months after the closing of this offering, excluding fees and expenses incurred in connection with the Kanawha acquisition, which, based on a preliminary estimate, we expect will be between $             million and $             million; and

  •
  to maintain the required capital of our insurance subsidiary at the level necessary to achieve our desired rating agency financial strength ratings and to comply with applicable regulatory requirements as we grow our insurance business, which, based on a preliminary estimate, we expect will be between $             million and $             million.

        We will have broad discretion over the manner in which we and our subsidiaries apply the remaining net proceeds. Other than the Kanawha acquisition, we do not have any acquisitions or investments pending at this time.

        Pending these uses, we may invest the proceeds in short-term, investment grade, interest bearing securities, certificates of deposits or guaranteed obligations of the United States.

CAPITALIZATION

        The following table presents, as of June 30, 2004, (1) the actual capitalization of KMG America and (2) KMG America's pro forma capitalization after giving effect to:

  •
  the sale of            shares of our common stock in this offering for net proceeds of $            million;

  •
  the use of the net proceeds from the offering as described under "Use of Proceeds."

        See "Use of Proceeds." You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," Kanawha's consolidated historical financial statements and the related notes, KMG America's audited balance sheet, and the pro forma financial statements and related notes included in this prospectus.

	June 30, 2004
	Historical	Pro Forma
	(in thousands, except per share data)
Debt	—		—
Shareholders' equity:
Historical: common stock, par value $0.01 per share; 750,000 shares authorized; 448,980 shares issued and outstanding; Pro forma: common stock, par value $0.01 per share; shares authorized; shares issued and outstanding(1)	$4.5	$
Additional paid-in capital(2)	—

Total paid-in capital	4.5
Accumulated deficit(2)	—
Total shareholders' equity (deficit)	4.5

Total capitalization	$4.5	$

Book value per share of common stock:
Basic(3)	0.01
Diluted(3)	$0.01

(1)
Historical per share data includes 448,980 shares of common stock outstanding prior to this offering. Pro forma per share data assumes                        shares outstanding immediately following this offering, including (a)                         shares to be issued in this offering and (b) 448,980 shares issued to our founders prior to this offering, and excludes 933,500 shares issuable upon the exercise of options to be granted to some of our officers and directors upon completion of this offering and the Kanawha acquisition.

(2)
Additional paid-in capital and the accumulated deficit, respectively, reflect the proceeds received from this offering, net of the underwriting discount and estimated expenses of this offering payable by us, less the aggregate par value of the shares of our common stock assumed to be outstanding immediately following this offering.

(3)
Options to be issued upon the closing of this offering will have an exercise price equal to the initial public offering price and, under the treasury stock method, will have no dilutive effect on the pro forma amounts presented. Upon the closing of this offering and the Kanawha acquisition, we expect to grant options to purchase an aggregate of                        shares to some of our officers and directors which will vest over time.

DILUTION

        Dilution in net tangible book net value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of common stock immediately after this offering and our acquisition of Kanawha. Net tangible book value per share represents the amount of our tangible assets less our total liabilities, divided by the number of outstanding shares of our outstanding common stock, after giving effect to:

  (1)
  the sale of the common stock offered by this prospectus, at an assumed initial public offering price of $            per share, which is the mid-point of the range shown on the cover page of this prospectus, and our receipt of approximately $            million in net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses;

  (2)
  the acquisition of Kanawha; and

  (3)
  the use of the remaining net proceeds for general corporate purposes.

        Our pro forma net tangible book value as of June 30, 2004 would have been approximately $            million, or $            per share of common stock. This amount represents an immediate dilution in pro forma net tangible book value of $            per share of common stock to new investors. The following table illustrates this dilution.

Initial public offering price	$

Net tangible book value per share as of June 30, 2004		$0.01
Increase in net tangible book value per share to existing shareholders attributable to new investors	$

Pro forma net tangible book value per share after this offering	$

Dilution per share to new investors	$

DIVIDEND POLICY

        Our board of directors currently does not intend to declare dividends or make any other distributions. Our board of directors plans to periodically reevaluate our dividend policy. The declaration and payment of future dividends will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, legal requirements, regulatory constraints and other factors that the board of directors may deem relevant.

        KMG America will be a holding company and will conduct all of its operations through its subsidiaries. As a result, our ability to pay dividends in the future will depend on receiving dividends from our subsidiaries. Kanawha, which will be our insurance subsidiary, will be subject to state insurance regulations that limit the amount of dividends and distributions that it can pay. See "Regulation."

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma financial information is based on the audited and unaudited financial statements of Kanawha and KMG America appearing in this prospectus, as adjusted to illustrate the estimated pro forma effects of (1) the purchase of shares of our common stock by our founders prior to this offering, (2) this offering, (3) the use of the net proceeds from this offering as described in this prospectus, (4) the consummation of the Kanawha acquisition and (5) the application of purchase accounting, as if these actions had occurred as of June 30, 2004, with respect to the pro forma balance sheet, and as of January 1, 2003, with respect to the pro forma statement of income for the six months ended June 30, 2004, and the year ended December 31, 2003. The unaudited pro forma financial information should be read in conjunction with the financial statements of Kanawha and other financial information appearing in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors." For the purposes of the unaudited pro forma financial information, we have assumed that the net proceeds of this offering, after deducting the underwriting discount and the estimated offering expenses payable by us, will be $201.8 million, which is based on an assumed offering of 22,000,000 shares of common stock at an initial public offering price of $10.00 per share.

        The unaudited pro forma adjustments are based on available information and assumptions that we believe are reasonable. However, as of the date of this prospectus, we have not completed the final valuation or actuarial studies necessary to estimate the fair values of the assets we will acquire and the liabilities we will assume in order to allocate the purchase price accordingly, nor have we identified the adjustments, if any, necessary to conform Kanawha's historical accounting policies to ours. Based on our initial analysis, we have allocated the total estimated net cash purchase price of approximately $143.9 million and an estimated $0.9 million of acquisition expenses to the assets and liabilities of Kanawha based on our preliminary estimates of their fair values.

        The unaudited pro forma statements of income data do not reflect any one-time charges that we may record at or following the closing of the transaction. At this time we do not expect to record any such one-time charges.

        The actual amounts that we record based on our final assessment of the fair values of the acquired assets and liabilities may differ materially from the information presented in this unaudited pro forma financial information. Amounts preliminarily allocated to intangible assets and to tangible assets with definite lives may change significantly and amortization methods and useful lives may differ from the assumptions we used in this unaudited pro forma financial information, any of which could result in a material change in depreciation or amortization expense.

        The unaudited pro forma financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the transactions noted above been completed as of the dates presented, and should not be considered as representative of our future consolidated results of operations or financial position. Many factors may cause our actual results to differ materially from the pro forma financial information including, but not limited to, the following:

  •
  the businesses of Kanawha are intended to be only a portion of our business in the future and are not entirely representative of the principal business strategy we plan to pursue;

  •
  our acquisition of Kanawha is subject to purchase accounting, which will likely cause us to further adjust the recorded amounts of Kanawha's assets and liabilities to fair value following the acquisition; and

  •
  the factors described under the caption "Risk Factors" in this prospectus.

 Unaudited Pro Forma Consolidated Balance Sheet
As of June 30, 2004

	Kanawha Historical, Predecessor	KMG America Historical	Pro Forma Adjustments Increase (Decrease)	Note Reference	Pro Forma
	(in thousands, except per share data)
Assets:
Cash and investments	$486,224	$6	$58,386	(a),(b)	$544,616
Accrued investment income	5,594	—	—		5,594
DAC	84,431	—	(84,431)	(c)	—
VOBA	28,066	—	49,631	(c)	77,697
Goodwill	1,258	—	(1,258)	(d)	—
Other assets	84,877	1,217	23,668	(p),(q),(r),(t)	109,762

Total assets	$690,450	$1,223	$45,996		$737,669

Liabilities:
Total policy and contract liabilities	$473,879	$—	$22,308	(e)	$496,187
Deferred income taxes	19,690	—	(9,747)	(f)	9,943
Other liabilities	29,735	1,219	(1,219)	(l),(t)	29,735

Total liabilities	523,304	1,219	11,342		535,865

Shareholders' equity:
Common stock	4,048	4	(3,828)	(g)	224
Paid-in capital	21,722	—	179,858	(g)	201,580
Deferred stock option compensation	(136)	—	136	(g)	—
Retained earnings	135,839	—	(135,839)	(g),(t)	—
Accumulated other comprehensive income	5,673	—	(5,673)	(g)	—

Total shareholders' equity	167,146	4	34,654		201,804

Total liabilities and shareholders' equity	$690,450	$1,223	$45,996		$737,669

Book value per common share—basic	$63,971.25	$0.01		(h)	$8.96

Book value per common share—diluted	$57,803.78	$0.01		(h)	$8.96

 Unaudited Pro Forma Consolidated Statement of Income
for the Six Months Ended June 30, 2004

	Kanawha Historical, Predecessor	Pro Forma Adjustments Increase (Decrease)	Note Reference	Pro Forma
	(in thousands, except per share data)
Revenue:
Insurance premiums	$51,987	$—		$51,987
Net investment income(1)	12,321	(516)	(i),(o)	11,805
Commission and fee income	6,836	—		6,836
Realized investment gains	1,728	—		1,728
Other income	1,457	—		1,457

Total revenue	74,329	(516)		73,813
Benefits and Expenses:
Policyholder benefits	46,547	(2,654)	(m)	43,893
Insurance commissions	4,779	—		4,779
General insurance expenses	12,430	398	(j)	12,828
Insurance taxes, licenses and fees	2,309	—		2,309
Depreciation and amortization	1,418	376	(s)	1,794
Amortization of DAC and VOBA	4,356	(2,910)	(n)	1,446

Total benefits and expenses	71,839	(4,790)		67,049

Income before income taxes	2,490	4,274		6,764
Provision for income taxes	(766)	(1,601)	(k)	(2,367)

Net income	$1,724	$2,673		$4,397

Net income per common share—basic(1)	$659.74		(h)	$0.20

Net income per common share—diluted(1)	$596.77		(h)	$0.20

(1)
Net investment income for the six months ended June 30, 2004, was negatively impacted by a $1.6 million incentive payment to one of Kanawha's outside investment managers at the conclusion of the contract period. There are no other incentive arrangements of this type in force, and this contract will be terminated upon the closing of KMG America's acquisition of Kanawha.

Unaudited Pro Forma Consolidated Statement of Income
Year Ended December 31, 2003

	Kanawha Historical, Predecessor	Pro Forma Adjustments Increase (Decrease)	Note Reference	Pro Forma
	(in thousands, except per share data)
Revenue:
Insurance premiums	$106,416	$—		$106,416
Net investment income	27,073	(1,006)	(i),(o)	26,067
Commission and fee income	13,018	—		13,018
Realized investment gains	7,601	—		7,601
Other income	2,317	—		2,317

Total revenue	156,425	(1,006)		155,419
Benefits and Expenses:
Policyholder benefits	89,261	(3,824)	(m)	85,437
Insurance commissions	9,074	—		9,074
General insurance expenses	29,538	794	(j)	30,332
Insurance taxes, licenses and fees	4,708	—		4,708
Depreciation and amortization	3,005	750	(s)	3,755
Amortization of DAC and VOBA	9,589	(2,812)	(n)	6,777

Total benefits and expenses	145,175	(5,092)		140,083

Income before income taxes	11,250	4,086		15,336
Provision for income taxes	(3,500)	(1,868)	(k)	(5,368)

Net income	$7,750	$2,218		$9,968

Net income per common share—basic	$2,966.25		(h)	$0.44

Net income per common share—diluted	$2,679.87		(h)	$0.44

Notes to the Unaudited Pro Forma Consolidated Financial Statements

(a)
To value Kanawha's mortgage loan portfolio at its estimated fair value, an increase of $1.3 million over the $27.1 million recorded on Kanawha's books on an amortized cost basis as of June 30, 2004.

(b)
To reflect the deposit of approximately $57.0 million of remaining offering proceeds (assuming gross offering proceeds of $220 million less the assumed underwriting discount of $15.4 million and other estimated offering expenses of $2.8 million) and approximately $144.8 million (reflecting a purchase price of $150 million for the outstanding capital stock of Kanawha, plus assumed acquisition expenses of $0.9 million, reduced by $6.1 million of cash proceeds resulting from the exercise of stock options to acquire Kanawha common stock) to acquire all of the shares of Kanawha.

(c)
To eliminate Kanawha's DAC and VOBA as of the purchase date and to record the present value of future profits of the business acquired. Present value of future profits reflects the estimated fair value of the business in force on the date of purchase and represents the portion of the cost to acquire Kanawha that is allocated to the right to receive future cash flows from insurance contracts existing on the date of purchase. This value is the present value of the actuarially determined projected cash flows from the acquired policies, adjusted for the cost of capital. Projected cash flows include estimates of future premiums and investment income to be accrued after the assumed purchase date reduced by estimates of future mortality and morbidity costs as well as administrative expenses. The discount rate (which varied between 9% and 12% depending on the policy type) used to determine this value is the rate of return required by KMG America to invest in the business being acquired. In determining the rate of return used to value the policies purchased, the following factors are considered:

•
The magnitude of the risk associated with each of the actuarial assumptions used in determining expected future cash flows.

•
Cost of capital necessary to support the business being acquired.

•
The perceived likelihood of changes in insurance regulations and tax laws.

•
Complexity of the acquired company.

  The value allocated to present value of future profits is based on a preliminary determination of such value; accordingly, this allocation may be adjusted upon final determination of such value. On a pro forma basis, assuming the acquisition occurred on June 30, 2004, expected gross amortization using current assumptions and accretion of interest at 6% is as follows (dollars in thousands):

Year Ended June 30,	Beginning Balance	Gross Amortization	Interest Accrual	Net Amortization	Ending Balance
2005	$77,697	$8,680	$4,662	$4,018	$73,679
2006	73,679	8,182	4,421	3,761	69,918
2007	69,918	7,771	4,195	3,576	66,342
2008	66,342	7,486	3,981	3,505	62,837
2009	62,837	7,009	3,770	3,239	59,598
(d)
To record the excess of the cost to acquire Kanawha over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed, currently estimated to be zero.

(e)
To record the change in Kanawha's policy and contract reserves to fair value. At the purchase date the policy and contract reserves are calculated as the present value of future benefits and expenses less the present value of future premiums. These values are actuarially determined and are based upon assumed future interest rates, administrative expenses, mortality, morbidity and policy lapse rates as appropriate for the particular benefit on the purchase date. The interest rate assumption used in the preliminary fair value calculation is 6%, and for mortality and morbidity the assumptions are generally consistent with assumptions used in product pricing for the applicable benefits currently. Additionally, for long term care insurance, the assumptions in the fair value calculation for future policy lapses and future premiums are different than the corresponding assumptions in the reserve calculations in Kanawha's historical GAAP financial statements, with lapses less than and future premiums more than in the historical GAAP calculation. Assumptions for long term care insurance premiums in the fair value calculation are consistent with premium increases approved in the last twelve to eighteen months in certain jurisdictions for policies currently in force. The aggregate fair value increase to reserves, before the deduction for reinsurance ceded, is $22.3 million, and $21.3 million after the deduction for reinsurance ceded. The table below shows the fair value adjustment for certain categories of benefits (dollars in millions):

1. Long term care	$(2.5)
2. Other health insurance	6.2
3. All life insurance	17.6

4. Total for all benefits	$21.3
(f)
To adjust the deferred tax liability of Kanawha to the difference between the estimated fair value of the net assets acquired and the estimated tax basis of the net assets acquired. The table below shows the fair value adjustments to the deferred tax liability by major category (dollars in millions):

1. Kanawha deferred tax liability on June 30, 2004, historical basis	$19.7
2. Adjust invested assets (mortgage loans)	0.5
3. Eliminate historical DAC and VOBA	(39.4)
4. Add fair value basis VOBA	27.2
5. Add fair value of other intangible assets	7.0
6. Adjust policy reserves to fair value	(7.5)
7. Adjust for cashed-out employee benefits	2.4

8. Total fair value adjustments	$(9.8)

9. Kanawha deferred tax liability on June 30, 2004, fair value basis	$9.9
(g)
To eliminate Kanawha's shareholders' equity and to record the fair value of the                        shares of our common stock issued in this offering and the 448,980 shares issued to our founders prior to this offering. The fair value of the KMG America shares is estimated to be $201.8 million, which reflects assumed gross proceeds from the offering of $220 million reduced by the assumed underwriting discount of $15.4 million and other offering costs estimated to be $2.8 million. Of this amount, $0.2 million is allocated to common stock at a par value of 0.01 per share, with the balance of $201.6 million allocated to paid-in-capital.

(h)
Pro forma basic and fully-diluted earnings per share and book value per share reflect the issuance of (1) 22,000,000 shares of our common stock in this offering and (2) 448,980 shares issued to our founders and other initial shareholders prior to this offering. KMG America's historical basic and fully diluted earnings per share and book value per share are based on 448,980 shares issued to our founders and other initial shareholders prior to this offering. Kanawha's historical basic and fully diluted earnings per share and book value per share are based on basic weighted-average shares outstanding of 2,612.83 and diluted weighted-average shares outstanding of 2,891.61.

(i)
To record the amortization of the pro forma fair value adjustment to the cost basis of Kanawha's investments. The pro forma adjustments to investments and investment income are based upon interest rates on June 30, 2004, and are not likely to be reflective of future results as the actual fair value adjustment and related future statement of income effects will be dependent upon the interest rate environment at the time the Kanawha acquisition is completed. The fair value adjustment to the cost basis of investments has been amortized over the estimated remaining investment life. The pro forma adjustment for the excess of fair value over the cost basis of the bond and preferred stock portfolio on June 30, 2004 is $6.5 million. The amortization of this excess over the remaining life of the bond and stock portfolio was determined using applicable finance theory formulas applied to each bond and summed. The resulting percentage of the initial fair value adjustment amortized over each of the first five years is 14.4%, 14.7%, 14.8%, 13.7% and 12.0%, respectively. The pro forma adjustment for the excess of fair value over the cost basis of the mortgage loan portfolio on June 30, 2004 is $1.3 million. The estimated annual amortization of this excess over the remaining life of the mortgage loan portfolio was determined by dividing the $1.3 million by the weighted average term to maturity of approximately 18 years, or approximately $75,000 per year.

(j)
To record first year annualized salary and guaranteed bonus of $794,000 ($199,000 per quarter) for Kenneth U. Kuk and Scott H. DeLong III, Chief Executive Officer and Chief Financial Officer, respectively, of KMG America. We expect that actual benefit plan costs at Kanawha will be less than those reflected in the pro forma consolidated statements of income as a result of the acquisition because Kanawha's Performance Share Plan will be terminated in connection with the acquisition. However, other costs will be greater after the acquisition reflecting the cancellation of the service agreement under which Kanawha receives asset management, internal audit and tax compliance services from The Springs Company (an affiliate of Kanawha not included in the acquisition). These services will be replaced with new arms-length vendor relationships or by internally-developed capabilities that are expected to cost more than the current cost under the existing service agreement with The Springs Company Further, it is expected that the independent audit cost will increase and other new costs will arise in connection with KMG America's responsibilities as a public company (such as SEC filing and stock listing fees and other costs incurred in connection with independent directors, shareholder services, investor relations, and increased outside counsel services) and in connection with KMG America's growth plans. Because the cost of these replacement and new activities cannot be determined until after the purchase date, no costs have been included on the pro forma statements of income.

(k)
To record income tax expense (benefit) of the pro forma adjustments on the pro forma consolidated statements of income at the applicable statutory federal effective rate of 35% and to reflect that Kanawha's current small company life insurance company deduction is expected to be eliminated after the purchase date.

(l)
It is not expected that Kanawha will incur severance costs as a result of the acquisition, and there are no duplicative facilities between Kanawha and KMG America to eliminate. As a result, there would be no liability for such expenses accrued on the initial post-acquisition balance sheet; therefore none are reflected on the pro forma consolidated balance sheet.

(m)
To record the adjustment to historical benefit expense to reflect the new benefit expense relating to the future policy and contract reserves restated to fair value on the pro forma consolidated balance sheet as of the purchase date. Pro forma adjustment amounts are based on preliminary illustrative calculations derived from the insurance in force at the beginning of 2004 and not on insurance in force at the beginning of 2003. Footnote (e) discusses the differences in assumptions for future interest rates, policy lapse rates, premiums, mortality and morbidity between the fair value calculation of policy and contract reserves and the corresponding calculation on Kanawha's historical balance sheet on June 30, 2004. The pro forma adjustments to the historical benefit expense for each of the next five 12 month periods starting on July 1, 2004 are estimated to be ($3.8) million, ($5.3) million, ($4.8) million, ($5.2) million and ($5.8) million.

(n)
To record the adjustment to remove historical amortization of DAC and VOBA and to reflect the new amortization of the VOBA intangible asset established on the pro forma consolidated balance sheet as of the assumed acquisition date. Pro forma adjustment amounts are based on preliminary illustrative calculations derived from the insurance in force at the beginning of 2004 and not on insurance in force at the beginning of 2003. The pro forma amount is the difference between the amortization of Kanawha's historical DAC and VOBA, and the amortization of the fair value recalculation of VOBA for the two years following the assumed acquisition date of January 1, 2003. These differences are illustrated in the table below (dollars in thousands):

Year	Kanawha Historical DAC/VOBA Amortization	Kanawha Fair Value VOBA Amortization	Difference
1	$6,830	$4,018	$(2,812)
2	9,581	3,761	(5,820)

  For the statement of operations pro forma table for the six month period ending on June 30, 2004, the pro forma adjustment is one-half of the year two amount shown above, or $2.9 million.

(o)
No interest on $57.0 million of the assumed net proceeds from the offering that will not be used to fund the Kanawha acquisition has been reflected in these pro forma financial statements. The interest rate at which these proceeds will be invested will not be known until after the purchase date, as it will reflect general market interest rates and specific investment opportunities in the future. Annualized pre-tax interest income would be $3.7 million if the $57.0 million of proceeds was invested at 6.5%.

(p)
To record the change in Kanawha's reinsurance receivables asset to fair value, including the reinsurance ceded portion of Kanawha's future policy and contract reserves as described in footnote (e). The fair value adjustment to this portion of future policy and contract reserves, which is $1.0 million, has been determined using comparable assumptions to those employed in footnote (e) for future interest, mortality, morbidity and surrenders.

(q)
To record $20.1 million preliminary fair value of certain intangible assets of Kanawha, including: the trade names "Kanawha Insurance Company" and "Kanawha HealthCare Solutions," of Kanawha's third party administration subsidiary ($6.1 million); licenses to conduct insurance in 45 states ($3.7 million); product approvals in 45 states ($2.8 million); future revenues associated with the customer relationships of Kanawha HealthCare Solutions on the purchase date ($4.9 million); and the value of the worksite distribution channel ($2.6 million). These preliminary intangible asset valuation amounts were established using generally recognized valuation techniques applied by an independent valuation expert engaged by KMG America for this purpose.

(r)
To record federal income tax recoverables of $3.2 million in connection with the exercise of employee stock options and $0.6 million in connection with payments under Kanawha's performance share plan at the time of the acquisition. The $3.2 million value assigned to the tax receivable asset associated with the stock option exercise is preliminary and may ultimately be different depending on Kanawha's 2004 taxable income. It represents the estimated reduction in Kanawha's federal income tax payable for 2004 resulting from the $12.5 million tax deduction for employee compensation expense. This deduction is created when "in the money" stock options are exercised at the time Kanawha is acquired by KMG America in connection with this offering. The $3.2 million estimated value of the tax receivable asset is 26% of the $12.5 million deduction. This is less than the 35% statutory federal income tax rate because a portion of the deduction is likely to be carried back to offset taxable income reported in a prior year or years when Kanawha was eligible for the "small life insurance company" deduction and the corresponding lower federal income tax rate.

(s)
To record the amortization of the fair value of certain intangible assets cited in footnote (q). The amortization period varies in accordance with the expected life of each asset, with assets with a value of $9.8 million assigned an indefinite life with no annual amortization and assets with a value of $10.3 million assigned lives varying between 10 years and 35 years (weighted average life of approximately 13 years). Annual amortization of $0.8 million is based on the straight-line method and $0.4 million represents 50% of the annual amortization for the first six months of 2004.

(t)
To record the elimination of the KMG America historical balance sheet entry relating to the deferred asset established in contemplation of the payment of the financing and acquisition expenses out of the offering proceeds, and of the corresponding liability for the accrued financing and acquisition expenses as of June 30, 2004.

 SELECTED FINANCIAL DATA OF KMG AMERICA CORPORATION

        The following table presents selected historical financial data as of June 30, 2004, for KMG America. The historical financial data as of June 30, 2004, have been derived from, and should be read in conjunction with, KMG America's audited balance sheet as of June 30, 2004, and the related notes included in this prospectus.

        For the period January 21, 2004 (KMG America's date of inception) to June 30, 2004, KMG America had insignificant operations and cash flows. See KMG America's audited financial statements for the period from January 21, 2004 (inception) to June 30, 2004, and the related notes included in this prospectus.

As of June 30, 2004
(in thousands)
Balance Sheet Data:
Cash	$6
Deferred assets	1,218

Total assets	$1,223

Accounts payable and accrued liabilities	$1,217
Due to founding shareholders	2

Total liabilities	1,219
Total shareholders' equity	4

Total liabilities and shareholders' equity	$1,223

SELECTED FINANCIAL DATA OF KANAWHA

        The following table presents selected historical consolidated financial and other data as of and for each of the five fiscal years ended December 31, 2003, for Kanawha. The historical consolidated financial data as of December 31, 2002, and 2003 and for each of the three fiscal years ended December 31, 2003, have been derived from, and should be read together with, Kanawha's audited consolidated financial statements and the related notes included in this prospectus. The historical consolidated financial data as of December 31, 1999, 2000 and 2001 and for each of the two years ended December 31, 2000, have been derived from Kanawha's audited consolidated financial statements and the related notes not included in this prospectus. The historical consolidated financial data as of June 30, 2004, and for the six months ended June 30, 2003, and 2004 have been derived from the unaudited consolidated financial statements of Kanawha and the related notes included in this prospectus. The financial data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Kanawha's consolidated financial statements and the related notes included in this prospectus.

        Kanawha will be our predecessor for accounting purposes upon the closing of the Kanawha acquisition. However, we caution you that the financial information presented in this prospectus is neither comparable with nor representative of the actual results that we expect to achieve once we commence operations. Many factors may cause our actual results to differ materially from Kanawha's historical results including, but not limited to, the following:

  •
  the businesses of Kanawha are intended to be only a portion of our business in the future and are not entirely representative of the principal business strategy we plan to pursue;

  •
  our acquisition of Kanawha is subject to purchase accounting, which will cause us to adjust the recorded amounts of Kanawha's assets and liabilities to fair value following the acquisition; and

  •
  the factors described under the caption "Risk Factors" in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands)
Selected earnings data:
Revenue:
Insurance premiums	$80,016	$78,331	$86,694	$98,643	$106,416	$52,924	$51,987
Net investment income	27,610	29,841	29,820	27,160	27,073	13,227	12,321	(1)
Commission and fee income	15,220	12,410	11,567	12,975	13,018	6,307	6,836
Realized investment gains (losses)	2,059	1,861	4,397	(3,004)	7,601	5,945	1,728
Other income	2,442	2,236	2,697	1,869	2,317	941	1,457

Total revenue	127,347	124,679	135,175	137,643	156,425	79,344	74,329
Benefits and Expenses:
Policy holder benefits	58,553	66,176	71,072	81,285	89,261	44,825	46,547
Insurance commissions	7,638	6,366	6,479	7,351	9,074	4,497	4,779
General insurance expenses	26,287	25,705	26,646	28,407	29,538	14,584	12,430
Insurance taxes, licenses and fees	3,807	3,639	3,589	3,927	4,708	2,572	2,309
Depreciation and amortization	2,695	3,057	3,128	2,919	3,005	1,597	1,418
Amortization of deferred policy acquisition costs and value of business acquired	11,765	10,691	10,336	9,515	9,589	4,060	4,356

Total benefits and expenses	110,745	115,634	121,250	133,404	145,175	72,135	71,839

Income before income taxes	16,602	9,045	13,925	4,239	11,250	7,209	2,490
Provision for income taxes	(5,526)	(3,148)	(4,206)	(1,157)	(3,499)	(2,201)	(766)

Net income	$11,076	$5,897	$9,719	$3,082	$7,751	$5,008	$1,724

Net income per share:
Basic	$4,238.98	$2,257.07	$3,720.06	$1,179.36	$2,966.25	$1,916.68	$659.74
Diluted	$3,862.08	$2,049.97	$3,372.54	$1,066.87	$2,679.87	$1,731.89	$596.77
Cash dividends paid per share:
Basic	$—	$669.77	$669.77	$669.77	$669.77	$669.77	$—
Diluted	$—	$608.32	$607.20	$605.89	$605.11	$605.20	$—
Weighted-average shares outstanding:
Basic	2,612.83	2,612.83	2,612.83	2,612.83	2,612.83	2,612.83	2,612.83
Diluted	2,867.82	2,876.79	2,882.07	2,888.30	2,892.04	2,891.61	2,888.53

(1)
Net investment income for the six months ended June 30, 2004, was negatively impacted by a $1.6 million incentive payment to one of Kanawha's outside investment managers at the conclusion of the contract period. There are no other incentive arrangements of this type in force, and this contract will be terminated upon the closing of KMG America's acquisition of Kanawha.

	As of December 31,
						As of June 30 2004
	1999	2000	2001	2002	2003
	(in thousands)
Balance Sheet Data:
Cash and investments	$435,048	$442,787	$455,365	$486,616	$484,405	$486,224
Accrued investment income	6,179	6,717	6,697	5,929	5,387	5,594
DAC	44,873	51,072	60,593	71,723	80,657	84,431
VOBA	41,246	41,399	36,805	33,582	29,605	28,066
Goodwill	1,932	1,561	1,258	1,258	1,258	1,258
Other assets	69,200	59,139	58,044	62,792	83,858	84,877

Total assets	$598,478	$602,675	$618,762	$661,900	$685,170	$690,450

Total policy and contract liabilities	$427,682	$414,234	$419,613	$440,824	$462,015	$473,879
Deferred income taxes	10,535	14,427	14,489	19,792	22,827	19,690
Other liabilities	22,756	25,074	28,048	34,550	26,851	29,735

Total liabilities	460,973	453,735	462,150	495,166	511,693	523,304
Total shareholders' equity	137,505	148,940	156,612	166,734	173,477	167,146

Total liabilities and shareholders' equity	$598,478	$602,675	$618,762	$661,900	$685,170	$690,450

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF KANAWHA

        You should read the following discussion and analysis of financial condition and results of operations of Kanawha in conjunction with the audited and unaudited financial statements of Kanawha and related notes included in this prospectus, as well as the unaudited pro forma financial information and related notes included under "Unaudited Pro Forma Financial Information." This discussion contains forward-looking statements that involve risks and uncertainties. Please see "Special Note Regarding Forward-Looking Statements" for more information. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the headings "Risk Factors" and "Forward-Looking Statements."

Overview

        KMG America is a newly formed holding company that was formed to acquire Kanawha and to operate and grow Kanawha's insurance and other related businesses. Following the acquisition of Kanawha by KMG America, our operations will primarily consist of the following:

        Worksite insurance business.    Kanawha's worksite insurance business is a provider of voluntary life and health insurance products to employers and their employees in the southeastern United States. The primary insurance products that Kanawha underwrites include: life insurance; short-term disability insurance; dental insurance; indemnity health insurance and critical illness insurance. For the six months ended June 30, 2004, Kanawha's worksite insurance business produced premiums, commissions and fees, excluding intercompany payments, of $28.2 million, which accounted for 48.0% of Kanawha's premiums, commissions and fees, excluding intercompany payments in that period. For the year ended December 31, 2003, Kanawha's worksite insurance business produced premiums, commissions and fees, excluding intercompany payments, of $58.4 million, which accounted for 48.9% of Kanawha's premiums, commissions and fees, excluding intercompany payments, in 2003. KMG America's business strategy will be to operate Kanawha's existing worksite insurance business efficiently while developing a new worksite marketing and distribution organization that targets larger employer groups nationwide with an expanded variety of life and health insurance products which will add a new set of employer-paid life insurance, disability and health products to Kanawha's existing voluntary products. During the first six to 12 months following completion of this offering and the acquisition of Kanawha, KMG America expects to open new facilities in Minneapolis, New England and Southern California and other selected markets and add and train new sales and sales support staff and marketing personnel at these new facilities and will recognize the costs associated with the these additions before it recognizes revenues resulting from new sales activity. Consequently, KMG America expects negative cash flow and operating losses in the short term. This negative cash flow is expected to be $6-7 million over the first 12 months and will be funded from the proceeds of this offering. We expect cash flows from our new sales and marketing organization to be positive after approximately 12 months but we cannot assure you that this will occur.

        Senior market insurance business.    Kanawha's senior market insurance business is a provider in the southeastern United States of individual insurance products tailored to the needs of older individuals. The primary insurance products that this business offers include long-term care insurance that it underwrites and Medicare supplement insurance underwritten by another carrier. For the six months ended June 30, 2004, Kanawha's senior market insurance business produced premiums, commissions and fees, excluding intercompany payments, of $21.7 million, which accounted for 36.9% of Kanawha's premiums, commissions and fees, excluding intercompany payments, in that period. For the year ended December 31, 2003, Kanawha's senior market insurance business produced premiums, commissions and fees, excluding intercompany payments, of $41.5 million, which accounted for 34.8% of Kanawha's premiums, commissions and fees, excluding intercompany payments, in 2003. While growing this business will not be a primary component of KMG America's business strategy, KMG America intends to operate this business efficiently and may consider expanding its geographic target market.

        Third-party administration business.    Kanawha's third-party administration business provides a wide range of insurance product administration, claims handling, eligibility administration, call center and support services. This business primarily administers the insurance plans offered by Kanawha's worksite insurance business and senior market insurance business. Kanawha's third-party administration business also provides administrative and managed care services to third parties, such as employers with self-funded health care plans, other insurance carriers, reinsurers and managed care plans. For the six months ended June 30, 2004, Kanawha's third-party administration business produced commissions and fees, excluding intercompany payments, of $6.8 million, which accounted for 11.6% of Kanawha's premiums, commissions and fees, excluding intercompany payments, in that period. For the year ended December 31, 2003, Kanawha's third-party administration business produced commissions and fees, excluding intercompany payments, of $13.1 million, which accounted for 10.9% of Kanawha's premiums, commissions and fees, excluding intercompany payments, in 2003. KMG America's primary business strategy for this business will be to grow this business as it administers the increasing volume of policies and products that it anticipates will be sold by the worksite insurance business as we attempt to grow that business. In addition, as our national worksite marketing business develops, we intend to opportunistically market our third-party administration services to self-insured plans, stop loss insurers, pharmacy benefit organizations, managed care service providers, other insurance carriers and reinsurers nationwide. It is expected that any incremental costs associated with this expanded marketing will be modest and will be funded out of the operations of the third-party administration business.

        In addition, KMG America will retain Kanawha's closed block of life and health business reported in Kanawha's acquired business segment and the investment and marketing activities reported in Kanawha's corporate and other segment. While acquisitions of books of business from other insurance carriers will not be a principal growth strategy of KMG America, we will consider acquisitions on an opportunistic basis if we can complete the acquisitions on favorable financial terms that we expect to be generally accretive to earnings per share and return on equity while maintaining Kanawha's financial strength ratings.

        KMG America also expects to realize earnings from its investment portfolio. Insurance companies in both the life and health and property and casualty insurance industries earn profits on the investment float, which reflects the investment income earned on the premiums paid to the insurer between the time of receipt and the time benefits are paid-out under the policy. Volatility in the capital markets, changes in interest rates and changes in economic conditions can all impact the amount of earnings that KMG America will realize from its investment portfolio.

Marketplace Conditions and Trends

        Described below are some of the significant recent events and trends affecting the life and health insurance industry and the possible effects they may have on our operations in the future.

  •
  The trend to shift health care costs to employees and rising healthcare costs in general are causing individuals to purchase a wider array of life and health insurance products. We believe these trends will result in greater demand for our voluntary worksite insurance products.

  •
  As an increasing percentage of the United States population reaches retirement age, we believe we will benefit from increased demand for "in-retirement" products rather than "to-retirement" products, as aging baby boomers will require immediate annuities, critical illness and long-term care products to meet their needs.

  •
  We also believe we will be able to take advantage of the widespread demand for morbidity products, which we believe is currently not being sufficiently met.

  •
  The volatility in the equity markets over the past few years has posed a number of problems for the life and health insurance industry. Even though the capital markets have recovered, not all companies have participated evenly in the recovery. Kanawha has historically had minimal equity exposure (less than 1% of total invested assets as of June 30, 2004) and KMG America plans to continue to manage equity asset allocations conservatively in the future.

  •
  Corporate bond defaults and credit downgrades, which have resulted in other than temporary impairment in the value of many securities, have had a material impact on life and health insurers in the past few years. While Kanawha's debt investments have not been immune to corporate credit problems, losses from defaults have historically not been material to its financial condition. KMG America intends to manage its investment portfolio conservatively in the future to attempt to mitigate the risk of losses from defaults.

  •
  Some life and health insurance companies have recently suffered significant reductions in capital and will have to improve their capital adequacy ratios to support their business or divest a portion of their business. KMG America expects these trends to have a positive impact on its competitive position in the industry as carriers become more disciplined with product pricing and/or exit markets or product lines in which KMG America will compete.

  •
  Many of the events and trends affecting the life and health insurance industry have had an equal (or greater) impact on the life and health reinsurance industry. These events led to a decline in the availability of reinsurance. While Kanawha currently cedes a limited amount of its primary insurance business to reinsurers, and KMG America plans to continue this practice, diminishing reinsurance capacity has negatively impacted Kanawha and may further negatively impact KMG America's operations in the future. If KMG America can not obtain affortable reinsurance coverage, either our net exposures will increase or we will have to reduce our underwriting commitments.

  •
  We believe recently enacted medicare legislation and Medical Savings Accounts proposals should benefit life and health insurers in the worksite business. Medical savings accounts ("MSAs") were created by the United States Congress as a trial program in 1996 and allow self-employed individuals, as well as employees of employers with 50 or fewer employees, to set aside funds on a tax-free basis to pay eligible medical expenses, so long as such persons are covered under a high-deductible health insurance policy. MSA health insurance policies have become an important and growing product line for Kanawha.

Critical Factors Affecting Results

        Kanawha's profitability depends on the adequacy of its product pricing and underwriting, the accuracy of assumptions about future experience used in establishing reserves for future policyholder benefits and claims, returns on invested assets and its ability to manage its costs and expenses. Factors affecting these items may have a material adverse effect on Kanawha's business, results of operations or financial condition. In addition, Kanawha's profitability depends in large part on accurately predicting benefits, claims and other costs, including medical and dental costs. It also depends on Kanawha's ability to manage future benefit and other costs through product design, underwriting criteria, utilization review or claims management and, in health and dental insurance, negotiation of favorable provider contracts. Changes in market conditions and numerous other factors may also materially adversely affect Kanawha's ability to manage claim costs. As a result of one or more of these factors or other factors, claims could substantially exceed Kanawha's expectations, which could have a material adverse effect on Kanawha's business, results of operations or financial condition.

  Revenues

        Kanawha derives its revenues primarily from the sale of its insurance policies and, to a lesser extent, fee income from administrative services and commissions on the placement of third-party insurance products. Sales of insurance policies are recognized in revenue when earned as insurance premiums while sales of administrative services and commission income are recognized as fee income on Kanawha's consolidated statements of income.

        Kanawha's premium, fee and commission income is supplemented by income earned from its investment portfolio. Kanawha recognizes revenue from interest payments, dividends and sales of investments when earned. Its investment portfolio is currently primarily invested in fixed maturity securities. Both investment income and realized capital gains on these investments can be significantly impacted by changes in interest rates.

        Interest rate volatility can reduce unrealized gains or create unrealized losses in Kanawha's portfolios. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond Kanawha's control. Fluctuations in interest rates affect Kanawha's returns on, and the market value of, fixed maturity and short-term investments.

        The fair market value of the fixed maturity securities in Kanawha' s portfolio and the investment income from these securities fluctuate depending on general economic and market conditions. The fair market value generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by Kanawha from future investments in fixed maturity securities will generally increase or decrease with interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities, mortgage loan obligations and bonds in Kanawha's investment portfolio are more likely to be prepaid or redeemed as borrowers seek to borrow at lower interest rates, and Kanawha may be required to reinvest funds in lower interest-bearing investments.

  Expenses

        Kanawha's expenses primarily consist of policyholder benefits, insurance commissions, premium taxes, licenses, fees, amortization of deferred acquisition costs, or DAC, and value of business acquired, or VOBA, and general insurance operating expenses.

  Dispositions of Businesses

        In December 2003, Kanawha sold its fixed annuity block of insurance for contracts still in the accumulation phase to Madison National Life Insurance Company ("Madison National"). The business was sold pursuant to a 100% coinsurance agreement under which Kanawha ceded to Madison National substantially all assets and liabilities related to its fixed annuity business. The transaction resulted in a transfer of $15.1 million of reserves and $15.0 million of related assets. The ceding commission of $0.1 million combined with the write-off of the remaining DAC asset of $0.1 million resulted in no gain or loss being reflected on the Kanawha GAAP financial statements as a result of the transaction. Total premium considerations of $2.6 million, $1.3 million and $0.8 million generated by Kanawha's fixed annuity business were recognized in the years ended December 31, 2003, 2002 and 2001, respectively.

Critical Accounting Policies

        Kanawha considers the following accounting policies to be critical due to the amount of judgment and uncertainty inherent in the application of these policies. In calculating financial statement estimates, the use of different assumptions could produce materially different estimates. In addition, if factors such as those described in "Risk Factors" cause actual events to differ from the assumptions used in applying the accounting policies and calculating financial estimates, Kanawha's business, results of operations, financial condition and liquidity could be materially adversely affected.

  Reserves

        Policy benefit reserves and other claim reserves are established according to generally accepted actuarial principles and are based on a number of factors. These factors include historical claim payments experience and actuarial assumptions used to estimate expected future claims experience. These assumptions and other factors include trends in claims severity, frequency and other factors discussed below, the incidence of incurred claims, the extent to which all claims have been reported and internal claims processing changes. The methods of making these estimates and establishing the related reserves are periodically reviewed and updated.

        Policy benefit and claim reserves do not represent an exact calculation of exposure, but instead represent Kanawha's best estimate of what Kanawha expects the ultimate settlement and administration of a claim or group of claims will cost based on its assessment of facts and circumstances then known. Policy benefit reserves represent reserves established for claims not yet incurred. Claim reserves represent liabilities established for claims that have been incurred and have future benefits to be paid as of the balance sheet date. The adequacy of reserves will be impacted by future trends in claims severity, frequency and other factors including:

  •
  changes in the economic cycle;

  •
  the level of market interest rates and inflation;

  •
  emerging medical perceptions regarding physiological or psychological causes of disability;

  •
  emerging health issues and new methods of treatment or accommodation;

  •
  legislative changes and changes in taxation; and

  •
  claims handling procedures.

Many of these items are not directly quantifiable, particularly on a prospective basis. Reserve estimates are refined as experience develops. Adjustments to reserves, both positive and negative, are reflected in the consolidated statements of income of the period in which such estimates are updated. Because establishment of reserves is an inherently uncertain process involving estimates of future losses, there can be no certainty that ultimate losses will not exceed existing reserves. Future loss development could require reserves to be increased, which could have a material adverse effect on earnings in the periods in which such increases are made.

  Reserving Methodology

        Policy benefit reserves for life insurance, long-term care insurance, individual and group accident and health insurance, disability insurance and group life and health insurance are recorded at the present value of future benefits to be paid to policyholders and related expenses less the present value of the future net premiums (this method is called the "net level premium method"). These amounts are estimated and include assumptions made when the policy is issued as to the expected investment yield, inflation, mortality, morbidity, claim termination rates, awards for social security and withdrawal rates, as well as other assumptions that are based on Kanawha's experience. These assumptions reflect anticipated trends and include provisions for possible unfavorable deviations. Throughout the life of the policy, reserves are based on these original assumptions and cannot be modified pursuant to GAAP unless policy reserves prove inadequate. Kanawha also records an unearned premium reserve which represents the portion of premiums collected or due and unpaid which is intended to pay for insurance coverage in a period after the current accounting period.

        Loss recognition testing of Kanawha's policy benefit reserves is performed annually. This testing involves a comparison of Kanawha's actual net liability position (all liabilities less DAC) to the present value of future liabilities calculated using then-current assumptions. These assumptions are based on Kanawha's best estimate of future experience. To the extent a premium deficiency exists, it would be recognized immediately by a charge to the statement of income and a corresponding reduction in DAC. Any additional deficiency would be recognized as a premium deficiency reserve. Historically, loss recognition testing has not resulted in an adjustment to DAC or reserves. These adjustments would occur only if economic, mortality and /or morbidity conditions significantly deviated from the underlying assumptions.

        Reserve interest assumptions (i.e. discount rates) used by Kanawha in establishing its current policy benefit reserves are graded and range from 3.0% to 8.5%. The valuation interest rate is determined by taking into consideration actual and expected earned rates on Kanawha's asset portfolio. These liabilities are, for some plans, graded to equal statutory values or cash values at or prior to maturity. The weighted average assumed investment yield for all life and accident and health insurance policy reserves was 6.95% in 2003. Benefit reserves for individual life insurance policies include certain deferred profits on limited-payment policies that are being recognized in income over the policy term. Policy benefit claims are charged to expense in the period that the claims are incurred.

        The discount rate is the interest rate at which future benefit cash flows are discounted to determine the present value of those future cash flows. If the discount rate chosen is higher than actual future investment returns, Kanawha's investment returns will be insufficient to support the interest rate assumed when reserves were established. In this case, the reserves may eventually be insufficient to support future benefit payments. Alternatively, if a discount rate is chosen that is lower than actual future investment results, the reserves, and, for products such as long term care insurance, the claim cost in the current period, will be overstated and profits will be accumulated in the reserves rather than reported as current earnings. Kanawha sets its discount rate assumptions in conjunction with the current and expected future investment income rate of the assets supporting the reserves. If the investment yield at which new investments are purchased is below or above the investment yield of the existing investment portfolio, it is likely that the discount rate on new claims will be established below or above, respectively, the discount rate on existing claims.

        Kanawha intends to use a discount rate that provides some margin for moderately adverse movement in the investment portfolio yield rate.

        In many cases, differences in discount rates and recovery rates can have a significant effect on reserve liabilities. For example, if the discount rate used in the policy reserve calculation was adjusted by 50 basis points, the resulting reserve amount calculated would change by about 16%. Similarly, if the discount rate used in the claim reserve calculation varied by 50 basis points, the resulting claim reserve calculated would vary by about 1%. If rates of recovery on claim reserves for long term care insurance claims varied by 10% from those actually assumed, the resulting claim reserve calculation would change by about 9%.

        KMG America will reevaluate the valuation interest rate assumptions and assumed investment yields for all of Kanawha's products after the closing of the Kanawha acquisition as required by GAAP accounting rules for purchase accounting, which will require KMG America to "mark" to fair value all liabilities using updated interest rate assumptions and other factors. See "Unaudited Pro Forma Financial Information."

        Future policy benefit and expense reserves for fixed annuities (which Kanawha no longer offers) consist of policy account balances before applicable surrender charges and deferred policy initiation fees that are being recognized in income over the terms of the policies. Policy benefits charged to expense during the period include amounts paid in excess of policy account balances and interest credited to policy account balances. Interest crediting rates for investment products (i.e. primarily fixed annuity products which Kanawha no longer offers) ranged from 3.5% to 5.0% in 2003. Following the acquisition of Kanawha, KMG America does not intend to underwrite annuity or other products in which interest is credited to policyholder account balances. Therefore, policyholder benefits as reported on the consolidated statements of income will no longer reflect credited interest in the future.

        Claim reserves relating to short duration contracts, reserves are generally recorded when insured events occur. The liability is based on the expected ultimate cost of settling the claims. The claims and benefits payable reserves include: (1) case base reserves for known but unpaid claims as of the balance sheet date; (2) IBNR reserves for claims where the insured event has occurred but has not been reported as of the balance sheet date; and (3) loss adjustment expense reserves for the expected handling costs of settling the claims. Case base reserves and the IBNR reserves are recorded at an amount equal to the net present value of the expected future claims payments. Factors considered when setting IBNR reserves include patterns in elapsed time from claim incidence to claim reporting, and elapsed time from claim reporting to claim payment. Claim reserves generally equal Kanawha's estimate, at the end of the current reporting period, of the present value of the liability for future benefits and expenses to be paid on claims incurred as of that date. A claim reserve for a specific claim is based on assumptions derived from Kanawha's actual historical experience as to claim duration, as well as the specific characteristics of the claimant such as benefits available under the policy, the benefit period, and the age and occupation of the claimant.

        Claim reserves, unlike policy reserves, are subject to revision as current claims experience emerges and projections of future factors affecting claims experience change. In a reporting period, actual experience may deviate from the long-term assumptions used to determine the claim reserves. Kanawha reviews annually emerging experience on investment returns and rates of recovery to attempt to ensure that its claim reserves make adequate and reasonable provision for future benefits and expenses.

        Kanawha maintains unearned premium reserves for the portion of the premiums on short duration contracts such as accident and health insurance that is related to the unexpired period of the policy.

  Deferred Acquisition Costs

        The costs of acquiring new business that vary with and are primarily related to the production of new business have been deferred to the extent that these costs are deemed recoverable from future premiums or gross profits and are amortized into income as discussed below. Acquisition costs primarily consist of commissions, policy issuance expenses and some direct marketing expenses.

        For most insurance products, amortization of DAC is recognized in proportion to the ratio of annual premium revenue to the total anticipated premium revenue, which gives effect to expected terminations. DAC is amortized over the premium-paying period of the related policies. Anticipated premium revenue is determined using assumptions consistent with those utilized in the determination of liabilities for insurance reserves.

        For fixed and variable annuities, interest-sensitive life insurance and fixed and variable universal life insurance policies (none of which Kanawha currently offers), DAC is amortized in proportion to the present value of estimated gross margins or profits from investment, mortality, expense margins and surrender charges over the estimated life of the policy or contract. The assumptions used for the estimates are consistent with those used in computing the policy or contract liabilities.

        A premium deficiency is recognized immediately by a charge to the statement of income as a reduction of DAC to the extent that future policy premiums, including anticipated interest income, are not adequate to recover all DAC and related claims, benefits and expenses. If the premium deficiency is greater than unamortized DAC, a liability will be accrued for the excess deficiency.

        The interest rate Kanawha used to amortize deferred acquisition costs for the first six months of 2004 was 6.60% and for the year ended 2003 was 6.58%.

        Under Kanawha's current assumptions as of June 30, 2004, amortization of deferred acquisition costs for the next five years is expected to be as follows:

Year Ended December 31:	Amortization
2004	3.40%
2005	3.20
2006	5.57
2007	5.12
2008	4.62

        KMG America expects to write-off all of Kanawha's DAC upon the closing of the Kanawha acquisition as part of the application of purchase accounting.

  Value of Business Acquired

        VOBA is the value assigned to the insurance in force of acquired insurance companies or blocks of business at the date of acquisition. The amortization of VOBA is recognized using amortization schedules established at the time of the acquisitions based upon expected patterns of premiums, mortality, lapses, and morbidity as adjusted to take into account variances between expected and actual costs. VOBA is amortized over the expected life of the underlying business reinsured (or acquired).

        Kanawha has historically accounted for VOBA in a manner similar to DAC. The interest rate used to amortize VOBA in 2003 was approximately 7%. Periodically, Kanawha performs tests to determine if VOBA remains recoverable from future premiums on the acquired business. Kanawha did not incur any write-offs in 2003, 2002 or 2001 from impairments as a result of these recoverability tests.

        Under Kanawha's assumptions as of June 30, 2004, amortization of VOBA, for the next five years is expected to be as follows:

Year Ended December 31:	Amortization
2004	10.43%
2005	9.46
2006	8.66
2007	8.08
2008	7.61

        The valuation interest rate assumptions used to amortize VOBA, including the value associated with KMG America's acquisition of all of Kanawha's in force business, will be evaluated upon the closing of the Kanawha acquisition as required by GAAP accounting rules for purchase accounting, which will require KMG America to "mark" to fair value all assets and liabilities using updated interest rate assumptions and other factors. See "Unaudited Pro Forma Financial Information." Under purchase accounting, upon the closing of the Kanawha acquisition, Kanawha's VOBA will be eliminated and will be replaced by a new VOBA that will be calculated using current VOBA assumptions and the purchase price for the Kanawha acquisition.

  Investments

        Kanawha regularly monitors its investment portfolio to ensure that investments that may be other than temporarily impaired are identified in a timely fashion and properly valued and that any impairment is charged against earnings in the proper period. Its investment portfolio is managed by external asset management firms, with the exception of certain invested assets that are managed internally. Kanawha's methodology used to identify potential impairments requires judgment by Kanawha in conjunction with its investment managers.

        Changes in individual security values are monitored on a monthly basis in order to identify potential problem credits. In addition, pursuant to Kanawha's impairment testing process, each month the portfolio holdings are reviewed with additional screening for securities whose market price is equal to 80% or less of their original purchase price. Management then makes an assessment as to which of these securities are other than temporarily impaired. Assessment factors include, but are not limited to, the financial condition and rating of the issuer, any collateral held and the length of time the market value of the security has been below cost. Each month the watch list is distributed to Kanawha's investment committee and the outside investment managers, and discussions are held as needed in order to make any impairment decisions. Each quarter any security deemed to have been other than temporarily impaired is written down to its then current market value, with the amount of the write-down reflected in the statement of income for that quarter. Previously impaired issues are also monitored monthly, with additional write-downs taken quarterly if necessary.

        There are risks and uncertainties involved in making these judgments. Changes in circumstances and critical factors such as a continued weak economy, a pronounced economic downturn or unforeseen events which affect one or more companies, industry sectors or countries could result in additional write-downs in future periods for impairments that are deemed to be other-than-temporary.

Critical Accounting Policies of KMG America

        KMG America has completed a preliminary review of Kanawha's accounting policies and, at this time, believes that Kanawha's accounting policies are consistent with KMG America's accounting policies and does not foresee the need to make any significant changes in Kanawha's accounting policies in the foreseeable future. A more thorough review of Kanawha's accounting policies will be conducted following completion of the Kanawha acquisition, which may lead to changes in Kanawha's accounting policies.

        Upon the closing of KMG America's acquisition of Kanawha, KMG America will record the acquisition in a manner consistent with Financial Accounting Standard No. 141, Business Combinations ("FAS 141"). FAS 141 requires that all business combinations be accounted for under the purchase method of accounting, requires assets and liabilities to be "marked" to fair value and establishes specific criteria for the recognition of intangible assets separately from goodwill. KMG America has conducted preliminary analyses of how the Kanawha purchase price will be allocated among Kanawha's existing assets and liabilities, including amounts attributable to VOBA, goodwill and other intangibles, policy benefit reserves and reinsurance recoverables. The results of these analyses are reflected in the pro forma consolidated balance sheet and statements of income included in this prospectus. See "Unaudited Pro Forma Financial Information."

Results of Operations

  Consolidated Overview

        The following table presents information regarding Kanawha's consolidated results of operations:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2001	2002	2003	2003	2004
	(dollars in thousands)
Revenues:
Insurance premiums	$86,694.2	$98,643.1	$106,415.9	$52,923.7	$51,986.9
Net investment income(1)	29,820.3	27,160.2	27,072.8	13,227.2	12,320.5
Commission and fees	11,566.8	12,974.6	13,018.0	6,307.3	6,836.2
Net realized gains (losses)	4,397.4	(3,003.9)	7,600.5	5,945.0	1,728.1
Other income	2,697.1	1,869.4	2,317.3	940.5	1,457.5

Total revenues	135,175.8	137,643.4	156,424.5	79,343.7	74,329.2

Benefits and expenses:
Policyholder benefits	71,071.8	81,284.9	89,261.1	44,824.5	46,547.3
Commissions	6,479.5	7,351.4	9,074.2	4,497.1	4,779.2
General expenses	26,645.6	28,406.8	29,538.1	14,583.5	12,430.2
Taxes, licenses and fees	3,589.3	3,927.0	4,708.1	2,571.5	2,308.6
Depreciation and amortization	3,127.8	2,919.1	3,004.8	1,598.1	1,418.3
Amortization of DAC	10,336.2	9,515.5	9,588.5	4,059.9	4,355.8

Total benefits and expenses	121,250.2	133,404.7	145,174.8	72,134.6	71,839.4

Income before income taxes	13,925.6	4,238.7	11,249.7	7,209.1	2,489.8
Income taxes	(4,205.7)	(1,157.3)	(3,499.4)	(2,201.1)	(766.0)

Net income	$9,719.9	$3,081.4	$7,750.3	$5,008.0	$1,723.8

Benefits to premiums ratio(2)	82.0%	82.4%	83.9%	84.7%	89.5%

(1)
Net investment income for the six months ended June 30, 2004, was negatively impacted by a $1.6 million incentive payment to one of Kanawha's outside investment managers at the conclusion of the contract period. There are no other incentive arrangements of this type in force, and this contract will be terminated upon the closing of KMG America's acquisition of Kanawha.

(2)
The benefits to premiums ratio is equal to policyholder benefits divided by insurance premiums.

Definitions of Insurance Terms

        The following list includes definitions of insurance terms used in the discussion of Kanawha's results of operations. Terms are listed in the order in which they appear in Kanawha's statements of income.

  •
  Revenues:    Revenues consist primarily of premiums, net investment income, commission and fee income, realized investment gains and losses and other income.

  •
  Premiums:  Premiums are categorized as direct, assumed, ceded, and net. Each of these categories are further categorized as new or renewal.

  •
  Direct Premiums:  Direct premiums represent premiums on insurance products written and issued by Kanawha.

      •
      Assumed Premiums:  Assumed premiums represent premiums written and issued by other insurance companies and subsequently reinsured by Kanawha.

      •
      Ceded Premiums:  Ceded premiums represent premiums either written by or assumed by Kanawha and subsequently reinsured by other insurance companies.

      •
      Net premiums:  Net premiums represent the sum of direct premiums and assumed premiums, less ceded premiums.

      •
      New premiums:  New premiums represent premiums collected within the first twelve months following the initial policy date.

      •
      Renewal premiums:  Renewal premiums represent the premiums derived from policies greater than twelve months from the original policy date.

    •
    Commission and fee income:  Commission and fee income consists of the commissions received by Kanawha's insurance marketing business for the sale by Kanawha of insurance products underwritten by other insurance companies and fees generated by Kanawha's third-party administration business. In addition, both of these businesses provide services to Kanawha. The commission and fee income for services that these businesses provide to Kanawha is eliminated from the financial statement amounts referenced in this prospectus.

    •
    Other income:  Other income is comprised primarily of commission and expense allowances from reinsurance companies relating to insurance ceded from Kanawha to the reinsurance companies.

  •
  Benefits and expenses:  Benefits and expenses consist primarily of policyholder benefits, insurance commissions, general insurance expenses, insurance taxes, licenses and fees, depreciation and amortization and the amortization of DAC and VOBA.

  •
  Policyholder benefits:  Policyholder benefits consist of the policy benefit claims paid to policyholders and the increase or decrease in benefit reserves. The primary factors affecting policyholder benefits are premium growth, claims experience and reserve assumptions including persistency, morbidity, mortality and interest rates. See Notes 1 and 5 to "Notes to Consolidated Financial Statements" in this prospectus.

  •
  Insurance commissions:  Insurance commissions represent renewal commissions on products after the first anniversary date as well as first year commissions that are not deferred.

  •
  General insurance expenses:  General insurance expenses include primarily selling, general and administrative expenses incurred by corporate headquarters personnel in conducting operations including marketing, policy set-up, administration, adjudication and customer service.

  •
  Insurance taxes, licenses and fees:  Insurance taxes, licenses and fees are primarily comprised of employment taxes, premium taxes and various filing fees required by the jurisdictions in which Kanawha does business.

  •
  Depreciation and amortization:  This item includes depreciation of fixed assets such as information technology hardware and amortization of intangible assets such as software licenses. This item is not discussed in detail in this Management's Discussion and Analysis of Financial Condition and Results of Operations of Kanawha because it does not generally fluctuate significantly from period to period and is not a significant performance statistic considered by Kanawha's management.

  •
  Amortization of DAC and VOBA:  DAC relating to most insurance products is amortized over the premium-paying period of related policies in a manner consistent with the establishment of benefit reserves. The amortization of VOBA is comparable to the amortization of DAC and is recognized using amortization schedules established at the time of acquisition based upon expected patterns of premiums, mortality, lapses and morbidity, and adjustments are made to take into account certain variances between expected and actual costs.

  •
  Other Operating Measures:  These are measures that do not appear in the statement of operations, but are used by Kanawha's management to evaluate Kanawha's operating results.

  •
  New sales:  New sales represent annualized premiums on new policies issued.

  •
  Benefits to premiums ratio:  Benefits to premiums ratio equals policyholder benefits divided by net premiums. In general, an increase in the ratio indicates a decrease in underwriting margins of the relevant business segment. Conversely, a decrease in the ratio generally indicates an increase in underwriting margins for the relevant business segment. Kanawha's management believes that this ratio is more meaningful in evaluating the changes in underwriting margins on Kanawha's products from period to period than comparing absolute dollar changes in premiums and reserves because growth in net premiums produces corresponding increases in reserves.

Discussion of Results by Business Segment

        The following section discusses significant factors that impact Kanawha's revenues and insurance underwriting results segregated into the following five business segments:

        Worksite insurance business.    The worksite insurance business provides life and health insurance products to employers and their employees. This business segment includes worksite business as well as individual insurance business sold directly to the end consumer and not considered part of the senior market business. The primary insurance products sold by this business include life, short-term disability, dental, indemnity health and critical illness. The earnings reported in any period for Kanawha's worksite insurance business generally depends on growth in underwritten business, business mix, persistency of business in force, benefit payouts and administrative expenses incurred. Revenues are generated primarily from new and renewal premiums. The worksite insurance business also includes business sold through Kanawha's career agency distribution channel, which is a group of agents and managers that are employees of Kanawha that sell life and health insurance products directly to individuals and small businesses.

        Senior market insurance business.    The senior market insurance business provides individual insurance products, primarily long-term care insurance, tailored to the needs of older individuals. The level of operating earnings reported in any period for Kanawha's senior market insurance business generally depends on growth in underwritten business, business mix, risk concentration, the ability to adjust premium rates, persistency of business in force, benefit payouts and administrative expenses incurred. Revenues are generated primarily from new and renewal premiums.

        Third-party administration business.    The third-party administration business provides administrative services to both the worksite insurance business and the senior insurance market business, as well as to third parties such as employers with self-funded insured health plans, other insurance carriers who do not administer the plans they offer, reinsurers and managed care plans. Fees paid by Kanawha's insurance operations to Kanawha's third-party administrative services subsidiary are eliminated in Kanawha's consolidated financial statements; fees received from third parties for these services are recorded as commissions and fee income in Kanawha's consolidated statements of income. Costs associated with the operation of this business primarily reflect general overhead expenses and related information technology costs that are reflected in Kanawha's consolidated statements of income as general insurance expenses.

        Acquired business.    Kanawha has obtained over time through assumption and indemnity reinsurance transactions, a number of blocks of life and health insurance business in which it has since elected to discontinue accepting new business. Revenue from this business reflects renewal premiums and other considerations on business in force that will continue to decline over time as policies lapse. The earnings generated by acquired blocks of business in any period will be affected by, among other things, historical pricing levels together with approved premium rate increases (if any), diversification of the underlying insurance policies, persistency and loss frequency and severity.

        Corporate and other.    The corporate and other segment includes investment income earned on the investment portfolio allocated to capital and surplus, as well as all realized investment gains and losses, which are not allocated by line of business. This segment also includes marketing allowances, commissions and related expenses pertaining to product sales for other insurance carriers, which are currently not material. In addition, this segment includes certain unallocated expenses, primarily deferred compensation and incentive compensation costs, and other unallocated immaterial items. The results of this business segment are reflected in the following discussions of net investment income, realized investment gains and losses, and general insurance expenses.

Consolidated Results of Operations

        The following represents a summary of Kanawha's income statement and asset composition by reportable segment.

	For the six months ended June 30,
	2003	2004
Worksite Insurance Business
Insurance premiums	$29,036,378	$28,197,772
Net investment income	2,903,282	2,697,936
Other income	125,691	164,238

Total revenues	32,065,351	31,059,946
Policyholder benefits	23,521,885	23,134,401
Expenses	10,150,084	9,322,182

Total benefits and expenses	33,671,969	32,456,583

Loss before Federal income tax	$(1,606,618)	$(1,396,637)

Total assets	$151,576,163	$151,757,275

Senior Market Insurance Business
Insurance premiums	$20,951,936	$21,673,650
Net investment income	1,047,926	1,873,688
Other income	670,030	1,051,396

Total revenues	22,669,892	24,598,734
Policyholder benefits	16,843,388	18,719,515
Expenses	3,789,014	4,486,913

Total benefits and expenses	20,632,402	23,206,428
Income before Federal income tax	$2,037,490	$1,392,306

Total assets	$99,236,416	$134,309,795

Third-Party Administration Business
Insurance premiums	$—	$—
Net investment income	—	—
Other income	6,315,814	6,800,156

Total revenues	6,315,814	6,800,156
Policyholder benefits	—	—
Expenses	6,358,928	6,019,563

Total benefits and expenses	6,358,928	6,019,563

(Loss) income before Federal income tax	$(43,114)	$780,593

Total assets	$5,396,807	$7,231,988

Acquired Business
Insurance premiums	$2,935,430	$2,115,443
Net investment income	4,604,193	4,527,772
Other income	57,884	50,206

Total revenues	7,597,507	6,693,421
Policyholder benefits	4,459,237	4,693,321
Expenses	3,544,723	2,913,129

Total benefits and expenses	8,003,960	7,606,450

Loss before Federal income tax	$(406,453)	$(913,029)

Total assets	$215,033,879	$201,197,904

Corporate and Other
Insurance premiums	$—	$—
Net investment income	4,671,734	3,221,131
Other income	6,023,447	1,955,773

Total revenues	10,695,181	5,176,904
Policyholder benefits	—	—
Expenses	3,467,358	2,550,312

Total benefits and expenses	3,467,358	2,550,312

Income before Federal income tax	$7,227,823	$2,626,592

Total assets	$203,995,365	$195,952,789

Total Company
Insurance premiums	$52,923,744	$51,986,865
Net investment income	13,227,135	12,320,527
Other income	13,192,866	10,021,769

Total revenues	79,343,745	74,329,161
Policyholder benefits	44,824,510	46,547,237
Expenses	27,310,107	25,292,099

Total benefits and expenses	72,134,617	71,839,336

Income before Federal income tax	$7,209,128	$2,489,825

Total assets	$675,238,630	$690,449,751

	For the years ended December 31,
	2001	2002	2003
Worksite Insurance Business
Insurance premiums	$51,605,558	$53,173,170	$58,432,771
Net investment income	7,248,071	6,266,992	5,943,960
Other income	155,939	197,146	386,070

Total revenues	59,009,568	59,637,308	64,762,801
Policyholder benefits	40,916,341	42,067,226	45,129,701
Expenses	17,234,106	19,112,549	20,379,291

Total benefits and expenses	58,150,447	61,179,775	65,508,992

Income (loss) before Federal income tax	$859,121	$(1,542,467)	$(746,191)

Total assets	$147,088,278	$150,694,648	$151,371,669

Senior Market Insurance Business
Insurance premiums	$27,529,601	$37,970,676	$41,546,362
Net investment income	1,398,061	1,308,947	2,426,903
Other income	2,168,022	1,368,706	1,563,506

Total revenues	31,095,684	40,648,329	45,536,771
Policyholder benefits	19,482,222	28,785,095	33,146,152
Expenses	6,667,110	7,676,716	8,340,910

Total benefits and expenses	26,149,332	36,461,811	41,487,062

Income before Federal income tax	$4,946,352	$4,186,518	$4,049,709

Total assets	$51,307,622	$81,317,287	$115,751,057

Third-Party Administration Business
Insurance premiums	$—	$—	$—
Net investment income	—	—	—
Other income	11,588,740	12,974,620	13,071,590

Total revenues	11,588,740	12,974,620	13,071,590
Policyholder benefits	—	—	—
Expenses	12,546,519	12,978,196	12,564,353

Total benefits and expenses	12,546,519	12,978,196	12,564,353

(Loss) income before Federal income tax	$(957,779)	$(3,576)	$507,237

Total assets	$7,136,029	$8,737,853	$8,858,946

Acquired Business
Insurance premiums	$7,559,042	$7,499,276	$6,436,741
Net investment income	13,036,242	10,261,228	9,230,046
Other income	185,526	139,828	122,037

Total revenues	20,780,810	17,900,332	15,788,824
Policyholder benefits	10,673,283	10,432,557	10,985,219
Expenses	8,625,735	7,555,610	7,057,428

Total benefits and expenses	19,299,018	17,988,167	18,042,647

Income (loss) before Federal income tax	$1,481,792	$(87,835)	$(2,253,823)

Total assets	$232,412,336	$220,934,606	$203,214,521

Corporate and Other
Insurance premiums	$—	$—	$—
Net investment income	8,137,960	9,323,064	9,471,850
Other income	4,563,064	(2,840,143)	7,792,635

Total revenues	12,701,024	6,482,921	17,264,485
Policyholder benefits	—	—	—
Expenses	5,104,960	4,796,818	7,571,779

Total benefits and expenses	5,104,960	4,796,818	7,571,779

Income before Federal income tax	$7,596,064	$1,686,103	$9,692,706

Total assets	$180,817,447	$200,215,333	$205,974,072

Total Company
Insurance premiums	$86,694,201	$98,643,122	$106,415,874
Net investment income	29,820,334	27,160,231	27,072,759
Other income	18,661,291	11,840,157	22,935,838

Total revenues	135,175,826	137,643,510	156,424,471
Policyholder benefits	71,071,846	81,284,878	89,261,072
Expenses	50,178,430	52,119,889	55,913,761

Total benefits and expenses	121,250,276	133,404,767	145,174,833

Income before Federal income tax	$13,925,550	$4,238,743	$11,249,638

Total assets	$618,761,712	$661,899,727	$685,170,265

Six Months Ended June 30, 2004, Compared to Six Months Ended June 30, 2003

  Financial Results Overview

        Net income for the six months ended June 30, 2004, decreased $3.3 million, or 66.0%, to $1.7 million from net income of $5.0 million for the six months ended June 30, 2003. The decrease in net income was primarily due to a decrease in realized investment gains and an increase in policyholder benefits, partially offset by a decrease in general expenses, all of which are described in greater detail below.

  Revenues

        Total revenues for the six months ended June 30, 2004 decreased $5.0 million, or 6.3%, to $74.3 million from total revenues of $79.3 million for the six months ended June 30, 2003. The primary factors causing this decrease are explained in the revenue related discussion below.

  Premiums

        The following table presents the distribution of premiums by type and business segment.

	For the six months ended June 30, 2003				For the six months ended June 30, 2004				Increase (decrease)
	Worksite	Senior	Acquired	Total	Worksite	Senior	Acquired	Total	Worksite	Senior	Acquired	Total
	(dollars in millions)
Direct
New	$7.3	$5.4	$—	$12.7	$6.4	$2.9	$—	$9.3	$(0.9)	$(2.5)	$—	$(3.4)
Renewal	22.6	20.2	—	42.8	22.7	25.0	—	47.7	0.1	4.8	—	4.9
Total	29.9	25.6	—	55.5	29.1	27.9	—	57.0	(0.8)	2.3	—	1.5
Assumed
New	—	—	—	—	—	—	—	—	—	—	—	—
Renewal	—	—	3.0	3.0	—	—	2.1	2.1	—	—	(0.9)	(0.9)
Total	—	—	3.0	3.0	—	—	2.1	2.1	—	—	(0.9)	(0.9)
Ceded
New	(0.4)	(1.9)	—	(2.3)	(0.4)	(1.8)	—	(2.2)	—	0.1	—	0.1
Renewal	(0.5)	(2.7)	(0.1)	(3.3)	(0.5)	(4.4)	—	(4.9)	—	(1.7)	0.1	(1.6)
Total	(0.9)	(4.6)	(0.1)	(5.6)	(0.9)	(6.2)	—	(7.1)	—	(1.6)	0.1	(1.5)
Net
New	6.9	3.5	—	10.4	6.0	1.1	—	7.1	(0.9)	(2.4)	—	(3.3)
Renewal	22.1	17.5	2.9	42.5	22.2	20.6	2.1	44.9	0.1	3.1	(0.8)	2.4
Total	29.0	21.0	2.9	52.9	28.2	21.7	2.1	52.0	(0.8)	0.7	(0.8)	(0.9)

        Worksite net new premiums decreased $0.9 million, or 13.0%, for the six months ended June 30, 2004, compared to the six months ended June 30, 2003, due to decreased sales volumes. New sales decreased $1.6 million in total, or 23.9%, to $5.1 million for the six months ended June 30, 2004, from $6.7 million for the six months ended June 30, 2003. Kanawha stopped issuing annuities and Medicare supplement policies in 2003, but both of these products were offered in the first six months of 2003. Sales of Kanawha products through its career agency distribution channel declined as a result. New product sales distributed exclusively through worksite marketing for the six months ended June 30, 2004, were up $0.5 million, or 14.3%, to $4.0 million for the six months ended June 30, 2004, from $3.5 million for the six months ended June 30, 2003. Net renewal premiums increased $0.1 million, or 0.4%, due to the increased amount of insurance in force created by prior year sales.

        Senior market net new premiums decreased $2.4 million, or 68.6%, due to a decline in new sales. New sales decreased $1.9 million, or 45.2%, to $2.3 million for the six months ended June 30, 2004, from $4.2 million for the six months ended June 30, 2003. The sales decline that began in mid-2003, resulting from the discontinuance of an older product and the introduction of a new product with significantly higher premiums, continued into 2004. Net new premiums also declined due to the fact that the new product is reinsured to a greater degree than the discontinued product, resulting in an increase to ceded premiums. The risk retained by Kanawha was 85% on the discontinued product compared to 40% on the new product. Net renewal premiums increased $3.1 million, or 17.8%, due to the increased amount of insurance in force created by prior year sales. This increase is reflected in both the direct renewal premiums and the ceded renewal premiums.

        Acquired business premiums decreased $0.8 million, or 27.6%, in the first six months of 2004 compared to the first six months of 2003. Kanawha has not acquired any blocks of business since 1999 and the decline is a result of policy lapses.

  Net Investment Income

        Net investment income decreased $0.9 million, or 6.8%, to $12.3 million for the six months ended June 30, 2004, from $13.2 million for the six months ended June 30, 2003. The decline in the first six months of 2004 was primarily the result of an incentive payment of $1.6 million to one of Kanawha's outside investment managers at the conclusion of the contract period. There are no other incentive arrangements of this type in force, and KMG America expects to terminate this contract upon the completion of KMG America's acquisition of Kanawha. Excluding the effects of this payment, investment income for the six months ended June 30, 2004, increased by 5.3% over the same period of 2003. Net investment income is primarily affected by changes in levels of invested assets and interest rates. The increase in underlying investment income for the six months ended June 30, 2004, occurred in tandem with an increase in total investments of $18.7 million, or 4.1%, to $476.1 million as of June 30, 2004, from $457.4 million as of June 30, 2003. The total investments on an amortized cost basis as of June 30, 2004, totaled $467.3 million compared to $433.0 million as of June 30, 2003. The increase in invested assets on an amortized cost basis is due to an increase in premiums retained to establish policy reserves for the payment of future policyholder benefits. The average yield on invested assets on an amortized cost basis was 5.34% for the six months ended June 30, 2004. Excluding the investment manager incentive payment described above, the average yield on invested assets on an amortized cost basis was 6.01% for the six months ended June 30, 2004, compared to an average yield for the six months ended June 30, 2003, of 6.04%. Net investment income is allocated to the various business segments on a pro rata basis based on the assets attributed to the business segment, with the exception of the 2004 incentive payment which was charged directly to the corporate and other segment.

  Commission and Fee Income

        Commission and fee income increased $0.5 million, or 7.9%, to $6.8 million for the six months ended June 30, 2004, from $6.3 million for the six months ended June 30, 2003. Most of the commission and fee income was from administrative fees relating to third-party administration. The increase was due to an increase in business in-force resulting from increases in sales of Kanawha's administrative services.

  Realized Investment Gains and Losses

        Realized investment gains and losses occur as a result of the sale or impairment of Kanawha's investments. The net realized investment gain for the six months ended June 30, 2004, decreased $4.2 million to $1.7 million from $5.9 million for the six months ended June 30, 2003. The net gain on the sale of fixed maturity securities for the six months ended June 30, 2004, totaled $1.9 million compared to a net gain on the sale of fixed maturity securities of $6.0 million for the six months ended June 30, 2003, because in the six months ended June 30, 2003, Kanawha's investment committee elected to take advantage of favorable market conditions for fixed maturity securities by selling certain fixed maturity securities to recognize gains on these sales. The net gain on sale of fixed maturity securities of $1.9 million was reduced to $1.6 due to an impairment charge of $0.3 million for the six months ended June 30, 2004. The net gain on the sale of common stocks for the six months ended June 30, 2004, totaled $0.0 million compared to a net gain on the sale of common stocks of $0.4 million for the six months ended June 30, 2003. Realized investment gains and losses are allocated entirely to the corporate and other business segment.

  Other Income

        Other income increased $0.6 million, or 66.7%, to $1.5 million for the six months ended June 30, 2004, from $0.9 million for the six months ended June 30, 2003, reflecting increased commission and expense allowances from reinsurance companies generated from the increase in ceded premiums that is described in the premium discussion.

  Benefits and Expenses

        Total benefits and expenses decreased $0.3 million, or 0.4%, to $71.8 million for the six months ended June 30, 2004, from $72.1 million for the six months ended June 30, 2003. The primary factors causing this decrease are explained in the Benefits and Expenses related discussion below.

  Policyholder Benefits

        Policyholder benefits increased $1.7 million, or 3.8%, to $46.5 million for the six months ended June 30, 2004, from $44.8 million for the six months ended June 30, 2003.

        Worksite marketing policyholder benefits decreased $0.4 million, or 1.7%, to $23.1 million for the six months ending June 30, 2004, from $23.5 million for the six months ending June 30, 2003. This produced benefits to premium ratios of 81.9% for the six months ended June 30, 2004, compared to 81.0% for the six months ended June 30, 2003. Although policy benefits in total decreased, the sales decline of $1.2 million resulting from the discontinuation of annuities also produced a similar reduction in policyholder benefits, as reserve increases associated with this business were no longer required. The benefits to premium ratio increased primarily as a result of unfavorable short term disability claims experience at a particular employer worksite. Actions have been taken to cease any new sales in that worksite.

        Senior market policyholder benefits increased $1.9 million, or 11.3%, to $18.7 million for the six months ended June 30, 2004, from $16.8 million for the six months ended June 30, 2003. This produced benefits to premium ratios of 86.2% for the six months ended June 30, 2004, compared to 80.0% for the six months ended June 30, 2003. The primary reason for the ratio increase is an increase in open active claims, which results in increases in actual claim payments as well as additional claims reserves.

        Acquired business policyholder benefits increased $0.2 million, or 4.4%, to $4.7 million for the six months ending June 30, 2004, from $4.5 million for the six months ending June 30, 2003. This produced benefits to premium ratios of 223.8% for the six months ended June 30, 2004, compared to 155.2% for the six months ended June 30, 2003. These benefits to premium ratios reflect the facts that a large portion of the acquired business is no longer premium paying, this business has substantial reserves and the investment income on the reserves is a primary component of this line of business. The primary reason for the increased benefits to premium ratio was an increase of $0.7 million in policyholder benefits combined with a decrease of $0.3 million in premiums on a block of insurance policies acquired from Metropolitan Life Insurance Company. The increase in policyholder benefits on the Metropolitan Life Insurance Company business was due in part to several larger claims, but primarily reflects increased claims volume due to the aging of the business. Other than these benefit fluctuations, there were no significant changes in acquired business policyholder benefits for the six months ended June 30, 2004, compared to the six months ended June 30, 2003.

  Insurance Commissions

        Commission expenses increased $0.3 million, or 6.7%, to $4.8 million for the six months ended June 30, 2004, from $4.5 million for the six months ended June 30, 2003, which is consistent with the increase in net renewal premiums of 5.7%.

  General Insurance Expenses

        General insurance expenses decreased $2.2 million, or 15.1%, to $12.4 million for the six months ended June 30, 2004, from $14.6 million for the six months ended June 30, 2003. The expenses for the six months ended June 30, 2004, and 2003, respectively, include approximately $0.6 million and $1.7 million of market development costs which primarily represent costs incurred in the development of Kanawha's worksite marketing business. These market development costs were higher in the first six months of 2003 compared to the first six months of 2004 because Kanawha incurred significant market development costs in 2002 and 2003 to start up Kanawha's worksite marketing business. In November of 2003, Kanawha outsourced the functions of its information technology department to CGI Group, Inc. which has had a positive impact on expenses. In addition, general insurance expenses (primarily in the third party administration business) were negatively impacted in 2003 by information technology expenses attributable to administrative system conversions, as well as costs to comply with HIPAA. As a result, the third party administration business experienced a decrease in expenses for the six months ending June 30, 2004 compared to the six months ending June 30, 2003, despite a 7.9% increase in revenue. Overhead expenses that are not directly associated with a particular business segment are allocated to the various business segments on a pro rata basis.

  Insurance Taxes, Licenses and Fees

        Insurance taxes, licenses and fees decreased $0.3 million, or 11.5%, to $2.3 million for the six months ended June 30, 2004, from $2.6 million for the six months ended June 30, 2003. This decline primarily resulted from reduced licensing fees and employment taxes due to reduction in salaries and wages realized when Kanawha outsourced the functions of its information technology department to CGI Group, Inc. and the employees in this department were transferred to CGI's payroll. This outsourcing arrangement began in November of 2003, therefore the related taxes and fees were still included in insurance taxes, licenses and fees at June 30, 2003, but were classified as general insurance expenses for June 30, 2004. In addition, insurance taxes, licenses or fees for the six months ended June 30, 2003 were negatively impacted by additional fees resulting from an examination performed by the South Carolina Department of Insurance.

  Amortization of DAC and VOBA

        Kanawha defers first year commissions and general insurance expenses associated with the acquisition of new business. The total deferrals of policy acquisition costs were $6.6 million and $7.4 million for the six months ended June 30, 2004, and June 30, 2003, respectively. The decrease in deferrals was primarily due to the decrease in net new long-term care premiums in the senior market.

        Kanawha also assigns a value to the insurance in force of acquired companies or blocks of insurance business at the date of acquisition. There were no acquisitions of companies or blocks of business for each of the six-month periods ended June 30, 2004, and 2003.

        The amortization of DAC and VOBA increased $0.3 million, or 7.3%, to $4.4 million for the six months ended June 30, 2004 from $4.1 million for the six months ended June 30, 2003. For the six months ended June 30, 2004, amortization was composed of DAC amortization of $2.8 million and VOBA amortization of $1.6 million. For the six months ended June 30, 2003, amortization was composed of DAC amortization of $2.1 million and VOBA amortization of $2.0 million.

  Provision for Income Taxes

        Total income taxes may differ from the amount computed by applying the federal corporate tax rate of 35% due to the fact that the first $10.0 million of Kanawha's taxable income is taxed at 34%, as well as due to Kanawha's tax-advantaged investments. The effective income tax rates for the six months ended June 30, 2004, and 2003 were 30.8% and 30.5% respectively. In 2003, Kanawha qualified for the small life insurance company deduction, which had the effect of lowering the overall tax rate. Kanawha does not expect to qualify for the small life insurance company deduction in 2004. A portion of Kanawha's consolidated income for the six months ended June 30, 2004, resulted from a subsidiary that has net operating losses. Due to the uncertainty of using these net operating losses, Kanawha had not established a deferred tax asset for them; therefore, the net income from this subsidiary has a tax rate of zero due to the use of net operating losses to offset taxable income incurred, which reduces the effective tax rate for the consolidated company.

Year Ended December 31, 2003, Compared to Year Ended December 31, 2002

  Financial Results Overview

        Net income for 2003 increased $4.7 million, or 151.6%, to $7.8 million from net income of $3.1 million in 2002. The increase in net income was due to an increase in realized investment gains partially offset by an increase in policyholder benefits, all of which are described in greater detail below.

  Revenues

        Total revenues for 2003 increased $18.8 million, or 13.7%, to $156.4 million from total revenues of $137.6 million in 2002. The primary factors causing the increase are explained in the Revenue Related discussion below.

  Premiums

        The following table presents the distribution of premiums by type and business segment.

	For the year ended December 31, 2002				For the year ended December 31, 2003				Increase (decrease)
	Worksite	Senior	Acquired	Total	Worksite	Senior	Acquired	Total	Worksite	Senior	Acquired	Total
	(dollars in millions)
Direct
New	$12.9	$13.8	$—	$26.7	$15.9	$9.6	$—	$25.5	$3.0	$(4.2)	$—	$(1.2)
Renewal	42.4	30.7	—	73.1	44.2	42.1	—	86.3	1.8	11.4	—	13.2
Total	55.3	44.5	—	99.8	60.1	51.7	—	111.8	4.8	7.2	—	12.0
Assumed
New	—	—	—	—	—	—	—	—	—	—	—	—
Renewal	—	—	7.8	7.8	—	—	6.6	6.6	—	—	(1.2)	(1.2)
Total	—	—	7.8	7.8	—	—	6.6	6.6	—	—	(1.2)	(1.2)
Ceded
New	(0.9)	(2.0)	—	(2.9)	(0.8)	(3.8)	—	(4.6)	0.1	(1.8)	—	(1.7)
Renewal	(1.2)	(4.6)	(0.3)	(6.1)	(0.9)	(6.4)	(0.1)	(7.4)	0.3	(1.8)	0.2	(1.3)
Total	(2.1)	(6.6)	(0.3)	(9.0)	(1.7)	(10.2)	(0.1)	(12.0)	0.4	(3.6)	0.2	(3.0)
Net
New	12.0	11.8	—	23.8	15.1	5.8	—	20.9	3.1	(6.0)	—	(2.9)
Renewal	41.2	26.1	7.5	74.8	43.3	35.7	6.5	85.5	2.1	9.6	(1.0)	10.7
Total	53.2	37.9	7.5	98.6	58.4	41.5	6.5	106.4	5.2	3.6	(1.0)	7.8

        Worksite net new premiums increased $3.1 million, or 25.8%, due to increased sales volumes.

        New sales increased $3.2 million in total, or 27.8% to $14.7 million in 2003 from $11.5 million in 2002. New product sales distributed exclusively through worksite marketing increased $2.0 million, or 31.2%, to $8.4 million in 2003 from $6.4 million in 2002. In late 2001, Kanawha hired a new team of marketing executives to grow this business and expended considerable effort and resources to achieve this objective. As a result, Kanawha's product sales distributed exclusively through worksite marketing increased in both 2002 and 2003. Net renewal premiums increased $2.1 million, or 5.1%, due to the increased amount of insurance in force created by prior year sales.

        Senior market net new premiums decreased $6.0 million, or 50.8%, due to the combination of a decrease in direct new premiums and an increase in ceded new premiums. Direct new premiums decreased $ 4.2 million, or 30.4%, due to a decline in new sales. New sales decreased $5.1 million, or 38.1% to $8.3 million in 2003 from $13.4 million in 2002. Sales declined as a result of the discontinuance of an older long-term care product and the introduction of a new long-term care product with significantly higher premiums. Ceded new premiums increased $1.8 million, or 90.0%, as a result of the fact that the new product is reinsured to a greater degree than the discontinued product. Net renewal premiums increased $9.6 million, or 36.8%, due to the increased amount of insurance in force created by prior year sales. This increase is reflected in both the direct renewal premiums and the ceded renewal premiums.

        Acquired business premiums decreased $1.0 million, or 13.3%, in 2003. Kanawha has not acquired any blocks of business since 1999 and the decline is a result of policy lapses.

  Net Investment Income

        Net investment income declined $0.1 million, or 0.4%, to $27.1 million in 2003 from $27.2 million in 2002. Net investment income is primarily affected by changes in levels of invested assets and interest rates. The decline in investment income in 2003 occurred despite an increase in total investments of $13.3 million, or 2.9%, to $477.2 million as of December 31, 2003, from $463.9 million as of December 31, 2002. The total investments on an amortized cost basis as of December 31, 2003, totaled $455.9 million compared to $443.5 million as of December 31, 2002. The increase in invested assets on an amortized cost basis is due to retention of premiums to establish policy reserves for the payment of future policyholder benefits. The average yield on invested assets on an amortized cost basis was 6.02% in 2003 compared to an average yield of 6.21% in 2002. The continuing decline in prevailing interest rates and Kanawha's sale of some higher yield investments when it restructured its portfolio in 2002 contributed to the decline in net investment income in 2003 from 2002. Net investment income is allocated to the various business segments on a pro rata basis based on the assets attributed to the business segment.

  Commission and Fee Income

        Commission and fee income for 2003 was $13.0 million, unchanged from 2002. This amount represented administrative fees for third-party administrative services.

  Realized Investment Gains and Losses

        Realized investment gains and losses occur as a result of the sale or impairment of Kanawha's investments. The net realized investment gain increased by a total of $10.6 million to $7.6 million in 2003 from a net realized investment loss of $3.0 million in 2002. The net gain on the sale of fixed maturity securities in 2003 totaled $6.2 million compared to a net loss on the sale of fixed maturity securities of $3.0 million in 2002. The $6.2 million net gain in 2003 was primarily due to Kanawha's investment committee's election to take advantage of favorable market conditions for fixed maturity securities by selling fixed maturity securities to recognize gains on these sales. The $3.0 million net loss in 2002 was primarily due to losses on distressed bonds from companies including WorldCom, Inc. and ATT Canada, Inc. The net gain on the sale of common stocks in 2003 totaled $1.3 million due to Kanawha's investment committee's election to take advantage of favorable market conditions by selling certain common stocks to recognize gains on these sales. The sale of common stock in 2002 was at a price that approximated the value of the stock on Kanawha's balance sheet; therefore, the realized gain was de minimis. Realized investment gains and losses are allocated entirely to the corporate and other business segment.

  Other Income

        Other income increased $0.4 million, or 21.1%, to $2.3 million in 2003 from $1.9 million in 2002, reflecting the increased commission and expense allowances from reinsurance companies generated from the increase in ceded premiums that is described in the discussion of premiums above.

  Benefits and Expenses

        Total benefits and expenses increased $11.8 million, or 8.8%, to $145.2 million in 2003, from $133.4 million in 2002. The primary factors causing this increase are explained below in the benefits and expenses related discussion below.

  Policyholder Benefits

        Policyholder benefits increased $8.0 million, or 9.8%, to $89.3 million in 2003 from $81.3 million in 2002. The policyholder benefits for 2003 include a charge of approximately 0.2 million reflecting a reserve deficiency for accident & health insurance that emerged during the year. Conversely, policyholder benefits for 2002 include a reserve redundancy for accident & health insurance of approximately 5.3 million that was released into earnings.

        Worksite marketing policyholder benefits increased $3.0 million, or 7.1%, to $45.1 million for 2003 from $42.1 million for 2002. This produced benefits to premium ratios of 77.2% for 2003 compared to 79.1% for 2002. This ratio decrease reflects the premium growth over the last two years and the assumption that claims will be smaller in the earlier years that policies are in force.

        Senior market policyholder benefits increased $4.3 million, or 14.9%, to $33.1 million for 2003 from $28.8 million for 2002. This produced benefits to premium ratios of 79.8% for 2003 compared to 75.8% for 2002. The primary reason for the ratio increase is the increase in actual claims and the associated claims reserves established.

        Acquired business policyholder benefits increased $0.6 million, or 5.8%, to $11.0 million for 2003 from $10.4 million for 2002. This produced benefits to premium ratios of 170.7% for 2003 compared to 139.1% for 2002. These benefits to premium ratios reflect the facts that a large portion of the acquired business is no longer premium paying, this business has substantial reserves and the investment income on the reserves is a primary component of this line of business. The change in the benefits-to-premium ratio from 2002 to 2003 was the result of several factors including a $0.2 million leukemia claim in the group accident and health line, an arbitration settlement with John Hancock for $0.3 million more than the amount reserved and increases of $0.8 million in individual claims on a block of insurance policies acquired from Metropolitan Life Insurance Company over 2002. The increase in claims on the Metropolitan Life Insurance Company block of insurance policies was due in part to several larger claims, but primarily reflects increased claims volume due to the aging of the business.

  Insurance Commissions

        Commission expenses increased $1.7 million, or 23.0%, to $9.1 million in 2003 from $7.4 million in 2002. Net renewal premiums increased by 14.2%, which generated $1.2 million in increased commissions. In addition, Kanawha paid $0.6 million of first year non-deferred commissions that were related to sales of group cancelable products that were introduced during 2003.

  General Insurance Expenses

        General insurance expenses increased $1.1 million, or 3.9%, to $29.5 million in 2003 from $28.4 million in 2002. General insurance expenses were negatively impacted in 2003 and 2002 by information technology expenses attributable to administrative system conversions, as well as costs to comply with HIPAA. General insurance expenses for the years ended December 31, 2003, and 2002 include approximately $2.8 million and $2.2 million, respectively, of costs to develop Kanawha's worksite marketing business. Expenses in 2002 (primarily relating to the third party administration business) were negatively effected by the costs associated with the conversion by Kanawha of a client's existing information management system to a new HIPAA compliant system. This project produced fees for Kanawha in 2002 and 2003, although the associated expenses decreased in 2003 compared to 2002.

Overhead expenses that are not directly associated with a particular business segment are allocated to the various business segments on a pro rata basis.

  Insurance Taxes, Licenses and Fees

        Insurance taxes, licenses and fees increased $0.8 million, or 20.5%, to $4.7 million in 2003 from $3.9 million in 2002. The increase exceeded the growth rate in the insurance premiums for the same period due primarily to the additional fees of $0.3 million resulting from an examination performed by the South Carolina Department of Insurance.

  Amortization of DAC and VOBA

        Kanawha defers first year commissions and general insurance expenses associated with the acquisition of new business. The total deferrals of policy acquisition costs were $14.5 million and $16.5 million in 2003 and 2002, respectively. The decrease in deferrals was primarily due to the decrease in net new long-term care premiums in the senior market.

        Kanawha also assigns a value to the insurance in force of acquired companies or blocks of insurance business at the date of acquisition. No companies or blocks of business were acquired in 2003. Approximately $1.0 million of costs to acquire a business were deferred in 2002.

        The amortization of DAC and VOBA increased $0.1 million, or 1.1%, to $9.6 million in 2003 from $9.5 million in 2002. The 2003 amortization is composed of DAC amortization of $5.6 million and VOBA amortization of $4.0 million. The 2002 amortization is composed of DAC amortization of $5.3 million and VOBA amortization of $4.2 million.

  Provision for Income Taxes

        Total income taxes may differ from the amount computed by applying the federal corporate tax rate of 35% because Kanawha qualified for the small life insurance company deduction and due to Kanawha's tax-advantaged investments. Kanawha's effective tax rates for 2003 and 2002 were 31.1% and 27.3%, respectively. The effective tax rate increased because, as income increased, the benefit of the small life insurance company deduction decreased.

Year Ended December 31, 2002, Compared to Year Ended December 31, 2001

  Financial Results Overview

        Net income declined $6.6 million, or 68.0%, to $3.1 million in 2002 from $9.7 million in 2001. Kanawha's financial results declined in 2002 from results for 2001 primarily due to a declining interest rate environment and a $3.0 million net realized investment loss from the sales of fixed maturity securities. The financial results from 2001 include net realized investment gains of $4.4 million.

  Revenues

        Total revenues increased $2.4 million, or 1.8% to $137.6 million in 2002 from $135.2 million in 2001. The primary factors causing this increase are explained in the revenue related discussion below.

  Premiums

        The following table presents the distribution of premiums by type and business segment.

	For the year ended December 31, 2001				For the year ended December 31, 2002				Increase (decrease)
	Worksite	Senior	Acquired	Total	Worksite	Senior	Acquired	Total	Worksite	Senior	Acquired	Total
	(dollars in millions)
Direct
New	$10.2	$13.7	$—	$23.9	$12.9	$13.8	$—	$26.7	$2.7	$0.1	$—	$2.8
Renewal	42.5	18.6	—	61.1	42.4	30.7	—	73.1	(0.1)	12.1	—	12.0
Total	52.7	32.3	—	85.0	55.3	44.5	—	99.8	2.6	12.2	—	14.8
Assumed
New	—	—	—	—	—	—	—	—	—	—	—	—
Renewal	—	—	8.1	8.1	—	—	7.8	7.8	—	—	(0.3)	(0.3)
Total	—	—	8.1	8.1	—	—	7.8	7.8	—	—	(0.3)	(0.3)
Ceded
New	(0.1)	(2.0)	—	(2.1)	(0.9)	(2.0)	—	(2.9)	(0.8)	—	—	(0.8)
Renewal	(1.0)	(2.8)	(0.5)	(4.3)	(1.2)	(4.6)	(0.3)	(6.1)	(0.2)	(1.8)	0.2	(1.8)
Total	(1.1)	(4.8)	(0.5)	(6.4)	(2.1)	(6.6)	(0.3)	(9.0)	(1.0)	(1.8)	0.2	(2.6)
Net
New	10.1	11.7	—	21.8	12.0	11.8	—	23.8	1.9	0.1	—	2.0
Renewal	41.5	15.8	7.6	64.9	41.2	26.1	7.5	74.8	(0.3)	10.3	(0.1)	9.9
Total	51.6	27.5	7.6	86.7	53.2	37.9	7.5	98.6	1.6	10.4	(0.1)	11.9

        Worksite net new premiums increased $1.9 million, or 18.9%, due to increased sales volumes. New sales increased $2.1 million in total, or 22.3%, to $11.5 million in 2002 from $9.4 million in 2001. New product sales distributed exclusively through worksite marketing increased $1.9 million, or 42.2%, to $6.4 million in 2002 from $4.5 million in 2001. In late 2001, Kanawha hired a new team of marketing executives to grow this business, and Kanawha expended considerable effort and resources to achieve this objective. As a result, Kanawha's product sales distributed exclusively through worksite marketing increased. Net renewal premiums declined $0.3 million, or 0.7%, to $41.2 million in 2002 from $41.5 million in 2001, due to the fact that the new sales from 2001 were not sufficient to offset policy lapses.

        Senior market net new premiums increased $0.1 million, or 0.9%, due to slightly increased sales volume. New sales increased $1.2 million, or 9.8%, to $13.4 million in 2002 from $12.2 million in 2001, primarily due to Kanawha's new marketing efforts in states where it had not previously marketed its products. Net renewal premiums increased $10.3 million, or 65.2%, due to the increased amount of insurance in force created by prior year sales. This increase is reflected in both the direct renewal premiums and the ceded renewal premiums.

        Acquired business premiums decreased $0.1 million, or 1.3%, in 2002. Kanawha has not acquired any blocks of business since 1999 and the decline in assumed premiums represents policy lapses.

  Net Investment Income

        Net investment income declined $2.6 million, or 8.7%, to $27.2 million in 2002 from $29.8 million in 2001. Net investment income is primarily affected by changes in levels of invested assets and interest rates. The decline in investment income in 2002 occurred despite an increase in total investments of $24.7 million, or 5.6%, to $463.9 million as of December 31, 2002, from $439.2 million as of December 31, 2001. The total investments on an amortized cost basis as of December 31, 2002, totaled $443.5 million compared to $431.9 million as of December 31, 2001. The increase in invested assets on an amortized cost basis is due to retention of premiums to establish policy reserves for the payment of future policyholder benefits. The average yield on invested assets on an amortized cost basis was 6.21% in 2002 compared to an average yield of 6.90% in 2001. The continuing decline in prevailing interest rates combined with losses in Kanawha's bond portfolio contributed to the decline in net investment income in 2002 from 2001. Net investment income is allocated to the various business segments on a pro rata basis based on the assets attributed to the business segment.

  Commission and Fee Income

        Commission and fee income increased $1.4 million, or 12.1%, to $13.0 million in 2002 from $11.6 million in 2001. The increase in fees was due to fees earned in connection with a conversion contract under which Kanawha was engaged to convert a client's existing information management system to a new HIPAA compliant information management system.

  Realized Investment Gains and Losses

        Realized investment gains and losses decreased $7.4 million to a $3.0 million net realized investment loss in 2002 from a $4.4 million net realized investment gain in 2001. The net loss on the sale of fixed maturity securities in 2002 totaled $3.0 million compared to a net loss on the sale of fixed maturity securities of $3.7 million in 2001. The net losses in 2001 and 2002 were primarily due to losses on distressed bonds from companies including Enron Corp., WorldCom, Inc., and ATT Canada, Inc. The net gain on the sale of common stock was $0.0 million for 2002 and $8.0 million for 2001. The net gain from the sale of common stock in 2001 was created when the issuing company converted from a public company to a private company, and repurchased all of their outstanding common stock. Realized investment gains and losses are allocated entirely to the corporate and other business segment.

  Other Income

        Other income decreased $0.8 million, or 29.6%, to $1.9 million in 2002 from $2.7 million in 2001. The decrease resulted from an increase in first year ceding commissions deferred in 2002 because Kanawha increased its use of reinsurance in 2002.

  Benefits and Expenses

        Total benefits and expenses increased $12.1 million, or 10.0%, to $133.4 million in 2002 from $121.3 million in 2001. The primary factors causing this increase are explained in the benefits and expenses related discussion below.

  Policyholder Benefits

        Policyholder benefits increased $10.2 million, or 14.3%, to $81.3 million in 2002 from $71.1 million in 2001. The policyholder benefits for 2002 and 2001 include a release into earnings of reserve redundancies relating to accident and health insurance of approximately $5.3 million and $1.6 million, respectively, which reduced policy holder benefits.

        Worksite marketing policyholder benefits increased $1.2 million, or 2.9%, to $42.1 million for 2002 from $40.9 million for 2001. This produced benefits to premium ratios of 79.1% for 2002 compared to 79.3% for 2001.

        Senior market policyholder benefits increased $9.3 million, or 47.7%, to $28.8 million for 2002 from $19.5 million for 2001. This produced benefits to premium ratios of 75.8% for 2002 compared to 70.8% for 2001. The primary reason for the ratio increase is the increase in actual claims and the associated claims reserves established.

        Acquired business policyholder benefits decreased $0.3 million, or 2.8%, to $10.4 million for 2002 from $10.7 million for 2001. This produced benefits to premium ratios of 139.1% for 2002 compared to 141.2% for 2001. These benefits to premium ratios reflect the fact that a large portion of the acquired business is no longer premium paying, has substantial reserves and the investment income on the reserves is a primary component of this line of business.

  Insurance Commissions

        Insurance commissions expense increased $0.9 million, or 13.8%, to $7.4 million in 2002 from $6.5 million in 2001 as a result of a 15.4% increase in renewal premiums.

  General Insurance Expenses

        General insurance expenses increased $1.8 million, or 6.8%, to $28.4 million in 2002 from $26.6 million in 2001. The 2002 expenses include approximately $2.2 million of market development costs, which primarily represent costs incurred to develop Kanawha's worksite-marketing business. Overhead expenses that are not directly associated with a particular business segment are allocated to the various business segments on a pro rata basis.

  Insurance Taxes, Licenses and Fees

        Insurance taxes, licenses and fees increased $0.3 million, or 8.3%, to $3.9 million in 2002 from $3.6 million in 2001. This increase resulted from increased premium volumes.

  Amortization of DAC and VOBA

        Kanawha defers first year commissions and general insurance expenses associated with the acquisition of new business. The total deferrals of policy acquisition costs were $16.5 million and $15.3 million in 2002 and 2001, respectively. Kanawha also assigns a value to the insurance in force of acquired companies or blocks of insurance business at the date of acquisition. No companies or blocks of business were acquired in 2001. Approximately $1.0 million of costs to acquire a business were deferred in 2002.

        The amortization of DAC and VOBA decreased $0.8 million, or 7.8%, to $9.5 million in 2002 from $10.3 million in 2001. The 2001 amortization is composed of DAC amortization of $5.7 million and $4.6 million of amortization of VOBA. The 2002 amortization is composed of DAC amortization of $5.3 million and $4.2 million of VOBA amortization. The decrease in VOBA amortization is due to the runoff nature of the underlying acquired blocks of business. The decrease in DAC amortization resulted from the changing nature of the business mix. Amortization of the older blocks of insurance is declining, while the amortization pattern of new business, primarily long-term care, is longer.

  Provision for Income Taxes

        Total income taxes may differ from the amount computed by applying the federal corporate tax rate of 35% because Kanawha qualified for the small life insurance company deduction and due to Kanawha's tax-advantaged investments. The effective rates for 2002 and 2001 were 27.3% and 30.2%, respectively. The effective tax rate decreased because, as income decreased, the benefit of the small life deduction increased.

Investments

        The following table shows the carrying value of Kanawha's investments by type of security as of the dates indicated:

	As of December 31, 2002		As of December 31, 2003		As of June 30, 2004
	(dollars in thousands)
Fixed maturity securities	$367,299.9	79.2%	$414,826.0	87.0%	$418,274.2	87.9%
Equity securities	13,185.3	2.8	2,824.9	0.6	2,638.8	0.6
Mortgage loans on real estate	53,044.5	11.4	31,630.6	6.6	27,131.4	5.7
Policy loans	26,029.1	5.6	22,940.3	4.8	23,036.1	4.8
Short-term investments	75.0	—	—	—	—	—
Other investments	4,266.1	1.0	4,978.2	1.0	4,994.5	1.0

Total investments	$463,899.9	100%	$477,200.0	100%	$476,075.0	100%

        Of Kanawha's fixed maturity securities shown above, 79.2%, 77.8% and 76.0% (based on total carrying value) were invested in securities rated "A" or better as of December 31, 2002, December 31, 2003, and June 30, 2004, respectively.

        The following table provides the cumulative net unrealized gains (pre-tax) on Kanawha's fixed maturity securities and equity securities as of the dates indicated:

	As of December 31, 2002	As of December 31, 2003	As of June 30, 2004
	(dollars in thousands)
Fixed maturity securities:
Amortized cost	$348,928.7	$396,028.6	$411,790.3
Unrealized gains	27,006.8	24,992.8	16,005.9
Unrealized losses	(8,635.6)	(6,195.4)	(9,522.0)

Carrying value	$367,299.9	$414,826.0	$418,274.2

Equities:
Cost	$10,346.6	$346.7	$346.7
Unrealized gains	2,838.7	2,572.9	2,462.8
Unrealized losses	0.0	(94.8)	(170.7)

Carrying value	$13,185.3	$2,824.8	$2,638.8

        Net unrealized gains on fixed maturity securities decreased by $12.3 million, or 65.4%, from $18.8 million as of December 31, 2003, to $6.5 million as of June 30, 2004. The decrease in net unrealized gains was the result of an increase in interest rates during that period of time. Net unrealized gains on fixed maturity securities increased by $0.4 million, or 2.2%, from $18.4 million as of December 31, 2002, to $18.8 million as of December 31, 2003. This resulted from the conversion of a portion of Kanawha's 2002 unrealized gains into realized gains during 2003, as well as the change in prevailing interest rates.

        Net unrealized gains on equity securities decreased by $0.2 million, or 8.0%, from $2.5 million as of December 31, 2003, to $2.3 million as of June 30, 2004. The decrease was a result of normal equity market fluctuations. Net unrealized gains on equity securities decreased by $0.3 million, or 10.7%, from $2.8 million as of December 31, 2002, to $2.5 million as of December 31, 2003. The decrease was the result of converting a portion of Kanawha's 2002 unrealized gains to realized gains during 2003.

        The unrealized losses shown in the chart above were reviewed for other than temporary impairment in conjunction with Kanawha's investment policies during the periods from December 31, 2003, to June 30, 2004, and from December 31, 2002, to December 31, 2003, and it was determined that none of these unrealized losses were subject to impairment charges in the reported period. Impairment charges of $0.3 million were taken in the six months ending June 30, 2004, as new negative information, including rating agency downgrades, became available with respect to one bond issue. Impairment charges of $0.7 million were taken in 2003 on one bond issue that was determined to be other than temporarily impaired due to the length of time that it was in a loss position.

        Loss Impairment.    Kanawha classifies all of its fixed maturity securities as available for sale and marks them to market through other comprehensive income. All securities with gross unrealized losses at the consolidated balance sheet date are subjected to Kanawha's process for identifying other-than-temporary impairments. Kanawha writes down to fair value securities that it deems to be other-than-temporarily impaired in the period the securities are deemed to be so impaired. The assessment of whether such impairment has occurred is based on management's case-by-case evaluation of the underlying reasons for the decline in fair value. Management considers a wide range of factors, as described below, about the issuer of the security and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing its prospects for near term recovery. Inherent in management's evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential.

        Considerations used by Kanawha in the impairment evaluation process include, but are not limited to, the following:

  •
  length of time and the extent to which the market value of the security has been below amortized cost;

  •
  when the issuer is experiencing significant financial difficulties, a review of all securities of the issuer, including its known subsidiaries and affiliates;

  •
  conditions of the industry sector or subsector in which the issuer operates;

  •
  economic conditions in the issuer's geographic location;

  •
  catastrophic loss suffered by the issuer or the industry in which the issuer operates; and

  •
  other subjective factors, including information obtained from regulators and rating agencies.

        Kanawha's review of its fixed maturity securities for impairments includes an analysis of the total gross unrealized losses for three categories of securities: (1) securities where the estimated fair value had declined and remained below amortized cost by less than 20%; (2) securities where the estimated fair value had declined and remained below amortized cost by 20% or more for less than six months; and (3) securities where the estimated value had declined and remained below amortized cost by 20% or more for six months or greater. Securities in the first two categories have generally been adversely impacted by the downturn in the financial markets, overall economic conditions and certain industry trends. The first category generally includes securities that have declined in value as a result of fluctuations in interest rates, rather than due to difficulties experienced by the issuer of the securities. While all of these securities are monitored for potential impairment, Kanawha's experience indicates that securities in the first two categories do not present as great a risk of impairment, and securities in these categories often recover their fair value over time as the factors that caused the declines improve. Kanawha did not have any securities with gross unrealized loss positions greater than 50% of amortized cost as of December 31, 2003.

        Kanawha records writedowns as investment losses and adjusts the cost basis of the fixed maturity securities accordingly. Kanawha does not change the revised cost basis for subsequent recoveries in value. Writedowns of fixed maturity securities were $0.7 million for the year ended December 31, 2003.

This write-down reflected an other than temporary impairment on only one security, Triton Aviation. The circumstances that gave rise to this impairment related to the continued deterioration in aircraft leasing demand and over-supply of commercial aircraft related to ongoing conditions in the aviation industry.

        The following table presents the total gross unrealized losses for Kanawha's fixed maturity securities where the estimated fair value of the securities had declined and remained below amortized cost by:

December 31, 2003	Unrealized % of Gross Total Losses	Percent of Total
	(Dollars in Thousands)
Less than 20%	$4,798.6	77.5%
20% or more for less than six months	—	—
20% or more for six months or greater	1,396.8	22.5

Total	$6,195.4	100%

        The gross unrealized loss related to Kanawha's fixed maturity securities at December 31, 2003 was $6.2 million. These gross unrealized losses included losses on the following types of fixed maturity securities; U.S. Treasury/Agency Securities (27.9%); Agency mortgage backed securities (23.0%); and corporate bonds (49.1%). Non-investment grade securities represented 4.8% of the $119.8 million fair value of and 19.7% of the $6.2 million gross unrealized loss on fixed maturity securities in unrealized loss positions. Kanawha had only one equity security with an unrealized loss position as of December 31, 2003. The gross unrealized loss of $0.1 million was equal to 40% of the cost basis for this security.

        The following table presents the amortized cost and gross unrealized losses for fixed maturity securities where the estimated fair value of the securities had declined and remained below amortized cost by less than 20%, or 20% or more for:

	Amortized Cost		Gross Unrealized Losses
December 31, 2003	Less than 20%	20% or more	Less than 20%	20% or more
	(Dollars in Thousands)
Less than six months	$824.1	$—	$1,857.6	$—
Six months or greater but less than nine months	40,587.0	—	2,355.8	—
Nine months or greater but less than twelve months	1,673.4	—	82.9	412.9
Twelve months or greater	11,639.7	5,333.8	502.3	983.9

Total	$54,724.2	$5,333.8	$4,798.6	$1,396.8

        The category of fixed maturity securities where the estimated fair value has declined and remained below amortized cost by less than 20% is comprised of 199 securities with an amortized cost of $54.7 million and a gross unrealized loss of $4.8 million at December 31, 2003. Non-investment grade securities represent 22% of the $54.7 million amortized cost value and 30% of the $4.8 million gross unrealized loss of securities in this category.

        The category of fixed maturity securities where the estimated fair value has declined and remained below amortized cost by 20% or more is comprised of 5 securities with an amortized cost of $5.3 million and a gross unrealized loss of $1.4 million at December 31, 2003. Non-investment grade securities represent 78% of the $5.3 million amortized cost and 70% of the $1.4 million gross unrealized loss of securities in this category.

        For the year ended December 31, 2003, Kanawha sold 23 fixed maturity securities that resulted in realized losses. The aggregate market value and aggregate unrealized loss on these securities were $22.1 million and $2.5 million, respectively, at the date of sale. Of the $2.5 million realized loss, $1.7 million related to securities that Kanawha decided to sell as a result of difficulties being experienced by the issuers of such securities, $0.5 million related to securities that Kanawha decided to sell in order to manage the duration profile of its investment portfolio, and $0.3 million related to convertible bonds Kanawha decided to sell following reevaluation of potential returns from these securities. Of these 23 securities, only one security was sold at a loss of greater than 50% of its amortized cost, this security was in an unrealized loss position from November 1999 through its sale date in August 2003.

Reserves

        The following table presents insurance policy benefit and contract-related liabilities information as of the dates indicated, by reserve type:

	As of December 31, 2002	As of December 31, 2003	As of June 30, 2004
	(dollars in thousands)
Life and annuity reserves	$308,069.8	$299,884.2	$294,096.7
Accident and health reserves	112,410.4	141,209.0	158,923.6
Policy and contract claims	10,038.6	10,460.7	9,927.8
Other policyholder liabilities	10,305.6	10,461.1	10,931.3

Total policy liabilities	$440,824.4	$462,015.0	$473,879.4

        Life and annuity reserves decreased by $5.8 million, or 1.9%, to $294.1 million as of June 30,2004, from $299.9 million as of December 31, 2003, and by $8.2 million, or 2.7%, from $308.1 million as of December 31, 2002, compared to December 31, 2003. A large portion of the life and annuity reserves relates to acquired blocks of business that are lapsing at a steady pace, as expected. These reserves represented $174.9 million as of June 30, 2004, $180.8 million as of December 31, 2003, and $191.7 million as of December 31, 2002. These blocks represented $5.9 million of the decrease in reserves for the six months ended June 30, 2004, and $10.9 million of the decrease in reserves for the year ended December 31, 2003. Accident and health reserves increased by $17.7 million, or 12.5%, to $158.9 million as of June 30, 2004, from $141.2 million as of December 31, 2003, and by $28.8 million, or 25.6%, from $112.4 million as of December 31, 2002, compared to December 31, 2003. These increases are consistent with growth in the underlying business, with the majority of the reserve growth being accumulated from long-term care premiums received. Policy and contract claims as of June 30, 2004, which represent liabilities for actual claims reported and payable, decreased by $0.6 million, or 5.7%, to $9.9 million as of June 30, 2004, from $10.5 million as of December 31, 2003, and increased by $0.5 million, or 5.0%, from $10.0 million as of December 31, 2002, compared to December 31, 2003. Although there are always minor fluctuations in policy and contract claim reserves from period to period, there were no significant events or trends during the periods discussed in this paragraph that would produce any material changes in the claims reserves.

        Other policyholder liabilities, which are comprised primarily of dividend accumulations and advance premiums, increased by $0.4 million, or 3.8%, to $10.9 million as of June 30, 2004, from $10.5 million as of December 31, 2003, and by $0.2 million, or 1.9%, from $10.3 million as of December 31, 2002, compared to December 31, 2003. The increase in the first six months of 2004 was primarily due to an increase in advanced premium payments of $0.3million, of which $0.2 million related to long-term care insurance.

Participating Policies

        Participating policies are policies where the policyholder participates in the performance of the underlying product profitability. Policyholder dividends on participating insurance products are recognized over the term of the related policies. Participating business represents approximately 31%, 31% and 32% of Kanawha's total ordinary life insurance in force at June 30, 2004, December 31, 2003, and December 31, 2002, respectively. Dividends paid to policyholders were $2.1 million, $2.2 million and $2.1 million for the years ended December 31, 2003, 2002 and 2001, respectively, and are recorded as policyholder benefits in Kanawha's consolidated statements of income.

Ceded Reinsurance

        As part of Kanawha's overall risk and capacity management strategy, it purchases reinsurance for loss protection to manage individual and aggregate risk exposure and concentration, to free up capital to allow it to write additional business and, in some cases, effect business dispositions. Kanawha utilizes ceded reinsurance for those product lines where there is exposure on a per risk basis or in the aggregate which exceeds Kanawha's internal risk retention and concentration management guidelines

        Reinsurance recoverables represent the portion of the policy and contract liabilities that are covered by reinsurance. These liabilities include reserves for life, annuity, accident and health, policy and contract claims and other policyholder liabilities as shown in the consolidated balance sheets. The cost of reinsurance is accounted for over the terms of the underlying reinsured policies using assumptions consistent with those used to account for the policies reinsured. Amounts recoverable from reinsurers are estimated in a manner consistent with the methods used to determine the underlying liabilities reported in Kanawha's consolidated balance sheets.

        The following table sets forth Kanawha's reinsurance recoverables by category as of the dates indicated:

	As of December 31, 2002	As of December 31, 2003	As of June 30, 2004
	(dollars in thousands)
Ceded future policyholder benefits and expense	$40,254.6	$60,337.7	$62,347.3
Ceded claims and benefits payable	721.1	813.5	730.6

Reinsurance recoverables	$40,975.7	$61,151.2	$63,077.9

        Reinsurance recoverables increased by $1.9 million, or 3.1%, to $63.1 million as of June 30, 2004, from $61.2 million as of December 31, 2003, and by $20.2 million, or 49.3%, from $41.0 million as of December 31, 2002, compared to December 31, 2003. The increase in the recoverable balance for the six months ended June 30, 2004, is consistent with underlying business growth. The large increase in the recoverable balance between December 31, 2003, and December 31, 2002, reflects the use of reinsurance to exit certain businesses, including substantially all of the fixed annuity block of insurance reinsured with Madison National Life Insurance Company. The reinsurance recoverables relating to these dispositions amounted to $14.4 million at June 30, 2004, and $15.2 million at December 31, 2003.

        Kanawha recorded ceded loss recoveries from reinsurers (recorded as a reduction in policyholder benefits) of $5.6 million, $5.2 million and $4.2 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        Under indemnity reinsurance transactions in which Kanawha is the ceding insurer, it remains liable for policy claims if the assuming company fails to meet its obligations. To limit this risk, Kanawha has implemented procedures to evaluate the financial condition of reinsurers and to monitor the concentration of credit risk to minimize this exposure. In some cases, the reinsurers have placed amounts in trust that would be the equivalent of the recoverable amount and for which Kanawha is the beneficiary. The selection of reinsurance companies is based on criteria related to solvency and reliability and, to a lesser degree, diversification. An estimated allowance for doubtful accounts is recorded on the basis of periodic evaluations of balances due from reinsurers, reinsurer solvency, management experience and current economic conditions. As of June 30, 2004, and December 31, 2003, and 2002, there was no allowance for doubtful accounts.

        The following table sets forth Kanawha's individual reinsurance recoverables exposure to specific reinsurers and their corresponding A.M. Best financial strength rating as of June 30, 2004:

Reinsurer	Recoverable Amount	A. M. Best Rating
	(dollars in thousands)
Reassure America	$22,627.6	A+
Madison National	14,382.9	A-
GE ERC	8,972.5	A
General & Cologne Re	8,279.1	A++
Munich Re	6.549.8	A+
Unum	1,400.8	A-
Swiss Re	374.7	A+
Transamerica	125.4	A+
Scottish Re	108.4	A-
All other	256.7
Less: Allowance for uncollectible	—

Total recoverable	$63,077.9

Liquidity and Capital Resources

        KMG America is a holding company and has had minimal operations of its own to date. Following the completion of this offering and the acquisition of Kanawha, KMG America's assets will consist primarily of the capital stock of Kanawha and Kanawha's other non-insurance subsidiaries. Accordingly, KMG America's future cash flows will depend upon the availability of dividends and other statutorily permissible payments, such as payments under tax allocation agreements and under management agreements, from Kanawha, KMG America's primary operating subsidiary. The ability to pay dividends and to make other payments will be limited primarily by applicable laws and regulations of South Carolina, the state in which Kanawha is domiciled, which subjects insurance operations to significant regulatory restrictions. These laws and regulations require, among other things, that KMG America's insurance subsidiary maintain minimum solvency requirements and limit the amount of dividends these subsidiaries can pay to the holding company. Solvency regulations, capital requirements, types of insurance offered and rating agency status are some of the factors used in determining the amount of capital available for dividends. In general, South Carolina will permit annual dividends from insurance operations equal to the greater of (1) the most recent calendar year's statutory net income or (2) 10% of total capital and surplus of the insurance operations at the end of the previous calendar year, provided that the dividend payment does not exceed earned surplus, in which case further limitations apply.

        For 2004, the maximum amount of distributions that Kanawha could pay to KMG America following completion of this offering under applicable laws and regulations without prior regulatory approval would be $6.7 million. If KMG America is able to successfully execute its business plan and accelerate Kanawha's earnings growth in its insurance operations, KMG America expects that the maximum allowable dividend from Kanawha to the holding company will increase at an accelerated rate year-over-year.

        The primary sources of funds for KMG America's subsidiaries will consist of insurance premiums and other considerations, fees and commissions collected, proceeds from the sales and maturity of investments and investment income. Cash will be primarily used to pay insurance claims, agent commissions, operating expenses, product surrenders and withdrawals and taxes. KMG America will generally invest its subsidiaries' excess funds in order to generate income. The primary use of dividends and other distributions from subsidiaries to KMG America will be to pay certain expenses of the holding company. KMG America currently has no intention of paying dividends to shareholders of KMG America following this offering and will reinvest cash flows from operations into KMG America's businesses for the foreseeable future.

        Kanawha has no outstanding debt as of June 30, 2004, and has historically had minimal third-party borrowings. However, Kanawha does maintain a $2 million line of credit available to meet short-term cash flow needs. Following the completion of this offering, KMG America will likely seek to expand its available credit facilities in order to maximize financial flexibility and will consider adding leverage to its capital structure.

        Kanawha's qualified defined benefit pension plan was under-funded by $3.5 million as of December 31, 2003, with an actuarially determined projected benefit obligation of $13.7 million as opposed to plan assets of $10.2 million. In 2003, Kanawha made contributions to the pension fund of $4.4 million. In accordance with ERISA, there is no expected minimum funding requirement for this plan for the year ended December 31, 2004. Based on the plan's current funding status and ERISA and IRS guidelines, required contributions to the plan for 2005 are anticipated to be approximately $778,000. See Note 10 of "Notes to Consolidated Financial Statements" in this prospectus for more information about Kanawha's qualified defined benefit pension plan.

        KMG America is not currently planning to make any other significant capital expenditures or acquisitions in 2004, 2005 or subsequent years. However, KMG America plans to significantly expand outlays relating to marketing and sales activities over the next several years including outlays required to build a national sales organization, which is a key component of KMG America's business plan. These outlays will include expenses such as salaries and cash incentive compensation, employee benefits, occupancy and information technology expenses of additional sales personnel, advertising and marketing costs, consulting and recruiting. The execution of the KMG America business plan will require additional outlays associated with the development of a national insurance company including new home office expenses for executive management and additional financial, actuarial and underwriting personnel, infrastructure development and back-office expenses, as well as incremental costs associated with being a public company.

        We anticipate that these costs will be offset over time by increased sales production resulting from hiring additional sales personnel and increased cross-selling, as well as efficiencies resulting from greater scale. However, during the first six to twelve months following this offering, KMG America does not expect that the anticipated costs described above to implement its business strategy will be offset by incremental revenues, resulting in a net use of cash of approximately $6 to $7 million during this period. This cash outlay will be funded with a portion of the proceeds from this offering. KMG America expects that net incremental cash flows resulting from the increased sales production and efficiencies anticipated from its new business strategy will be positive after twelve months following this offering but can provide no assurance that this will occur.

  Cash Flows

        Kanawha monitors cash flows at both the consolidated and subsidiary levels. Cash flow forecasts at the consolidated and subsidiary levels are provided on a monthly basis, and Kanawha uses trend and variance analyses to project future cash needs making adjustments to the forecasts when needed.

        The table below shows Kanawha's recent net cash flows:

				For the Six Months Ended June 30,
	For the Year Ended December 31,
Net cash provided by (used in):
	2001	2002	2003	2003	2004
			(dollars in thousands)
Operating activities	$13,987.4	$27,176.1	$(6,890.1)	$2,543.4	$13,737.1
Investing activities	2,618.0	(18,869.8)	(6,871.3)	14,753.5	(10,792.8)
Financing activities	(1,750.0)	(1,750.0)	(1,750.0)	(1,750.0)	—

Net change in cash	$14,855.4	$6,556.3	$(15,511.4)	$15,546.9	$2,944.3

        Cash Flows for the Six Months Ended June 30, 2004, and June 30, 2003.    The net cash from operations of $13.7 million for the six months ended June 30, 2004, was consistent with positive operating cash flows in which premiums are collected and invested. This also accounts for the cash outflow from investing activities. The key components of the net cash from operations of $2.5 million for the six months ending June 30, 2003, were the premiums collected and invested, offset by payments related to certain liabilities held at December 31, 2002. Other significant changes in cash flows from the six months ended June 30, 2003 compared to the six months ended June 30, 2004 are as follows:

        Accounts payable and accrued expenses decreased in the first six months of 2003 by $5.2 million due to payment to settle a bond trade for $6.1 million that was accrued in 2002. The remaining increase in 2003, as well as the increase in 2004, are attributable to normal expense accruals that are payable at a later date.

        The liability for benefits for employees and agents decreased in 2003 as the result of the payment for accrued pension plan contributions of $1.9 million. The remaining increase in 2003, as well as the increase in 2004, are attributable to additional pension plan liability accruals of $0.7 million in 2003 and $0.6 million in 2004 established to fund future payments under the pension plan.

        Realized gains and the sales and purchases of assets were higher in the first six months of 2003 due to the decision made by Kanawha's Investment Committee to take advantage of favorable market conditions by selling securities to recognize gains.

        The cash inflow from investing activities resulted from the sales of invested assets for which the proceeds had not been reinvested by June 30, 2003.

        Cash Flows for the Years Ended December 31, 2001, 2002 and 2003.    Change in the net cash inflow of $14.9 million for the year ended December 31, 2001, was consistent with positive operating cash flows from normal business transactions. Key factors resulting in the net cash inflow of $6.6 million for the year ended December 31, 2002, were higher cash flows from operations, specifically premium income that was placed in reserves, partially offset by $18.9 million in net purchases of investments. The key factor resulting in net cash outflow of $15.5 million for the year ended December 31, 2003, was the increase in reinsurance balances recoverable that was generated when Kanawha ceded its annuity block of business to Madison National. The transfer of assets related to that transaction was $15.0 million. There were also additional purchases of long-term investments with excess cash and cash equivalents. Other significant cash flows for 2001, 2002 and 2003 are as follows:

        Reinsurance recoverables increased in 2002 as a result of increased reinsurance, primarily from long term care insurance. Reinsurance recoverables increased significantly by $20.2 million in 2003. The key component of the increase was the result of ceding $15.0 of reserves associated with the annuity block of business to Madison National Life Insurance Company. The remaining increase in reinsurance recoverables in 2003 resulted from increased reinsurance on the long term care insurance business.

        The increases in policy and contract liabilities result from premiums that are retained to establish policy reserves.

        Accounts payable and accrued expenses increased in 2002 as the result of payment for a bond trade for $6.1 million that did not settle until 2003. The payment of this liability largely accounts for the decrease in accounts payable and accrued expenses in 2003.

        Other assets increased by $3.2 million in 2003 as the result of a reclassification of assets pertaining to an employee deferred compensation plan, offset by a decrease in common stock.

        The liability for benefits for employees and agents decreased by $2.3 million in 2003 as the result of payments for accrued pension plan contributions of $4.4 million. The remaining increase is attributable to additional pension plan liability accruals of $1.3 million established to fund future payments under the pension plan.

        Realized losses occurred in 2002 resulting from the sales of distressed investments. Sales and purchases were higher in 2002 than 2001 because of a restructuring of the portfolio in 2002.

        Realized gains were higher in 2003 due to the decision made by Kanawha's Investment Committee to take advantage of favorable market conditions by selling securities to recognize gains. These sales activities kept the sales and purchases of investments at a comparable level with 2002.

        As a function of Kanawha's third party administration business, insurance funds for clients are managed by Kanawha. These funds are held in suspense pending appropriate disposition, and the balances in these funds will vary on a day to day basis. The increase in funds held in suspense at December 31, 2003 is a reflection of this activity.

  Commitments and Contingencies

        Kanawha has obligations and commitments to third parties as a result of its operations. These obligations and commitments, as of June 30, 2004, are detailed in the table below by anticipated payment date from December 31, 2003:

	Total	Less than one year	1-3 years	3-5 years	After 5 years
	(dollars in thousands)
Contractual obligations:
Operating leases	$522.0	$109.0	$281.6	$131.4	$—
Information technology and document management outsourcing contract:(1)	52,581.0	5,007.0	10,572.0	10,572.0	26,430.0
Commitments:
Investment purchases
—residential mortgage loans on real estate	130.0	130.0	—	—	—
Policy & Contract Liabilities(2)	473,879.4	12,188.7	20,942.5	23,271.6	417,476.6

Total obligations and commitments	$527,112.4	$17,434.7	$31,796.1	$33,975.0	$443,906.6

(1)
The information technology and document management outsourcing contract is a ten-year contract that began in November 2003. This contract is subject to cancellation by Kanawha at any time after 42 months, with the payment of a termination penalty that is based on the number of months remaining in the contract.

(2)
The development of these anticipated payments by period entailed the use of actuarial projections of expected future benefits and expected future net premiums from current in force business.

  Quantitative and Qualitative Disclosures about Market Risk

        As a provider of insurance products, effective risk management is fundamental to Kanawha's ability to protect both its customers' and stockholders' interests. Kanawha is exposed to potential loss from various market risks, in particular interest rate risk and credit risk. Additionally, Kanawha is exposed to inflation risk and, to a small extent, to foreign currency risk.

        Interest rate risk is the possibility that the fair value of liabilities will change more or less than the market value of investments in response to changes in interest rates, including changes in the slope or shape of the yield curve and changes in spreads due to credit risk and other factors.

        Equity price risk represents the risk associated with investments in equity securities that expose Kanawha to changes in equity prices.

        Credit risk is the possibility that counterparties may not be able to meet payment obligations when they become due. Kanawha assumes counterparty credit risk in many forms. A counterparty is any person or entity from which cash or other forms of consideration are expected to extinguish a liability or obligation to Kanawha. Primarily, Kanawha's credit risk exposure is concentrated in its fixed income investment portfolio and, to a lesser extent, in its reinsurance recoverables.

        Inflation risk is the possibility that a change in domestic price levels produces an adverse effect on earnings. This typically happens when only one of invested assets or liabilities is indexed to inflation.

        Foreign exchange risk is the possibility that changes in exchange rates produce an adverse effect on earnings and equity when measured in domestic currency. This risk is most significant when assets backing liabilities payable in one currency are invested in financial instruments of another currency.

  Interest Rate Risk

        Kanawha invests substantial funds in interest-sensitive fixed income assets, such as fixed maturity investments, mortgage-backed and asset-backed securities and mortgage loans, primarily in the United States. Kanawha is exposed to two forms of interest rate risk—price risk and reinvestment risk. Price risk occurs when fluctuations in interest rates have a direct impact on the market valuation of these investments. As interest rates rise, the market value of these investments falls, and conversely, as interest rates fall, the market value of these investments rises. Reinvestment risk occurs when fluctuations in interest rates have a direct impact on expected cash flows from mortgage-backed and asset-backed securities. As interest rates fall, an increase in prepayments on these assets results in earlier than expected receipt of cash flows, forcing Kanawha to reinvest the proceeds in an unfavorable lower interest rate environment, and conversely as interest rates rise, a decrease in prepayments on these assets results in later than expected receipt of cash flows, forcing Kanawha to forgo reinvesting in a favorable higher interest rate environment. As of June 30, 2004, Kanawha held $418.3 million of fixed maturity securities at fair market value and $27.1 million of mortgage loans at amortized cost for a combined total of 93.6% of total invested assets.

        Kanawha is also exposed to interest rate risk in establishing its policy benefit reserves. Life insurance, disability and other policy benefit reserves are discounted at the valuation date using a valuation interest rate. The valuation interest rate is determined by taking into consideration actual and expected earned rates on Kanawha's asset portfolio, with adjustments for investment expenses and provisions for adverse deviation.

Equity Price Risk

        Kanawha manages equity price risk on an integrated basis with other risks through its asset and liability management strategies. Risk exposures to equity securities are also managed through industry and issuer diversification and asset allocation.

  Asset and Liability Management

        Kanawha evaluates interest rate risk by periodically projecting its asset and liability cash flows to evaluate the potential sensitivity of its securities investments and liabilities to interest rate movements. Creating these projections involves evaluating the potential gain or loss on most of Kanawha's in-force business under various increasing and decreasing interest rate environments. Kanawha manages interest rate risk and attempts to mitigate against a mismatch greater than acceptable tolerance levels in the duration of its assets and liabilities by selecting investments with characteristics such as duration, yield, currency and liquidity that are tailored to allow Kanawha to meet the anticipated cash outflow characteristics of its insurance and reinsurance liabilities.

        Kanawha believes that the duration of its invested assets is appropriate for its business given the nature of its liabilities and the current interest rate environment. Based on data provided by the investment manager that manages the majority of Kanawha's investment portfolio, Kanawha's invested assets have the following characteristics as of August 31, 2004:

Assets Segmented for:	Book Value	Book Yield	Average Life	Average Duration
	(dollars in thousands)
Long Term Care	$108,072	6.83%	16.6 yrs	9.8 yrs
Other Products	$207,618	5.95%	10.0	6.8
Total	$315,690	6.25%

        For all products other than long-term care insurance, the average duration of the corresponding liabilities approximates the duration of invested assets attributed to these products. For long-term care insurance, the average duration of the corresponding liabilities is believed to be slightly in excess of 12 years, compared to an average duration of 9.8 years for invested assets attributed to long-term care insurance products. This duration mismatch results in reinvestment risk when assets mature and need to be reinvested, but no liquidity risk. However, Kanawha does not believe that this reinvestment risk is significant given historically low yields currently available on fixed income securities and the belief that future investment conditions will be at least as favorable as the present conditions.

        As a result of the duration profile of Kanawha's investment portfolio and product liabilities, as well as its internal cash flow projections, Kanawha does not anticipate having to dispose of investment securities at inopportune times and/or market prices or access credit facilities to obtain required liquidity in the future.

        The interest rate sensitivity of Kanawha's fixed maturity security assets is assessed using hypothetical test scenarios that assume several positive and negative parallel shifts of the underlying yield curve. The individual securities are repriced under each scenario using a valuation model. For investments such as mortgage-backed and asset-backed securities, a prepayment model was used in conjunction with a valuation model. Kanawha's actual experience may differ from the results noted below if actual experience differs from assumptions utilized or if events occur that were not included in the assumptions. The following table summarizes the results of this analysis for Kanawha's fixed maturity securities held in its investment portfolio:

Interest Rate Movement Analysis
of Market Value of Fixed Maturity Securities Investment Portfolio
As of June 30, 2004

Basis Point Change	-100	-50	0	50	100
	(dollars in millions)
Total market value	$451.9	$434.7	$418.3	$402.5	$387.4
% Change in market value from base case	8.0%	3.9%	—%	(3.8)%	(7.4)%
$ Change in market value from base case	$33.6	$16.4	$—	$(15.8)	$(30.9)

        Asset and liability management at Kanawha is currently the responsibility of the senior management and the board of directors of Kanawha. Following the completion of this offering, the investment committee and chief actuary of KMG America will be responsible for setting a broad asset and liability management policy and strategy, reviewing and approving target portfolios, establishing investment guidelines and limits and providing oversight of the portfolio management process.

        The portfolio managers and asset sector specialists that have been assigned by Kanawha's third-party investment managers and who have responsibility on a day-to-day basis for risk management of their respective investing activities will implement the goals and objectives established by the investment committee of KMG America. The goals of the investment process are to optimize after-tax, risk-adjusted current investment income and after-tax, risk-adjusted total return while ensuring that the assets and liabilities are managed on a cash flow and duration basis. The risk management objectives established by our investment committee will stress quality, diversification, asset/liability matching, liquidity and investment return.

        At the present time, Kanawha's risk management strategies do not incorporate the use of various interest rate derivatives that are used to adjust the overall duration and cash flow profile of its invested asset portfolios to better match the duration and cash flow profile of its liabilities to reduce interest rate risk. However, KMG America will re-evaluate strategies for risk management following the completion of this offering and may elect to utilize derivatives in order to hedge some exposures in the future. Example of such instruments include financial futures, financial forwards, interest rate and credit default swaps, floors, options, written covered calls and caps. See "Reinsurance arrangements and any derivative instruments we use to hedge our business risks may not be available or adequate to protect us against our business risks, and we will be subject to the risk that the counterparties to our reinsurance arrangements and derivative instruments may default on their obligations, all of which could adversely affect our business, results of operations and financial condition."

  Credit Risk

        Kanawha is exposed to credit risk primarily as a holder of fixed income securities and as a party to reinsurance cessions.

        Kanawha's risk management strategy and investment policy is to invest in debt instruments of issuers with high credit ratings and to limit the amount of credit exposure with respect to any one issuer. Kanawha attempts to limit its credit exposure by imposing fixed maturity portfolio limits on individual issuers based upon credit rating. Currently, Kanawha's portfolio limits are 1.3% for issuers rated AA- and above, 0.9% for issuers rated A- to A+, 0.4% for issuers rated BBB- to BBB+ and 0.3% for issuers rated BB- to BB+. These portfolio limits are further reduced for some issuers with whom Kanawha has credit exposure on reinsurance agreements. Kanawha uses the lower of Moody's or Standard & Poor's ratings to determine an issuer's rating. See "Our Company—Investments."

        The following table presents Kanawha's fixed maturity investment portfolio by ratings of the nationally recognized securities rating organizations as of June 30, 2004:

Rating	Carrying Value	Percentage of Total
	(dollars in thousands)
AAA/AA/A	$318,039.0	76.0%
BBB	89,036.0	21.3%
BB	7,226.0	1.7%
B and lower	3,973.2	1.0%

Total	$418,274.2	100.0%

        Kanawha is also exposed to the credit risk of its reinsurers. When Kanawha reinsures, it is still liable to its insureds regardless of whether it receives reimbursement from its reinsurer. As part of Kanawha's overall risk and capacity management strategy, it purchases reinsurance for some risks underwritten by its various businesses as described above under "—Ceded Reinsurance."

        Over 58% of Kanawha's $63.1 million of reinsurance recoverables at June 30, 2004, are protected from credit risk because the reinsurer has placed amounts in a trust account that is pledged to Kanawha. The trust account values are at least equal to the recoverable amounts from the underlying reinsurance agreements. For recoverables that are not protected by these mechanisms, Kanawha depends solely on the credit of the reinsurer. The majority of Kanawha's reinsurance exposure has been ceded to companies rated "A-" or better by A.M. Best.

  Inflation Risk

        Kanawha is exposed to inflation risk because it invests substantial funds in nominal assets, which are not indexed to the level of inflation, but the underlying liabilities are indexed to the level of inflation. Approximately 4.9% of Kanawha's life insurance policies with reserves of approximately $7.8 million as of June 30, 2004, have death benefits that are guaranteed to grow based on inflation linked indices. In times of rapidly rising inflation the credited death benefit growth on these liabilities increases relative to the investment income earned on the nominal assets, resulting in an adverse impact on earnings.

        In addition, Kanawha is exposed to inflation risk with respect to some major medical insurance policies to the extent that medical costs increase with inflation at a greater pace than Kanawha's ability to increase premiums.

  Foreign Exchange Risk

        Kanawha has no exposure to foreign exchange risk arising from its insurance and other business operations. Kanawha also has little foreign exchange exposure in its investment portfolio. Total invested assets from foreign issuers were less than 10% of Kanawha's total invested assets at June 30, 2004, but all of these foreign investments were denominated in dollars.

  Derivatives

        Derivatives are financial instruments whose values are derived from interest rates, foreign exchange rates, financial indices or the prices of securities or commodities. Derivative financial instruments may be exchange-traded or contracted in the over-the-counter market and include swaps, futures, options and forward contracts.

        Under insurance statutes, insurance companies may use derivative financial instruments to hedge actual or anticipated changes in their assets or liabilities, to replicate cash market instruments or for some income-generating activities. These statutes generally prohibit the use of derivatives for speculative purposes.

        Kanawha historically has not used derivative financial instruments. However, KMG America may elect to utilize derivatives in the future in order to hedge some exposures in the future.

New Accounting Standards

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 requires a new approach in determining if a reporting entity consolidates certain legal entities referred to as variable interest entities ("VIEs"), including joint ventures, limited liability companies and equity investments, in which it has invested. A VIE is an entity that has insufficient resources to finance the entity's activities without receiving additional financial support from other parties and in which the investor does not have a controlling interest. Under FIN 46, consolidation of a VIE is required by the investor that absorbs a majority of the entity's expected losses or receives a majority of the entity's residual returns, or both. FIN 46 was effective in the fourth quarter of 2003 for VIEs acquired before February 1, 2003. Because Kanawha had no VIEs, FIN 46 was effective as of March 31, 2004. The adoption of FIN 46 was not material to Kanawha's financial position or results of operations.

        On July 1, 2003, Kanawha adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("FAS 150"). FAS 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. The adoption of FAS 150 had no impact on Kanawha's net income or financial position.

        In 2003, Kanawha adopted FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). FIN 45 requires that upon issuance of certain guarantees, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. The adoption of FIN 45 had no impact on Kanawha's net income or financial position.

        In December 2003, the FASB issued Statement No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits ("Statement 132 (revised 2003)"). Statement 132 (revised 2003) revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition provisions of FASB Statements No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Statement 132 (revised 2003) retains the disclosure requirements contained in FASB Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which it replaces. It requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The required information will be provided separately for pension plans and for other postretirement benefit plans.

        The provisions of Statement 132 remain in effect until the provisions of Statement 132 (revised 2003) are adopted. Disclosure of the benefits expected to be paid in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter is effective for fiscal years ending after June 15, 2004. The additional disclosure provisions were adopted by Kanawha in 2003.

        In March 2004, the Emerging Issues Task Force ("EITF") reached a final consensus on EITF 03-1, which is effective for fiscal periods beginning after June 15, 2004. EITF 03-1 requires that when the fair value of an investment security is less than its carrying value, an impairment exists for which a determination must be made as to whether the impairment is other-than-temporary. An impairment loss should be recognized equal to the difference between the investment's carrying value and its fair value when an impairment is other-than-temporary. Subsequent to an other-than-temporary impairment loss, a debt security should be accounted for in accordance with Statement of Position No. 03-3, "Accounting for Loans and Certain Debt Securities Acquired in a Transfer", which allows the accretion of the discount between the carrying value and expected value of a security if the amount and timing of the recognition of that difference in cash is reasonably estimable. EITF 03-1 also indicates that, although not presumptive, a pattern of selling investments prior to the forecasted recovery may call into question an investor's intent to hold the security until it recovers its value.

        The EITF 03-1 impairment model applies to all investment securities accounted for under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investment in Debt and Equity Securities" and to investment securities accounted for under the cost method to the extent an impairment indicator exists or the reporting entity has estimated the fair value of the investment security in connection with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments".

        The final consensus on EITF 03-1 included additional disclosure requirements incremental to those adopted by Kanawha effective December 31, 2003 that are effective for fiscal years ending after June 15 2004.

        Kanawha is currently evaluating the impact of EITF 03-1 on its process for determining other-than-temporary impairment for the affected securities. More specifically, Kanawha is analyzing whether its portfolio management practices for certain securities classified as available-for-sale pursuant to SFAS No. 115 could be interpreted as a pattern of selling that might contradict its designated intent to hold such investments for the period necessary to allow for the forecasted recovery of fair value pursuant to the requirements of EITF 03-1. As a result of this analysis, Kanawha may potentially reclassify the unrealized net capital gains and losses associated with certain securities classified as available-for-sale in order to realize the associated gains and losses.

        Adoption of this standard may:

  •
  Accelerate the timing of recognition of certain impairment losses or otherwise result in impairment losses being recognized when they previously may not have been;

  •
  Result in the designation of certain investment securities as trading;

  •
  Increase the volatility of net income due to:

•
The potential recognition of unrealized losses in situations where Kanawha anticipates a full recovery of certain unrealized losses but does not want to indicate a permanent intent to hold the affected securities, regardless of internal and external facts and circumstances, until such time as they fully recover or mature; and

•
Changes in the timing of the recognition of the difference between carrying value and expected settlement value of debt securities for which an other-than-temporary impairment is taken.

        Adoption of this standard is not expected to have a material impact on shareholders' equity because fluctuations in fair value are already recorded in accumulated other comprehensive income.

THE LIFE AND HEALTH INSURANCE INDUSTRY

Life and Health Insurance Industry Overview

  Market composition

        Life and health insurance industry premiums, including annuities, in the United States exceeded $500 billion for the year 2002, with approximately $200 billion of statutory equity capital for the year 2002 according to A.M. Best's "Aggregates & Averages Life-Health Report—2003 Edition." Industry participants include large national and international insurers as well as small and medium-sized insurers with varying levels of geographic coverage and/or product lines. Industry participants also include divisions of multi-line insurance carriers, whose operations may include property and casualty insurance, financial guaranty insurance and other specialty insurance lines. Within the overall life and health insurance industry, the worksite marketing segment, in which we plan to conduct most of our operations, was estimated by Eastbridge Consulting Group, Inc., to have produced over $14 billion of annual voluntary premiums in 2003 in addition to over $100 billion of group annual life and health premiums for 2002, as reported in the Life Insurers Fact Book 2003, published by the American Council of Life Insurers. This segment of the life and health insurance business includes a number of insurers, some of which target only the worksite marketing segment of the industry and some of which offer varying levels of group and individual life, disability, annuity and health products to the employer market while also targeting various other market segments.

  Operating characteristics of the life and health insurance industry as compared to the property and casualty insurance industry

        While the life and health insurance industry has historically experienced some degree of cyclicality due to variability in market conditions and levels of competition in some product lines, we believe, as a whole, variability in industry performance and financial condition has been significantly less than that of the property and casualty segment of the insurance industry. In general, the life and health insurance industry has limits on volatility because group coverage of most employer groups will cover a significantly diversified number of employees whose mortality and morbidity, i.e., risk of injury or disability, are relatively independent of each other (exceptions to this general principle include natural and man-made catastrophes, including terrorist events, in which the covered individuals affected are often younger and concentrated in close proximity to one another). This is different from the property and casualty insurance industry, in which risks are more heterogeneous in nature, policy language is more ambiguous and broad social trends (such as mass tort litigation, jury award trends and judicial and legislative decision making), catastrophes and the emergence of new exposures over time reduce the levels of independence between the underwritten risks so that large losses may occur. As a result, the life and health insurance business has relatively low underwriting risk compared to the property and casualty insurance business and is not typically subject to significant "commodity-like" pricing cycles and major catastrophe and/or mass tort exposures where risk has historically not been adequately considered when determining premiums based on experience or where new risks have emerged over time and may not have been considered at all when determining premiums.

  Life and Health Market Environment and Opportunities

        We believe we will be well positioned to benefit from a number of significant demographic, governmental and market trends that are currently impacting the life and health insurance industry, including:

  •
  an aging United States population with growing financial protection needs;

  •
  employers shifting benefit costs to employees;

  •
  continued rise in medical and health care costs; and

  •
  recently enacted Medicare legislation and medical savings account proposals.

  Insurance "Float"

        In addition to earnings from underwriting activities, insurance companies in both the life and health and property and casualty insurance industries earn profits on investment float, which reflects the investment income earned on the premiums paid to the insurer between the time of receipt and the time benefits are paid-out under the policy. In general, products sold in the life and health insurance industry have a longer duration than property and casualty insurance contracts. Therefore, benefits to be paid out under life insurance and other long-duration contracts tend to accumulate and are carried as reserves on life and health insurers' balance sheets, while investment earnings are still being compounded on the premiums received under those policies in previous years.

Recent Trends Affecting the Life and Health Industry

        Described below are some of the significant recent events and trends affecting the life and health insurance industry and the possible effects they may have on our operations in the future.

  Shift of health care financing to employees

        As employees are being asked to assume a greater portion of the cost of their health care, they are looking for more efficient products, including major medical and critical illness insurance policies, where the employee is responsible for costs related to minor illnesses and injuries, but is covered for the costs of major illnesses and injuries. We believe we will benefit from this trend in the future because we will have opportunities to cross-sell our third-party administration services to self-insured employers and to expand voluntary sales of insurance products to individual employees that supplement their healthcare and protection needs. We expect to offer a full-service solution to clients and customers that is designed to meet the needs of employers as they continue to alter and reevaluate their benefit packages to employees.

  Aging population and increasing demand for protection

        There is an unprecedented change occurring in the age distribution of the United States population. The United States population is growing older, and we believe this will have substantial ramifications for the insurance products relating to asset protection, income protection, health care and long-term retirement income over the next thirty years. The aging baby boomer population in the United States is one of the most important transforming forces for the life and health insurance industry. Approximately 35% of the United States population was 45 years old or older in 2002 according to the U.S. Census Bureau. As an increasing percentage of the United States population reaches retirement age, there will be increased demand for "in-retirement" products rather than "to-retirement" products. Aging baby boomers will require immediate annuities, critical illness and long-term care products to meet their needs. The widespread demand for morbidity products, which we believe is currently not being sufficiently met, represents one of the most important opportunities in the life and health insurance business. In addition, the tragedy of September 11, 2001, has caused individuals to purchase or increase coverage on life insurance and disability policies, as many people realized that the threat of terrorism was material. Although this increased level of interest may subside, threats of further attacks or more instances of new diseases are likely to keep demand for life and health insurance products high. We believe we will be well positioned to take advantage of this growing demand for mortality and morbidity products given our plans to significantly expand our geographic marketing focus and worksite marketing sales capabilities. Our product suite will include long-term care products, for which we expect demand to increase as a result of these changing demographics.

  Historically low interest rates

        The current interest rate environment poses a problem for most carriers in the life and health insurance industry. Most interest-sensitive life and annuity policies sold by United States life insurers have guaranteed minimum crediting rates, determined either by regulation or by contract. Insurers' profit margins are being negatively impacted by the decline in the difference between the crediting rate and what they can earn on the underlying assets. As interest rates fall, the decrease in the difference between the amount insurance companies must pay on their fixed rate products and the amount they can earn on their portfolio assets directly reduces net income. A rise in interest rates will not necessarily benefit the life and health insurance industry as a whole in the short-term because it would cause a decline in the market value of the industry's bond portfolio (adversely affecting the industry's capital position) and could increase lapse rates in certain product lines as policyholders cash in their policies to take advantage of higher returns elsewhere. Because Kanawha does not currently, and we do not plan to, underwrite annuities or other products bearing interest, rising interest rates should have a minimal impact on our product profitability and will likely benefit us in the future through higher levels of investment income generation.

  Volatility in equity markets

        The volatility in the equity markets over the past few years has posed a number of problems for the life and health insurance industry. Many insurers that relied on returns from equity securities to outperform fixed income securities and add to their overall returns have realized significant capital losses in recent years. Because of the size and duration of the decline in the equity markets, many companies were forced to write-off their capital losses as permanent impairments, which are direct reductions in net income. Even though the capital markets have recovered, not all companies have participated evenly in the recovery. Kanawha has historically had minimal equity exposure in its investment portfolio (less than 1% of total investments as of June 30, 2004) and we plan to continue to manage equity asset allocations conservatively in the future.

  Corporate bond defaults

        Corporate defaults and credit downgrades, which have resulted in permanent impairment in the value of many securities, have had a material impact on life and health insurers in the past few years. Moody's Investor Service estimates that, as of July 21, 2004, investment portfolios in the life insurance market had $23 billion of exposure to the following ten major issuers that have recently defaulted or are experiencing credit problems: WorldCom, Inc. ($5.3 billion), Qwest Capital Corp. ($4.5 billion), Enron Corp. ($3.8 billion), The Williams Companies, Inc. ($3.0 billion), Tyco International, Ltd. ($2.4 billion), Dynegy, Inc. ($1.4 billion), Global Crossing Limited ($0.9 billion), Adelphia Communications Corporation ($0.8 billion), Kmart Holdings Corp. ($0.7 billion) and Xerox Corporation ($0.5 billion). Aside from the specific defaults listed above, overall corporate credit quality has declined over the past few years due to recent weakness in the global economy, volatility in the equity markets and the decline of the technology, telecommunication and airline industries, further reducing the value of life and health insurers' debt investments. While Kanawha's debt investments have not been immune to corporate credit problems, including problems relating to some of the issuers noted above, losses from corporate defaults have historically not been material to its financial condition. We intend to manage our investment portfolio conservatively in the future to attempt to mitigate our risk of losses from corporate defaults. We expect our investment portfolio will consist mainly of highly rated and liquid fixed income securities, with diversification among asset classes, industries and individual issuers.

  Capital adequacy

        Some life and health insurance companies have recently suffered significant reductions in capital and will have to improve their capital adequacy ratios to support their business. In the United States, certain life and health insurance companies have been forced to pay close attention to management of risk-based capital requirements. Risk-based capital requirements are capital requirements for an insurance company based on an assessment of its aggregate risk exposure determined by analyzing each of its individual risk components, such as the nature of the company's assets, the risk that its losses will be worse than expected, its exposure to interest rate fluctuations and other business risks. Risk-based capital requirements are determined and used by insurance regulators, rating agencies, insurance companies and other insurance industry participants. Fitch IBCA, Inc, estimated in December 2001 that life insurance industry losses resulting from the September 11, 2001, tragedy were between $3.0 billion and $5.0 billion, which represents approximately 1-2% of the life and health industry's capital for the year 2002. Although a loss of this size is not devastating to overall industry capital as a whole, its impact did not fall evenly across the market, hurting some insurers more than others. In addition to the direct impact on the life and health insurance market, the overall insurance industry, including property and casualty insurance companies, lost between $30 and $58 billion, as estimated by Tillinghast-Towers Perrin in 2001. This catastrophe, in addition to recent substantial reserve deficiencies for property and casualty exposures such as asbestos and environmental and other mass torts, has put tremendous pressure on the capital of some multi-line insurance companies. We believe this heightened focus on capital management will have an overall positive effect on us as carriers become more disciplined with product pricing and/or exit markets or product lines in which we will compete.

  Volatility in reinsurance capacity

        Many of the events and trends affecting the life and health insurance industry have had an equal (or greater) impact on the life and health reinsurance industry. These events have led to a decline in the availability of reinsurance. Losses have caused many multi-line reinsurers to re-deploy capital from life and health insurance to property and casualty to take advantage of difficult market conditions in the property and casualty sector. Furthermore, consolidation in the life and health reinsurance industry over the last decade has further reduced competition and capacity in the market. The combination of increased demand for insurance and the pressure on industry capital, coupled with the need for companies to become more focused on the bottom line, has also led to increased demand for reinsurance at a time of constrained capacity. While Kanawha currently cedes a limited amount of its primary insurance business to reinsurers and we plan to continue this practice, diminishing reinsurance capacity has led to increasing reinsurance premium rates and more restrictive terms and conditions, which has negatively impacted Kanawha and may further negatively impact our operations in the future. See "Our Company-Risk Management and Underwriting" for a discussion of how Kanawha manages its risks, including how it uses reinsurance to manage risk.

  DAC impairments

        The cost of writing an insurance policy is significant in comparison to its annual premium. Insurance-specific accounting rules under GAAP allow companies to capitalize some acquisition expenses and amortize them over the life of the policies to the extent that there is adequate projected profitability to cover the amortization. DAC is treated as an asset on the balance sheets of life and health insurers. As profit margins have declined because of low interest rates, high defaults and other issues, many companies in recent years have been forced to write-down their DAC assets. These write-downs have the same effect on capital as write-offs of other assets and have had a significant negative impact on the earnings and capital position of several life and health insurers. As a result of the Kanawha acquisition and pursuant to industry-specific purchase accounting rules, we will write-off all of Kanawha's existing DAC balance, goodwill and other intangible assets and establish another intangible asset, VOBA. The methodology utilized to value this asset on our balance sheet will be similar to those used to value the DAC asset.

  Renewed emphasis on "core business"

        The equity markets are increasingly focusing on insurers' ability to deploy their capital and improve their return on capital. We believe that the current difficult investment environment has led a number of multi-line insurance companies in the United States and Europe to reassess their business models and divest some or all of their life and health insurance and/or annuity operations. We believe this trend presents us with opportunities to capture additional market share in products we will underwrite and market as well as potentially allowing us to grow our business more rapidly through selected acquisitions of blocks of business and/or product lines.

  Consolidation and demutualizations

        Some of the largest life insurance companies in the United States (Prudential Financial, Inc. Metropolitan Life Insurance Company, Mutual of New York, a subsidiary of the MONY Group Inc., and John Hancock Financial Services, Inc (MONY Group Inc. and John Hancock Financial Services, Inc. were subsequently acquired by other companies) recently changed their form of ownership from a mutual structure to a stock company structure through a process called demutualization. We believe that many of these companies are still adjusting to being owned by shareholders who may be much more demanding, with respect to returns, than policyholders. There has been some consolidation in the life and health insurance industry over the last few years. Further consolidation is possible as companies try to gain economies of scale. In many cases, smaller books of business will no longer fit the combined company's strategy and will be closed or put up for sale. As a result of these factors, we believe that we will have opportunities to gain market share as other life and health insurers focus on internal issues as well as opportunities to acquire some lines and/or blocks of business that will augment or complement our business.

OUR COMPANY

Overview

        KMG America is a newly formed holding company, incorporated under the laws of the Commonwealth of Virginia. It was formed to acquire Kanawha and to operate and grow Kanawha's insurance and other related businesses. Our initial operations primarily will consist of the operations that we will acquire from Kanawha. As of June 30, 2004, Kanawha had $4.3 billion of life insurance policies in force. Our business strategy will be to operate Kanawha's businesses efficiently while growing some of those businesses. Our primary growth initiative will be to develop a worksite marketing and distribution organization that targets larger employer groups nationwide with an expanded variety of life and health insurance products. Our executive management team will oversee and coordinate the operations of our businesses and the development and implementation of our business strategy. Members of our executive management team have an average of over 20 years of experience in the life and health insurance industry, including experience in the areas of executive management, underwriting, marketing, distribution, claims processing, actuarial, legal, finance and investments. A significant amount of this management experience was in senior management positions at worksite insurance companies.

        Our initial operations primarily will consist of three lines of business that we will acquire through our acquisition of Kanawha and its subsidiaries:

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  Worksite insurance business.  Kanawha's worksite insurance business is a provider of voluntary life and health insurance products to employers and their employees in the southeastern United States. The primary insurance products that this business underwrites include life insurance, short-term disability insurance, dental insurance, indemnity health insurance and critical illness insurance. Our business strategy will be to efficiently operate Kanawha's existing worksite insurance business while developing a new worksite marketing and distribution organization that targets larger employer groups nationwide with an expanded variety of life and health insurance products. For the year ended December 31, 2003, Kanawha's worksite insurance business produced premiums, commissions and fees, excluding intercompany payments, of $58.4 million, which accounted for 48.9% of Kanawha's premiums, commissions and fees, excluding intercompany payments.

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  Senior market insurance business.  Kanawha's senior market insurance business is a provider in the southeastern United States of individual insurance products tailored to the needs of older individuals. The primary insurance products it offers include long-term care insurance that Kanawha underwrites and Medicare supplement insurance underwritten by another carrier, both of which are marketed directly to end-customers by independent agents. While growing this business will not be a primary objective of our business strategy, we intend to operate this business efficiently and may consider expanding its geographic target market to select markets throughout the nation. For the year ended December 31, 2003, Kanawha's senior market insurance business produced premiums, commissions and fees, excluding intercompany payments, of $41.5 million, which accounted for 34.8% of Kanawha's premiums, commissions and fees, excluding intercompany payments.

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  Third-party administration business.  Kanawha's third-party administration business provides a wide range of insurance product administration, claims handling, eligibility administration, call center and support services. This business primarily administers the insurance plans offered by Kanawha's worksite insurance business and senior market insurance business. Kanawha's third-party administration business also provides administrative and managed care services to third parties, such as employers with self-funded health care plans, other insurance carriers, reinsurers and managed care plans. Our primary business strategy for this business will be to grow this business as it administers the increasing volume of policies and products that we anticipate will be sold by our worksite insurance business as we attempt to grow that business. In addition, as our national worksite marketing business develops, we intend to opportunistically market our third-party administration services to self-insured plans, stop loss insurers, pharmacy benefit organizations, managed care service providers and other insurance carriers and reinsurers nationwide. For the year ended December 31, 2003, Kanawha's third-party administration business produced commissions and fees, excluding intercompany payments, of $13.0 million, which accounted for 10.9% of Kanawha's premiums, commissions and fees, excluding intercompany payments.

        In addition to the three primary business operations noted above, KMG America will retain the Kanawha business activities performed by Kanawha's two other business segments, including the closed block of life and health business reported in Kanawha's acquired business segment and the investment and marketing activities reported in Kanawha's corporate and other segment. While acquisitions of books of business from other insurance carriers will not be a principal growth strategy of KMG America's, we will consider acquisitions on an opportunistic basis if we can complete the acquisitions on favorable financial terms that we expect to be generally accretive to earnings per share and return on equity while maintaining Kanawha's financial strength ratings.

        See Note 7 to "Notes to Consolidated Financial Statements (Unaudited)" and Note 16 to "Notes to Consolidated Financial Statements" in this prospectus for information regarding Kanawha's revenues, profits and losses and total assets by business segment.

        Whether a life or health insurance product is referred to as group, voluntary or individual depends how the product is marketed to individual beneficiaries. A voluntary insurance product is any insurance product:

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  endorsed by an employer or another organization;

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  usually paid for by the enrollee (although employers sometimes pay a portion of the premium); and

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  purchased by eligible individuals at their own discretion.

A group insurance product is any insurance product:

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  sponsored by an employer;

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  in which employees can participate, although they have the ability to opt out; and

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  for which the employer pays a significant portion of the premium on behalf of the employees.

An individual insurance product is any insurance product:

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  marketed directly to an individual, not through an employer or other organization;

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  completely paid for by the individual; and

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  purchased by the individual at his or her own discretion.

        For the six months ended June 30, 2004, approximately 23% of the premiums received by Kanawha were premiums on voluntary life and health insurance products and approximately 4% of the premiums received by Kanawha were premiums on group life and health insurance products. The remaining premiums received by Kanawha were premiums on long-term care insurance products and individual life and health insurance products.

        Our principal executive offices will be located in the metropolitan Minneapolis/St. Paul, Minnesota area, and following the Kanawha acquisition, our insurance and other businesses will be located primarily in Lancaster, South Carolina. Our telephone number is (952) 474-8674. Our Internet site address is http://www.kmgamerica.com.

Worksite Insurance Business

        Kanawha's worksite insurance business is a provider of life and health insurance products to employers and their employees in the southeastern United States. This business underwrites primary insurance products including life insurance, disability insurance, dental insurance, indemnity health insurance and critical illness insurance. Kanawha's insurance products are marketed primarily by independent insurance agents to employers and other groups. Most of Kanawha's worksite insurance products are voluntary products, where the employer or association offers the products to its employees or members as part of an array of insurance and health benefits from which the employee or member may choose. The individual employee or member elects which products to purchase and the premiums are paid by the employee or group member. The employer will often deduct the premium from the employee's periodic paycheck and remit the premium to Kanawha. Some of Kanawha's worksite marketing products are group products where the employer or association pays the premiums for insurance benefiting its employees or members as part of the employee's or member's compensation package.

        Most of the insurance products offered by Kanawha's worksite insurance business are underwritten by Kanawha and the primary underwriting risk under the policies is retained by Kanawha. Some of the insurance products marketed by Kanawha are underwritten by other insurance companies who retain the underwriting risk. We refer to insurance products underwritten by other carriers, but sold by Kanawha, as in-sourced products. Kanawha's worksite insurance business is licensed to offer group and individual life and health insurance products in 45 states.

  Worksite Insurance Products

        The primary insurance products that Kanawha underwrites include the following:

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  Voluntary life insurance.  Voluntary life insurance insures the life of a single individual. It is typically sold on a renewable term basis or with a cash value component such as whole life insurance.

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  Group life insurance.  Group life insurance insures the lives of a group of individuals and pays benefits upon the death of each member within the group. The group typically is comprised of an entire employer workforce or other class of covered individuals.

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  Short-term disability insurance.  Disability insurance protects against the loss of wages due to illness or accidental injury. Short-term disability insurance generally provides coverage for up to five years. Kanawha does not underwrite long-term disability insurance.

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  Dental insurance.  Dental insurance generally covers all or a portion of the costs of diagnostic and preventative dental and orthodontics services. It generally is offered on a voluntary basis and provides benefits on a reimbursement basis.

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  Critical illness insurance.  Critical illness insurance is designed to fill financial gaps not covered by health, disability, life and accident insurance policies when insureds are diagnosed with a critical illness.

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  Indemnity health insurance.  Indemnity health insurance provides benefits to cover many costs incurred upon the occurrence of an accidental injury or sickness.

In addition to marketing the individual products discussed above, Kanawha's worksite insurance business works with each employer or association to assess the unique insurance requirements of each employer or association and to select a customized, bundled package of insurance products and services designed to meet those requirements. The package may consist of insurance products and services offered by Kanawha's worksite insurance business and/or in-sourced products underwritten by other insurance carriers.

  Marketing and Distribution

        Most of the products sold by Kanawha's worksite insurance business are sold to individuals through their employer or other group of which they are a member, a marketing and distribution effort that we refer to as worksite marketing. Worksite marketing sales generally have two components:

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  group products, where the employer or association pays the premiums for insurance that covers the employee or member beneficiary as part of the employee or member beneficiary's compensation package; and

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  voluntary individual products, where the employee or member elects to purchase supplemental coverage and/or additional insurance products not sponsored by the employer or association, and the employee or member pays the premiums, which are often deducted from the employee's or member's pay and submitted to the insurance company by the employer or association.

Most of Kanawha's worksite insurance products are sold as voluntary products, however some are sold as employer pay group products.

        The majority of Kanawha's worksite marketing business is marketed through independent insurance agents that call on employers, consultants, brokers and other intermediaries that arrange to present product offerings to sponsoring employers or groups located primarily in the southeastern United States. In general, intermediaries involved in getting Kanawha's worksite products placed with employers or groups receive a brokerage commission and/or other fee arrangement which is a percentage of gross premiums generated from the placement. Kanawha's worksite marketing business currently targets mostly small employers and groups in the southeastern United States generally having fewer than 200 individual employees or members.

  Business Strategy for the Worksite Marketing Business

        Expanding our worksite insurance business will be the primary focus of our business strategy. Our intent is to grow this business by: (1) developing an internal sales force that will market our products nationwide to larger employers and groups; (2) enlarging the geographic focus of Kanawha's small employer worksite marketing team to focus on select markets nationwide through independent agents; and (3) expanding our product mix by offering additional types of insurance and additional variations of the types of insurance and other services that Kanawha currently offers to differentiate us from our competitors.

        While Kanawha's worksite marketing business primarily markets its products through independent agents and consultants that target small employers and groups in the southeastern United States generally having fewer than 200 individual employees or members, we intend to grow the worksite marketing business by hiring an internal sales force that will market our products nationwide to larger employers and groups with 50 to 10,000 employees or members. Our internal sales force will market our products to potential worksite market employers, and associations, as well as to intermediaries such as employee benefit consultants and other producers specializing in worksite marketing such as VBOs, enrollment firms, internal wholesalers, employee benefit consultants and national and regional insurance brokers. Our senior management team has industry relationships with many of these types of organizations, and we believe that these relationships will be instrumental in developing a nationwide worksite marketing organization and should lead to high levels of sales productivity per sales force representative and increase profit margins over time.

        We intend to expand Kanawha's product offerings by offering additional types of worksite life and health insurance products as well as additional variations of the types of insurance that Kanawha currently offers. We may introduce new varieties of the following products already offered by Kanawha: individual life insurance; group life insurance; disability life insurance; and dental insurance. New products that we may introduce include: medical stop-loss insurance that provides insurance protection to employers who self-fund a portion or all of employee health benefits; vision insurance that covers all or a portion of the costs of diagnostic and preventative eye care services; and accidental death and dismemberment insurance that provides payments to insureds or beneficiaries upon the occurrence of a fatal accident or accident which results in the of loss of limb or eyesight. See "—Business Strategy" for a discussion of our business strategy including our intention to introduce new insurance products and new varieties of Kanawha's existing insurance products.

        We intend to differentiate ourselves from our competitors by offering a broad mix of voluntary and group life and health insurance products that, when combined with our third-party administration services, are designed to provide an attractive mix of products and services to employers and their employees. We believe that few insurance companies currently offer a wide range of both voluntary and group life and health insurance products because, historically, voluntary insurance products have been marketed through independent insurance agents and group insurance products have been marketed through internal sales forces. Because of the potential for conflicts to occur when carriers target worksites through these two marketing channels, most established insurance carriers do not pursue a worksite marketing strategy that offers a wide array of both group and voluntary life and health insurance products as we intend to do. We plan to avoid these conflicts by having our independent agents and our internal sales force target different segments of the worksite marketplace based on employer size and other criteria. We will also continue to write life and health insurance business through distribution outlets other than the worksite—primarily senior market insurance products offered through independent agents. In addition, we will earn revenue from administrative services for third parties such as companies with self funded health plans and other insurance carriers and reinsurers, as well as from commissions for the placement of other insurance carriers' products through our distribution systems.

        The broad mix of insurance products that we will offer will allow us to market our products to a wide variety of companies. We believe that offering a broad mix of insurance products will enhance our profitability because persistency (the length of time an insurance policy remains in effect or in force before it expires) should increase as customers purchase multiple insurance products from us. We believe persistency will increase as we strengthen our relationships with multiple product customers and it becomes harder for customers who purchase multiple products from us to switch to other carriers. We expect that increasing our persistency will reduce our per policy marketing and distribution costs, which will enhance our profitability.

        A diversified business is a key part of our risk management strategy. Because we believe our product offerings generally will not be highly correlated to each other or the general economy, we do not expect our results of operations to be significantly impacted by pricing cycles. Because we do not intend to offer interest rate sensitive products such as annuities, we believe that we will have limited sensitivity to fluctuations in the interest rate market and will likely benefit from rising interest rates as the aggregate rate of interest earned on our investment portfolio increases.

        The worksite insurance market is large, stable and growing, as evidenced by the following characteristics (based on June 2004 estimates in a report by Eastbridge Consulting Group, Inc. that Kanawha purchased from Eastbridge for $2,000):

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  there were over $14 billion of annual voluntary premiums relating to worksite products in force in the United States in 2003;

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  new sales of voluntary worksite products totaled approximately $4.3 billion in the United States in 2003; and

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  the worksite insurance market had average annual increases in new sales of voluntary worksite products of approximately 14% over the past six years.

        In addition to voluntary premiums, annual group life and health premiums generated through the worksite market exceeded $100 billion in 2002, according to the Life Insurers Fact Book 2003, published by the American Council of Life Insurers.

        KMG America's target market (workplaces with between 50 and 10,000 employees) included over 290,000 businesses in the United States as of August 3, 2004, according to Dun & Bradstreet. We anticipate growth in the market for voluntary worksite products for the next several years as employers increasingly shift benefit costs to employees.

        Worksite marketing is an efficient and convenient way to distribute individual insurance products to employees by deducting premiums from their paychecks and packaging offerings with employer sponsored group coverages. Some of the marketing and distribution advantages of the worksite marketing approach include:

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  the credibility of employer sponsored plans;

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  the convenience of payroll deductions;

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  the ability to market employee and employer coverages together as packaged products;

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  the opportunity to market to multiple potential insureds (employees) at the same time;

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  a simplified underwriting process because potential insureds are assessed as a group based on the demographics of their industry or occupation rather than on an individual basis;

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  time saving and enrollment efficiencies; and

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  the assistance of the sponsoring employer's human resources department.

        Our sales and marketing personnel will be eligible to participate in a broad-based equity incentive plan. We believe offering equity incentives that are tied to performance will provide us with a significant competitive advantage compared to most worksite insurance companies, which, based on LIMRA International, Inc.'s study of 2003 compensation titled "Compensation of Group Insurance/Healthcare Sales and Service Personnel," generally do not offer equity incentives to their sales and marketing personnel.

Senior Market Insurance Business

        Kanawha's senior market insurance business is a provider in the southeastern United States of individual insurance products tailored to the needs of older individuals. The primary insurance products that this business offers include long-term care insurance that it underwrites and Medicare supplement insurance underwritten by another carrier. These products are marketed directly to end-customers by independent agents. The senior market of the life and health insurance industry focuses on providing insurance and other product offerings to senior citizens, whose product needs, risk and underwriting properties differ substantially from the general market. Products offered directly by Kanawha's senior market insurance business are underwritten by Kanawha and the primary underwriting risk under the policies is retained by Kanawha. Kanawha's senior market insurance business is licensed to offer senior market insurance products in 45 states.

  Senior Market Insurance Products

        The primary insurance products sold by Kanawha's senior market insurance business include the following:

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  Long-term care insurance.  Long-term care insurance protects the insured from the costs of long-term care services. These services include nursing homes, assisted living facilities, adult day care and home health care. Kanawha's long-term care insurance products are underwritten by Kanawha and Kanawha bears the underwriting risk. A portion of this risk is reinsured.

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  Medicare supplement insurance.  Medicare supplement insurance provides coverage for Medicare-qualified expenses that are not covered by Medicare because of applicable deductibles or maximum limits. The Medicare supplement insurance currently sold by Kanawha is underwritten by Mutual of Omaha which bears the underwriting risk. Kanawha ceased underwriting its own Medicare supplement insurance in 2003, but Medicare supplement insurance policies that it underwrote prior to 2003 are still in force.

  Marketing and Distribution

        Kanawha's senior market products are marketed primarily by independent agents located primarily in the southeastern United States. These agents generally target individuals directly rather than employers or groups, as Kanawha's worksite insurance business does. Kanawha's offerings may consist of insurance products and services underwritten by Kanawha's senior market insurance business or in-sourced products underwritten by other insurance carriers. For example, in 2003, Kanawha ceased underwriting new Medicare supplement insurance policies, and now markets Medicare supplement insurance underwritten by Mutual of Omaha.

  Business Strategy for Senior Market Insurance Business

        While growing Kanawha's senior market insurance business will not be a primary objective of our business strategy, we intend to operate this business efficiently and may consider expanding its geographic target market to select markets throughout the nation. We believe this business will complement our worksite insurance business and has growth potential due to several demographic trends such as the increase in the proportion of older individuals in the United States population and the continued rise in medical and health care costs. See "—Business Strategy" for a discussion of our business strategy for the senior market insurance business.

Third-Party Administration Business

        Kanawha's third-party administration business provides a wide range of insurance product administration, claims handling, eligibility administration, call center and support services. This business primarily administers the insurance plans offered by Kanawha's worksite insurance business and senior market insurance business including Kanawha's existing in force policies. Kanawha's third-party administration business also provides administrative and managed care services to third parties, such as employers with self-funded health care plans, other insurance carriers, reinsurers and managed care plans. Kanawha's third-party benefits administration business focuses on three primary services: insured products administration; self funded health care plan administration; and managed care services. As of June 30, 2004, Kanawha's third-party administration business employed 311 individuals, of which 103 work in the group that provides insured products administration, 147 work in the group that provides self funded health care plan administration, 23 work in the group that provides managed care services and 38 provide management and administrative services to the three groups. Based on 2003 revenues, Kanawha ranks in the top 10% of the 386 third-party plan administrators that are members of the Society of Professional Benefit Administrators.

  Insured Products Administration

        Kanawha's third-party administration business administers over 231,000 in force insurance policies, including a wide variety of voluntary, group and individual insurance and reinsurance products. The primary responsibility of the third-party administration business is to administer the products underwritten by Kanawha's worksite insurance business and its senior market insurance business, and most of the products administered by the third-party administration business are products underwritten by Kanawha's insurance businesses. In addition, the third-party administration business administers various insurance products underwritten by other insurance companies and reinsurers, including Metropolitan Life Insurance Company, AXA Financial, Inc., Blue Cross & Blue Shield affiliates and several reinsurance companies. The insurance products that Kanawha's third-party administration business administers include long-term care insurance, group and individual life and health insurance, accident and health and cancer insurance and group and individual dental insurance. The insurance administration services it provides include: underwriting and policy issuance; claims management; reinsurance administration; and customer service and support.

  Self-Funded Health Care Plan Administration

        Kanawha's third-party administration business provides plan administration services for over 133,000 employees or members of employers or associations that self insure their health care benefits. The aggregate premium equivalent of the plans Kanawha administers is in excess of $313 million. Kanawha administers preferred provider organization plans, point-of-service plans, health maintenance organization plans, indemnity plans and other healthcare plans provided by independent organizations as well as plans provided by Kanawha's worksite insurance business and senior market insurance business. The self-funded health plan administration services provided include: claims administration; eligibility administration; call center administration; design and coordination for customized plans; administration of Health Reimbursement Accounts, or HRAs, (which are employer-funded accounts provided to employees for reimbursement of qualifying medical expenses and the reimbursements are excludable from employee gross income); and administration of dental and short-term disability insurance plans.

  Managed Care Services

        Kanawha's third-party administration business also provides managed care services through its own proprietary provider network of over 14,800 providers, with over 30 leased networks nationwide and Kanawha's URAC accredited medical management unit. The managed care programs and services it provides include: utilization and case management (a process through which an insurer assesses, plans, implements, coordinates, monitors and evaluates options and services to meet an individual's health needs using communication and available resources to promote quality care and cost effective outcomes) and outpatient review; maternity management; disease management (a system of coordinated healthcare intervention and communication for patients with conditions in which the patient typically takes a significant role in their own care); data aggregation and predictive modeling; and on-site and 24-hour nurse triage. These programs are administered by a medical management staff of 13 nurses and a medical director.

  Business Strategy for Third-Party Administration Business

        Our primary business strategy will be to grow Kanawha's third-party administration business as it administers the increasing volume of policies and products that we anticipate will be sold by our worksite insurance business as we attempt to grow that business. In addition, as our national worksite marketing business develops, we intend to opportunistically market our third-party administration services to self-insured plans, stop loss insurers, pharmacy benefit organizations, managed care service providers, other insurance carriers and reinsurers nationwide. See "—Business Strategy" for a discussion of our business strategy for the third-party administration business.

Competitive Factors

        We believe that the factors that will enable us to compete effectively will include:

        An experienced management team and an entrepreneurial culture.    We will have a talented and experienced management team both at the holding company level and at each of our operating businesses. Our management team is led by our chairman, president and chief executive officer, Kenneth U. Kuk, who has 16 years of experience in the life insurance industry. Most of Kanawha's existing officers will remain in their present positions immediately after completion of the Kanawha acquisition, and Stanley D. Johnson, the current chairman, president and chief executive officer of Kanawha, will become a member of our board of directors. Members of our executive management team have an average of over 20 years of experience in the life and health insurance industry, including experience in the areas of executive management, underwriting, marketing, distribution, claims processing, actuarial, legal, finance and investments. We believe this experience will be useful in executing our business strategy to grow our own nationwide worksite marketing operation and marketing our insurance products nationwide. We intend to promote a set of corporate values and a common corporate culture that we believe will enable us to leverage business ideas, risk management expertise and focus on regulatory compliance across our businesses. We intend to reward and encourage entrepreneurship at each business segment, in part by implementing performance-based compensation systems.

        Strong relationships with key clients, distributors and industry personnel.    Our executive managers and Kanawha's senior executives and sales managers have industry relationships with existing worksite market customers and independent agents in the southeastern United States and potential worksite market customers and agents nationwide, including employers, VBOs, enrollment firms, internal wholesalers, employee benefit consultants and national and regional insurance brokers. We believe that the strength of these distribution relationships will enable us to market our products and services to Kanawha's existing customers in an effective and efficient manner and will be instrumental in developing our nationwide worksite marketing efforts.

        A unique product mix and complementary businesses.    Kanawha offers a variety of products that meet the needs of group and voluntary customers throughout various stages of their development and lifecycles. Kanawha has the capability to package insurance products underwritten in-house, insurance products from other carriers and administrative services options as a "total solutions" product to its clients and customers, which we do not believe can be duplicated easily by our competitors. We believe Kanawha's insurance operations combined with products in-sourced from other carriers and administrative services options provided by Kanawha's third-party administration business provides the foundation for significant product cross-selling and product extension opportunities. We believe that persistency and profitability will be enhanced by offering a wide variety of insurance products to group and voluntary customers.

        Strong administrative capabilities in third-party administration.    Currently, Kanawha's third-party administration business provides plan administration services for over 133,000 employees or members of employers or associations that self fund their healthcare benefits and has over $313 million of premium equivalents in force. Kanawha offers a flexible and broad suite of administrative services and products that can be highly customized to provide tailored solutions to customers. We believe that Kanawha's strong regional third-party administration business can be significantly expanded as it administers the increasing volume of policies and products that we anticipate will be sold by our worksite insurance business as we attempt to grow that business.

        A disciplined approach to underwriting and risk management.    Kanawha has implemented a disciplined underwriting and risk management policy. Kanawha focuses on generating profitability through careful analysis of risks and draws on its experience in core specialized markets. One of the tools Kanawha uses to manage its risk is its tele-underwriting program, which enables Kanawha's trained underwriters to interview individual health insurance applicants over the telephone, which enables the underwriter to ask case-specific questions and gather case-specific information and thus better assess the risks of insuring a specific potential insured, set appropriate premiums and indentify applicants that require additional screening. In addition, Kanawha closely monitors regulatory and market developments and adapts its approach as it deems necessary to achieve its underwriting and risk management goals. For example, Kanawha has exited products in which it was not achieving acceptable profitability and intends to introduce new products in insurance environments that are more favorable. Kanawha's three primary businesses offer a diverse mix of products and services throughout the southeastern United States These products and businesses are generally not affected in the same way by economic and operating trends, which we believe allows Kanawha to maintain a greater level of financial stability than many of its competitors across business and economic cycles. We expect our product and geographic diversity to further increase as we implement our business strategy by expanding our product mix and implementing our nationwide marketing effort. Kanawha is focused on loss containment, and it purchases reinsurance as a risk management tool to diversify risk and protect against unexpected events, such as catastrophes. We will strive to improve Kanawha's disciplined underwriting and risk management philosophy, which we believe will enable us to realize above average financial returns while focusing on our strategic objectives.

        Excellent financial strength.    As of June 30, 2004, Kanawha had approximately $690 million of total assets and approximately $167 million of shareholders' equity. Kanawha, which will be our insurance subsidiary, has financial strength ratings of A- (excellent) from A.M. Best and A- (strong), with a stable outlook, from S&P. Kanawha employs a conservative investment policy and its portfolio primarily consists of high grade, fixed income securities. As of June 30, 2004, Kanawha had approximately $486 million of cash and investments, consisting primarily of investment grade bonds with an average rating of "A". We believe Kanawha's solid capital base and overall financial strength will allow us to distinguish ourselves from our competitors and enable us to attract clients that are seeking an insurance company with long-term financial stability.

        Strong regional life and health insurance platform.    Kanawha is a voluntary life and health insurance company in the southeastern United States with many attributes that will aid us as we seek to expand our product selection and implement a nationwide marketing and distribution focus. These attributes include:

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  a reputation as a highly regarded life and heath insurance company among its customers within the southeastern United States;

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  a history of strong financial strength ratings for many years;

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  licenses to provide life and health insurance products in 45 states;

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  management, administrative and technology personnel and systems that serve Kanawha's current product mix and regional marketing efforts that we believe are capable of expanding to serve a broader product mix and national marketing efforts while generating cost savings through economies of scale;

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  a current book of in force insurance that generally has experienced high levels of persistency, which likely will be a key contributor to the profitability of our insurance businesses;

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  a comprehensive set of worksite life and health insurance products;

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  dedicated employees and knowledgeable insurance professionals;

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  a conservatively managed, well diversified investment portfolio; and

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  an efficient, well regarded worksite marketing business focused on small to midsize companies in the southeastern United States that we believe can be expanded to market to larger companies nationwide without significant conflict with our other marketing and distribution efforts, including our efforts to market insurance products tailored to the needs of seniors and to market insurance products through independent agents.

Business Strategy

        Our objective is to achieve superior financial performance by transforming Kanawha's position as a regional voluntary life and health insurance company into a national life and health insurance company with an expanded product mix and nationwide marketing focus. We intend to achieve this objective by executing the following strategies in pursuit of profitable growth:

        Expand our experienced management team.    We intend to hire additional senior management personnel with a significant amount of experience in the life and health insurance industry, particularly with experience in product development, underwriting, marketing and sales management within the worksite marketing distribution channel. We believe this experience will be useful in executing our business strategy to grow our own nationwide worksite marketing operation and market our insurance products nationwide.

        Develop a nationwide marketing organization primarily focused on worksite marketing.    We believe that one of our critical success factors will be to build a national sales and marketing organization that is focused on the worksite market. We believe the creation of such an organization, combined with our product development plans, will serve as the foundation for our growth under our business plan. To implement our strategy to grow our worksite marketing operation we expect to take the following actions:

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  Hire employees with worksite marketing sales experience.  We intend to recruit additional insurance executives with experience in marketing worksite products to sponsoring employers and third parties including VBOs, enrollment firms, internal wholesalers, employee benefit consultants, brokers and other parties. As part of our strategy to expand our product mix and to expand our geographic coverage of our sales and marketing efforts, we will seek to hire individuals who have experience with the new products that we intend to introduce and with customer relationships in the new geographic areas that we expect to target.

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  Target larger employers nationwide.  Our new internal sales force will target employers with 50 to 10,000 employees. This target market includes over 290,000 businesses in the United States according to Dun & Bradstreet. Historically, Kanawha has concentrated on employers having less than 200 individual employees. We believe that with our enhanced marketing organization and expanded sales force, we should be better equipped to serve larger employer sponsor groups. Targeting larger employers or groups with larger numbers of employees or members should enable us to sell more insurance premiums with less sales, marketing, administrative and other overhead costs per premium dollar, which should improve our profit margins on worksite insurance products.

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  Implement performance-based equity compensation incentives.  We intend to implement performance-based equity compensation incentives for our sales and marketing employees that emphasize profitability, sales volume, cross-selling our products and services and bundling packages of the products that we market. These incentives will include equity incentive awards, such as awards of options to purchase our common stock. Generally, our competitors do not offer similar broad-based equity incentive awards, which will give us an advantage in hiring and retaining talented sales and marketing personnel. We believe that implementing performance-based equity incentives will increase our sales and profitability by aligning the interests of our marketing employees with our sales and profitability objectives.

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  Collaborate with key third parties.  We will seek to hire senior sales management professionals who have experience interacting with the many constituencies that will be involved in our planned product distribution efforts. We believe that it is important to our success that senior sales management interact with our sales force, sponsoring employers, benefit advisors and other product intermediaries and independent agents in order for us to execute our business plan. We believe relationships between these parties, as well as with our insurance businesses and our third-party administration business, can be expanded to enhance our product packaging capabilities and cross- selling abilities, including the bundling of insurance and related products and services from our insurance businesses, our third-party administration business and other insurance carriers.

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  Target small employers nationwide.  Currently, Kanawha targets small employers and groups in the southeastern United States generally having less than 200 individual employees or members through a network of independent agents. We intend to grow our presence in this niche market by expanding the geographic focus of our independent sales agents to focus on select markets nationwide through independent agents.

        Expand the types and varieties of insurance products and related services that we offer.    In addition to developing a more effective marketing organization, we intend to focus on our product development and offering strategy. We believe that it is not only the individual products that we offer that will differentiate us from our competition in the worksite insurance market, but also the breadth of our product mix. Our objective is to expand Kanawha's existing product mix and add complementary products that together will provide a product offering that cannot easily be duplicated by our competitors. This differentiated product set should allow our sales force the ability to offer our employer sponsors and our distribution partners bundled packages of multiple insurance products and services that are tailored to meet our customers' unique needs. Our strategy for increasing our product mix will include the following:

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  Provide additional group and voluntary insurance products.  We intend to expand Kanawha's product offerings by offering additional types of worksite life and health insurance products as well as additional variations of the types of insurance that Kanawha currently offers. We may introduce new varieties of the following products already offered by Kanawha: individual life insurance; group life insurance; disability life insurance; and dental insurance. New products that we may introduce include: medical stop-loss insurance that provides insurance protection to employers who self-fund a portion or all of employee health benefits; vision insurance that covers all or a portion of the costs of diagnostic and preventative eye care services; and accidental death and dismemberment insurance that provides payments to insureds or beneficiaries upon the occurrence of a fatal accident or accident which results in the of loss of limb or eyesight.

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  In-sourced product offerings.  We believe that expanding the variety of in-sourced products that we market is necessary to accomplish our goals of expanding our product mix and marketing customized bundled product packages tailored to a customer's needs. As we seek to grow our product mix, bundled solutions and geographic marketing scope, there will be instances where potential customers have needs that we cannot satisfy with products underwritten by our insurance businesses. Developing a full complement of in-sourced products will be necessary to successfully achieve our growth objectives.

        Develop client-focused strategy.    We believe that long-term success in the worksite market is predicated on a client-driven strategy often missing in the market today. We will focus on the unique requirements of sponsoring employers and worksite intermediaries. To satisfy our customers' individual insurance requirements, we intend to offer more bundled packages of multiple insurance products and services that are tailored to meet our customers' needs. These bundled solutions will be marketed by our internal sales force and independent agents and will include both group policies as well as voluntary policies traditionally marketed by independent agents. Many of these bundled solutions will utilize products and services provided by all three of our businesses. For example, we can provide a full insurance solution for an employer that is self insuring its employees by bundling: (1) administration and, claims handling services relating to the self-insured plan; (2) a medical stop-loss product which caps our clients self-insured exposure; (3) group and voluntary insurance product offerings underwritten by us as part of an employee benefit package; and (4) insurance products from other insurance carriers structured to fulfill group and voluntary insurance product needs that we do not underwrite ourselves.

        Improve the efficiency of our third-party administration business.    Our business strategy will be to grow Kanawha's third-party administration business primarily by having it administer the increasing volume of policies and products that we anticipate will be sold by our worksite insurance business as we attempt to grow that business. We believe that Kanawha's third-party administration business has the capacity to administer additional policies and that as this business administers a higher volume of policies, our per policy administration costs will decrease and our consolidated net profits will increase. While increasing the volume of insurance products administered for unrelated third parties will not be a primary growth initiative for this business, as our national worksite marketing business develops we intend to opportunistically market our third-party administration services to other insurance carriers and reinsurers, as well as Kanawha's traditional end client base, such as self-insured plans, stop loss insurers, pharmacy benefit organizations and various managed care service providers.

        Improve capital management.    We intend to manage our capital prudently relative to our risk exposure to enhance risk-adjusted returns on investments and long-term growth in shareholder value. Our capital management strategy is to maintain financial strength through conservative and disciplined risk management practices. We intend to do this through product design, strong underwriting and risk selection and prudent claims management and pricing. In addition, we intend to maintain our conservative investment portfolio management philosophy and properly manage our invested assets in order to match the duration of our insurance product liabilities. We intend to manage our business segments so that they have the appropriate level of capital required to obtain the ratings necessary to operate in their markets and to satisfy various regulatory requirements. We will also evaluate ways to reduce costs in each of our business lines.

        Maintain a disciplined risk management approach.    We intend to maintain a disciplined risk management approach though flexible underwriting and pricing strategies, diversification of products, industry, geography and customers and the use of reinsurance. We will focus on profitable products and markets and pursue a flexible approach to product design. We will implement a collaborative effort between our marketing and underwriting teams that we believe will permit us to opportunistically take advantage of sales opportunities and underwrite profitable policies. We intend to continuously evaluate the profitability of our products and pursue pricing strategies and adjust our mix of businesses by geography and by product so that we can maintain attractive pricing and margins. We will seek to price our products at levels in order to achieve our target profit objectives.

        Pursue acquisitions opportunistically.    While our primary focus will be organic growth of our existing businesses by expanding our product and marketing capabilities, we will evaluate opportunities to grow through strategic alliances and acquisitions of blocks of business and/or companies that are compatible with our core businesses. At this time we do not have any acquisition targets that we are actively pursuing, other than Kanawha.

Risk Management and Underwriting

        Kanawha manages its risks through (1) diversification of products, industry, geography and customers, (2) disciplined underwriting and product pricing practices and (3) the use of reinsurance. To account for and manage its risks, Kanawha establishes and carries as liabilities actuarially determined reserves that it believes will be sufficient to meet its future obligations.

  Diversification

        Kanawha diversifies its earnings from premiums by offering a diverse set of voluntary life and health, long-term care, indemnity health, critical illness, Medicare supplement insurance and other coverages. These products all have differing price, market and risk characteristics. The underwriting risk on life insurance is generally diversified because covered lives of individuals are typically relatively independent of each other. Natural and man-made catastrophes, such as terrorist attacks, are the one exception where numerous life insurance claims may occur at once. Geographic diversity of insureds is generally the best protection for such risks. The recently enacted federal terrorism act that provides a backstop to the insurance industry excludes life insurance exposures. In addition to the increased risk due to terrorism, there is significant risk from epidemics such as the SARS or West Nile viruses or other diseases that can spread quickly around the world given the increasing levels of individual travel, commerce and interdependency between nations involved in a global economy. We could be materially impacted by any one of these events if they were to strike a significant block of our insureds within a short period of time. Kanawha's worksite products are spread among different employers throughout the southeastern United States. We will continue to monitor these "macro" issues on an ongoing basis and will evaluate carefully concentrations of risk as part of our underwriting process to optimize the diversification of risk exposures. Our product and geographic diversification should improve as we implement our strategy to develop a nationwide worksite insurance business with expanded product offerings.

  Underwriting and Pricing

        Kanawha manages the risk associated with the insurance policies that it places by implementing disciplined underwriting and product pricing practices that are tailored by product. Kanawha's group product underwriting and pricing is centralized. Kanawha has developed standard rating systems for each product line based on past experience and relevant industry experience. Kanawha is not obligated to accept any application for a policy or group of policies from any distributor and/or worksite employer. Kanawha's uniform underwriting policies provide that if the coverage amount exceeds prescribed age and amount limits, it may require a prospective insured to submit to medical examinations. Product pricing of group insurance products is based on the expected payment of benefits under the policies that are calculated using assumptions for mortality, morbidity, interest, expenses and persistency, depending upon the specific product features.

        Kanawha's individual life and disability insurance underwriters follow detailed and uniform policies and procedures to assess and quantify the risk of its individual insurance products. Kanawha may require the applicant to take a variety of underwriting tests, such as medical examinations, electrocardiograms, blood tests, urine tests, chest x-rays and consumer investigative reports, depending on the age of the applicant and the amount of insurance requested.

        Consistent with other carriers offering long-term care insurance in the life and health insurance industry, Kanawha's claims have exceeded those anticipated when Kanawha first developed long-term care products in certain states. Most significantly, Kanawha's cumulative claims experience for long-term care products in the state of Florida has been 31% higher than expected. As a result, Kanawha has filed for and obtained rate increases in the range of 5.0% to 18.5% for seasoned business in the majority of jurisdictions in which its long-term care insurance is in force; these rate increases generally take effect on the policyholder's next anniversary date. To date, rates for newly issued long-term care insurance have been filed and are currently in effect in 37 states, which represent increases of as much as 20% to 35% over Kanawha's legacy long-term care insurance pricing levels. We intend to continue to monitor Kanawha's legacy long-term care insurance in force and make further pricing and other underwriting adjustments when contractually permitted, if necessary, which will be based on the experience of our long-term care insurance business going forward. While we can provide no assurance, we expect the actions that Kanawha has already taken, as well as the pricing discipline we anticipate in writing new policies, will allow us to improve the profitability of our long-term care insurance business.

  Reinsurance

        Generally, Kanawha purchases reinsurance coverage for the following major business purposes:

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  Protection from underwriting risks.  As part of its overall risk and capacity management strategy, Kanawha purchases reinsurance for some risks underwritten by it, such as excess of loss coverage for individual or group claims.

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  Dispositions of insured business.  Kanawha uses reinsurance to facilitate the sale or exit of product lines and/or blocks of business. This is common in the insurance industry because each insurer offers a distinct set of product lines, which complicates the acquisition and disposition of stand-alone legal entities, and in certain cases, large blocks of insurance business. In general, a disposition through a reinsurance transaction will include a 100% co-insurance agreement under which 100% of the policy benefit reserves and related assets of the subject business will be transferred to the reinsurer. Also, given the fact that the primary insurer is still legally obligated under the policies reinsured, these agreements generally require some degree of credit support including bank letters of credit, reinsurer deposits with the reinsured party and trust agreements under which the assets backing the liabilities of the reinsured business are held in a trust along with excess collateral and the reinsurer is obligated to fund the trust if the value of the assets is deemed insufficient to fund the liabilities.

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  Capital management.  Kanawha purchases reinsurance as a capital management tool. State insurance regulations and accounting regulations permit Kanawha to reduce its required capital when underwriting risks are appropriately offset by reinsurance, which allows Kanawha to free up capital to enable it to write additional business.

        Reinsurance is either provided on a treaty basis or a facultative basis, and is generally structured in the proportional form or an excess of loss basis for both individual losses and losses in the aggregate. In an indemnity reinsurance transaction offered on a treaty basis, a reinsurer agrees to indemnify another insurer for part or all of its liability under a policy or policies it has issued for an agreed upon premium. These agreements provide for recovery of a portion of losses and associated loss expenses from reinsurers. These losses and loss expenses refer to the expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs plus losses incurred with respect to claims. The terms of these agreements, which are typical for agreements of this type, generally provide, among other things, for the automatic acceptance by the reinsurer of ceded risks in excess of Kanawha's retention limits (the amount of loss per individual or in the aggregate that we are willing to absorb). For excess of loss coverage, Kanawha pays premiums to the reinsurers based on rates negotiated and stated in the treaties. For proportional reinsurance, Kanawha pays premiums to the reinsurers based upon percentages of premiums received by it on the business reinsured and the reinsurer accepts a proportional percentage of losses on the reinsured business. These agreements are generally terminable as to new risks by Kanawha or by the reinsurer on appropriate notice; however, termination does not affect risks ceded during the term of the agreement, which generally remain with the reinsurer. The other commonly known form of reinsurance is referred to as facultative reinsurance in which a specific risk is insured, such as upon the cession of a specific portion of a large insurance policy.

        In most cases in which Kanawha chooses to reinsure an underlying exposure, it expects to purchase reinsurance on a treaty basis and either in the form of proportional or excess of loss coverage, dependent on the underlying properties of the insurance products. In select cases, Kanawha may purchase reinsurance on a facultative basis in cases which it has high exposures on specific individual insured risks.

        Kanawha's significant reinsurance includes the following:

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  Individual and group life.  Kanawha has reinsured its directly written in force individual life insurance policies on an excess of loss per risk and aggregate basis above identified retention limits. This reinsurance was with subsidiaries of G.E. Employers Re and Scottish Re. G.E. Employers Re has notified Kanawha that, effective February 29, 2004, it no longer accepts new business under this treaty. The treaty, however, remains in effect with respect to business previously reinsured under the treaty. Scottish Re replaced G.E. Employers Re as the reinsurer for all new business. Kanawha also reinsures much of its acquired individual life insurance policies with Reassure America Life Insurance Company (a subsidiary of Swiss Re). Kanawha reinsures its group life and accidental death and dismemberment insurance policies with Munich American Reassurance Corporation on an excess of retention basis. Individual and group worksite term life insurance (life insurance written for a specified period and under which no cash value is generally available on surrender) products are reinsured on a 50% coinsurance basis with Hannover Re, which means that Hannover Re bears the risk for 50% of any claims losses and costs incurred with with respect to these policies. We intend to continue to monitor our risk retention levels on our life insurance policies and will seek to maintain a reasonable balance between reinsured and retained risk.

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  Fixed annuity block.  Kanawha discontinued underwriting new fixed annuity products effective December 31, 2003, and intends to in-source these products from other life and health insurance carriers. All in force annuity products as of December 31, 2003, were ceded via a 100% coinsurance agreement with Madison National Life Insurance Company, a subsidiary of Independence Holding Company. Madison National assumed all product administration of this block of business in early 2004. All risks and profits generated by the reinsured business have been transferred to Madison National; however, Kanawha is still liable on a primary basis for this business should Madison National fail to honor its reinsurance obligations.

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  Long-Term Care.  Kanawha has reinsured 15% of the risk on the earlier generations of its long-term care insurance with Employers Re and GenRe on a quota share basis, which means that Kanawha is responsible for 85% of all losses under these policies. Kanawha has reinsured 60% of the risk on its current long-term-care product with Munich American Re on a quota share basis, which means that Kanawha is responsible for 40% of all losses under these policies.

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  Medicare supplement block.  In 2003, Kanawha ceased underwriting new Medicare supplement insurance and began offering the product to the senior market on an in-source basis through an alliance with Mutual of Omaha. Consistent with Kanawha's decision to no longer underwrite Medicare supplement insurance, Kanawha is currently soliciting, and has received, multiple offers to reinsure this block of business. We anticipate that any reinsurance agreement that we enter in the future with respect to this block will be structured via 100% coinsurance contracts with all risks and profits generated by the reinsured business being transferred to the identified reinsurer(s).

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  Group critical illness.  In 2005, Kanawha plans to offer new group critical illness products that will be reinsured with Hannover Re.

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  Other miscellaneous blocks of business.  The availability of life and health reinsurance has significantly diminished as a result of the events of September 11, 2001, and other unique circumstances within the life and health reinsurance industry, as noted elsewhere in this prospectus. A number of Kanawha's reinsurance agreements relating to major medical, indemnity health, accidental death and dismemberment and other insurance coverages have been recently cancelled by the reinsurers due to lack of volume of business submitted, and the reinsurers will not accept new business pursuant to these agreements. While we would prefer to retain reinsurance coverage for certain of these business lines and other older and smaller blocks of business in the future assuming acceptable pricing levels, we are comfortable retaining full exposures in these areas given our view that the current pricing environment in the life and health reinsurance industry adequately covers the underwriting risk inherent in these products.

        Under reinsurance transactions in which Kanawha is the ceding insurer, Kanawha has retained primary liability for the underlying policy claims of the insured risks if the assuming company fails to meet its obligations. To limit this risk, Kanawha has control procedures in place to evaluate the financial condition of reinsurers and to monitor the concentration of credit risk to minimize this exposure. The selection of reinsurance companies is based on criteria related to solvency and reliability and, to a lesser degree, diversification. At June 30, 2004, 99% of Kanawha's reinsurance recoverables were due from reinsurers rated A- or better by A.M. Best. In the future we intend to seek to purchase reinsurance from only those entities rated A- or better by S&P or A.M. Best and we intend to regularly monitor collectibility of our reinsurance recoverables, making reserve provisions for amounts we consider potentially uncollectible and requesting collateral where necessary. We intend to apply the same financial analysis and approval processes to the selection of reinsurance and other financial protection counterparties as we will to the underwriting of our own primary insurance products.

        Our management intends to conduct ongoing reviews of the pricing and operational characteristics of each of the products manufactured by us, our current reinsurance agreements in force, acceptable risk retentions and reinsurance alternatives, and the availability and cost of reinsurance applicable to our products.

  Gross Annualized Premium in Force, Ceded Portion and Net Amount Retained

        The following table details Kanawha's gross annualized premium in force segregated by product type, the portion that was ceded to reinsurers and the net amount retained as of June 30, 2004.

	As of June 30, 2004
	Gross	Ceded	Net	Percentage Retained
Life insurance and annuities	$14,718,145	$819,441	$13,898,704	94.4%
Group life insurance	1,380,000	220,000	1,160,000	84.1
Individual accident and health insurance	103,606,508	11,934,451	91,672,057	88.5

Total consolidated	$119,704,653	$12,973,892	$106,730,761	89.2

  Assumed Reinsurance

        Kanawha has also assumed blocks of reinsurance on both an indemnity and assumption basis. Although we do not currently intend to acquire additional blocks of reinsurance, some of the reinsurance previously purchased by Kanawha remains in force and will affect our future earnings depending on the future experience of these blocks of business. The most significant of these blocks of business include coverages for waiver of premium benefits associated with certain life policies underwritten by AXA Financial, Inc., individual health insurance business from Metropolitan Life Insurance Company and life insurance business from ING Groep N.V. Other smaller life and accident and heath insurance blocks of business were also assumed during the period 1985 though 1998.

  Policy Benefit Reserves

        Kanawha establishes and carries as liabilities, actuarially determined reserves that it believes will meet its future obligations. In accordance with industry and accounting practices and applicable insurance laws and regulatory requirements, Kanawha establishes policy benefit reserves to recognize its future benefit obligations for its in force life, disability and other related policies. Kanawha bases the amounts of these reserves on actuarially recognized methods using prescribed morbidity and mortality tables in general use in the United States, which it modifies to reflect its actual experience when appropriate. Reserves also include claims and claims expenses (the expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs) reported but not yet paid, claims incurred but not reported and claims in the process of settlement.

        Policy benefit reserves, whether calculated under GAAP or SAP, do not represent an exact calculation of future policy benefits and expenses but are instead estimates made using actuarial and statistical procedures. We cannot assure you that any such reserves will be sufficient to fund our future liabilities in all circumstances. Future loss development could require reserves to be increased, which would adversely affect earnings in current and/or future periods. Adjustments to reserve amounts may be required in the event of changes from the assumptions regarding future morbidity, the incidence of disability claims and the rate of recovery, taking into account the effects of inflation and other societal and economic factors, persistency, mortality, loss severity and the interest rates used in calculating the reserve amounts. The reserves reflected in Kanawha's consolidated financial statements are calculated in accordance with GAAP.

        We expect to regularly review and update policy benefit reserves, using current information. Any adjustments will be reflected in current results of operations. However, because the establishment of reserves is an inherently uncertain process, we cannot assure you that ultimate losses will not exceed existing reserves.

Investments

        Investment returns will be an important part of our overall profitability. For the six-month period ended June 30, 2004, Kanawha's net investment income was approximately $12.3 million (after a one-time incentive payment of $1.6 million to one of Kanawha's outside investment managers at the conclusion of the contract period) and its net realized gains on investments were approximately $1.7 million, which collectively accounted for approximately 18.8% of its total revenues during this period. For the year ended December 31, 2003, Kanawha's net investment income was approximately $27.1 million and its net realized gains on investments were approximately $7.6 million, which collectively accounted for approximately 22.1% of its total revenues during this period. As of June 30, 2004, much of Kanawha's investment portfolio consisted of fixed maturity securities, such as corporate and government bonds, United States Treasury securities and asset backed debt securities, and less than 1% of its investments were equity securities. A portion of Kanawha's fixed income securities have equity components, which reduce their current yield. We intend to sell many of these securities and reinvest the proceeds in higher yielding instruments, which will likely result in higher current earnings and reduced capital gains.

        The following table presents the recent performance results for (1) Kanawha's debt investment portfolio compared to the Lehman Brothers U.S. Aggregate Index, an index of United States debt securities, and (2) Kanawha's equity investment portfolio compared to the S&P 500 Index, an index of equity securities issued by the 500 largest United States companies based on market capitalization.

	Year Ended December 31, 2003	Three Months Ended March 31, 2004	Six Months Ended June 30, 2004
Kanawha's debt portfolio	8.19%	4.14%	0.30%
Lehman Brothers U.S. Aggregate Index	4.10%	2.66%	0.15%
Kanawha's equity portfolio	18.25%	(1.69%)	(6.33%)
S&P 500 Index	28.42%	1.29%	3.44%

        Significant fluctuations in the fixed income market, such as changes in interest rates could impair our profitability, financial condition and/or cash flows. In addition, the natural volatility of claims may force us to liquidate securities prior to maturity, which may cause us to incur capital losses. Of Kanawha's fixed maturity securities, as of June 30, 2004, (1) 99.2% were scheduled to mature in more than twelve months and had a weighted-average interest rate of 5.61% and (2) 0.80% were scheduled to mature in less than twelve months and had a weighted-average interest rate of 6.73%. Kanawha has attempted to structure its investment portfolio so that its interest rate and maturity schedule are appropriately matched with its expected insurance liabilities to ensure that cash flows are available to pay claims as they become due. We intend to expand Kanawha's asset/liability matching strategy to reduce the adverse effects of interest rate volatility and to engage asset/liability management specialists to implement our asset/liability matching strategy. However, these strategies will not be able to completely eliminate, and may fail to significantly reduce, the adverse effects of interest rate volatility, and we cannot precisely predict the timing and magnitude of all claims. Accordingly, we cannot assure you that significant fluctuations in the level of interest rates and the unforeseen timing and magnitude of claims will not have a material adverse effect on our business, results of operations and financial condition.

        We will be subject to credit risk in our investment portfolio, primarily from our investments in corporate bonds and preferred stocks. Defaults by third parties in the payment or performance of their obligations could reduce our investment income and realized investment gains or result in investment losses. Further, the value of any particular fixed maturity security is subject to impairment based on the creditworthiness of the issuer. As of June 30, 2004, Kanawha held approximately $418.3 million of fixed maturity securities, or approximately 87.9% of the carrying value of Kanawha's total invested assets at that date. Our fixed maturity portfolio also will include below investment grade securities, which comprised approximately 2.7% of the carrying value of Kanawha's total fixed maturity securities at June 30, 2004. These investments generally provide higher expected returns but present greater risk and can be less liquid than investment grade securities. A significant increase in defaults and impairments on our fixed maturity securities portfolio could materially adversely affect our results of operations and financial condition. Kanawha's other-than-temporary impairment losses on Kanawha's available for sale securities were approximately $0.3 million for the six months ended June 30, 2004, and $0.7 million for the year ended December 31, 2003.

        As of June 30, 2004, less than 1% of the carrying value of Kanawha's total investments was invested in common stock; however, Kanawha has had higher percentages of common stock in its portfolio in the past and we may increase the percentage of our portfolio that is invested in common stock in the future. Investments in common stock generally provide higher total returns, but present greater risk to preservation of principal than fixed income investments.

        Kanawha has in the past invested, and we may in the future invest, in relatively illiquid securities including certain infrequently traded public fixed maturity securities, privately placed fixed maturity securities, mortgage loans, policy loans, limited partnership interests, real estate investments. These asset classes represented approximately 16.9% of the carrying value of Kanawha's total cash and invested assets as of June 30, 2004. If we require significant amounts of cash on short notice in excess of our normal cash requirements, we may have difficulty selling these investments in a timely manner, be forced to sell them for less than we otherwise would have been able to realize, or both. Our inability to quickly dispose of illiquid investments could have an adverse effect on our business, results of operations and financial condition.

        Our investment committee will establish our investment strategy and policies and create guidelines for hiring external investment managers. Our investment committee initially will consist of Kenneth U. Kuk, Scott H. DeLong III, Stanley D. Johnson, Alfred L. Ferguson, Robert E. Matthews and R. Dale Vaughan. Our management, with the assistance of external managers, will implement our investment strategy. The policies and guidelines set by our investment committee will specify minimum criteria on the overall credit quality, liquidity and risk-return characteristics of our investment portfolio and include limitations on the size of particular holdings, as well as restrictions on investments in different asset classes. The investment committee will monitor our overall investment returns, review compliance with our investment guidelines and report overall investment results to our board of directors on a quarterly basis.

        Management of our investment portfolio is a critical part of our business strategy and will materially effect our profitability. Investment decision making will be guided mainly by the nature and timing of our expected liability payouts, management's forecast of our cash flows and the possibility that we will have unexpected cash demands such as unexpected insured losses. However, to the extent our insurance liabilities are correlated with an asset class outside our minimum criteria, our investment guidelines will allow us to deviate from those minimum criteria provided such deviations reduce overall risk. Our fundamental investment philosophy will be to manage assets within our stated risk parameters to generate consistent levels of investment income with competitive risk-adjusted returns over the long-term. In accordance with our investment strategy, we will seek to:

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  preserve principal and maintain liquidity while generating above-average returns on a risk-adjusted basis, through a high quality, diversified portfolio;

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  manage credit, interest rate, prepayment and market risks;

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  mandate that our investment portfolio consist mainly of highly rated and liquid fixed income securities, with adequate diversification among asset classes, industry concentrations and individual issuers; and

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  adhere to all applicable regulatory requirements and laws.

Historically, Kanawha has not used financial futures, forwards, options, swaps or other derivative financial instruments. Without the approval of our board of directors, we will not purchase financial futures, forwards, options, swaps and other derivatives, except for purposes of hedging capital market risks or replication transactions, which are defined as a set of derivative and securities transactions that, when combined, produce the equivalent economic results of an investment meeting our minimum criteria.

Competition

  Worksite insurance

        We will face competition from many firms in the life and health insurance industry, but we believe a limited number of companies participate in the market in the same manner as we intend to or offer capabilities as comprehensive as we expect ours will be. We view the worksite marketing segment of the life and health insurance business as being composed of three different types of companies: (1) companies selling primarily group insurance products, (2) companies selling primarily voluntary insurance products and (3) companies offering both group and voluntary insurance products, but through separate distribution channels. We believe that most insurers competing in the worksite market tend to focus on either the group market or the voluntary market, with very few competitors focused on offering both group and voluntary products through the same sales organization, which is how we intend to operate. We believe the fastest growth in the worksite insurance market in the future will be achieved by those insurers offering both group and voluntary products where cross-selling and product packaging opportunities are significant.

        Our competitors in the worksite insurance market will include AFLAC, Inc., StanCorp Financial Group, Inc., UnumProvident Corp., Transamerica Corporation, Metropolitan Life Insurance Company, American Fidelity Life Insurance Company, Prudential Financial, Inc., Assurity Life Insurance Company, ING Groep N.V., Jefferson-Pilot Corporation and Allstate Financial. Other commercial competitors that offer various products in the worksite insurance market that do not easily fit into any one of these categories include various small and medium life insurance companies. In the worksite insurance market, competition tends to focus more on the distribution channel. Competition in the worksite insurance market is based primarily on product mix, service and pricing.

        We believe that few competitors will compete against us in all of our business lines and that there are a limited number of competitors that offer both group and voluntary insurance products to the worksite insurance market through the same sales force. Examples of such carriers include John Hancock Financial Services, Inc., Mutual of Omaha and State Farm Life Insurance Company.

  Senior Market Insurance

        We will face competition from a number of competitors in the senior market insurance industry. Our competitors will include large national insurers that offer many of the same products that we offer through multiple distribution points. Competition in the senior market is based primarily on product features, pricing and relationships with independent agents.

  Third-Party Administrative Services

        The third-party administrative services business tends to be highly competitive and highly fragmented. There are a number of third-party administration firms which compete primarily on the basis of service, efficiency and cost. These competitors range from small local firms to large national firms and include a number of third-party divisions of insurance companies and general agencies. Our administrative services business will also compete indirectly in certain services provided by general outsourcing firms. In some cases, third-party administration platforms of larger, well-established companies may have substantially greater financial, management and marketing resources than our third-party administration business. However, we view our third-party administration business as an integral complementary component of our worksite marketing product strategy going forward and also believe that our additional resources resulting from this offering will enhance our ability to obtain additional third-party administrative service business.

Financial Strength Ratings

        Ratings by independent agencies are an important factor in establishing the competitive position of insurance companies and will continue to be important to our ability to market and sell our products in the future. Rating organizations continually review the financial positions of insurers, including us. Insurance companies are assigned financial strength ratings by independent rating agencies based upon factors relevant to policyholders. Ratings provide both industry participants and insurance consumers meaningful information on specific insurance companies and are an important factor in establishing the competitive position of insurance companies. Kanawha is currently rated by A.M. Best and Standard & Poor's. A.M. Best maintains a letter scale rating system ranging from A++ (superior) to F (in liquidation) while S&P maintains a letter scale rating system ranging from AAA (extremely strong) to R (under regulatory supervision).

        Currently, Kanawha has an A.M. Best financial strength rating of A- (excellent), which is the second highest of ten ratings categories within the A.M. Best rating system and the lowest in the category "excellent." S&P's financial strength rating for Kanawha, after considering our intended uses of the net proceeds of this offering, is A- (strong), with a stable outlook, which is the third highest of nine ratings categories and low-range within the category based on modifiers (i.e., A+, A and A- are strong). In determining Kanawha's current financial strength ratings, A.M. Best did not consider the intended acquisition of Kanawha by KMG America and our intended use of the net proceeds of this offering. Although we have not received a rating with respect to our prospective business plan from A.M. Best, our senior management team has met with A.M. Best regarding the assignment of an initial financial strength rating to us upon the completion of this offering and the Kanawha acquisition. Based on our discussions with A.M. Best, we have received a pro forma indicative rating of A- (excellent) for Kanawha after we acquire it based on our prospective business plan, which indicates A.M. Best's opinion of our financial strength and ability to meet ongoing obligations to our future policyholders. The rating assignment will be subject to the completion of this offering and the Kanawha acquisition on terms consistent with representations made to A.M. Best. In addition, the rating assignment will be contingent upon the funding of Kanawha, which will be our insurance subsidiary, at levels indicated by our management team. The prospective indicative rating is not a guarantee of a final rating outcome. A final rating assignment will be made once all necessary conditions and expectations set by A.M. Best are met to its satisfaction.

        The objective of A.M. Best's and S&P's ratings systems is to assist policyholders and to provide an opinion of an insurer's financial strength, operating performance, strategic position and ability to meet ongoing obligations to its policyholders. These ratings will reflect the opinions of A.M. Best and S&P of our ability to pay policyholder claims and will not be a recommendation to buy, sell or hold any security, including our common stock. These ratings will be subject to periodic review by and may be revised upward, downward or revoked at the sole discretion of A.M. Best and S&P.

Administration

        We believe one of the factors that will enable us to compete effectively against other worksite insurance providers will be Kanawha's third-party administration business, which administers both Kanawha's underwritten insurance products and products underwritten by other insurance companies. We anticipate that for the foreseeable future, various administrative functions of ours will continue to be performed internally given Kanawha's expertise in administrative services and relatively low-cost operating locations in South Carolina. A subsidiary of Kanawha entered into an agreement in 2003 to outsource a substantial portion of Kanawha's information technology and document management functions to CGI Information Systems & Management Consultants, Inc., after giving consideration to the relative cost implications of retaining these functions internally or outsourcing them to a third-party. The term of this agreement is 10 years, and it may be terminated by Kanawha's subsidiary at the end of 42 months without cause and upon 90 days' notice for cause that remains uncured. Kanawha has guaranteed the obligations of its subsidiary under this agreement and CGI Group, Inc. has guaranteed the obligations of CGI Information Systems & Management Consultants, Inc. under this agreement. We believe the combination of our internal administrative capabilities and our outsourced administrative functions will provide us with an optimal mix of flexibility and cost efficiencies.

Properties

        Following the closing of this offering and the Kanawha acquisition, we will own six office buildings in Lancaster, South Carolina where Kanawha's headquarters and most of its operations are located. We will also own an office building in Fort Mill, South Carolina. None of Kanawha's owned properties are pledged as security to lenders. Kanawha's owned properties had an aggregate book value of approximately $6.8 million as of June 30, 2004. We will also lease offices in (1) Greenville, South Carolina, where a processing center of Kanawha's third-party administration business is located, (2) Fort Meyers, Florida, where Kanawha's long-term care insurance sales office is located, (3) Celina, Ohio, where Kanawha has a sales office and (4) Chester, South Carolina, where Kanawha has a sales office.

        We intend to lease office space in the Minneapolis/St. Paul, Minnesota metropolitan area for some members of our executive management team, some holding company operations and a regional sales office. As we expand our operations subsequent to this offering, we intend to execute leases for facilities in select locations throughout the United States that will house regional and field offices of our sales organization.

Employees

        As of June 30, 2004, Kanawha had approximately 460 employees, a significant number of which are based in Kanawha's Lancaster, South Carolina facilities. None of these employees are subject to collective bargaining agreements governing employment with Kanawha or represented by labor unions. We believe Kanawha has a good relationship with its employees.

        In addition, we plan to hire additional sales personnel and related employees to staff regional and field offices that we intend to establish in select locations throughout the United States as we develop a nationwide worksite marketing business. We expect that we will continue to hire additional employees as we expand our business.

Trademarks and Intellectual Property

        As its standard practice, Kanawha has obtained the legal protections it believes are appropriate for its intellectual property. Kanawha does not believe any of its intellectual property rights are material for Kanawha's business. Kanawha is not aware of any legal proceedings that have been brought against Kanawha for infringement of intellectual property rights.

Legal Proceedings

        Kanawha is a party to various legal actions which have arisen in the ordinary course of its business. While the outcome of these legal actions cannot be predicted with certainty, we believe that the outcome of any of these proceedings, or all of them combined, will not have a material adverse effect on our business, results of operations or financial position. In the normal course of our business, we may become involved in various claims and legal proceedings.

OUR STRUCTURE AND THE KANAWHA ACQUISITION

Formation and Organizational Structure

        KMG America was formed as a Virginia corporation in January 2004, and does not have any historical operations. It was formed to acquire Kanawha and its subsidiaries and to operate and grow Kanawha's existing insurance underwriting, distribution and marketing and third-party administration operations. Upon completion of the Kanawha acquisition, KMG America will own, directly or indirectly, all of the outstanding capital stock of Kanawha and its subsidiaries. KMG America will not conduct any insurance business itself, but will be an insurance holding company, conducting its insurance and other businesses through Kanawha and other operating subsidiaries.

        Following the Kanawha acquisition, Kanawha, which will be our insurance subsidiary, will be a direct subsidiary of KMG America, and Kanawha's non-insurance subsidiaries, which perform marketing, distribution, administration and other unregulated non-insurance functions, will be direct and indirect subsidiaries of Kanawha. Kanawha will be subject to state insurance laws and regulations and extensive regulatory oversight, including regulations that limit the amount of dividends and other distributions it can pay to KMG America. Our non-insurance subsidiaries generally will not be subject to state insurance laws, regulations and oversight. However, because our non-insurance subsidiaries will be owned, directly or indirectly, by Kanawha following the Kanawha acquisition, any dividends or distributions that Kanawha receives from them will be subject to the state insurance regulations that limit dividends and distributions that Kanawha can make to KMG America.

        The following chart presents our organizational structure immediately following the Kanawha acquisition.

Kanawha Acquisition

        KMG America has entered into a stock purchase agreement with the shareholders and optionholders of Kanawha to acquire all of Kanawha's outstanding capital stock concurrently with the closing of this offering for a net cash purchase price of approximately $143.9 million, subject to adjustment based on Kanawha's net worth as of the last day of the quarter ending immediately prior to the closing date. KMG America's obligation to close the acquisition is conditioned upon the closing of this offering. The Kanawha acquisition is also subject to other customary closing conditions. The following summary of the stock purchase agreement by and among the shareholders and optionholders of Kanawha and KMG America is subject to, and is qualified in its entirety by reference to, all of the provisions of the stock purchase agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

  Stock Purchase and Purchase Price

        Pursuant to the stock purchase agreement, KMG America will acquire all of the outstanding capital stock of Kanawha for a cash purchase price of $150 million to be paid to the shareholders of Kanawha. The purchase agreement provides that, as a condition to KMG America's obligation to close the acquisition, Stanley D. Johnson, the chairman, president & chief executive officer of Kanawha, and an entity affiliated with him, will exercise options to purchase 371.8 shares of Kanawha common stock and pay the exercise price of approximately $6.1 million to Kanawha. The payment of the exercise price to Kanawha will increase the net assets of Kanawha by approximately $6.1 million and effectively reduce the net cash purchase price to be paid by KMG America from $150 million to approximately $143.9 million.

        The purchase price is subject to adjustments based on Kanawha's net worth as of the last day of the quarter ending immediately prior to the closing date. Following the completion of such balance sheet, the purchase price will be reduced by the amount, if any, by which the net worth (as defined below) of Kanawha at the last day of the quarter ending immediately prior to the closing date is more than $1,000,000 less than the actual net worth of Kanawha as reported on its December 31, 2003, consolidated balance sheet. Net worth is defined as the amount by which the total assets of Kanawha exceed the total liabilities of Kanawha, calculated in accordance with GAAP, excluding (1) any realized gains or losses or changes in unrealized gains or losses recognized since December 31, 2003, (2) the proceeds from the optionholders' exercise of options, together with any income tax asset or benefit arising from compensation expense associated with the exercise of options, and (3) any financial statement adjustments regarding Kanawha's noncontributory benefit plan or the Metropolitan Life Insurance Company group conversion block of insurance reinsured by Kanawha.

        At closing, KMG America will deposit $25,000,000 of the total purchase price into an escrow account, which will be available to satisfy any potential reduction of the purchase price as described above as well as to satisfy any indemnification claims made by KMG America against the selling shareholders. Upon the first anniversary date of the closing and each subsequent anniversary date that funds remain in escrow, a portion of the amount remaining in escrow will be distributed to the selling shareholders based on a schedule specified in the escrow agreement.

  Closing

        The parties intend to close the Kanawha acquisition concurrently with the closing of this offering (and no later than December 31, 2004, unless the parties agree otherwise), and KMG America's obligation to close the Kanawha acquisition is conditioned upon the closing of this offering.

  Representations and Warranties

        The stock purchase agreement contains representations and warranties by the shareholders and optionholders of Kanawha, including representations and warranties as to corporate organization, corporate authority, enforceability, capitalization, absence of violations, title to and sufficiency of assets, bank accounts, absence of litigation, contracts, accounts, real property, intellectual property, financial statements prepared in accordance with SAP, financial statements prepared in accordance with GAAP, financial controls, insurance coverage, operations in the ordinary course, absence of undisclosed liabilities, taxes, employee benefit plans, compliance with law, insurance issued by Kanawha, regulatory agreements, administrative agreements, investment assets, financial strength ratings, transactions with affiliates, brokers, environmental conditions, labor matters, reinsurance and distributions. The stock purchase agreement contains representations and warranties by KMG America, including representations and warranties as to corporate organization, corporate authority, enforceability, absence of violations, brokers, absence of litigation, investment intent and the Hart-Scott-Rodino Act.

  Covenants

        In the stock purchase agreement, the shareholders and optionholders of Kanawha covenant that, prior to the closing, they will:

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  cause Kanawha and its subsidiaries to conduct their operations according to their ordinary and usual course of business and consistent with past practice;

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  cause Kanawha and its subsidiaries to use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having material business relationships with them;

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  cause Kanawha to manage its investment assets consistent with past practice; and

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  notify KMG America of the occurrence of any event that would constitute a breach of any representation, warranty or covenant.

        Additionally, the shareholders and optionholders of Kanawha covenant that, prior to the closing, they will ensure that Kanawha and its subsidiaries will not, without the prior consent of KMG America:

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  amend their articles of incorporation or bylaws, except that the shareholders and optionholders of Kanawha will cause Kanawha to amend its articles of incorporation to increase the number of authorized shares of capital stock by a number sufficient to enable additional shares to be issued upon the optionholders' exercise of options;

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  issue, sell or deliver any stock of any class or any other debt or equity securities, except for the issuance of shares to the optionsholders as contemplated by the stock purchase agreement;

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  change their capital structure;

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  participate in any merger, consolidation or share exchange or other business combination;

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  incur or assume any debt or otherwise incur any other contingent liability;

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  make any loans, advances or capital contributions to, or investments in, any other entity;

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  authorize any new capital expenditure;

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  adopt or amend any bonus, profit sharing, severance or other compensation plan or increase the compensation of any director, officer or employee;

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  enter into or terminate any material contract other than in the ordinary course of business;

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  acquire, sell, lease or dispose of any assets other than in the ordinary course of business;

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  make any tax election other than in the ordinary course of business or settle or compromise any material tax liability;

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  materially change accounting, tax, reserving, underwriting or claims administration policies;

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  pay, discharge or satisfy any material claims, liabilities or obligations, except liabilities reflected or reserved against in financial statements prepared in accordance with GAAP, incurred in the ordinary course of business or contemplated by the stock purchase agreement;

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  settle or compromise any action or threatened action other than any settlement or compromise that involves solely cash payments not in excess of $500,000 individually or $2,500,000 in the aggregate;

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  issue, renew or assume any policies of insurance except in accordance with past practice; or

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  take actions that would result in any of the conditions to closing not being satisfied.

        Additionally:

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  Kanawha and each shareholder and optionholder covenant not to solicit proposals for the purchase of all or a substantial portion of the assets of, or any equity interest in, Kanawha or any business combination involving Kanawha;

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  each shareholder and optionholder of Kanawha agrees that it will not sell or otherwise transfer any shares or options of Kanawha prior to the closing;

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  KMG America and the shareholders and optionholders of Kanawha each covenants to use its commercially reasonable efforts to do or cause to be done all things required to consummate and make effective the transactions contemplated in the stock purchase agreement; and

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  KMG America covenants to use its commercially reasonable efforts to obtain all regulatory approvals and consents required for consummation of the transactions contemplated in the stock purchase agreement, and the shareholders and optionholders of Kanawha covenant to cause Kanawha reasonably to assist KMG America in obtaining all such regulatory approvals and consents.

  Conditions to Closing

        The obligations of KMG America to consummate the stock purchase agreement are subject to the receipt of certain closing certificates and documents and the satisfaction or waiver at or prior to the date of closing of the following conditions, among others:

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  there shall not have occurred any material adverse change to Kanawha's business or the ability of any party to the stock purchase agreement to perform its obligations thereunder;

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  the representations and warranties made by the shareholders and optionholders of Kanawha must be true and correct in all material respects when made and at and as of the closing date with the same force and effect as if those representations and warranties had been made at and as of such time except (1) to the extent such representations and warranties speak as of a specified earlier date and (2) as otherwise contemplated or permitted by the stock purchase agreement;

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  Kanawha or the shareholders and optionholders of Kanawha, as the case may be, must, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by it or them on or before the closing date;

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  Kanawha and the shareholders and optionholders of Kanawha must have obtained all of their respective required consents;

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  any waiting period applicable to the transactions contemplated in the stock purchase agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), must have terminated or expired;

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  KMG America must have received a certificate of each shareholder and optionholder of Kanawha, in a form satisfactory to counsel for KMG America, certifying fulfillment of the matters referred to in the first four bullet points of this paragraph;

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  all proceedings, corporate or otherwise, to be taken by the shareholders and optionholders of Kanawha and Kanawha in connection with the transactions contemplated by the stock purchase agreement, must be reasonably satisfactory in form and substance to KMG America and its counsel;

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  the escrow agreement contemplated in the stock purchase agreement must have been executed by the parties thereto;

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  KMG America must have received the opinion of counsel to the shareholders and optionholders of Kanawha with respect to certain matters specified in an exhibit to the stock purchase agreement;

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  KMG America must have received executed resignations of those directors of Kanawha designated by KMG America;

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  KMG America must have received a customary certificate of the secretary or similar officer of each shareholder of Kanawha that is an entity;

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  the risk-based capital ratio (as defined in the stock purchase agreement) of Kanawha as of December 31, 2003, and as of June 30, 2004, must not be less than 288%, or if the closing date occurs on or after November 15, 2004, the risk-based capital ratio of Kanawha as of December 31, 2003, and as of September 30, 2004, must not be less than 280%;

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  the actual net worth of Kanawha as of June 30, 2004, or if the closing date occurs after November 15, 2004, as of September 30, 2004, must not be less than $170,000,000.00;

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  neither A.M. Best nor S&P shall have decreased its rating for Kanawha below A-;

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  KMG America must have received a prospective rating from A.M. Best and S&P of at least A- with respect to Kanawha on a pro forma basis assuming completion of the transactions contemplated in the stock purchase agreement;

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  except as disclosed in the disclosure schedule to the stock purchase agreement, there must not have been any negative change in the licensing status of Kanawha in any state where Kanawha is licensed to sell insurance products where such change would be reasonably likely to have a material adverse effect on Kanawha's business;

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  except as disclosed in the disclosure schedule to the stock purchase agreement, Kanawha must not have received any notice of any legal proceeding, fine, penalty or other material adverse action recorded, pending or threatened against Kanawha, which would, if realized, be reasonably likely to have a material adverse effect on Kanawha;

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  Kanawha must have received approximately $6.1 million from Stanley D. Johnson and an affiliate of his as payment of the exercise price for the exercise of options to purchase 371.8 shares of Kanawha's common stock;

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  all outstanding options, warrants and other securities or rights exercisable for or payable in shares of Kanawha's common stock must have been exercised in full or terminated;

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  Kanawha must have cancelled its performance share plan and not made any additional contributions since December 31, 2003; and

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  KMG America must have completed this offering raising gross proceeds of at least $220 million.

        The obligations of the shareholders and optionholders of Kanawha to consummate the stock purchase agreement are subject to the receipt of certain closing certificates and documents and the satisfaction or waiver at or prior to the date of closing of the following conditions, among others:

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  the representations and warranties of KMG America contained in the stock purchase agreement must be true and correct in all material respects when made and at and as of the closing date with the same force and effect as if those representations and warranties had been made at and as of such time except (1) to the extent such representations and warranties speak as of a specified earlier date and (2) as otherwise contemplated or permitted by the stock purchase agreement;

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  KMG America must, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by it on or before the closing date;

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  any waiting period applicable to the transactions contemplated by the stock purchase agreement under the HSR Act must have terminated or expired;

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  the shareholders and optionholders of Kanawha must have received a certificate of an officer of KMG America certifying fulfillment of the matters referred to in the first two bullets of this paragraph;

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  all proceedings, corporate or otherwise, to be taken by KMG America in connection with the transactions contemplated in the stock purchase agreement must be reasonably satisfactory in form and substance to the shareholders and optionholders of Kanawha and their counsel;

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  the shareholders and optionholders of Kanawha must have received the opinion of KMG America's counsel with respect to certain matters specified in an exhibit to the stock purchase agreement;

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  the shareholders and optionholders of Kanawha must have received a customary certificate of the secretary of KMG America; and

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  KMG America must not have received any notice of any legal proceeding, fine, penalty or other action recorded, pending or threatened against KMG America which would, if realized, materially adversely affect the ability of KMG America to close the transactions contemplated by the stock purchase agreement.

  Amendment and Termination

        The stock purchase agreement may be amended by a subsequent writing signed by each of KMG America, the shareholders' representative and the optionholders. The stock purchase agreement may be terminated at any time prior to the closing date:

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  by mutual written consent of KMG America and the shareholders and optionholders of Kanawha;

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  by KMG America at any time following a breach by the shareholders and optionholders of Kanawha of any representation, warranty or covenant contained in the stock purchase agreement in any material respect, if KMG America has notified the shareholders and optionholders of Kanawha of the breach and the breach has continued without cure for a period of 20 days after the notice of breach;

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  by the shareholders and optionholders of Kanawha at any time following a breach by KMG America of any representation, warranty or covenant contained in the stock purchase agreement in any material respect, if the shareholders and optionholders of Kanawha have notified KMG America of the breach and the breach has continued without cure for a period of 20 days after the notice of breach;

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  by KMG America or the shareholders and optionholders of Kanawha if the closing date shall not have occurred on or before December 31, 2004; provided, however, that this right to terminate the stock purchase agreement is not available to any party whose failure to fulfill any obligation under the stock purchase agreement has been the cause of or has resulted in the failure of the closing date to occur on or before such date; or

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  by KMG America or the shareholders and optionholders of Kanawha, if any court or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated in the stock purchase agreement and such order, decree, ruling or other action shall have become final and nonappealable.

        If the stock purchase agreement is terminated pursuant to the provisions described above, the stock purchase agreement will immediately terminate without any liability on the part of any party; provided, however, that such termination will not relieve any party from liability for any willful breach of the stock purchase agreement.

        If the stock purchase agreement is terminated pursuant to the provisions described above, other than the provision referred to in the third bullet point, the shareholders and optionholders of Kanawha shall cause Kanawha to pay certain environmental review and abatement expenses, certain accounting expenses and $125,000 to KMG America.

  Indemnification

        The shareholders and optionholders of Kanawha have agreed to indemnify KMG America and its affiliates from all claims and losses that result from the following:

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  any breach or inaccuracy of the representations and warranties made by the shareholders and optionholders of Kanawha in the stock purchase agreement;

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  any failure by the shareholders and optionholders of Kanawha to satisfy their obligations under the stock purchase agreement;

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  Kanawha's legal fees and other expenses in excess of $300,000 incurred in connection with the transactions contemplated by the stock purchase agreement (excluding some environmental review and abatement expenses and some accounting fees);

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  a notice from the IRS concerning the tax year ending December 31, 2001; and

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  the matter relating to the investigation of a former Kanawha agent by the Office of the Georgia Insurance and Fire Safety Commissioner.

The shareholders and optionholders of Kanawha have no duty to indemnify KMG America and its affiliates for claims regarding:

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  whether benefit obligations under Kanawha's noncontributory benefit plan have been appropriately determined; and

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  the reserves pertaining to the Metropolitan Life Insurance Company group conversion block of insurance reinsured by Kanawha.

        KMG America's right to indemnification for most losses, claims or liabilities arising from breaches of the purchase agreement expires between 18 months and four years after the closing of the Kanawha acquisition.

        The stock purchase agreement provides for the establishment of an escrow fund to satisfy the indemnification obligations of the shareholders and optionholders of Kanawha. At closing, KMG America will deposit $25,000,000 of the purchase price into the escrow fund.

        The period of the escrow fund is four years from closing, with the amount in the fund decreasing to $20,000,000 on the first anniversary of closing, $15,000,000 on the second anniversary of closing, $5,000,000 on the third anniversary of closing and $0 on the fourth anniversary of closing. Indemnification claims by KMG America and its affiliates will be paid from the escrow fund during the first three years of the escrow period up to the amount remaining in the fund at the time of payment once such claims exceed $750,000 in the aggregate and only to the extent they exceed $750,000, while during the fourth year of the escrow period, claims regarding taxes and some employee benefit plan matters will be paid from the escrow fund up to the amount remaining in the fund at the time of payment once claims exceed $1,000,000 in the aggregate. Indemnification claims, however, regarding settlement of the final purchase price, failure to withhold any required withholding taxes, Kanawha's legal fees and other expenses in excess of $300,000 incurred in connection with the transactions contemplated by the stock purchase agreement (excluding some environmental review and abatement expenses and specified accounting fees) and the notice from the IRS concerning the tax year ending December 31, 2001, are not subject to the initial $750,000 deductible.

        KMG America and its affiliates may make indemnification claims directly against the shareholders and optionholders of Kanawha with respect to the following matters in the event the escrow fund is exhausted:

  •
  intentional fraud by the shareholders and optionholders of Kanawha; and

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  breach by the shareholders and optionholders of Kanawha of the representation regarding ownership of good and valid title of the outstanding capital stock of Kanawha.

However, the aggregate indemnification obligation of the shareholders and optionholders of Kanawha will not exceed the final purchase price, and the aggregate indemnification obligation of any shareholder or optionholder of Kanawha shall not exceed such seller's pro rata share of the final purchase price.

        KMG America has agreed to indemnify the shareholders and optionholders of Kanawha, and their respective affiliates, from all claims and losses that result from any breach or inaccuracy of the representations and warranties made by KMG America and any failure by KMG America to satisfy its obligations under the stock purchase agreement. The indemnification periods for these claims are two years for claims identified in "Our Structure and the Kanawha Acquisition— Kanawha Acquisition—Covenants" and eighteen months for claims with respect to the representations and warranties made by KMG America and KMG America's post closing covenants.

REGULATION

General

        Our insurance operations will be subject to a wide variety of laws and regulations. South Carolina and other state insurance laws will regulate most aspects of our insurance businesses. Kanawha, which will be our insurance subsidiary, is regulated by the insurance department of South Carolina, the state in which it is domiciled, and by the insurance department of each state in which it is licensed. At the present time, Kanawha is licensed to transact business in 45 states. Our insurance products and our businesses also will be affected by some United States federal laws.

        The purpose of the laws and regulations affecting our insurance businesses is primarily to protect our customers and not our shareholders. Many of the laws and regulations to which we will be subject are regularly re-examined, and existing or future laws and regulations may become more restrictive or otherwise adversely affect our operations.

        In addition, insurance and securities regulatory authorities (including state law enforcement agencies and attorneys general) from time to time may make inquiries regarding compliance by us and our subsidiaries with insurance and other laws and regulations regarding the conduct of our insurance businesses. We will cooperate with such inquiries and take corrective action when warranted.

State Regulation

  General

        Our insurance subsidiary will be subject to regulation in the various states and jurisdictions in which it transacts business. The extent of regulation varies, but generally derives from statutes that delegate regulatory, supervisory and administrative authority to a department of insurance in each state. The regulation, supervision and administration relate, among other things, to:

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  standards of solvency that must be met and maintained;

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  the payment of dividends;

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  changes of control of insurance companies;

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  the licensing of insurers and their agents;

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  the types of insurance that may be written;

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  guaranty funds;

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  privacy practices;

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  the ability to enter and exit various insurance markets;

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  the nature of and limitations on investments, premium rates, or restrictions on the size of risks that may be insured under a single policy;

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  reserves and provisions for unearned premiums, losses and other obligations;

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  deposits of securities for the benefit of policyholders;

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  payment of sales compensation to third parties;

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  approval of policy forms; and

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  the regulation of market conduct, including underwriting and claims practices.

State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports, prepared under SAP, relating to the financial condition of companies and other matters.

  Regulation of Health Insurance Products

        State regulation of health insurance products varies from state to state, although all states regulate premium rates, policy forms and underwriting and claims practices to one degree or another. Most states have special rules for health insurance sold to individuals and small groups. For example, a number of states have passed or are considering legislation that would limit the differentials in rates that insurers could charge for health care coverages between new business and renewal business for small groups with similar demographics. Every state has also adopted legislation that would make health insurance available to all small employer groups by requiring coverage of all employees and their dependents, by limiting the applicability of pre-existing conditions exclusions, by requiring insurers to offer a basic plan exempt from certain benefits as well as a standard plan, or by establishing a mechanism to spread the risk of high risk employees to all small group insurers. The United States Congress and various state legislators have from time to time proposed changes to the health care system that could affect the relationship between health insurers and their customers, including external review. In addition, various states are considering the adoption of "play or pay" laws requiring that employers either offer health insurance or pay a tax to cover the costs of public health care insurance. We cannot predict with certainty the effect that any proposals, if adopted, or legislative developments could have on our insurance businesses and operations.

        A number of states have enacted new health insurance legislation over the past several years. These laws, among other things, mandate benefits with respect to some diseases or medical procedures, require health insurers to offer an independent external review of certain coverage decisions and establish health insurer liability. There has also been an increase in legislation regarding, among other things, prompt payment of claims, privacy of personal health information, health insurer liability and relationships between health insurers and providers. We expect that this trend of increased legislation will continue. These laws may have the effect of increasing our costs and expenses.

  Regulation of Employee Benefits Products

        State regulation of non-medical group products, including group term life insurance, group disability and group dental products, also varies from state to state. As with individual insurance products, the regulation of these products generally also includes oversight over premium rates and policy forms, but often to a lesser degree. The regulatory environment for group term life insurance is relatively established, with few significant changes from year to year.

        Group PPO dental insurance policies are generally regulated in the same manner as non-PPO dental policies, except to the extent that a small number of states have chosen to restrict the difference in benefits allowable between in-network and out-of-network services. Also, some states directly regulate the operation of the PPO network by requiring separate licensing or registration for the organization that contracts with the providers of dental care. In those states, PPOs also must comply with varying levels of regulatory oversight concerning the content of PPO contracts and provider practice standards. Most of the states in which prepaid dental plans are written recognize prepaid dental plans as an activity separate from traditional insurance, because providers are compensated through capitation arrangements. In most of these states, prepaid dental plans are written by a single-purpose, single-state affiliate that holds a license distinct from the life and health insurance license required for group dental insurance policies. Entities providing prepaid plans are variously licensed as health maintenance organizations (HMOs), prepaid dental plans, limited service health plans, life and health insurers or risk-bearing PPOs, where such licenses are required. Each state has different rules regarding organization, capitalization and reporting for the separate entities, with additional variations relating to provider contracting, oversight, plan management and plan operations.

        Providers of group disability and dental insurance, like providers of group health insurance, are subject to state privacy laws, claims processing rules and "prompt pay" requirements in various states.

        As an extension of past legislative activities in the medical insurance arena, legislative and regulatory consideration, at both the federal and state levels, is being directed toward an effort to mandate what its proponents call "mental health parity" in the policy provisions of group disability insurance plans. This would require providers of group disability insurance to extend the same benefits for disabilities related to mental illness as are provided for other disabilities.

        Group benefit plans and the claims thereunder are also largely subject to federal regulation under ERISA, a complex set of laws and regulations subject to interpretation and enforcement by the Internal Revenue Service, the Department of Labor and other federal agencies. ERISA regulates certain aspects of the relationships between us and employers who maintain employee benefit plans subject to ERISA. Some of our administrative services and other activities may also be subject to regulation under ERISA.

  Insurance Holding Company Statutes

        Although as a holding company, KMG America will not be regulated as an insurance company, it will own capital stock in an insurance subsidiary and therefore will be subject to the state insurance holding company statute, as well as certain other laws, of South Carolina (the state of domicile of our insurance subsidiary). The holding company statute, as well as other laws, require disclosure and, in some instances, prior approval of material transactions between an insurance company and an affiliate. The holding company statute as well as other laws also require, among other things, prior approval of an acquisition of control of a domestic insurer, some transactions between affiliates and the payment of extraordinary dividends or distributions.

  Insurance Regulation Concerning Dividends

        The payment of dividends to us by our insurance subsidiary in excess of a specified amount (i.e., extraordinary dividends) must be approved by the South Carolina state department of insurance. Extraordinary dividends, for which regulatory approval is required, include dividends whose fair market value together with that of other dividends made within the preceding twelve months: (a) when paid from other than earned surplus, exceed the lesser of (1) ten percent of the insurer's surplus as regards policyholders or (2) the net gain from operations, not including net realized capital gains or losses; or (b) when paid from earned surplus, exceed the greater of (1) ten percent of the insurer's surplus as regards policyholders or (2) the net gain from operations, not including net realized capital gains or losses. If insurance regulators determine that payment of an ordinary dividend or any other payments by our insurance subsidiary to us (such as payments under a tax sharing agreement or payments for employee or other services) would be adverse to policyholders or creditors, the regulators may block such payments that would otherwise be permitted without prior approval.

  Statutory Accounting Principles

        SAP is a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. It is primarily concerned with measuring an insurer's statutory surplus. Accordingly, SAP focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer's domiciliary state.

        GAAP is concerned with a company's solvency, but it is also concerned with other financial measurements, such as income and cash flows. GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management's stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with GAAP as opposed to SAP.

        SAP, as established by the NAIC and adopted, for the most part, by the various state insurance regulators, will be used to determine, among other things, the amount of statutory surplus and statutory net income our insurance subsidiary has. Accordingly, SAP will be used to determine, in part, the amount of funds our insurance subsidiary will have available to pay as dividends to us.

  Assessments for Guaranty Funds

        Virtually all states require insurers licensed to do business in their state to bear a portion of the loss suffered by some insureds as a result of the insolvency of other insurers. Depending upon state law, insurers can be assessed an amount that is generally equal to between 1% and 3% of premiums written for the relevant lines of insurance in that state each year to pay the claims of an insolvent insurer. A portion of these payments is recoverable through premium rates, premium tax credits or policy surcharges. Significant increases in assessments could limit the ability of our insurance subsidiaries to recover such assessments through tax credits or other means. In addition, there have been some legislative efforts to limit or repeal the tax offset provisions, which efforts, to date, have been generally unsuccessful. These assessments are expected to increase in the future as a result of recent insolvencies.

  Insurance Regulations Concerning Change of Control

        Many state insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by the state insurance commissioner of any change in control of an insurance company that is domiciled, or, in some cases, having such substantial business that it is deemed to be commercially domiciled, in that state. Prior to granting such approval, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity of the applicant's board of directors and executive officers, the applicant's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. We will own all of the shares of stock of an insurance company domiciled in the state of South Carolina. Under the applicable South Carolina law, "control" is generally presumed to exist through the ownership of 10% or more of the voting securities of a domestic insurance company or of any company that controls a domestic insurance company. Any purchaser of shares of common stock representing 10% or more of the voting power of our capital stock will be presumed to have acquired control of our insurance subsidiary unless, following application by that purchaser in South Carolina, the insurance commissioner of South Carolina determines otherwise.

        In addition to these filings, the laws of many states contain provisions requiring pre-notification to state agencies prior to any change in control of a non-domestic insurance company admitted to transact business in that state. While these pre-notification statutes do not authorize the state agency to disapprove the change of control, they do authorize issuance of cease and desist orders with respect to the non-domestic insurer if it is determined that some conditions, such as undue market concentration, would result from the acquisition.

        Any future transactions that would constitute a change in control of our insurance subsidiary would generally require prior approval by the insurance department of the State of South Carolina, in which our insurance subsidiary will be domiciled, and any other state where our insurance subsidiary will be considered commercially domiciled and may require pre-acquisition notification in those states that have adopted pre-acquisition notification provisions and in which our insurance subsidiary will be admitted to transact business.

        These requirements may deter, delay or prevent transactions affecting the control of our common stock, including transactions that could be advantageous to our shareholders.

  Insurance Regulatory Information System

        The NAIC Insurance Regulatory Information System ("IRIS") was developed to help state regulators identify companies that may require special attention. IRIS consists of a statistical phase and an analytical phase whereby financial examiners review annual statements and financial ratios. The statistical phase consists of 12 key financial ratios based on year-end data that are generated from the NAIC database annually; each ratio has an established "usual range" of results. These ratios assist state insurance departments in executing their statutory mandate to oversee the financial condition of insurance companies.

        A ratio result falling outside the usual range of IRIS ratios is not considered a failing result; rather, unusual values are viewed as part of the regulatory early monitoring system. Furthermore, in some years, it may not be unusual for financially sound companies to have several ratios that fall outside the usual ranges. Generally, an insurance company will become subject to regulatory scrutiny if it falls outside the usual ranges of four or more of the ratios.

  Risk-Based Capital ("RBC") Requirements

        In order to enhance the regulation of insurer solvency, the NAIC has adopted formulas and model laws to implement RBC requirements for life and health insurers and for health organizations. These formulas and model laws are designed to determine minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations.

        Under laws adopted by individual states, insurers having less total adjusted capital (generally, as defined by the NAIC) than that required by the relevant RBC formula will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. The RBC laws provide for four levels of regulatory action. The extent of regulatory intervention and action increases as the ratio of total adjusted capital to RBC falls. The first level, the company action level, requires an insurer to submit a plan of corrective actions to the regulator if total adjusted capital falls below 200% of the RBC amount (or below 250%, when the insurer has a "negative trend" as defined under the RBC laws). The second level, the regulatory action level, requires an insurer to submit a plan containing corrective actions and requires the relevant insurance commissioner to perform an examination or other analysis and issue a corrective order if total adjusted capital falls below 150% of the RBC amount. The third level, the authorized control level, authorizes the relevant insurance commissioner to take whatever regulatory actions he or she considers necessary to protect the best interests of the policyholders and creditors of the insurer, which may include causing the insurer to be placed under regulatory control, i.e., rehabilitation or liquidation, if total adjusted capital falls below 100% of the RBC amount. The fourth action level is the mandatory control level, which requires the relevant insurance commissioner to place the insurer under regulatory control if total adjusted capital falls below 70% of the RBC amount. The formulas have not been designed to differentiate among adequately capitalized companies that operate with higher levels of capital. Therefore, we believe it is inappropriate and ineffective to use the formulas to rate or to rank these companies.

Federal Regulation

  General

        In 1945, the United States Congress enacted the McCarran-Ferguson Act which declared the regulation of insurance to be primarily the responsibility of the individual states. Although repeal of McCarran-Ferguson is debated in the United States Congress from time to time, currently, the federal government generally does not directly regulate the insurance business. However, federal legislation and administrative policies in several areas, including healthcare, pension regulation, age and sex discrimination, financial services regulation, securities regulation, privacy laws, terrorism and federal taxation, do affect the insurance business.

  The Health Insurance Portability and Accountability Act of 1996

        As with other lines of insurance, the regulation of health insurance historically has been within the domain of the states. However, HIPAA and the implementing regulations promulgated thereunder by the Department of Health and Human Services impose new obligations for issuers of health and dental insurance coverage and health and dental benefit plan sponsors. HIPAA requires certain guaranteed issuance and renewability of health insurance coverage for individuals and small employer groups (generally 50 or fewer employees) and limits exclusions based on pre-existing conditions. Most of the insurance reform provisions of HIPAA became effective for plan years beginning on or after July 1, 1997.

        HIPAA also establishes new requirements for maintaining the confidentiality and security of individually identifiable health information and new standards for electronic health care transactions. The Department of Health and Human Services promulgated final HIPAA regulations in 2002. The privacy regulations were required to be complied with by April 2003, the electronic transactions regulations by October 2003 and the security regulations by April 2005. Similar to other entities in the health care industry, Kanawha has incurred substantial costs in meeting the requirements of these HIPAA regulations and we expect we will continue to incur costs to achieve and to maintain compliance. Kanawha has been working diligently to comply with these regulations in the time periods required. However, we cannot assure you that Kanawha or we will achieve such compliance with all of the required transactions or that other entities with which we interact will take appropriate action to meet the compliance deadlines. Moreover, as a consequence of these new standards for electronic transactions, we may see an increase in the number of health care transactions that are submitted to us in paper format, which could increase our costs to process medical claims.

        HIPAA is far-reaching and complex, and proper interpretation and practice under the law continue to evolve. Consequently, our efforts to measure, monitor and adjust our business practices to comply with HIPAA will be ongoing. Failure to comply could result in regulatory fines and civil lawsuits. Knowing and intentional violations of these rules may also result in federal criminal penalties.

  The Terrorism Risk Insurance Act

        On November 26, 2002, the Terrorism Risk Insurance Act was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law requires insurers writing certain lines of property and casualty insurance to offer coverage against certain acts of terrorism causing damage within the United States or to United States flagged vessels or aircraft. In return, the law requires the federal government to indemnify such insurers for 90% of insured losses resulting from covered acts of terrorism, subject to a premium-based deductible. Any existing policy exclusions for such coverage were immediately nullified by the law, although such exclusions may be reinstated if either the insured consents to reinstatement or fails to pay any applicable increase in premium resulting from the additional coverage within 30 days of being notified of such an increase. It should be noted that an "act of terrorism" as defined by the law excludes purely domestic terrorism. For an act of terrorism to have occurred, the United States Secretary of the Treasury must make several findings, including that the act was committed on behalf of a foreign person or foreign interest. The law expires automatically at the end of 2005.

        The Terrorism Risk Insurance Act required the United States Secretary of the Treasury to conduct an expedited study as to whether or not group life insurance should be covered under the law. Based on the study, the Secretary concluded that inclusion of group life insurance was not appropriate.

        We expect to have a geographically diverse block of group life business but limited reinsurance protection against catastrophic losses in our group life product line. We will be exposed to the risk of substantial group life losses from a catastrophe, including a terrorist act.

  USA PATRIOT Act

        On October 26, 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 was enacted into law as part of the USA PATRIOT Act. Among its many provisions, the law requires that financial institutions adopt anti-money laundering programs that include policies, procedures and controls to detect and prevent money laundering, designate a compliance officer to oversee the program and provide for employee training, and periodic audits in accordance with regulations proposed by the United States Treasury Department. Proposed Treasury regulations governing portions of our life insurance business would require us to develop and implement procedures designed to detect and prevent money laundering and terrorist financing. We will be subject to United States regulations that prohibit business dealings with entities identified as threats to national security. There are significant criminal and civil penalties that can be imposed for violation of Treasury regulations. We believe that the steps we will take to comply with the current regulations and to prepare for compliance with the proposed regulations should be sufficient to minimize the risks of such penalties.

  Gramm-Leach-Bliley Act

        On November 12, 1999, the Gramm-Leach-Bliley Act of 1999 became law, implementing fundamental changes in the regulation of the financial services industry in the United States. The act permits the transformation of the already converging banking, insurance and securities industries by permitting mergers that combine commercial banks, insurers and securities firms under one holding company. Under the act, national banks retain their existing ability to sell insurance products in some circumstances. In addition, bank holding companies that qualify and elect to be treated as "financial holding companies" may engage in activities, and acquire companies engaged in activities, that are "financial" in nature or "incidental" or "complementary" to such financial activities, including acting as principal, agent or broker in selling life, property and casualty and other forms of insurance. A financial holding company can own any kind of insurance company or insurance broker or agent, but its bank subsidiary cannot own the insurance company. Under state law, the financial holding company would need to apply to the insurance commissioner in the insurer's state of domicile for prior approval of the acquisition of the insurer, and the act provides that the commissioner, in considering the application, may not discriminate against the financial holding company because it is affiliated with a bank. Under the act, no state may prevent or interfere with affiliations between banks and insurers, insurance agents or brokers, or the licensing of a bank or affiliate as an insurer or agent or broker. Privacy provisions of the Act became fully effective in 2001. These provisions established consumer protections regarding the security and confidentiality of nonpublic personal information and will require us to make full disclosure of our privacy policies to our customers.

  ERISA considerations

        We will provide some products and services to employee benefit plans that are subject to ERISA or the Internal Revenue Code. As such, our activities will be subject to the restrictions imposed by ERISA and the Internal Revenue Code, including the requirement under ERISA that fiduciaries must perform their duties solely in the interests of ERISA plan participants and beneficiaries and the requirement under ERISA and the Internal Revenue Code that fiduciaries may not cause a covered plan to engage in certain prohibited transactions with persons who have certain relationships with respect to such plans. The applicable provisions of ERISA and the Internal Revenue Code are subject to enforcement by the United States Department of Labor, the IRS and the Pension Benefit Guaranty Corporation. To the extent ERISA is applicable to an insurance product, such insurance product is exempt from state regulations that are inconsistent with ERISA. However, such exemption is subject to legislative change and to court decisions that may narrow the scope of the exemption.

Legislative Developments

        Legislation has been introduced in the United States Congress that would allow state-chartered and regulated insurance companies, such as Kanawha, to choose instead to be regulated exclusively by a federal insurance regulator. We do not believe that such legislation will be enacted during the current Congressional term.

        Numerous proposals to reform the current health care system have been introduced in the United States Congress and in various state legislatures. Proposals have included, among other things, modifications to the existing employer-based insurance system, a quasi-regulated system of "managed competition" among health insurers, and a single-payer, public program. Changes in health care policy could significantly affect our business. For example, federally mandated, comprehensive major medical insurance, if proposed and implemented, could partially or fully replace some of Kanawha's current products. Furthermore, legislation has been introduced from time to time in the United States Congress that could result in the federal government assuming a more direct role in regulating insurance companies.

        There is also legislation pending in the United States Congress and in various states designed to provide additional privacy protections to customers of financial institutions. These statutes, including the Fair Credit Reporting Act, and similar legislation and regulations in the United States or other jurisdictions could affect our ability to market our products or otherwise limit the nature or scope of our insurance operations.

        The NAIC and individual states have been studying small face amount life insurance for the past two years. Some initiatives that have been raised at the NAIC include further disclosure for small face amount policies and restrictions on premium to benefit ratios. The NAIC is also studying other issues such as "suitability" of insurance products for certain customers.

        Medical savings accounts or MSAs were created by United States Congress as a trial program in 1996. MSAs allow self-employed individuals, as well as employees of small employers (i.e., employers with 50 or fewer employees), to set aside funds on a tax-free basis for the purpose of paying eligible medical expenses, so long as such persons are covered under a high-deductible health insurance policy. MSA health insurance policies have become an important and growing product line for Kanawha. On December 8, 2003, the Medicare Prescription & Modernization Act was signed into law. This act includes a provision providing for health savings accounts or HSAs, which are similar to MSAs but may be utilized by a much larger class of individuals. In addition, the United States House of Representatives passed a 12-month extension on MSAs, providing a transition period for the continued offering of MSAs.

        We are unable to predict if new legislation will be proposed and when or whether any such legislation will be enacted and implemented. However, many of the proposals, if adopted, could have a material adverse effect on our financial condition, cash flows or results of operations, while others, if adopted, could potentially benefit our business.

MANAGEMENT

        Upon completion of this offering, our board of directors will consist of seven directors, including the six director nominees named below, each of whom has been nominated for election and consented to serve as a director upon completion of this offering. Of these seven directors, we believe four of the director nominees will be considered "independent" in accordance with the requirements of the SEC and the New York Stock Exchange. Our directors, executive officers and some of our key employees and their ages as of July 31, 2004, and their anticipated positions with us upon completion of this offering, are as follows:

Name	Age	Position
Kenneth U. Kuk	58	Chairman, President & Chief Executive Officer, Director (term expires 2007)
Scott H. DeLong III	55	Senior Vice President & Chief Financial Officer, Director Nominee (term expires 2006)(1)
John H. Flittie	67	Director Nominee (term expires 2007)(1)
Stanley D. Johnson	61	President & Chief Executive Officer of Kanawha, Director Nominee (term expires 2005)(1)(2)
Robert L. Laszewski	53	Director Nominee (term expires 2005)(1)
Dennis M. Mathisen	64	Director Nominee (term expires 2005)(1)
James J. Ritchie	49	Director Nominee (term expires 2006)(1)
John B. Chitwood	52	Senior Vice President, Sales and Marketing, Senior Market of Kanawha(2)
Alfred L. Ferguson	40	Senior Vice President, Risk Management of Kanawha(2)
Ronald P. Groover	54	Vice President, Corporate Services of Kanawha(2)
Norman E. Hill	65	Executive Vice President & Chief Actuary of Kanawha(2)(3)
Scott D. MacEwen	41	Vice President of Kanawha(2)
Robert E. Matthews	51	Executive Vice President, Chief Financial Officer & Treasurer of Kanawha(2)
Marcus A. Mears	50	Senior Vice President, Sales and Marketing/Worksite Markets of Kanawha(2)
R. Dale Vaughan	51	Executive Vice President, Benefits Services Division of Kanawha(2)

(1)
Expected to join our board of directors at the closing of this offering.

(2)
Presently an officer of Kanawha and expected to be an officer of Kanawha immediately following the closing of the Kanawha acquisition.

(3)
We expect that Mr. Hill will retire as an officer of Kanawha prior to December 31, 2004, and we intend to engage Mr. Hill as an actuarial consultant after he retires.

        Kenneth U. Kuk, Chairman, President & Chief Executive Officer, Director.    Mr. Kuk became the Chairman, President & Chief Executive Officer of our company in 2004. Mr. Kuk was self employed from 2001 until 2004, during which time he devoted most of his professional time and efforts to promoting the transactions described in this prospectus, including this offering and the Kanawha acquisition. Prior to that he was Executive Vice President of ReliaStar Worksite Financial Services, a unit of ReliaStar Financial Corp., from 1997 to 2001. Prior to that he was Senior Vice President, Strategic Development of ReliaStar Financial Corp. from 1994 to 1997.

        Scott H. DeLong III, Senior Vice President & Chief Financial Officer, Director.    Mr. DeLong became the Senior Vice President & Chief Financial Officer of our company in 2004. Mr. DeLong will join our board of directors at the closing of this offering. Mr. DeLong was self employed from 2001 until 2004, during which time he devoted most of his professional time and efforts to promoting the transactions described in this prospectus, including this offering and the Kanawha acquisition. Prior to that he was Vice President, Corporate Development of ReliaStar Financial Corp. from 1998 to 2000. Prior to that he was Vice President & Corporate Actuary of ReliaStar Financial Corp. from 1990 to 1998.

        John H. Flittie, Director.    Mr. Flittie is expected to join our board of directors at the closing of this offering. Mr. Flittie has been an actuarial consultant since 2002. Prior to that he was Adjunct Professor at the Graduate School of Business at the University of St. Thomas, St. Paul, Minnesota, from 1999 to 2002. Prior to that he was President and Chief Operating Officer of ReliaStar Financial Corp. from 1985 to 1999. He is also a director of Medica Holding Company and Community First Bankshares, Inc.

        Stanley D. Johnson, President & Chief Executive Officer of Kanawha, Director.    Mr. Johnson is expected to join our board of directors and to be President and Chief Executive Officer of Kanawha immediately following the closing of the Kanawha acquisition. Mr. Johnson has been the Chairman, President and Chief Executive Officer of Kanawha since 1998. Prior to that he was President and Chief Executive Officer of Kanawha from 1986 to 1998.

        Robert L. Laszewski, Director.    Mr. Laszewski is expected to join our board of directors at the closing of this offering. Mr. Laszewski has been President of Health Policy and Strategy Associates, Inc. since 1992. Prior to that he was Executive Vice President and Chief Operating Officer, Group Markets for Liberty Mutual Insurance Group from 1988 to 1992. He is also a director of Health Policy and Strategy Associates, Inc.

        Dennis M. Mathisen, Director.    Mr. Mathisen is expected to join our board of directors at the closing of this offering. Mr. Mathisen has been Chief Executive Officer of The Marshall Group, an investment bank, since 1988.

        James J. Ritchie, Director.    Mr. Ritchie is expected to join our board of directors at the closing of this offering. Mr. Ritchie has been retired since 2003. Prior to that he was Chief Financial Officer of OneBeacon Insurance Company, a subsidiary of White Mountains Insurance Group, Ltd. from 2000 to 2003. Prior to that he was Chief Financial Officer of CIGNA International, a subsidiary of CIGNA Corporation from 1998 to 2000. Prior to that he was Vice President and General Auditor for CIGNA Corporation from 1995 to 1998. Prior to that he was Chief Financial Officer and Chief of Staff, Europe, Middle East and Africa for CIGNA Corporation from 1992 to 1995. He is also a director of Ceres Group, Inc. and Quanta Capital Holdings, Ltd.

        John B. Chitwood, Senior Vice President, Sales and Marketing, Senior Market of Kanawha.    Mr. Chitwood is expected to be Senior Vice President, Sales and Marketing, Senior Market of Kanawha immediately following the closing of the Kanawha acquisition. Mr. Chitwood has been Senior Vice President, Sales and Marketing, Senior Market of Kanawha since 2001. Prior to that he was Vice President, Marketing for Conseco Marketing Services/Pioneer Life Insurance Company from 1997 to 2001.

        Alfred L. Ferguson, Senior Vice President, Risk Management of Kanawha.    Mr. Ferguson is expected to be Senior Vice President, Risk Management of Kanawha immediately following the closing of the Kanawha acquisition. Mr. Ferguson has been Senior Vice President, Risk Management of Kanawha since 2003. Prior to that he was Vice President, Administrative Services of Kanawha from 1999 to 2003.

        Ronald P. Groover, Vice President, Corporate Services of Kanawha.    Mr. Groover is expected to be Vice President, Corporate Services of Kanawha immediately following the closing of the Kanawha acquisition. Mr. Groover has been Vice President, Corporate Services of Kanawha since 2000. Prior to that he was 2nd Vice President, Benefit Services Claims of Kanawha HealthCare Solutions from 1992 to 2000.

        Norman E. Hill, Executive Vice President & Chief Actuary of Kanawha.    Mr. Hill is expected to be Executive Vice President & Chief Actuary of Kanawha immediately following the closing of the Kanawha acquisition. We expect that Mr. Hill will retire as an officer of Kanawha prior to December 31, 2004, and we intend to engage Mr. Hill as an actuarial consultant after he retires. Mr. Hill has been Executive Vice President & Chief Actuary of Kanawha since 1991.

        Scott D. MacEwen, Vice President of Kanawha.    Mr. MacEwen is expected to be Vice President of Kanawha immediately following the closing of the Kanawha acquisition. Mr. MacEwen has been Vice President of Kanawha since 1999.

        Robert E. Matthews, Executive Vice President, Chief Financial Officer & Treasurer of Kanawha.    Mr. Matthews is expected to be Executive Vice President, Chief Financial Officer & Treasurer of Kanawha immediately following the closing of the Kanawha acquisition. Mr. Matthews has been Executive Vice President, Chief Financial Officer & Treasurer of Kanawha since 2003. Prior to that he was Senior Vice President, Treasurer and Controller of Kanawha from 1998 to 2003.

        Marcus A. Mears, Senior Vice President, Sales and Marketing/Worksite Markets of Kanawha.    Mr. Mears is expected to be Senior Vice President, Sales and Marketing/Worksite Markets of Kanawha immediately following the closing of the Kanawha acquisition. Mr. Mears has been Senior Vice President, Sales and Marketing/Worksite Markets of Kanawha since 2001. Prior to that he was Vice President Marketing (Individual Division) and Executive Director (Benefit Plans Group) for Protective Life Corporation from 1999 to 2001.

        R. Dale Vaughan, Executive Vice President, Benefits Services Division of Kanawha.    Mr. Vaughan is expected to be Executive Vice President, Benefits Services Division of Kanawha immediately following the closing of the Kanawha acquisition. Mr. Vaughan has been Executive Vice President, Benefits Services Division of Kanawha since 2003. Prior to that he was Senior Vice President, Benefits Services Division of Kanawha from 1998 to 2003.

The Board of Directors

        Pursuant to our articles of incorporation and bylaws, the number of directors on our board of directors is currently fixed at seven. Kenneth U. Kuk is presently the only director serving on our board of directors. At the closing of this offering, we expect to appoint the remaining six director nominees listed above to fill the vacancies. We believe that all of our directors and director nominees, other than Kenneth U. Kuk, Scott H. DeLong III and Stanley D. Johnson, will be independent directors under the standards imposed by the SEC and the New York Stock Exchange.

        The terms of office of our board of directors will be divided into three classes:

  •
  Class I directors, whose term will expire at the annual meeting of shareholders to be held in 2005;

  •
  Class II directors, whose term will expire at the annual meeting of shareholders to be held in 2006; and

  •
  Class III directors, whose term will expire at the annual meeting of shareholders to be held in 2007.

Our initial Class I directors will be Stanley D. Johnson, Robert L. Laszewski and Dennis M. Mathisen; our initial Class II directors will be Scott H. DeLong, III and James J. Ritchie; and our initial Class III directors will be Kenneth U. Kuk and John H. Flittie. At each annual meeting of shareholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors are elected and qualify. We have provided in our articles of incorporation that any vacancies on our board will be filled by a majority vote of the remaining directors, and the individual elected will serve the remainder of the term of the class to which he or she is elected. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control or management of our company.

Committees of the Board of Directors

        Upon completion of this offering, our board of directors will establish the following standing committees:

  Executive Committee.

        Except to the extent that its powers are limited by law, our articles of incorporation, bylaws or our board of directors, our executive committee will have the same powers as our board of directors. During the intervals between meetings of the board of directors, the executive committee may exercise all of the powers of the board of directors in the management and control of our business. All actions taken by the executive committee will be required to be reported at the board's first meeting after the action is taken. The executive committee will initially consist of Kenneth U. Kuk, who will serve as chairman, and not less than two other members.

  Audit Committee.

        Our audit committee will consist of three directors, one of whom will serve as the chairperson. Following completion of this offering, our board will appoint the members of our audit committee and will adopt an audit committee charter, which will define the audit committee's primary duties to include:

  •
  serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance generally of our internal audit function;

  •
  overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of our outside auditors, who will report directly to the audit committee;

  •
  providing an open means of communication among our outside auditors, accountants, financial and senior management, our internal auditing department, our corporate compliance department and our board of directors;

  •
  resolving any disagreements between our management and our outside auditors regarding our financial reporting;

  •
  meeting at least quarterly with senior executives, internal audit staff and independent auditors; and

  •
  preparing the audit committee report for inclusion in our annual proxy statements for our annual shareholders meetings.

        Our audit committee charter will also mandate that our audit committee approve all audit, audit-related, tax and other services conducted by our independent accountants. The audit committee will initially consist of a chairman and not less than two other members, all of whom will be independent directors and one of whom will be an audit committee financial expert as defined in applicable SEC and New York Stock Exchange regulations.

  Compensation Committee.

        Our compensation committee will be responsible for:

  •
  reviewing and recommending to our board of directors the adoption or amendment of the various compensation and benefit plans and programs maintained for our officers and other key employees, including any stock option or incentive compensation plans, and approving the terms and conditions of awards under such plans;

  •
  reviewing and approving certain compensation and benefit arrangements for senior management; and

  •
  reviewing and approving compensation for our executive officers.

        Our compensation committee will administer our compensation and benefit plans and programs, our stock incentive plans and our bonus plans. The compensation committee of our board of directors initially will consist of a chairman and not less than two other members, all of whom will be independent directors. Our board will appoint the members of our compensation committee following completion of this offering.

  Corporate Governance and Nominating Committee.

        Our corporate governance and nominating committee will consist of a chairman and not less than two other members, all of whom will be independent directors. The corporate governance and nominating committee annually will review the attendance, performance and compensation of the directors, and make recommendations to our board of directors regarding director compensation and nominees who meet criteria approved by the board of directors for election to the board of directors. The committee also will develop and oversee implementation of a set of corporate governance principles for us. Our board will appoint the members of our corporate governance and nominating committee following completion of this offering.

Compensation Committee Interlocks and Insider Participation

        None of the directors whom we anticipate will serve on the compensation committee of our board of directors is or has been an officer or employee of our company. No executive officer of our company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers whom we expect will serve on our compensation committee.

Promoters

        We consider Kenneth U. Kuk, our President and Chief Executive Officer and the Chairman of our Board of Directors, and Scott H. DeLong III, our Senior Vice President and Chief Financial Officer, who will also be a member of our board of directors, to be our promoters.

Limitation of Directors' Liability and Indemnification; Insurance

        Our articles of incorporation provide that no officer or director shall be liable to us or our shareholders for monetary damages except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities laws.

        Virginia law permits, and our Articles require, indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. Our Articles require indemnification of:

  (1)
  any person who was or is a party to any proceeding by reason of the fact that he is or was an officer or director of our company; and

  (2)
  any director or officer who is or was serving at our request as a director, trustee, partner or officer of another entity;

unless, in each case, such person engaged in willful misconduct or a knowing violation of the criminal law.

        Virginia law may under certain circumstances limit the liability of officers and directors in a shareholder or derivative proceeding.

        In addition, Virginia law permits us to advance reasonable expenses to a director or officer if:

  •
  the director or officer furnishes us with a written statement of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

  •
  the director or officer furnishes us with a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met; and

  •
  a determination is made by our board of directors that the facts then known to it would not preclude indemnification.

        Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers.

Compensation of Directors

        Our non-employee directors will be paid an annual retainer of $20,000, and cash fees of $1,500 per meeting attended in person or $750 per meeting attended by telephone. All of our directors will be reimbursed for reasonable out-of-pocket expenses they incur in attending board and committee meetings. In addition, the audit committee chairman will receive an annual retainer of $7,500. Any member of our board of directors who is also our employee will not receive any additional compensation for serving on our board.

        Our non-employee directors will be eligible to receive restricted stock and option awards under our 2004 incentive plan. Our non-employee directors will receive an initial award of options to purchase 1,500 shares of our common stock at an exercise price equal to the initial public offering price of this offering.

Executive Compensation

        The following table sets forth (1) the total annual compensation we expect to pay our chief executive officer and the individuals whom we expect will be our next four most highly compensated executive officers in the year ended December 31, 2004, and (2) the total compensation, if any, paid to these officers by Kanawha in the years ended December 31, 2003 and 2002. KMG America was organized in January 2004, did not conduct any operations prior to that date and, accordingly, did not pay any compensation to Kenneth U. Kuk or Scott H. DeLong III prior to January 2004.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary(1)	Bonus		Other Annual Compensation(1)	Restricted Stock Awards	Securities Underlying Options(2)	All Other Compensation
Kenneth U. Kuk Chairman, President & Chief Executive Officer	2004	$450,000	$—		$—	$—	350,000	$25,000	(3)
Scott H. DeLong III Senior Vice President & Chief Financial Officer, Director	2004	275,000	68,750	(7)	—	—	175,000	17,500	(4)
Stanley D. Johnson President & Chief Executive Officer of Kanawha	2004 2003 2002 2001	405,800 392,062 377,375 362,000	200,000 — 145,000 50,000	(8)	— 215,719 204,635 195,374	— — — —	135,000 — — —	17,500 — — —	(5)
Marcus A. Mears Senior Vice President, Sales and Marketing/Worksite Markets of Kanawha	2004 2003 2002 2001	205,000 199,000 192,500 55,416	— 22,000 —		11,418 22,836 375 4,284	— — — —	45,000 — — —	— — — —
R. Dale Vaughan Executive Vice President, Benefits Services Division of Kanawha	2004 2003 2002 2001	190,000 176,500 163,500 153,500	— 58,000 24,000		— — 800 3,873	— — — —	45,000 — — —	7,500 — — —	(6)

(1)
Amounts for 2004 are annualized. The officers will only receive a pro rated portion of the amounts shown based on the number of days between the closing of this offering and the end of 2004.

(2)
The options listed as to be granted in 2004 are expected to be granted upon the closing of this offering and the Kanawha acquisition and will have an exercise price equal to the initial public offering price of our common stock in this offering.

(3)
Represents up to (a) $15,000 of personal financial advisory expenses and (b) $10,000 of dues for club memberships, in each case which we are obligated to reimburse Mr. Kuk in 2004 pursuant to his employment agreement.

(4)
Represents up to (a) $10,000 of personal financial advisory expenses and (b) $7,500 of dues for club memberships, in each case which we are obligated to reimburse Mr. DeLong in 2004 pursuant to his employment agreement.

(5)
Represents up to (a) $10,000 of personal financial advisory expenses and (b) $7,500 of dues for club memberships, in each case which we are obligated to reimburse Mr. Johnson in 2004 pursuant to his employment agreement.

(6)
Represents up to $7,500 of dues for club memberships which we are obligated to reimburse Mr. Vaughan in 2004 pursuant to his employment agreement.

(7)
Pursuant to his employment agreement, Mr. DeLong will receive a guaranteed minimum cash incentive bonus of $68,750 in 2004.

(8)
Pursuant to his employment agreement, Mr. Johnson will receive a cash incentive bonus of $200,000 for the year ended December 31, 2004, subject to his continued employment through March 31, 2005.

Employment Agreements

  Employment Agreement with Kenneth U. Kuk

        Concurrently with the closing of this offering, we intend to enter into an employment agreement with Kenneth U. Kuk. Mr. Kuk's employment agreement will expire on December 31, 2007, unless further extended or sooner terminated. Commencing on January 1, 2005, and on the first day of each calendar month thereafter, the term of Mr. Kuk's employment agreement will be automatically extended for one additional month, unless we or Mr. Kuk provides the other with 90 days' written notice of non-renewal by no later than the October 31 immediately preceding such January 1.

        Mr. Kuk's annual base salary will be $450,000 and will increase by 5% on January 1, 2005, and effective each January 1 thereafter he will receive a minimum percentage increase equal to the increase in the consumer price index for the preceding year.

        According to his employment agreement, Mr. Kuk is eligible to receive an annual cash incentive bonus pursuant to a performance bonus plan to be adopted by our compensation committee each year, up to two times Mr. Kuk's then current annual base salary.

        Mr. Kuk's employment agreement also provides that he is eligible to participate in our 2004 stock incentive plan, as described below under the caption "—2004 Incentive Plan." Upon the closing of this offering, Mr. Kuk will receive options issued under the 2004 incentive plan to purchase 350,000 shares of our common stock. The exercise price for these options will be the initial public offering price of our common stock in this offering. The options will have a term of 10 years and will vest and become exercisable with respect to one-third of the underlying shares on the first, second and third anniversaries of the date of grant; provided, however, that he will be 100% vested in all outstanding option awards and any other unvested equity incentive awards he holds as of the termination date upon (1) any termination of the Executive's employment by us or our board, other than a termination for "cause," or any resignation by the Executive with or without "good reason" following a change of control, (2) a termination by us without cause, (3) a termination by him for good reason or following receipt from us of a notice of non-renewal or (4) his death or disability (as such terms are defined in the employment agreement), and he will forfeit all unvested options and any other unvested equity incentive awards he holds as of the termination date if he is terminated by us for cause or if he terminates his employment for other than good reason (as such terms are defined in the employment agreement).

        Mr. Kuk's employment agreement also provides that we will reimburse him for his (1) fees for professional organizations reasonably related to the life and health insurance industry, (2) personal financial advisory expenses of $15,000 in the first year and $5,000 per year in subsequent years, and (3) dues for club memberships in the amount of $10,000 per year. Upon the closing of this offering, we will reimburse Mr. Kuk for all documented out-of-pocket expenses incurred by him in connection with the organization of our company and this offering, and we will pay Mr. Kuk $600,000 as reimbursement for undocumented out-of-pocket expenses incurred by him in connection with the organization of our company, including this offering and the Kanawha acquisition.

        Mr. Kuk's employment agreement provides that he is to devote substantially all of his business time to our operations (except as we otherwise agree, including on behalf of any of our subsidiaries); provided, however, that he is not precluded from serving as a director or trustee of any other firm or from pursuing real estate investments and other personal investments, as long as those activities do not interfere with the performance of his duties or violate the non-competition provisions in his agreement.

Mr. Kuk's employment agreement will permit us to terminate his employment with appropriate notice for or without "cause." "Cause" is generally defined to mean:

  •
  committing fraud or misappropriating, stealing or embezzling funds or property from us or our affiliates, or attempting to secure personally any profit in connection with any transaction entered into or on our behalf or on behalf of our affiliates;

  •
  knowingly violating or breaching any material law or regulation to the material detriment of us or our affiliates;

  •
  conviction of a felony in a final non-appealable judgment, or the entry of a plea of guilty or nolo contendere to a felony, which is likely to cause material harm to our business, customer or supplier relations, financial condition or prospects;

  •
  willful failure to perform his material duties under the employment agreement that continues for a period of 30 days after written notice; or

  •
  the breach of any non-competition, non-disclosure or non-solicitation agreement between him and us that causes or is reasonably likely to cause material harm to us.

        In addition, Mr. Kuk will have the right under his employment agreement to resign for "good reason" in the event of (a) an assignment to him of any material duties inconsistent with his position with us or a substantial adverse alteration in the nature or status of his responsibilities without his consent; (b) a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of our company without his consent; (c) a failure on our part to comply with any material provision of his employment agreement that is not cured within 30 days after written notice to us; (d) any failure on our part to pay his base salary or any incentive bonus to which he is entitled under our bonus plan that, in either case, is not cured within ten days after written notice to us, or any failure of our compensation committee to approve a bonus plan for any fiscal year; (e) the relocation of our principal place of business outside of a fifty mile radius of Minneapolis, Minnesota without his consent; and (f) the failure of our board of directors to nominate him as a director and as chairman and any failure of our shareholders to reelect him as a director and as chairman and any removal by our shareholders or board of directors of him from his positions as a director and as chairman of our board of directors, other than for cause; provided, however, that at any time any applicable law, rule or regulation of any applicable governmental authority or self regulatory organization, stock exchange or other over-the-counter exchange on which our common stock may be listed from time to time, prohibits the chief executive of our company from also being chairman of our board of directors, "good reason" will not include the failure to nominate or elect him as chairman of our board of directors.

        Pursuant to his employment agreement, he will receive six weeks of paid vacation annually and various other customary benefits. The employment agreement also provides that he will be eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with his position. Participation in employee benefit plans will be subject to the terms of such benefit plans as in effect from time to time. We have the right to obtain a key man life insurance policy for our benefit on the life of Mr. Kuk. Pursuant to his employment agreement, we will purchase life insurance on the life of Mr. Kuk with a death benefit of at least four times his base salary with Mr. Kuk as the owner of the policy and the beneficiaries to be designated by him.

        If Mr. Kuk's employment is terminated for "cause" or he resigns other than for "good reason," we will pay him his full base salary through the date of termination and reimburse him for all reasonable and customary expenses associated with his employment by us through the date of termination. If however, we terminate him without cause (other than for death or disability) or he terminates his employment for good reason, we will be obligated to pay him (a) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro rata amounts to which he is entitled as of the date of termination under any compensation plan or program of ours, including the annual bonus plan and all accrued but unused vacation time; (b) a lump sum payment of an amount equal to (1) the sum of his base salary in effect as of the date of termination plus the maximum annual bonus that he could earn during the current fiscal year multiplied by (2) the lesser of (A) three or (B) the quotient equal to the number of whole months remaining under the employment agreement divided by 12; (c) the payment of premiums for group health coverage for 18 months following the date of termination; and (d) other benefits specified in his employment agreement.

        In the event we deliver to Mr. Kuk a notice of non-renewal of his employment agreement, Mr. Kuk will have the right to resign at any time during the remainder of his employment term and we will be obligated to pay (a) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro rata amounts to which Mr. Kuk is entitled as of the date of termination under any compensation plan or program of ours, including the annual bonus plan and all accrued but unused vacation time; (b) a lump sum payment of an amount equal to the sum of Mr. Kuk's base salary in effect as of the date of termination plus the maximum annual bonus that he could earn during the current fiscal year; (c) the payment of premiums for group health coverage for 18 months following the date of termination; and (d) other benefits as provided for in such employment agreement.

        Our obligation to make payments to Mr. Kuk as described above in the event of termination of his employment is conditioned on his delivery to us of a general release of all claims against us.

        Upon any termination of Mr. Kuk's employment, other than a termination for "cause," following a change in control of us, all of the options, restricted stock awards and any other equity awards granted to Mr. Kuk will become fully vested, unrestricted and exercisable as of the date of termination. In general terms, a change of control of us will be deemed to occur:

  •
  if a person or entity, acting alone or as part of a "group" within the meaning of Section 13(d) of the Exchange Act, acquires more than 33 1/3% of our then outstanding voting securities;

  •
  if the holders of our outstanding voting securities approve the transfer of all or substantially all of our total assets on a consolidated basis;

  •
  if the holders of our outstanding voting securities approve a transaction pursuant to which we will undergo a merger, consolidation, or statutory share exchange (unless the holders of our voting shares immediately prior to the transaction have at least 50% of the combined voting power of the securities in the surviving entity resulting from the transaction or its parent);

  •
  if the holders of our outstanding voting securities approve a plan of complete liquidation or upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets;

  •
  if a majority of the independent members of our board of directors determines in good faith that a change in control of us has occurred; or

  •
  if our continuing directors cease for any reason to constitute a majority of the members of our board of directors (for this purpose, "continuing director" is defined as any member of our board of directors (1) who was a member of our board of directors on the date this offering closes or (2) whose nomination for election to our board of directors was recommended or approved by a majority of the continuing directors).

        During Mr. Kuk's employment with us and for a 18-month period after termination of his employment for any reason (other than a resignation following receipt by Mr. Kuk of a notice of non-renewal, in which case the period shall be 12 months after termination), he has agreed not to compete with us by working with or investing in (subject to certain limited exceptions) any enterprise engaged in a principal line of business in which we engage, or a line of business that we plan on entering, in any state where we conduct or intend to conduct business. In addition, during his employment with us and for an 18-month period after termination of his employment for any reason (other than a resignation following receipt by Mr. Kuk of a notice of non-renewal, in which case the period shall be 12 months after termination), he has agreed (1) not to solicit or induce anyone to leave our employ or to hire any employee of ours; (2) not to solicit or induce any customer or client of ours to cease doing business with us or to do business with Mr. Kuk or otherwise interfere with our relationship with such persons; or (3) not to solicit or induce any supplier, licensee, or consultant to cease doing business with us or otherwise interfere with our relationship with such persons.

  Employment Agreements With Our Other Executive Officers

        Concurrently with the closing of the Kanawha acquisition, we expect to enter into employment agreements with Scott H. Delong III, Stanley D. Johnson, Marcus A. Mears and R. Dale Vaughan. Except as noted, the terms of each of the employment agreements are materially identical. These employment agreements will expire on December 31, 2007, unless further extended or sooner terminated.

        These employment agreements provide the following annual base salaries: Mr. DeLong, $275,000; Mr. Johnson, $405,800; Mr. Mears, $205,000; and Mr. Vaughan, $190,000. Each of these base salaries will increase by 5% on January 1, 2005.

        According to their employment agreements, these executive officers are eligible to receive an annual cash incentive bonus pursuant to a performance bonus plan to be adopted by our compensation committee each year. Mr. Johnson will receive a cash incentive bonus of $200,000 for the year ended December 31, 2004, subject to his continued employment through March 31, 2005. Mr. DeLong will receive a guaranteed minimum annual cash incentive bonus of $68,750 for 2004.

        The employment agreements will also provide that the executive officers are eligible to participate in our 2004 stock incentive plan, as described below under the caption "—2004 Incentive Plan." In addition, upon execution of the employment agreements, Mr. Delong, Mr. Johnson, Mr. Mears and Mr. Vaughan will receive options issued under the 2004 incentive plan to purchase 175,000, 135,000, 45,000 and 45,000 shares of our common stock, respectively. The exercise price for these options will be the initial public offering price of our common stock in this offering. The options will have a term of 10 years and will vest and become exercisable with respect to one-fourth of the underlying shares on the first, second, third and fourth anniversaries of the date of grant; provided, however, that (a) the executive will be 100% vested in all outstanding option awards and any other unvested equity incentive awards he holds as of the termination date upon (1) any termination of the Executive's employment by us or our board, other than a termination for "cause," or any resignation by the Executive with or without "good reason" following a change of control, (2) a termination by us without cause, (3) a termination by the executive for good reason or (4) the executive's death or disability (as such terms are defined in the employment agreements), (b) the executive will forfeit all unvested options and any other unvested equity incentive awards he holds as of the termination date if he is terminated by us for cause or if he terminates his employment for other than good reason (as such terms are defined in the employment agreements) and (c) the executive will forfeit all unvested options and any other unvested equity incentive awards he holds as of the termination date and must exercise his vested options and any other vested equity incentive awards subject to exercise within 90 days of termination if he is terminated by us for failure to perform his material duties under the employment agreement that continues for a period of 30 days after written notice to the executive. In addition, Mr. Johnson's agreement provides that he may, following his 65th birthday, retire upon 30 days' notice and become 100% vested in any remaining unvested portion of his initial grant of 135,000 stock options to be awarded upon completion of this offering.

        The employment agreements also provide that we will reimburse Mr. DeLong and Mr. Johnson for personal financial advisory expenses of $10,000 in the first year and $5,000 per year in subsequent years. In addition, we will reimburse Mr. DeLong, Mr. Johnson and Mr. Vaughan for the actual cost of one club membership up to $7,500 per year. Upon the closing of this offering, we will reimburse Mr. DeLong for all documented out-of-pocket expenses incurred by him in connection with the organization of our company and this offering, and we will pay Mr. DeLong $100,000 as reimbursement for undocumented out-of-pocket expenses incurred by him in connection with the organization of our company, including this offering and the Kanawha acquisition.

        These agreements provide that the executive officers agree to devote substantially all of their business time to our operations (except as we otherwise agree, including on behalf of any of our subsidiaries); provided, however, that the executives named above are not precluded from serving as a director or trustee in any other firm or from pursuing real estate investments and other personal investments, as long as those activities do not interfere with the performance of the executive's duties or violate the non-competition provisions in the agreements. These employment agreements will permit us to terminate the executives' employment with appropriate notice for or without "cause." "Cause" is generally defined to mean:

  •
  committing fraud or misappropriating, stealing or embezzling funds or property from us or our affiliates, or attempting to secure personally any profit in connection with any transaction entered into or on our behalf or on behalf of our affiliates;

  •
  knowingly violating or breaching any material law or regulation to the material detriment of us or our affiliates;

  •
  conviction of a felony in a final, non-appealable judgment, or the entry of a plea of guilty or nolo contendere to a felony, which is likely to cause material harm to our business, customer or supplier relations, financial condition or prospects;

  •
  willful failure to perform his material duties under the employment agreement that continues for a period of 30 days after written notice; or

  •
  the breach of any non-competition, non-disclosure or non-solicitation agreement between the executive and us that causes or is reasonably likely to cause material harm to us.

        In addition, each of the executives named above will have the right under his employment agreement to resign for "good reason" in the event of (a) a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of our company without the consent of the executive; (b) a failure on our part to comply with any material provision of the employment that is not cured within 30 days after written notice to us; (c) any failure on our part to pay the executive's base salary or any incentive bonus to which the executive is entitled under our bonus plan that, in either case, is not cured within ten days after written notice to us, or any failure of our compensation committee to approve a bonus plan for any fiscal year; (d) the relocation of our principal place of business to which the executive is assigned outside of a fifty mile radius of such location without the consent of the executive; and (e) the assignment to the executive of material duties inconsistent with the executive's position or a substantial adverse reduction in the nature or status of the executive's responsibilities.

        Pursuant to their employment agreements, the executives named above will receive four weeks of paid vacation annually (except Mr. DeLong and Mr. Johnson, who will each receive five weeks of paid vacation annually) and various other customary benefits. The employment agreements referred to above also provide that the named executives will be eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of such benefit plans as in effect from time to time.

We have the right to obtain a key man life insurance policy for our benefit on the life of each of our executives.

        If an executive's employment is terminated for "cause" or the executive resigns other than for "good reason," we will pay the executive his full base salary through the date of termination and reimburse the executive for all reasonable and customary expenses associated with his employment by us through the date of termination. If, however, we terminate the executive without cause (other than for death or disability) or the executive terminates his employment for good reason, we will be obligated to pay him (a) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro rata amounts to which the executive is entitled as of the date of termination under any compensation plan or program of ours, including the annual bonus plan and all accrued but unused vacation time; (b) a lump sum payment of an amount equal to (1) the sum of the executive's base salary in effect as of the date of termination plus the executive's average annual bonus earned in the last two fiscal years multiplied by (2) the quotient equal to the number of whole months remaining under the employment agreement divided by 12; (c) the payment of premiums for group health coverage for 18 months following the date of termination; and (d) other benefits as provided for in such employment agreement.

        Our obligation to make payments to an executive as described above upon termination of the executive's employment is conditioned on the executive's delivery to us of a general release of all claims against us.

        Upon any termination of the executive's employment, other than a termination for "cause," following a change in control of us, all of the options, restricted stock awards and any other equity awards granted to such executive will become fully vested, unrestricted and exercisable as of the date of termination. In general terms, a change of control of us will be deemed to occur:

  •
  if a person or entity, acting alone or as part of a "group" within the meaning of Section 13(d) of the Exchange Act, acquires more than 33 1/3% of our then outstanding voting securities;

  •
  if the holders of our outstanding voting securities approve the transfer of all or substantially all of our total assets on a consolidated basis;

  •
  if the holders of our outstanding voting securities approve a transaction pursuant to which we will undergo a merger, consolidation, or statutory share exchange (unless the holders of our voting shares immediately prior to the transaction have at least 50% of the combined voting power of the securities in the surviving entity resulting from the transaction or its parent);

  •
  if the holders of our outstanding voting securities approve a plan of complete liquidation or upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets;

  •
  if a majority of the independent members of our board of directors determines in good faith that a change in control of us has occurred; or

  •
  if our continuing directors cease for any reason to constitute a majority of the members of our board of directors (for this purpose, "continuing director" is defined as any member of our board of directors (1) who was a member of our board of directors on the date this offering closes or (2) whose nomination for election to our board of directors was recommended or approved by a majority of the continuing directors).

        During an executive's employment with us and for a period after termination of an executive's employment equal to the number of months remaining in the initial term of the executive's agreement, for any reason, each of the executives has agreed not to compete with us by working with or investing in (subject to limited exceptions) any enterprise engaged in a principal line of business in which we engage, or a line of business that we plan on entering, in any state where we conduct or intend to conduct business. In addition, during an executive's employment with us and for a period after termination of an executive's employment equal to the number of months remaining in the initial term of the executive's agreement, for any reason, each executive who is a party to an employment agreement with us has agreed (1) not to solicit, induce or attempt to induce anyone to leave our employ or to hire any employee of ours; (2) not to solicit or induce any customer or client of ours to cease doing business with us or to do business with the executive or otherwise interfere with our relationship with such persons; or (3) not to solicit or induce any supplier, licensee, or consultant to cease doing business with us or otherwise interfere with our relationship with such persons.

2004 Equity Incentive Plan

        Our shareholders have adopted the 2004 Equity Incentive Plan (the "2004 Incentive Plan") that provides for the granting of various types of stock incentives, including stock options, stock appreciation rights and stock awards, including restricted stock, to selected directors, officers, employees, consultants and advisors, whom we refer to as participants, to attract and retain qualified personnel and to provide for additional performance-based incentives. The compensation committee of the board of directors will approve each grant of awards under this plan based on the recipient's expected contributions to our financial performance and operational success. The compensation committee will determine and set forth in each applicable award agreement the terms and conditions upon which such awards will become vested, exercisable, nonforfeitable or payable, as applicable. Such conditions may based on continued employment or service, individual performance criteria, our financial performance or such other criteria as the compensation committee deems appropriate. At this time, we have no other equity compensation plans that have not been approved by our shareholders.

        Under the 2004 Incentive Plan, eligible participants may receive stock options, stock appreciation rights, performance shares, stock awards and/or restricted stock awards. The compensation committee must approve any such awards made pursuant to the 2004 Incentive Plan.

  •
  Stock option grants.  Option awards, which enable the holder to purchase shares of our common stock under the 2004 Incentive Plan, generally will have an exercise price per share equal to the closing price of our common stock on the trading day immediately preceding the date of grant, will have a term of ten years and, unless an applicable agreement provides a different vesting schedule, will vest and become exercisable with respect to 1/4 of the underlying shares on the first, second, third and fourth anniversaries, respectively, of the date of grant, subject to continued employment or service through each such time; provided, however, that, if the compensation committee so provides in an applicable agreement, the participant will be 100% vested in all outstanding option awards, including the unvested portion of such awards, upon (1) any termination of the particiant's employment, other than a termination for cause, following a change in control of our company, (2) a termination by us without cause, (3) a termination by the participant for good reason, (4) the participant's death, or (5) the disability of the participant, and the participant will forfeit all options if he is terminated for cause and all unvested options if he voluntarily terminates his employment or service for other than good reason. The compensation committee, in its discretion, may terminate some or all outstanding stock options whether or not then exercisable, upon or in anticipation of a change in control, if the conditions specified in the 2004 Incentive Plan are satisfied.

  •
  Stock appreciation rights.  The 2004 Incentive Plan provides for the grant of stock appreciation rights, or SARs, which entitle the holder to the value of any appreciation in our common stock after the date of grant of the SAR. SARs may be granted in relation to a particular stock option, in which case the exercise of the SAR or option will require surrender to us, unexercised, of that portion of the corresponding award to which the exercised award relates. SARs generally will have a term of ten years and, unless an applicable agreement provides a different vesting schedule, will vest and become exercisable with respect to 1/4 of the underlying shares on the first, second, third and fourth anniversaries, respectively, of the date of grant, subject to continued employment or service through each such time; provided, however, that, if the compensation committee so provides in an applicable agreement, the participant will be 100% vested in all outstanding SARs, including the unvested portion of such awards, upon (1) any termination of the paricipant's employment, other than a termination for cause, following a change in control, (2) a termination by us without cause, (3) a termination by the participant for good reason, (4) the participant's death or (5) the disability of the participant, and the participant will forfeit all SARs if he is terminated for cause and all unvested SARs if he voluntarily terminates his employment or service for other than good reason. The compensation committee, in its discretion, may terminate some or all outstanding stock appreciation rights, whether or not then exercisable, upon or in anticipation of a change in control, if the conditions specified in the 2004 Incentive Plan are satisfied.

  •
  Restricted stock awards.  The 2004 Incentive Plan provides for the issuance of shares of our common stock as restricted common stock. Unless an applicable agreement provides otherwise, restricted stock grants awarded to a participant shall be subject to forfeiture restrictions that will terminate with respect to 1/4 of the awarded shares on the first, second, third and fourth anniversaries of the date of the issuance, subject to continued employment or service through each such time; provided, further, that, if the compensation committee so provides in an applicable agreement, the participant will be 100% vested and all restrictions on each outstanding restricted stock grant will lapse upon (1) any termination of the participant's employment, other than a termination for cause, following a change in control of us, (2) a termination by us without cause, (3) a termination by the participant for good reason, (4) the participant's death or (5) the disability of the participant, and the participant will forfeit all shares with respect to which the forfeiture restrictions have not terminated if he is terminated for cause or he voluntarily terminates his employment or service for other than good reason. The compensation committee, in its discretion, may terminate some or all outstanding restricted stock awards that are not yet nonforfeitable and transferable upon or in anticipation of a change in control, if the conditions specified in the 2004 Incentive Plan are satisfied. The common stock issued as restricted stock grants will have voting and dividend rights.

  •
  Stock awards.  The 2004 Incentive Plan also provides for the grant of shares of common stock that are not subject to forfeiture restrictions.

  •
  Performance share awards.  The 2004 Incentive Plan provides for the grant of performance share awards, stated with reference to a specified number of shares of common stock, which entitle the holder to receive a cash payment, shares of common stock or a combination thereof. Performance share awards generally will have a term of ten years and, unless an applicable agreement provides a different vesting schedule, will be earned and become payable with respect to 1/4 of the underlying shares on the first, second, third and fourth anniversaries, respectively, of the date of grant, subject to continued employment or service through each such time; provided, however, that, if the compensation committee so provides in an applicable agreement, the participant will be 100% vested in all outstanding performance share awards, including the unvested portion of such awards, upon (1) any termination of the participant's employment, other than a termination for cause, following a change in control, (2) a termination by us without cause, (3) a termination by the participant for good reason, (4) the participant's death or (5) the disability of the participant, and the participant will forfeit all performance share awards that are not then payable if he is terminated for cause and all unvested performance share awards if he voluntarily terminates his employment or service for other than good reason. The compensation committee, in its discretion, may terminate some or all outstanding performance share awards that are not yet earned or payable upon or in anticipation of a change in control, if the conditions specified in the 2004 Incentive Plan are satisfied.

  •
  Incentive share awards.  The 2004 Incentive Plan provides for the grant of incentive share awards, stated with reference to a specified dollar amount, which entitle the holder to receive payment in shares of common stock equal to that dollar amount. Incentive share awards generally will have a term of ten years and, unless an applicable agreement provides a different vesting schedule, will be earned and become payable with respect to 1/4 of the dollar value of the incentive share award on each of the first, second, third and fourth anniversaries of the date of grant, subject to continued employment or service through each such time; provided, however, that, if the compensation committee so provides in an applicable agreement, the participant will be 100% vested in the full value of the incentive share award, including the unvested portion of such award, upon (1) any termination of the participant's employment, other than a termination for "cause," following a change in control, (2) a termination by us without cause, (3) a termination by the participant for good reason, (4) the participant's death or (5) the disability of the participant, and the participant will forfeit all incentive share awards that are not then payable if he is terminated for cause and all unvested incentive share awards if he voluntarily terminates his employment or service for other than good reason. The compensation committee, in its discretion, may terminate some or all outstanding incentive share awards that are not yet earned or payable upon or in anticipation of a change in control, if the conditions specified in the 2004 Incentive Plan are satisfied.

        The maximum number of shares of common stock that can be issued to any participant pursuant to stock option grants, SARs, stock awards or incentive share awards under the 2004 Incentive Plan is 350,000 shares in any calendar year.

        The maximum dollar value of incentive share awards that can be issued to any participant under the 2004 Incentive Plan is $750,000 in any calendar year.

        Upon execution of their employment agreements, Mr. Kuk, Mr. Delong, Mr. Johnson, Mr. Mears and Mr. Vaughan will receive options issued under the 2004 Incentive Plan to purchase 350,000, 175,000, 135,000, 45,000 and 45,000 shares of our common stock, respectively. The exercise price for these options will be the initial public offering price of our common stock in this offering. Currently, there are no options, warrants or rights to purchase our common stock outstanding.

        The number of shares of common stock issuable in connection with awards granted under the 2004 Incentive Plan will be equal to 9.5% of the total number of our shares of common stock outstanding immediately following completion of this offering (including shares offered upon the exercise of the underwriters' over-allotment option, if any), which number will include the shares underlying the options to be granted to our officers upon execution of their employment agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Mr. Kuk and Mr. DeLong

        We were formed on January 21, 2004. In connection with our formation and capitalization prior to this offering, we issued 297,737 shares of our common stock to Kenneth U. Kuk, our Chairman, President & Chief Executive Officer and 84,031 shares of our common stock to Scott H. DeLong III, our Senior Vice President & Chief Financial Officer. We have entered into employment agreements with Messrs. Kuk and DeLong that are more fully described under "Management—Employment Agreements."

Kanawha Acquisition

        We have entered into a purchase agreement to acquire all of Kanawha's outstanding capital stock concurrently with the closing of this offering for a net cash purchase price of approximately $143.9 million, subject to adjustment based on Kanawha's net worth as of June 30, 2004. The purchase price was determined through negotiations between KMG America's management and Kanawha's shareholders, including Stanley D. Johnson, Kanawha's chairman, president and chief executive officer. As a condition to KMG America's obligation to close the Kanawha acquisition, Mr. Johnson and an affiliate of his, will exercise options to purchase 371.8 shares of Kanawha common stock and pay the exercise price of approximately $6.1 million to Kanawha. Holders of Kanawha common stock are expected to receive cash consideration of approximately $50,000 per share in the Kanawha acquisition, subject to the purchase price adjustment provisions in the stock purchase agreement.

        Our board of directors has unanimously approved the purchase agreement and the transactions contemplated by the Kanawha acquisition. The Kanawha acquisition will close concurrently with, and KMG America's obligation to close is conditioned upon, the closing of this offering. In addition, the closing of this offering is conditioned on the closing of the Kanawha acquisition. The Kanawha acquisition is also subject to other customary closing conditions. See "Our Structure and the Kanawha Acquisition—Kanawha Acquisition."

        Kanawha is a party to a management contract, dated January 1, 1990, between Kanawha and The Springs Company pursuant to which The Springs Company provides Kanawha with executive management, internal audit and tax consulting services. Kanawha and The Springs Company are both controlled by the same eight members of the Close family (Crandall C. Bowles, Frances A. Close, Leroy S. Close, Patricia Close, Elliott S. Close, Hugh W. Close, Derick S. Close and Katherine A. Close), who separately beneficially own all the equity securities of both Kanawha and The Springs Company indirectly through several trusts, limited partnerships and other entities. As consideration for receiving such services, the management contract provides that Kanawha is to pay The Springs Company $140,000 per year. The term of the management contract is one year, with automatic renewal unless notice of termination is provided by either party 30 days prior to renewal. We intend to terminate the management contract as soon as practical after we acquire Kanawha, but we may need to continue to receive some of the services of The Springs Company pursuant to the management contract for a transitional period after closing. Since January 1, 2003, Kanawha has paid The Springs Company approximately $214,000 pursuant to this contract as of June 30, 2004.

        A subsidiary of Kanawha is a party to administration agreements, dated January 1, 2004, between such subsidiary and The Springs Company and Springs Industries, Inc., pursuant to which such subsidiary provides administration services with respect to The Springs Company's and Springs Industries, Inc.'s self-funded employee welfare benefit plans. The Springs Company and Springs Industries, Inc. are controlled by some of the shareholders of Kanawha. The administration agreements provides a schedule of fees to be paid by The Springs Company and Springs Industries, Inc. to Kanawha's subsidiary for the administration services, generally on a per-employee-per-month basis. The terms of the administration agreements are each one year, with automatic renewals unless notice of termination is provided. Either party may terminate the agreements at any time upon either party giving 60 days' advance written notice, unless both parties agree to waive such notice or upon the occurrence of certain specified events. We believe the terms of the administration agreements are not "below market" or more advantageous to The Springs Company or Springs Industries, Inc. than the terms available to unrelated third parties pursuant to arms length negotiations. Since January 1, 2003, The Springs Company has paid Kanawha's subsidiary approximately $143,000 pursuant to its agreement as of June 30, 2004 and Springs Industries Inc. has paid Kanawha's subsidiary approximately $2.8 million pursuant to its agreement as of June 30, 2004.

        A subsidiary of Kanawha is a party to a letter agreement, dated September 23, 2002, between such subsidiary and The Springs Company, pursuant to which such subsidiary provides computer based software training courses to employees of The Springs Company. The Springs Company is controlled by some of the shareholders of Kanawha. As consideration for receiving such training courses, the letter agreement provides that The Springs Company is to pay Kanawha's subsidiary on a per course basis. The term of the letter agreement is undefined. We believe the terms of the letter agreement are not "below market" or more advantageous to The Springs Company than the terms available to unrelated third parties pursuant to arms length negotiations. Since January 1, 2003, The Springs Company has paid Kanawha's subsidiary less than $5,000 pursuant to this agreement.

        Kanawha's residential real estate portfolio includes several secured residential mortgage loans to several of Kanawha's directors and shareholders. As of June 30, 2004, the loans to directors had an aggregate principal balance of approximately $909,403, backed by collateral with an appraised value of approximately $2.8 million, and the loans to shareholders and beneficiaries of shareholder entities had an aggregate principal balance of approximately $6.5 million, backed by collateral with an appraised value of approximately $14.1 million. We believe the terms of these mortgages are not "below market" or more advantageous to the borrower than the terms available to unrelated third parties pursuant to arms length negotiations.

        Kanawha owns a 10% membership interest in Sovereign Holdings, LLC, or Sovereign, an investment advisory firm. Kanawha is a party to an investment management agreement, dated June 1, 1997, between Kanawha and Sovereign (formerly Optimal Investment Advisors, LLC) pursuant to which Sovereign provides Kanawha with investment advisory services. As consideration for receiving such services, the investment management agreement provides that Kanawha is to pay Sovereign an annual fee based on a percentage of the market value of assets under management. Since January 1, 2003, Kanawha has paid Sovereign approximately $153,000 pursuant to this agreement. The investment management agreement may be terminated by either party upon 30 days' written notice. We intend to terminate the investment management agreement as soon as practical after we acquire Kanawha, but we may need to continue to receive some of the services of Sovereign pursuant to the investment management agreement for a transitional period after closing. There are certain limitations on the transfer of Kanawha's membership interest in Sovereign. Subject to our ability to satisfy such conditions, we intend to sell Kanawha's 10% membership interest in Sovereign as soon as practical after we acquire Kanawha.

Transactions with Friedman, Billings, Ramsey Group, Inc.

        We have entered into an engagement letter with Friedman, Billings, Ramsey & Co., Inc., or FBR, an affiliate of Friedman, Billings, Ramsey Group, Inc., pursuant to which we engaged FBR to provide us with underwriting and other investment banking services in the future on terms that are customary in the investment banking industry. See "Underwriting."

PRINCIPAL SHAREHOLDERS

        The following table sets forth the total number and percentage of our shares of common stock (1)  30, 2004, and (2) that will be beneficially owned immediately following the completion of this offering and our acquisition of Kanawha by, in each case, (i) each of our directors, director nominees and executive officers, (ii) all directors, director nominees and executive officers as a group, and (iii) all persons known to us to be the beneficial owner of 5% or more of our outstanding shares of common stock. The persons as to whom information is given in the table below have sole voting and investment power over the shares beneficially owned, unless otherwise noted in the footnotes following the table.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding for the purpose of computing the percentage ownership of any person. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

	Shares beneficially owned prior to this offering		Shares beneficially owned after this offering(1)
Name
	Number	Percent	Number	Percent
Kenneth U. Kuk	297,737	66.31%
Scott H. DeLong III	84,031	18.72%
John H. Flittie	—	—
Stanley D. Johnson	—	—
Robert L. Laszewski	—	—
Dennis M. Mathisen	—	—
James J. Ritchie	—	—
Marcus A. Mears	—	—
R. Dale Vaughan	—	—
All such directors and executive officers as a group (9 persons)	381,768	85.03%			%

*
less than 1.0%

(1)
Assumes                        shares of our common stock outstanding after this offering consisting of (a)                         shares to be issued in this offering and (b) 448,980 shares purchased by our founders prior to this offering.

DESCRIPTION OF OUR COMMON STOCK

General

        The following summary does not purport to be complete and is subject in all respects to applicable Virginia law and our Amended and Restated Articles of Incorporation (the "Articles") and our Bylaws (the "Bylaws").

        Our Articles authorize us to issue                        shares of common stock, par value $0.01 per share, and                        shares of preferred stock, no par value. Upon completion of the offering and the Kanawha acquisition, there will be                        shares of common stock outstanding. The holders of validly issued and outstanding shares of our common stock are entitled to one vote per share on each matter that is properly presented to shareholders for a vote. A majority of the votes cast decides each matter presented at a meeting of the shareholders (assuming a quorum is present), except for the election of directors, which requires a plurality of the votes cast, and certain matters for which a different vote is required by express provision of law, our Articles or our Bylaws. No cumulative voting is permitted.

        The holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. In addition, there are no redemption or sinking fund provisions applicable to our common stock.

        In the event of a liquidation, dissolution or winding up of our company, each share of our common stock entitles its holder to participate ratably in any assets remaining after payment of all of our liabilities and obligations and all preferential amounts to which the holders of shares of preferred stock, or any other class of stock having prior rights, may be entitled.

        Subject to the rights of any holders of shares of any class of stock having prior rights as to dividends, the holders of our common stock are entitled to receive ratably such dividends as our board of directors may declare out of funds legally available therefor, when and if so declared. The payment by us of dividends, if any, rests within the discretion of our board of directors and will depend upon general business conditions encountered by us, our earnings, financial condition and capital requirements and such factors as our board of directors may deem relevant. The payment of dividends to us by any of our insurance subsidiaries in excess of a certain amount (i.e., extraordinary dividends) must be approved by the subsidiary's domiciliary state department of insurance. See "Regulation—State Regulation—Insurance Regulation Concerning Dividends." We may enter into credit agreements that include financial covenants restricting the payment of dividends.

        Our common stock, when issued and full consideration is received therefor, will be fully paid and non-assessable.

Trading Market and Transfer Agent

        We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol "KMA". The transfer agent and registrar for shares of our common stock is            .

Certain Provisions Of Virginia Law, Our Articles And Bylaws

  Board of Directors; Removal; Vacancies

        The Virginia Stock Corporation Act, or the VSCA, provides that the board of directors of a Virginia corporation shall consist of a number of individuals specified in or fixed in accordance with the bylaws of the corporation or, if not specified in or fixed in accordance with the bylaws, then a number specified in or fixed in accordance with the articles of incorporation of the corporation. Our Articles provided that the number of directors shall be set forth in our Bylaws. Our Bylaws provide that the number of members of our board of directors shall be seven. Our Articles divide the directors into three classes of directors serving staggered three-year terms.

        Our Articles provide that directors may be removed, with or without cause, only by the affirmative vote of the holders of more than two-thirds of the outstanding shares of our common stock, and that no decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

        Our Articles provide that any vacancy occurring on our board of directors may be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of our board of directors, and the term of any director so elected shall expire at the next annual meeting of shareholders and when his successor is elected.

        We believe that a classified board of directors will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors because the majority of the directors at any given time will have prior experience as directors of our company. This provision should help ensure that, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, we will have sufficient time to review the proposal and appropriate alternatives and to get the best available result for all of our shareholders.

        A classified board of directors could prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual shareholders meeting following the date the third party obtains the controlling stock interest. This could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could thus increase the likelihood that incumbent directors will retain their positions.

  Shareholder Director Nominations; Shareholder Proposals

        Our Bylaws provide that, subject to the rights of holders of any class of preferred stock, a shareholder may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's nomination has been given to the Secretary of our company not less than fifty nor more than seventy-five days before the first anniversary of the date of our proxy statement in connection with the last meeting of shareholders called for the election of directors. Each notice must contain:

  (1)
  the name, age, business address and, if known, residential address of each nominee;

  (2)
  the principal occupation or employment of each nominee; and

  (3)
  the number and class of our capital shares beneficially owned by each nominee.

        The Secretary of our company will deliver all such notices to the corporate governance and nominating committee of our board of directors for review. After such review, the corporate governance and nominating committee will make its recommendation regarding nominees to our board of directors. The chairman of any shareholders' meeting called for the election of directors may determine that a shareholder nomination was not made in accordance with the procedures and declare to the meeting that the defective nomination shall be disregarded.

        For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of our company. To be timely, a shareholder's notice must be given, either by personal delivery or by mail, to the Secretary not less than sixty days before the first anniversary of the date of our proxy statement in connection with the last annual meeting. The notice must contain as to each matter the shareholder proposes to bring before the annual meeting:

  (1)
  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

  (2)
  the name and record address of the shareholder proposing such business;

  (3)
  the class, series and number our shares beneficially owned by the shareholder; and

  (4)
  any material interest of the shareholder in such business.

If business is brought before an annual meeting without complying with these provisions, the chairman of the meeting shall declare that the business was not properly brought before the meeting, and such business shall not be transacted.

  Liability of Officers and Directors

        Our Articles provide that no officer or director shall be liable to us or our shareholders for monetary damages except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities laws.

        Virginia law permits, and our Articles require, indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. Our Articles require indemnification of:

  (1)
  any person who was or is a party to any proceeding by reason of the fact that he is or was an officer or director of our company; and

  (2)
  any director or officer who is or was serving at our request as a director, trustee, partner or officer of another entity;

unless, in each case, such person engaged in willful misconduct or a knowing violation of the criminal law.

        In addition, Virginia law may under certain circumstances limit the liability of officers and directors in a shareholder or derivative proceeding.

        In addition, Virginia law permits us to advance reasonable expenses to a director or officer if:

  •
  the director or officer furnishes us with a written statement of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

  •
  the director or officer furnishes us with a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met; and

  •
  a determination is made by us that the facts then known to us would not preclude indemnification.

        Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  Anti-Takeover Statutes

        The VSCA contains provisions relating to "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

  (1)
  the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

  (2)
  the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.

The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions may have the effect of deterring certain takeovers of Virginia public corporations. The board of directors of a Virginia corporation may adopt a bylaw providing that the control share provisions of the VSCA do not apply to acquisitions of the corporation's shares. Such a bylaw may be adopted at any time up to four days following receipt by the corporation of notice of a proposed control share acquisition. As permitted under the VSCA, our board of directors has adopted a bylaw opting-out of the control share acquisition provisions of the VSCA.

        The VSCA also contains provisions governing "Affiliated Transactions." In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any holder of more than 10% of any class of its outstanding voting shares (an "interested shareholder") for a period of three years following the date that such person became an interested shareholder unless:

  •
  a majority (but not less than two) of disinterested directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

  •
  before or on the date the person became an interested shareholder, a majority of disinterested directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

        Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than 5%. Virginia law permits a corporation to exempt itself from this statutory provision by placing a statement to that effect in its articles of incorporation. Our amended and restated articles of incorporation do not specifically address the Virginia statute regarding affiliated transactions; therefore, we are subject to this provision. These provisions may have the effect of deterring some takeovers of Virginia corporations.

SHARES ELIGIBLE FOR FUTURE SALE

General

        Upon the completion of this offering, we will have                        shares of common stock outstanding. Of the shares of our common stock that will be outstanding upon completion of this offering, the                        shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for             outstanding shares that will be held by our "affiliates," as that term is defined by Rule 144 under the Securities Act. Shares of common stock held by our affiliates may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144.

        We have agreed not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., subject to specific limited exceptions. In addition, each of our executive officers and directors who beneficially owns our common stock as of the date of this prospectus have agreed under written "lock-up" agreements not to sell any common stock for 180 days after the date of this prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., which consent may be withheld by Friedman, Billings, Ramsey & Co., Inc. in its sole discretion. See "Underwriting." In considering a request to release any shares of common stock from these lock-up restrictions, Friedman, Billings, Ramsey & Co., Inc. will likely consider a number of factors, including the impact that such a release would have on this offering and the market for our common stock and the equitable considerations underlying the request for release. No such release is contemplated at this time.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person, including an affiliate, who beneficially owns restricted shares that were purchased from us or any affiliate of ours at least one year before the date the shares are proposed to be sold, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of our then outstanding common stock, or approximately            shares immediately following the completion of this offering; or

  •
  the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 also are subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us or any of our affiliates at least two years before the date the shares are proposed to be sold, would be entitled to sell those shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements of Rule 144.

Stock Plan Registration Statements

        We intend to file one or more registration statements under the Securities Act covering approximately            shares of common stock reserved for issuance under our 2004 Incentive Plan. These registration statements are expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under the registration statements will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the contractual restrictions described above.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
TO NON-UNITED STATES HOLDERS

        The following is a summary of the material United States federal income and estate tax considerations that may be relevant to a "Non-U.S. Holder" (as defined below) of our common stock. The summary is based on current law, which may change, possibly with retroactive effect. This summary addresses only persons that will hold their common stock as a capital asset (i.e., generally, for investment) and does not address any state, local or non-United States tax laws. We have not sought, and will not seek, any ruling from the Internal Revenue Service ("IRS") or opinion of counsel with respect to the tax consequences discussed in this prospectus. Consequently, the IRS may disagree with or challenge any of the tax consequences so discussed.

        A "Non-U.S. Holder" is a beneficial owner of our common stock that is not, for United States federal income tax purposes, (1) an individual citizen or resident of the United States; (2) a corporation, or other entity treated as a corporation for United States federal income tax purposes, that is created or organized in or under the laws of the United States, the District of Columbia or any state in the United States; (3) an estate, if United States federal income taxation is applicable to the income of that estate regardless of the income's source; or (4) a trust, if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of the trust's substantial decisions (or if a valid election is in effect to treat the trust as a United States person under applicable United States Treasury regulations).

        This summary does not address tax considerations applicable to Non-U.S. Holders in light of their particular circumstances or to whom special tax rules may apply, including:

  •
  banks;

  •
  tax-exempt entities;

  •
  insurance companies;

  •
  common trust funds;

  •
  dealers in securities or currencies;

  •
  entities that are treated as partnerships (or other pass-through entities) for United States federal income tax purposes;

  •
  persons that will hold our common stock as part of an integrated investment, including a straddle or conversion transaction, comprised of our common stock and one or more other positions;

  •
  persons who have ceased to be United States citizens or to be taxed as resident aliens; or

  •
  holders subject to special United States federal tax rules (such as "passive foreign investment companies," "foreign personal holding companies" and "controlled foreign corporations").

        If a partnership or other pass-through entity holds our common shares, the tax treatment of a partner in or owner of the partnership or pass-through entity generally will depend upon the status of the partner or owner and the activities of the entity. If you are a partner in or owner of a partnership or other pass-through entity that is considering holding our common shares, you should consult your tax advisor.

        You should consult your tax advisor in determining the tax consequences to you of purchasing, owning and disposing of our common stock, including the application to your particular situation of the United States federal income and estate tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Dividends

        Distributions on our common stock will constitute dividends to the extent paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Dividends, if any, paid to you generally will be subject to a 30% United States federal withholding tax, subject to reduction or elimination if you are eligible for the benefits of an applicable income tax treaty. Generally, to claim the benefits of an income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN and satisfy applicable certification and other requirements.

        Dividends that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a permanent establishment or fixed base maintained by you in the United States are not subject to United States federal withholding tax, but instead, will be subject to United States federal income tax at regular graduated rates. In that case, we will not withhold United States federal income tax provided that you comply with applicable certification and other requirements. In addition, if you are a corporation, you may be subject to an additional, branch profits tax at a 30% rate or a lower rate specified by an applicable income tax treaty. You should consult any applicable tax treaties which may provide for a lower rate of withholding or other rules different than those described above. You will not be entitled to a reduction in or an exemption from United States federal withholding tax if the payor or agent knows or has reason to know that you are not entitled to a reduction or exemption.

Sale, Exchange or Other Taxable Disposition of Common Stock

        You generally will not be subject to United States federal income tax on any gain recognized on the sale, exchange or other taxable disposition of our common stock unless:

  •
  you are an individual present in the United States for 183 days or more in the year of that sale, exchange or other taxable disposition and certain other requirements are met;

  •
  the income or gain is effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, is attributable to a permanent establishment or a fixed base maintained by you in the United States; or

  •
  we are or have been, at any time within the shorter of the five year period preceding such disposition or your holding period for our common stock, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, unless our common stock is regularly traded on an established securities market and you held no more than 5% of our outstanding common stock, directly or indirectly, at all times within the shorter of the five-year period preceding such disposition or your holding period for our common stock.

        We believe that we are not currently a United States real property holding corporation, and do not expect to become a United States real property holding corporation in the future. However, because the determination of United States real property holding corporation status in the future will be based on the composition of our assets from time to time and there are uncertainties in the application of relevant rules, we may become a United States real property holding corporation in the future.

        An individual described in the first bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though he or she is not considered a resident of the United States. An individual described in the second or third bullet points above will be subject to United States federal income tax at regular graduated rates on the gain derived from the sale. A foreign corporation described in the second or third bullet points above will be subject to United States federal income tax at regular graduated rates on the gain derived from the sale and, if described in the second bullet point, may be subject to the additional, branch profits tax described above on such gain. Additionally, if we are or have been a "United States real property holding corporation" during the period described in the third bullet point above, then a purchaser may withhold 10% of the proceeds payable to a Non-U.S. Holder from a disposition of our common stock if our common stock is not regularly traded on an established securities market at the time of the disposition.

Federal Estate Tax

        If you are an individual and are treated as the owner of, or have made certain lifetime transfers of, an interest in our common stock, you will be required to include the value of that interest in your gross estate for United States federal estate tax purposes and might be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. Individuals should note that the definition of resident for purposes of the United States federal estate tax is not the same as the definition of resident for purposes of the United States federal income tax.

Backup Withholding and Information Reporting

        We must report annually to you and the IRS the amount of dividends paid to you (and any tax withheld from those dividends) even if no withholding was required. Under the provisions of an applicable income tax treaty, copies of the information returns reporting dividends and withholding might also be made available to the tax authorities in the country in which you reside.

        You will be subject to backup withholding on dividends paid to you unless applicable certification requirements are met. The backup withholding rate is currently 28%. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your United States federal income tax liability (if any), provided the required information is furnished to the IRS.

        The payment of the proceeds from the disposition of common stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding, unless you certify that you are a Non-U.S. Holder in accordance with applicable United States Treasury regulations or otherwise establish an exemption and the broker does not have actual knowledge or reason to know that you are a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of common stock to or through a foreign office of a foreign broker will not be subject to information reporting or backup withholding unless the foreign broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of common stock to or through a foreign office of a broker that either is a United States person or is a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless certain conditions are met. You should consult your own tax advisors on the application of information reporting and backup withholding to you in your particular circumstances (including upon your disposition of common stock).

        The description set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

UNDERWRITING

        We are offering our common stock described in this prospectus through a number of underwriters. FBR is acting as the representative of the underwriters. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, on a firm commitment basis, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Friedman, Billings, Ramsey & Co., Inc.

Total

        The underwriters are obligated to take and pay for all of our common stock offered if any of the shares of common stock are taken, other than the shares subject to the over-allotment option. The underwriting agreement also provides that, in the event of a default by an underwriter, in some circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters propose initially to offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than $                  per share. The underwriters may also allow, and any dealers may reallow, a concession of not more than $                  per share to selected other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. Our shares of common stock are offered subject to a number of conditions, including:

  •
  receipt and acceptance of our common stock by the underwriters; and

  •
  the underwriters' right to reject orders in whole or in part.

        We have granted the underwriters an option, exercisable in one or more installments for 30 days after the date of this prospectus, to purchase up to            additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise the option, each underwriter will be committed, subject to certain conditions, to purchase that number of additional shares of common stock that is proportionate to such underwriter's initial commitment.

        Our executive officers, directors and director nominees have agreed that they will not, without the prior written consent of FBR, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of (or announce any of the foregoing) any shares of capital stock, options or warrants to acquire shares of capital stock or securities convertible into or exchangeable for or any other rights to purchase or acquire shares of capital stock owned by them for a period of 180 days following the date of this prospectus. We have agreed that we will not, without the prior written consent of FBR, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of (or announce any of the foregoing) any shares of capital stock, options or warrants to acquire shares of capital stock or securities convertible into or exchangeable for shares of capital stock for a period of 180 days following the date of this prospectus, except for shares offered by this prospectus and the grants to some of our officers and directors of options to purchase 933,500 shares of our common stock upon the closing of this offering and the Kanawha acquisition.

        The underwriters have reserved for sale, at the public offering price, up to    % of the shares of common stock being offered by this prospectus for sale to our directors, officers, employees and related persons. A group of our officers, directors and key employees have agreed to purchase, in the aggregate, at least $2,000,000 of our common stock in this offering through this directed share program. These individuals, as well as any of the shareholders of Kanawha who elect to participate in the directed share program, will be permitted to purchase the shares of our common stock at a price equal to the initial public offering price less the underwriting discount. The number of shares of our common stock available to the general public in this offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

        As described in the underwriting agreement, we have agreed to reimburse the underwriters for certain accountable out-of-pocket expenses incurred in connection with this offering, subject to a cap of $600,000. The following table shows the amount per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to            additional shares to cover over-allotments.

	No Exercise	Full Exercise
Per share
Total(1)

(1)
We expect            shares will be sold in the directed share program at a price equal to the initial public offering price, net of the underwriting discount.

        We estimate that the total expenses of this offering to be paid by us, not including underwriting discounts and commissions, will be approximately $                  million.

        We will indemnify the underwriters against various liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities. We have also agreed to reimburse the underwriters for the fees of filing with the National Association of Securities Dealers, Inc. and the reasonably and actually incurred cost of producing a blue-sky survey.

        We cannot assure you that an active trading market will develop and continue for our common stock or that our common stock will trade in the market subsequent to the offering at or above the initial public offering price. We intend to apply to have our shares of common stock listed on the New York Stock Exchange under the symbol "KMA." We cannot assure you, however, that we will be able to maintain the listing of our common stock on the New York Stock Exchange.

        In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

  •
  stabilizing transactions;

  •
  short sales;

  •
  syndicate covering transactions;

  •
  imposition of penalty bids; and

  •
  purchases to cover positions created by short sales.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

        The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

        A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, the underwriters will purchase shares in the open market to cover the position.

        The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.

        As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

        The representative has advised us that the underwriters do not confirm sales to accounts over which they exercise discretionary authority.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations among us and the underwriters. The primary factors to be considered in determining the initial public offering price include:

  •
  the economic conditions in and future prospects for the industry in which we compete;

  •
  our financial condition and the past and present operating performance of our predecessor;

  •
  our prospects for future earnings;

  •
  an assessment of our management;

  •
  the present state of our development;

  •
  the prevailing conditions of the equity securities markets at the time of this offering; and

  •
  current market valuations of publicly traded companies considered comparable to us.

        FBR will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. FBR intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet website maintained by FBR. Other than the prospectus in electronic format, the information on the FBR website is not part of this prospectus.

        A prospectus in electronic format may be made available on the Internet sites of or through other online services maintained by one or more of the other underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online, and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

        A prospectus in electronic format may be made available on www.fbr.com, the Internet website maintained by Friedman, Billings, Ramsey Group, Inc., the parent company of FBR. We will not effect any sales of our common stock in this offering by electronic means or over the Internet.

        We have granted FBR a right of first refusal to act as sole book runner or sole placement agent with respect to any capital markets financing by us and as financial advisor in connection with any business combination transaction or other strategic transaction we may undertake, in each case during the twelve-month period following the completion of this offering.

        From time to time some of the underwriters or their affiliates may provide us with certain commercial banking, financial advisory and investment banking services in the future, for which they would receive customary compensation.

LEGAL MATTERS

        The validity of the common stock offered will be passed upon for us by Hunton & Williams LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP. Hunton & Williams LLP performs legal services for the underwriters from time to time.

EXPERTS

        The financial statements of KMG America as of June 30, 2004, and for the period from January 21, 2004 (the date KMG America was incorporated) to June 30, 2004, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Kanawha Insurance Company as of December 31, 2002, and 2003 and for each of the three years in the period ended December 31, 2003, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

MARKET DATA

        Market data and forecasts used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources and reports. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties regarding forward-looking statements set forth in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1, of which this prospectus is a part, including exhibits and schedules filed with the registration statement under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common stock we propose to sell in this offering, we refer you to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W., Washington, DC 20549. The SEC's toll-free number is 1-800-SEC-0330. In addition, the SEC maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

        As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act and will file periodic and other reports and proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

        All other required financial statement schedules are omitted because the information required is either not applicable or is included in the financial statements or the related notes included in this prospectus.

KMG AMERICA CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
KMG America Corporation

        We have audited the accompanying balance sheet of KMG America Corporation as of June 30, 2004, and the related statements of operations, shareholders' equity and cash flows for the period from January 21, 2004 (inception) to June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of KMG America Corporation as of June 30, 2004, and the results of its operations and its cash flows for the period from January 21, 2004 (inception) to June 30, 2004, in conformity with U.S. generally accepted accounting principles.

Greensboro, North Carolina September 22, 2004	/s/ Ernst & Young LLP

KMG AMERICA CORPORATION

BALANCE SHEET

as of

June 30, 2004

Assets
Cash	$6,209
Deferred assets	1,217,301

Total assets	$1,223,510

Liabilities and shareholders' equity
Liabilities:
Accounts payable and accrued liabilities	$1,217,301
Due to founding shareholders	1,719

Total liabilities	1,219,020
Shareholders' equity:
Common stock, par value $0.01 per share, 750,000 shares authorized, 448,980 shares issued and outstanding	4,490
Additional paid-in capital	—
Retained earnings	—

Total shareholders' equity	4,490

Total liabilities and shareholders' equity	$1,223,510

See accompanying notes.

 KMG AMERICA CORPORATION

STATEMENT OF OPERATIONS

For the period from January 21, 2004 (inception) to June 30, 2004

Revenues	$—
Expenses	—

Net income (loss)	$—

See accompanying notes.

 KMG AMERICA CORPORATION

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the period from January 21, 2004 (inception) to June 30, 2004

	Common Stock	Additional Paid in Capital	Retained Earnings	Total
Shareholders' equity at January 21, 2004	$—	$—	$—	$—
Issuance of founders' shares	4,490	—	—	4,490

Shareholders' equity at June 30, 2004	$4,490	$—	$—	$4,490

See accompanying notes.

 KMG AMERICA CORPORATION

STATEMENT OF CASH FLOWS

For the period from January 21, 2004 (inception) to June 30, 2004

Net cash flows from operating activities:
Net income (loss)	$—
Adjustments to reconcile net income (loss) to net cash flows from operating activities
Change in accounts payable and accrued liabilities	1,217,301
Change in deferred assets	(1,217,301)

Net cash provided by operating activities	—
Net cash flows from investing activities	—
Net cash flows from financing activities:
Proceeds from the issuance of founders' shares	4,490
Amount due to founding shareholders	1,719

Net cash provided by financing activities	6,209

Increase in cash	6,209
Cash at the beginning of the period	—

Cash at the end of the period	$6,209

See accompanying notes.

KMG AMERICA CORPORATION

NOTES TO FINANCIAL STATEMENTS

June 30, 2004

1. Organization

        KMG America Corporation ("KMG America") was incorporated on January 21, 2004, as a Virginia corporation. Under its original Articles of Incorporation, KMG America was authorized to issue up to 100 shares of common stock, par value $0.01 per share. As of March 31, 2004, there were 100 shares owned by one shareholder issued and outstanding. On May 26, 2004, KMG America amended its Articles of Incorporation to increase the number of authorized shares of common stock to 750,000. In April and May 2004, KMG America issued additional shares and as of June 30, 2004, had 448,980 shares of common stock outstanding, each purchased at a price of $0.01 per share. KMG America has had no operations since its formation, and its financial activity has been limited to recognizing certain costs associated with services performed by legal and accounting advisors in connection with the Kanawha acquisition and initial public offering of KMG America's common stock, each as described in Note 2 below.

2. Kanawha Acquisition and Initial Public Offering

        KMG America was formed to acquire Kanawha Insurance Company ("Kanawha"), a life and health insurance company. KMG America has entered into a stock purchase agreement with the shareholders and optionholders of Kanawha to acquire all of Kanawha's outstanding capital stock for a net cash purchase price of approximately $143.9 million, subject to adjustment based on Kanawha's net worth as of the last day of the quarter ending immediately prior to the closing date. KMG America's obligation to close the acquisition is conditioned upon the closing of a securities offering to raise the proceeds to acquire the outstanding common stock of Kanawha. The Kanawha acquisition is also subject to other customary closing conditions.

        KMG America intends to conduct an initial public offering of common stock. KMG America intends to use the net proceeds of the offering (1) to acquire the outstanding common stock of Kanawha and (2) for general corporate purposes, including: (a) to pay its fees and expenses incurred in connection with the Kanawha acquisition, (b) to pay its non-recurring initial start-up costs incurred prior to or within six months after the closing of its initial public offering of common stock, excluding fees and expenses incurred in connection with the Kanawha acquisition, and (c) to maintain the required capital of Kanawha at the level necessary to achieve desired rating agency financial strength ratings and to comply with applicable regulatory requirements.

3. Significant Accounting Policies

  Use of Estimates and Assumptions

        The presentation of financial statements requires management to make estimates and assumptions that affect amounts reported in the accompanying financial statements and notes. These estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed in these financial statements.

  Deferred Assets

        Deferred assets are comprised of costs incurred related to the pending acquisition of Kanawha (including due diligence expenses paid to outside consultants, attorney fees and travel expenses) and the initial public offering (including fees paid to outside consultants and advisors for professional services and accounting fees paid by Kanawha which will be reimbursed by KMG America). Also included in this amount are certain out-of-pocket expenses of KMG America's founding shareholders relating to the acquisition and the initial public offering. Upon completion of the offering, the acquisition of Kanawha will close and the deferred acquisition-related costs will be included in the purchase price to be allocated to the purchased assets. Additionally, the deferred financing-related costs will be reversed and deducted from the proceeds of the offering. If the offering is not completed, the acquisition-related and deferred financing-related costs costs will be expensed immediately.

  Accounts Payable and Accrued Liabilities

        Accounts payable and accrued liabilities are comprised of the expenses incurred related to the acquisition of Kanawha and the initial public offering as described under Deferred Assets. This balance includes $176,439 of expenses incurred as of June 30, 2004 and payable to Kanawha as reimbursement for costs incurred by Kanawha in connection with KMG America's initial public offering. If the initial public offering is not completed, these expenses will not be owed to Kanawha and will be reversed against the offsetting deferred asset.

  Due to Founding Shareholders

        Due to founding shareholders represents the redemption of a portion of shares originally issued to the KMG America's founders, which had been authorized but not paid out in cash as of June 30, 2004.

4. Commitments and Contingencies

        Upon a successful completion of this offering, KMG America will be obligated to pay to certain founding shareholders a total of $700,000 from the proceeds of the offering. This amount, which is anticipated to be accounted for as a dividend at the time of closing, has not been reflected in the accompanying financial statements because it is contingent upon the successful completion of the offering.

KANAWHA INSURANCE COMPANY AND SUBSIDIARY

CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31, 2003	June 30, 2004
		(Unaudited)
Assets
Investments:
Fixed maturity securities available for sale, at fair value (amortized cost of $396,028,558 and $411,790,322 for 2003 and 2004, respectively)	$414,825,975	$418,274,243
Equity securities available for sale, at fair value (cost of $346,742 for each of 2003 and 2004, respectively)	2,824,857	2,638,750
Mortgage loans	31,630,597	27,131,406
Policy loans	22,940,322	23,036,149
Other investments	4,978,220	4,994,477

Total investments	477,199,971	476,075,025
Cash and cash equivalents	7,204,805	10,149,114
Reinsurance balances recoverable	61,151,197	63,077,943
Accrued investment income	5,387,138	5,593,601
Real estate and equipment (net of accumulated depreciation of $19,867,031 and $21,247,671 in 2003 and 2004, respectively)	10,991,008	10,656,794
Federal income tax recoverable	477,574	578,145
Receivable from affiliates	90,166	14,877
Amounts due from reinsurers	1,829,402	1,552,313
Deferred policy acquisition costs	80,656,518	84,431,400
Value of business acquired	29,604,632	28,065,772
Goodwill	1,257,580	1,257,580
Other assets	9,320,274	8,997,187

Total assets	$685,170,265	$690,449,751

See accompanying notes.

KANAWHA INSURANCE COMPANY

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	December 31, 2003	June 30, 2004
		(Unaudited)
Liabilities and shareholders' equity
Liabilities:
Policy and contract liabilities:
Life and annuity reserves	$299,884,170	$294,096,637
Accident and health reserves	141,209,015	158,923,636
Policy and contract claims	10,460,716	9,927,816
Other policyholder liabilities	10,461,145	10,931,299

Total policy and contract liabilities	462,015,046	473,879,388
Accounts payable and accrued expenses	13,080,702	16,198,265
Taxes, other than federal income taxes	499,635	339,877
Deferred income taxes	22,827,314	19,690,343
Liability for benefits for employees and agents	6,285,355	6,692,808
Funds held in suspense	5,874,285	5,248,841
Other liabilities	1,111,399	1,254,069

Total liabilities	511,693,736	523,303,591
Shareholders' equity:
Common Stock, $1,549.4254 par value; 2,612.83487 shares authorized, issued and outstanding	4,048,393	4,048,393
Paid-in capital	21,722,289	21,722,289
Deferred stock option compensation	(207,067)	(136,477)
Retained earnings	134,114,967	135,838,751
Accumulated other comprehensive income	13,797,947	5,673,204

Total shareholders' equity	173,476,529	167,146,160

Total liabilities and shareholders' equity	$685,170,265	$690,449,751

See accompanying notes.

KANAWHA INSURANCE COMPANY AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2004	2003	2004
Revenue:
Insurance premiums	$27,488,226	$26,649,086	$52,923,744	$51,986,865
Net investment income	6,533,006	6,930,907	13,227,135	12,320,527
Commission and fee income	3,114,885	3,484,216	6,307,320	6,836,190
Realized investment gains	6,695,106	1,512,811	5,945,030	1,728,103
Other income	500,956	710,183	940,516	1,457,476

Total revenues	44,332,179	39,287,203	79,343,745	74,329,161
Benefits and expenses:
Policyholder benefits	21,898,916	24,006,648	44,824,510	46,547,237
Insurance commissions	2,240,405	2,434,619	4,497,104	4,779,169
General insurance expenses	7,603,299	6,334,907	14,583,506	12,430,214
Insurance taxes, licenses and fees	1,181,110	1,179,113	2,571,560	2,308,627
Depreciation and amortization	809,035	714,904	1,598,076	1,418,330
Amortization of deferred policy acquisition costs and value of business acquired	1,940,514	2,264,904	4,059,861	4,355,759

Total benefits and expenses	35,673,279	36,935,095	72,134,617	71,839,336

Income before income taxes	8,658,900	2,352,108	7,209,128	2,489,825
Provision for income taxes	(2,684,219)	(719,217)	(2,201,171)	(766,041)

Net income	$5,974,681	$1,632,891	$5,007,957	$1,723,784

Net income per share:
Basic	$2,286.67	$624.95	$1,916.68	$659.74

Diluted	$2,066.22	$565.30	$1,731.89	$596.77

Weighted-average shares outstanding:
Basic	2,612.83	2,612.83	2,612.83	2,612.83

Diluted	2,891.61	2,888.53	2,891.61	2,888.53

See accompanying notes.

KANAWHA INSURANCE COMPANY AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended June 30
	2003	2004
Operating activities
Net income	$5,007,957	$1,723,784
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,002,837	1,480,420
Policy acquisition costs deferred and value of business acquired	(7,395,715)	(6,591,781)
Amortization of deferred policy acquisition costs and value of business acquired	4,059,861	4,355,759
Realized investment gains, net	(5,945,030)	(1,728,103)
Deferred income tax expense	808,887	1,237,892
Changes in operating assets and liabilities:
Reinsurance balances recoverable	(2,145,821)	(1,926,746)
Accrued investment income	561,339	(206,463)
Federal income tax recoverable	623,011	(100,571)
Receivable from affiliates	481,096	75,289
Other assets	(1,116,638)	323,087
Amounts due from reinsurers	293,420	277,089
Policy and contract liabilities	11,665,705	11,864,342
Accounts payable and accrued expenses	(5,193,896)	3,117,563
Deferred stock option compensation expense	114,510	70,590
Taxes, other than federal income taxes	(157,011)	(159,758)
Funds held in suspense	(321,588)	(625,444)
Liability for benefits for employees and agents	(963,928)	407,453
Other liabilities	164,464	142,670

Net cash provided by operating activities	2,543,460	13,737,072
Investing activities
Securities available for sale:
Sales	110,616,658	23,644,932
Maturities, calls and redemptions	3,229,786	3,881,357
Purchases	(111,464,595)	(42,047,333)
Repayments of mortgage loans	13,999,035	5,292,142
Mortgage loans originated	(1,769,800)	(792,951)
Increase in policy loans, net	528,174	(95,827)
Purchases of real estate and property and equipment	(385,775)	(675,083)

Net cash provided by (used in) investing activities	14,753,483	(10,792,763)

Financing activities
Cash dividends paid	(1,749,998)	—

Net cash used in financing activities	(1,749,998)	—

Net increase in cash and cash equivalents	15,546,945	2,944,309
Cash and cash equivalents at beginning of period	22,716,252	7,204,805

Cash and cash equivalents at end of period	$38,263,197	$10,149,114

Supplemental disclosures of cash flow information
Federal income taxes paid	$250,000	$600,000

See accompanying notes.

KANAWHA INSURANCE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Unaudited)

JUNE 30, 2004

1. Basis of Presentation

        The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated in consolidation. Operating results for the six-month period ended June 30, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004. Certain prior year amounts have been reclassified to conform with the current year presentation.

2. Nature of Operations and Significant Accounting Policies

        Kanawha Insurance Company ("Kanawha" or the "Company") is licensed to issue life and accident and health insurance. Kanawha is domiciled in South Carolina and is owned directly or indirectly by the Close family. Kanawha has one wholly owned subsidiary, Kanawha HealthCare Solutions, Inc., a third party administrator with operations in Lancaster and Greenville, South Carolina. Kanawha and its subsidiary are collectively referred to as the Company.

        The Company's primary businesses are life and health insurance risk assumption, third-party administration and medical management services. Included in risk assumption are the Company's product lines of individual life, annuity, supplemental health and short-term disability, as well as products specifically directed at the senior market including Medicare supplement insurance, final expense life insurance, and long-term care products. The Company's third-party administration and medical management businesses include a wide array of services with a primary emphasis on providing administrative service-only products.

        The Company's sales are primarily in the southeastern United States, predominantly in Florida, South Carolina and North Carolina, and are marketed through full-time agents, general agents and brokers. Premium revenues are concentrated in the individual life and accident and health lines of business.

  Use of Estimates and Assumptions

        The presentation of the accompanying unaudited consolidated financial statements requires management to make estimates and assumptions that affect amounts reported in the condensed consolidated financial statements and accompanying notes. These estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed in these financial statements.

  Investments

        Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Fixed Maturity and Equity Securities, requires that all fixed maturity and equity securities be classified into one of three categories—held to maturity, available for sale, or trading. The Company has no securities classified as held to maturity. Management determines the appropriate classification of fixed maturities at the time of purchase.

        Investments are reported on the following basis:

          Fixed maturities classified as available for sale are stated at fair value with unrealized gains and losses reported directly in shareholders' equity as accumulated other comprehensive income. Fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities that are not actively traded, fair values are estimated using values obtained from independent pricing services.

          Equity securities classified as available for sale are stated at fair value with unrealized gains and losses reported directly in shareholders' equity as accumulated other comprehensive income.

          Assets supporting the deferred compensation plan are classified as trading. Trading account assets are held for resale in anticipation of short-term market movements. Trading account assets, consisting of mutual funds, are stated at fair value. Gains and losses, both realized and unrealized, are included in realized gains and losses.

          Mortgage loans on real estate are stated at unpaid balances, net of allowances for unrecoverable amounts. Valuation allowances for mortgage loans are established when the Company determines it is probable that it will be unable to collect all amounts (both principal and interest) due according to the contractual terms of the loan agreement. Such allowances are based on the present value of expected future cash flows discounted at the loan's effective interest rate or, if foreclosure is probable, on the estimated fair value of the underlying real estate.

          Policy loans are stated at their unpaid balances.

          Interest on loans is generally recorded over the term of the loan based on the unpaid principal balance. Accrual of interest is discontinued when either principal or interest becomes 90 days past due or when, in management's opinion, collection of such interest is doubtful. In addition, any previously accrued interest is reversed when the loan becomes 90 days past due.

          Other investments are stated at fair value, or the lower of cost or fair value, as appropriate.

        Amortization of premiums and accrual of discounts on investments in fixed maturity securities are reflected in earnings over the contractual terms of the investments in a manner that produces a constant effective yield. Realized gains and losses on dispositions of securities are determined by the specific-identification method.

        The Company regularly reviews its investment portfolio to identify securities that may have suffered impairments in value that will not be recovered, termed potentially distressed securities. In identifying potentially distressed securities, the Company first screens for all securities that have a fair value to cost or amortized cost ratio of less than 80%. Additionally, as part of this identification process, the Company utilizes the following information:

  •
  Length of time the fair value was below amortized cost.

  •
  Industry factors or conditions related to a geographic area negatively affecting the security.

  •
  Downgrades by a rating agency.

  •
  Past due interest or principal payments or other violation of covenants.

  •
  Deterioration of the overall financial condition of the specific issuer.

        In analyzing its potentially distressed securities list for other-than-temporary impairments, the Company pays special attention to securities that have been on the list for a period greater than six months. The Company assumes that, absent reliable contradictory evidence, a security that is potentially distressed for a continuous period greater than twelve months has incurred an other-than-temporary impairment. Reliable contradictory evidence might include, among other factors, a liquidation analysis performed by the Company's investment advisors or outside consultants, improving financial performance of the issuer, or valuation of underlying assets specifically pledged to support the credit.

        Should the Company conclude that the decline is other-than-temporary, the security is written down to fair value through a charge to realized investment gains and losses. The Company adjusts the amortized cost for securities that have experienced other-than-temporary impairments to reflect fair value at the time of the impairment. The Company considers factors that lead to an other-than-temporary impairment of a particular security in order to determine whether these conditions have impacted other similar securities.

  Deferred Policy Acquisition Costs

        Acquisition costs incurred by the Company in the process of acquiring new business are deferred and amortized into income as discussed below. Costs deferred consist primarily of commissions and certain policy underwriting, issue and agency expenses that vary with, and are primarily related to, production of new business.

        For most insurance products, the amortization of deferred acquisition costs is recognized in proportion to the ratio of annual premium revenue to the total anticipated premium revenue, which gives effect to expected terminations of policies in force. Deferred acquisition costs are amortized over the premium-paying period of the related policies. Anticipated premium revenue is determined using assumptions consistent with those utilized in the determination of liabilities for insurance reserves. For interest-sensitive life insurance and investment products, such as deferred annuities (no longer offered by Kanawha), deferred policy acquisition costs are amortized to the extent recoverable from future gross profits generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality and expense margins.

  Value of Business Acquired

        Value of business acquired is the value assigned to the insurance in force of acquired insurance companies or blocks of insurance business at the date of acquisition.

        The value of business acquired is amortized over the premium-paying period of the policies. The amortization of value of business acquired is recognized using amortization schedules established at the time of the acquisitions based upon expected annual premiums. Certain of these amortization schedules are adjusted to reflect actual experience as it emerges.

  Benefit Reserves

        Insurance reserves for individual life insurance, individual accident and health insurance, group life insurance and group accident and health insurance are associated with earned premiums so as to recognize profits over the premium-paying period. This association is accomplished by recognizing the liabilities for insurance reserves on a net level premium method based on assumptions deemed appropriate at the date of issue regarding future investment yield, mortality, morbidity, withdrawals and maintenance expenses and including margins for adverse deviations. Interest assumptions are based on Company experience. Mortality, morbidity and withdrawal assumptions are based on recognized actuarial tables or Company experience, as appropriate. Life reserves are calculated using mean reserve factors. Accident and health reserves are calculated using mid-terminal reserve factors.

  Stock-Based Compensation

        The Company accounts for stock incentive awards in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes no compensation expense for stock option awards to employees or directors when the option price is not less than the market value of the stock at the date of award.

        SFAS 123 requires the presentation of pro forma information as if the Company had accounted for its employee and director stock options granted after December 31, 1994 under the fair value method of that Statement.

        The following is a reconciliation of reported net income and pro forma information as if the Company had adopted SFAS 123 for its employee and director stock option awards:

		June 30
		2003	2004
Net income as reported		$5,007,957	$1,723,784
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects		75,577	46,589
Deduct: Total stock-based employee compensation determined under fair value based method for all awards, net of related tax effects		(92,129)	(56,792)

Pro forma net income available to common stockholders		$4,991,405	$1,713,581

Net income per share—basic	As reported	$1,916.68	$659.74

	Pro forma	1,910.34	655.83

Net income per share—diluted	As reported	$1,731.89	$596.77

	Pro forma	1,726.17	593.24

3. Employee Benefits

        The net periodic retirement benefit cost of the Company's defined benefit retirement plan included the following components:

	June 30
	2003	2004
Components of net periodic benefit cost:
Service cost	$345,069	$412,538
Interest cost	349,613	401,027
Expected return on plan assets	(240,055)	(263,057)
Amortization of transition liability	8,686	8,686
Recognized net actuarial loss	—	103,826

Net periodic benefit cost	$463,313	$663,020

        Based on actuarial projections, the Company may make contributions of up to $1.9 million during 2004 but is expected to make contributions of $1.2 million. No contributions were made during the six months ended June 30, 2004.

4. Comprehensive Income

        Total comprehensive income (loss) was $7.6 million and $(6.4) million for the six months ended June 30, 2003 and 2004, respectively. The primary difference between comprehensive income and net income for these periods was unrealized gains (losses) of $2.6 million and $(8.1) million, respectively.

5. Commitments and Contingencies

        Kanawha is occasionally named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts. Those actions are considered by the Company in estimating the policy and contract liabilities and management believes adequate reserves have been established for such cases. Management believes that the resolution of those actions will not have a material effect on the Company's financial position or results of operations.

        The Company is assessed amounts by state guaranty funds to cover losses to policyholders of insolvent or rehabilitated insurance companies. Those mandatory assessments may be partially recovered through a reduction in future premium taxes in certain states. The Company recognizes its obligation for guaranty fund assessments and records an estimated accrual for any potential assessment. There were no such accruals as of June 30, 2003 and 2004.

        The Company entered into an investment management fee agreement with Zazove Associates, LLC, in connection with assets managed under a Convertible Program as of April 2001. This contract contains a contingent incentive payment based on the performance of the program. The performance of the program met the annual incentive fee requirements as set forth in the contract as of March 31, 2004; therefore, an incentive payment of approximately $1.6 million was paid during the first quarter. The contract runs year-to-year beginning April 1 of each year.

6. Recently Issued Accounting Standards

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 requires a new approach in determining if a reporting entity consolidates certain legal entities referred to as variable interest entities ("VIEs"), including joint ventures, limited liability companies and equity investments, in which it has invested. A VIE is an entity that has insufficient resources to finance the entity's activities without receiving additional financial support from other parties and in which the investor does not have a controlling interest. Under FIN 46, consolidation of a VIE is required by the investor that absorbs a majority of the entity's expected losses or receives a majority of the entity's residual returns, or both. FIN 46 was effective as of March 31, 2004 for the Company and had no impact on the consolidated financial statements.

        In March 2004, the Emerging Issues Task Force ("EITF") reached a final consensus on EITF 03-1, which is effective for fiscal periods beginning after June 15, 2004. EITF 03-1 requires that when the fair value of an investment security is less than its carrying value, an impairment exists for which a determination must be made as to whether the impairment is other-than-temporary. An impairment loss should be recognized equal to the difference between the investment's carrying value and its fair value when an impairment is other-than-temporary. Subsequent to an other-than-temporary impairment loss, a debt security should be accounted for in accordance with Statement of Position No. 03-3, "Accounting for Loans and Certain Debt Securities Acquired in a Transfer", which allows the accretion of the discount between the carrying value and expected value of a security if the amount and timing of the recognition of that difference in cash is reasonably estimable. EITF 03-1 also indicates that, although not presumptive, a pattern of selling investments prior to the forecasted recovery may call into question an investor's intent to hold the security until it recovers its value.

        The EITF 03-1 impairment model applies to all investment securities accounted for under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and to investment securities accounted for under the cost method to the extent an impairment indicator exists or the reporting entity has estimated the fair value of the investment security in connection with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments".

        The final consensus on EITF 03-1 included additional disclosure requirements incremental to those adopted by the Company effective December 31, 2003 that are effective for fiscal years ending after June 15, 2004.

        The Company is currently evaluating the impact of EITF 03-1 on its process for determining other-than-temporary impairment for the affected securities. More specifically, the Company is analyzing whether its portfolio management practices for certain securities classified as available-for-sale pursuant to SFAS No. 115 could be interpreted as a pattern of selling that would contradict its designated intent to hold such investments for the period necessary to allow for the forecasted recovery of fair value pursuant to the requirements of EITF 03-1. As a result of this analysis, the Company may potentially reclassify the unrealized net capital gains and losses associated with certain securities classified as available-for-sale in order to realize the associated capital gains and losses.

        Adoption of this standard may:

  •
  Accelerate the timing of recognition of certain impairment losses or otherwise result in impairment losses being recognized when they previously may not have been;

  •
  Result in the designation of certain investment securities as trading;

  •
  Increase the volatility of net income due to:

  •
  The potential recognition of unrealized losses in situations where the Company anticipates a full recovery of certain unrealized losses but does not desire to elect a permanent intent to hold the affected securities, regardless of internal and external facts and circumstances, until such time as they fully recover or mature; and

  •
  Changes in the timing of the recognition of the difference between carrying value and expected settlement value of those debt securities for which an-other-than-temporary impairment is taken.

        Adoption of this standard is not expected to have a material impact on shareholder's equity because fluctuations in fair value are already recorded in accumulated other comprehensive income.

7. Business Segments

        The Company has five reportable segments that are differentiated by their respective methods of distribution and the nature of the related products: worksite insurance business, senior market insurance business, third-party administration business, acquired business, and corporate and other.

        The worksite insurance business provides life and health insurance products to employers and their employees. The primary insurance products include life, short-term disability, dental, indemnity health and critical illness. This segment includes business sold through the career agency distribution channel, which is a group of agents and managers that are employees of the company.

        The senior market insurance business provides individual insurance products, primarily long term care insurance, tailored to the needs of older individuals.

        The third-party administration business provides fee-based administrative and managed care services to employers with self-funded health care plans, insurance carriers, reinsurance companies and others.

        The acquired business represents closed blocks of life and health insurance business that have been acquired through reinsurance transactions over a period of years.

        The corporate and other segment includes investment income earned on the investment portfolio allocated to capital and surplus, as well as all realized capital gains and losses, which are not allocated by line of business. This segment also includes marketing allowances, commissions and related expenses pertaining to product sales for other insurance carriers, which are currently not material. In addition, this segment includes certain unallocated expenses, primarily deferred compensation and incentive compensation costs, and other non-allocated immaterial items.

        The following represents a summary of the Company's income statement and asset composition by reportable segment.

	For the three months ended		For the six months ended
	June 30, 2003	June 30, 2004	June 30, 2003	June 30, 2004
Worksite Insurance Business
Insurance premiums	$14,449,758	$14,173,108	$29,036,378	$28,197,772
Net investment income	1,409,405	1,293,549	2,903,282	2,697,936
Other income	82,424	34,043	125,691	164,238

Total revenues	15,941,587	15,500,700	32,065,351	31,059,946
Policyholder benefits	11,169,455	11,604,209	23,521,885	23,134,401
Expenses	4,816,226	4,930,027	10,150,084	9,322,182

Total benefits and expenses	15,985,681	16,534,236	33,671,969	32,456,583

Loss before Federal income tax	$(44,094)	$(1,033,536)	$(1,606,618)	$(1,396,637)

Total assets	$151,576,163	$151,757,275	$151,576,163	$151,757,275

Senior Market Insurance Business
Insurance premiums	$11,037,970	$11,350,538	$20,951,936	$21,673,650
Net investment income	585,372	1,092,060	1,047,926	1,873,688
Other income	338,085	555,784	670,030	1,051,396

Total revenues	11,961,427	12,998,382	22,669,892	24,598,734
Policyholder benefits	8,399,596	9,795,104	16,843,388	18,719,515
Expenses	1,849,676	2,398,254	3,789,014	4,486,913

Total benefits and expenses	10,249,272	12,193,358	20,632,402	23,206,428

Income before Federal income tax	$1,712,155	$805,024	$2,037,490	$1,392,306

Total assets	$99,236,416	$134,309,795	$99,236,416	$134,309,795

Third-Party Administration Business
Insurance premiums	$—	$—	$—	$—
Net investment income	—	—	—	—
Other income	3,123,170	3,453,263	6,315,814	6,800,156

Total revenues	3,123,170	3,453,263	6,315,814	6,800,156
Policyholder benefits	—	—	—	—
Expenses	3,177,864	3,084,677	6,358,928	6,019,563

Total benefits and expenses	3,177,864	3,084,677	6,358,928	6,019,563

(Loss) income before Federal income tax	$(54,694)	$368,586	$(43,114)	$780,593

Total assets	$5,396,807	$7,231,988	$5,396,807	$7,231,988

Acquired Business
Insurance premiums	$2,000,498	$1,125,440	$2,935,430	$2,115,443
Net investment income	2,221,917	2,315,726	4,604,193	4,527,772
Other income	32,840	24,852	57,884	50,206

Total revenues	4,255,255	3,466,018	7,597,507	6,693,421
Policyholder benefits	2,329,865	2,607,335	4,459,237	4,693,321
Expenses	1,740,477	1,430,392	3,544,723	2,913,129

Total benefits and expenses	4,070,342	4,037,727	8,003,960	7,606,450

Loss before Federal income tax	$184,913	$(571,709)	$(406,453)	$(913,029)

Total assets	$215,033,879	$201,197,904	$215,033,879	$201,197,904

Corporate and Other
Insurance premiums	$—	$—	$—	$—
Net investment income	2,316,312	2,229,572	4,671,734	3,221,131
Other income	6,734,428	1,639,268	6,023,447	1,955,773

Total revenues	9,050,740	3,868,840	10,695,181	5,176,904
Policyholder benefits	—	—	—	—
Expenses	2,190,120	1,085,097	3,467,358	2,550,312

Total benefits and expenses	2,190,120	1,085,097	3,467,358	2,550,312

Income before Federal income tax	$6,860,620	$2,783,743	$7,227,823	$2,626,592

Total assets	$203,995,365	$195,952,789	$203,995,365	$195,952,789

Total Company
Insurance premiums	$27,488,226	$26,649,086	$52,923,744	$51,986,865
Net investment income	6,533,006	6,930,907	13,227,135	12,320,527
Other income	10,310,947	5,707,210	13,192,866	10,021,769

Total revenues	44,332,179	39,287,203	79,343,745	74,329,161
Policyholder benefits	21,898,916	24,006,648	44,824,510	46,547,237
Expenses	13,774,363	12,928,447	27,310,107	25,292,099

Total benefits and expenses	35,673,279	36,935,095	72,134,617	71,839,336

Income before Federal income tax	$8,658,900	$2,352,108	$7,209,128	$2,489,825

Total assets	$675,238,630	$690,449,751	$675,238,630	$690,449,751

8. Pending Acquisition by KMG America Corporation and Initial Public Offering

        On April 14, 2004, KMG America Corporation, a newly formed holding company, entered into a stock purchase agreement with the shareholders and optionholders of the Company to purchase all of the outstanding shares of Kanawha concurrently with the closing of an initial public offering of the common stock of KMG America Corporation for a net cash purchase price of $143.9 million, subject to adjustment based on the Company's net worth as of the last day of the quarter ending immediately prior to the closing date. The stock purchase agreement was amended and restated on August 2, 2004. It is anticipated that the transaction will close during the fourth quarter of 2004.

        In conjunction with the initial public offering, Kanawha has incurred certain accounting related expenses which will be reimbursed by KMG America Corporation upon closing of the offering. Costs totalling $0.2 million have been included in other assets as of June 30, 2004. No valuation allowance has been posted against this asset as the closing of the offering is deemed probable. If the offering does not close, these costs will be expensed immediately.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Kanawha Insurance Company and Subsidiary

        We have audited the accompanying consolidated balance sheets of Kanawha Insurance Company and subsidiary as of December 31, 2002 and 2003, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kanawha Insurance Company and subsidiary at December 31, 2002 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and intangible assets.

/s/ ERNST & YOUNG LLP

Greensboro, North Carolina
June 2, 2004, except for Note 15,
as to which the date is
August 2, 2004

KANAWHA INSURANCE COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31
	2002	2003
Assets
Investments:
Fixed maturity securities available for sale, at fair value (amortized cost of $348,928,718 and $396,028,558 for 2002 and 2003, respectively)	$367,299,907	$414,825,975
Equity securities available for sale, at fair value (cost of $10,346,575 and $346,742 for 2002 and 2003, respectively)	17,410,325	2,824,857
Mortgage loans	53,044,528	31,630,597
Policy loans	26,029,106	22,940,322
Short-term investments	75,000	—
Other investments	41,062	4,978,220

Total investments	463,899,928	477,199,971
Cash and cash equivalents	22,716,253	7,204,805
Reinsurance balances recoverable	40,975,658	61,151,197
Accrued investment income	5,928,831	5,387,138
Real estate and equipment (net of accumulated depreciation of $20,420,446 and $19,867,031 in 2002 and 2003, respectively)	12,682,135	10,991,008
Federal income tax recoverable	623,011	477,574
Receivable from affiliates	739,824	90,166
Amounts due from reinsurers	1,696,480	1,829,402
Deferred policy acquisition costs	71,723,015	80,656,518
Value of business acquired	33,581,717	29,604,632
Goodwill	1,257,580	1,257,580
Other assets	6,075,295	9,320,274

Total assets	$661,899,727	$685,170,265

See accompanying notes.

	December 31
	2002	2003
Liabilities and shareholders' equity
Liabilities:
Policy and contract liabilities:
Life and annuity reserves	$308,069,747	$299,884,170
Accident and health reserves	112,410,447	141,209,015
Policy and contract claims	10,038,622	10,460,716
Other policyholder liabilities	10,305,589	10,461,145

Total policy and contract liabilities	440,824,405	462,015,046
Accounts payable and accrued expenses	20,846,909	13,080,702
Taxes, other than federal income taxes	985,888	499,635
Deferred income taxes	19,792,409	22,827,314
Liability for benefits for employees and agents	8,578,529	6,285,355
Funds held in suspense	3,083,761	5,874,285
Other liabilities	1,053,443	1,111,399

Total liabilities	495,165,344	511,693,736
Shareholders' equity:
Common Stock, $1,549.4254 par value; 2,612.83487 shares authorized, issued and outstanding	4,048,393	4,048,393
Paid-in capital	21,722,289	21,722,289
Deferred stock option compensation	(436,087)	(207,067)
Retained earnings	128,114,669	134,114,967
Accumulated other comprehensive income	13,285,119	13,797,947

Total shareholders' equity	166,734,383	173,476,529

Total liabilities and shareholders' equity	$661,899,727	$685,170,265

See accompanying notes.

KANAWHA INSURANCE COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31
	2001	2002	2003
Revenue:
Insurance premiums	$86,694,201	$98,643,122	$106,415,874
Net investment income	29,820,334	27,160,231	27,072,759
Commission and fee income	11,566,848	12,974,620	13,018,019
Realized investment gains (losses)	4,397,350	(3,003,877)	7,600,499
Other income	2,697,093	1,869,414	2,317,320

Total revenues	135,175,826	137,643,510	156,424,471
Benefits and expenses:
Policyholder benefits	71,071,846	81,284,878	89,261,072
Insurance commissions, net of deferrals	6,479,494	7,351,365	9,074,242
General insurance expenses, net of deferrals	26,645,611	28,406,846	29,538,122
Insurance taxes, licenses and fees	3,589,272	3,927,092	4,708,052
Depreciation and amortization	3,127,815	2,919,128	3,004,815
Amortization of deferred policy acquisition costs and value of business acquired	10,336,238	9,515,458	9,588,530

Total benefits and expenses	121,250,276	133,404,767	145,174,833

Income before income taxes	13,925,550	4,238,743	11,249,638
Provision for income taxes	(4,205,662)	(1,157,288)	(3,499,341)

Net income	$9,719,888	$3,081,455	$7,750,297

Net Income per share
Basic	$3,720.06	$1,179.36	$2,966.25

Diluted	$3,372.54	$1,066.87	$2,679.87

Weighted-average shares outstanding:
Basic	2,612.83	2,612.83	2,612.83

Diluted	2,882.07	2,888.30	2,892.04

See accompanying notes.

KANAWHA INSURANCE COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Years ended December 31, 2001, 2002 and 2003

	Common Stock	Paid-in Capital	Deferred Stock Option Compensation	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance at January 1, 2001	$4,048,393	$21,722,289	$(1,236,727)	$118,813,323	$5,592,646	$148,939,924
Net income	—	—	—	9,719,888	—	9,719,888
Change in net unrealized gains	—	—	—	—	(764,247)	(764,247)

Comprehensive income	—	—	—	—	—	8,955,641
Stock option compensation expense	—	—	466,200	—	—	466,200
Dividends to Shareholders	—	—	—	(1,749,999)	—	(1,749,999)

Balance at December 31, 2001	4,048,393	21,722,289	(770,527)	126,783,212	4,828,399	156,611,766
Net income	—	—	—	3,081,455	—	3,081,455
Change in net unrealized gains	—	—	—	—	8,456,720	8,456,720

Comprehensive income	—	—	—	—	—	11,538,175
Stock option compensation expense	—	—	334,440	—	—	334,440
Dividends to shareholders	—	—	—	(1,749,998)	—	(1,749,998)

Balance at December 31, 2002	4,048,393	21,722,289	(436,087)	128,114,669	13,285,119	166,734,383
Net income	—	—	—	7,750,297	—	7,750,297
Change in net unrealized gains	—	—	—	—	543,979	543,979
Minimum pension liability	—	—	—	—	(31,151)	(31,151)

Comprehensive income	—	—	—	—	—	8,263,125
Stock option compensation expense	—	—	229,020	—	—	229,020
Dividends to shareholders	—	—	—	(1,749,999)	—	(1,749,999)

Balance at December 31, 2003	$4,048,393	$21,722,289	$(207,067)	$134,114,967	$13,797,947	$173,476,529

See accompanying notes.

KANAWHA INSURANCE COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year ended December 31
	2001	2002	2003
Net income	$9,719,888	$3,081,455	$7,750,297
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,095,441	3,284,232	3,729,188
Policy acquisition costs deferred and value of business acquired	(15,263,966)	(17,421,879)	(14,544,948)
Amortization of deferred policy acquisition costs and value of business acquired	10,336,238	9,515,458	9,588,530
Realized investment losses (gains), net	(4,397,165)	3,003,877	(7,600,499)
Deferred income tax expense	494,261	706,155	2,712,583
Changes in operating assets and liabilities:
Reinsurance balances recoverable	379,816	(4,977,102)	(20,175,539)
Accrued investment income	20,017	768,575	541,693
Federal income tax recoverable	(88,599)	1,093,248	145,437
Receivable from affiliates	(441,381)	74,901	649,658
Other assets	624,119	287,694	(3,244,979)
Amounts due from reinsurers	689,535	(287,319)	(132,922)
Policy and contract liabilities	5,378,658	21,211,667	21,190,641
Accounts payable and accrued expenses	2,681,504	6,252,057	(7,766,207)
Deferred stock option compensation expense	466,200	334,440	229,020
Taxes, other than federal income taxes	334,531	286,793	(486,253)
Funds held in suspense	150,123	154,552	2,790,524
Liability for benefits for employees and agents	(289,974)	179,645	(2,293,174)
Other liabilities	98,207	(372,394)	26,805

Net cash provided by (used in) operating activities	13,987,453	27,176,055	(6,890,145)
Investing activities
Securities available for sale:
Sales	92,046,105	175,429,170	178,810,507
Maturities, calls and redemptions	52,705,856	22,880,132	5,685,729
Purchases	(136,647,105)	(216,091,324)	(214,593,359)
Proceeds from sale of short term investments	—	—	75,000
Repayments of mortgage loans	13,986,514	21,090,735	24,684,231
Mortgage loans originated	(16,471,202)	(18,379,229)	(3,270,300)
Increase in policy loans, net	(191,332)	(31,791)	3,088,784
Sale of real estate and property and equipment	—	—	500,000
Purchases of real estate and property and equipment	(2,810,838)	(3,767,462)	(1,851,896)

Net cash provided by (used in) investing activities	2,617,998	(18,869,769)	(6,871,304)
Financing activities
Cash dividends paid	(1,749,999)	(1,749,998)	(1,749,999)

Net cash used in financing activities	(1,749,999)	(1,749,998)	(1,749,999)

Net increase (decrease) in cash and cash equivalents	14,855,452	6,556,288	(15,511,448)
Cash and cash equivalents at beginning of year	1,304,513	16,159,965	22,716,253

Cash and cash equivalents at end of year	$16,159,965	$22,716,253	$7,204,805

Supplemental disclosures of cash flow information
Federal income taxes paid	$3,800,000	$—	$866,816

See accompanying notes.

KANAWHA INSURANCE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

1. Nature of Operations and Significant Accounting Policies

        Kanawha Insurance Company (Kanawha or the Company) is licensed to issue life and accident and health insurance. Kanawha is domiciled in South Carolina and is owned directly or indirectly by members of the Close family. Kanawha has one wholly owned subsidiary, Kanawha HealthCare Solutions, Inc., a third-party administrator with operations in Lancaster and Greenville, South Carolina. Kanawha and its subsidiary are collectively referred to as the Company.

        The Company's primary businesses are life and health insurance risk assumption, third-party administration and medical management services. Included in risk assumption are the Company's product lines of individual life, annuity, supplemental health and short-term disability, as well as products specifically directed at the senior market including Medicare supplement, final expense life insurance and long-term care products. The Company's third-party administration and medical management businesses include a wide array of services with the primary emphasis in the offering of administrative service-only products.

        The Company's sales are primarily in the southeastern United States, predominantly in Florida, South Carolina and North Carolina, and are marketed through full-time agents, general agents and brokers. Premium revenues are concentrated in the individual life and accident and health lines of business.

  Use of Estimates and Assumptions

        The presentation of the accompanying consolidated financial statements requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

  Basis of Presentation

        The accompanying consolidated financial statements of Kanawha and subsidiary have been prepared in conformity with accounting principles generally accepted in the United States ("GAAP"). The accompanying consolidated financial statements include the accounts of the Company after elimination of all significant intercompany balances and transactions. The Company also submits financial statements to insurance industry regulatory authorities. Those financial statements are prepared on the basis of statutory accounting practices ("SAP") and are significantly different from financial statements prepared in accordance with GAAP (see Note 8).

  Cash and Cash Equivalents

        The Company includes with cash and cash equivalents its holdings of highly liquid investments with maturities of three months or less of the date of acquisition.

  Investments

        Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Fixed Maturity and Equity Securities, requires that all fixed maturity and equity securities be classified into one of three categories—held to maturity, available for sale, or trading. The Company has no securities classified as held to maturity. Management determines the appropriate classification of fixed maturities at the time of purchase.

        Investments are reported on the following basis:

          Fixed maturities classified as available for sale are stated at fair value with unrealized gains and losses reported directly in shareholders' equity as accumulated other comprehensive income. Fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities that are not actively traded, fair values are estimated using values obtained from independent pricing services.

          Equity securities classified as available for sale are stated at fair value with unrealized gains and losses reported directly in shareholders' equity as accumulated other comprehensive income.

          Assets supporting the deferred compensation plan are classified as trading and are included in other investments. Trading account assets are held for resale in anticipation of short-term market movements. Trading account assets, consisting of mutual funds, are stated at fair value. Gains and losses, both realized and unrealized, are included in realized gains and losses effective January 1, 2003, when these assets were moved to a trading portfolio.

          Mortgage loans on real estate are stated at unpaid balances, net of allowances for unrecoverable amounts. Valuation allowances for mortgage loans are established when the Company determines it is probable that it will be unable to collect all amounts (both principal and interest) due according to the contractual terms of the loan agreement. Such allowances are based on the present value of expected future cash flows discounted at the loan's effective interest rate or, if foreclosure is probable, on the estimated fair value of the underlying real estate.

          Policy loans are stated at their unpaid balances.

          Interest on loans is generally recorded over the term of the loan based on the unpaid principal balance. Accrual of interest is discontinued when either principal or interest becomes 90 days past due or when, in management's opinion, collection of such interest is doubtful. In addition, any previously accrued interest is reversed when the loan becomes 90 days past due.

          Other investments are stated at fair value, or the lower of cost or fair value, as appropriate.

        Amortization of premiums and accrual of discounts on investments in fixed maturity securities are reflected in earnings over the contractual terms of the investments in a manner that produces a constant effective yield. Realized gains and losses on dispositions of securities are determined by the specific-identification method.

        The Company regularly reviews its investment portfolio to identify securities that may have suffered impairments in value that will not be recovered, termed potentially distressed securities. In identifying potentially distressed securities, the Company first screens for all securities that have a fair value to cost or amortized cost ratio of less than 80%. Additionally, as part of this identification process, the Company utilizes the following information:

  •
  Length of time the fair value was below amortized cost,

  •
  Industry factors or conditions related to a geographic area negatively affecting the security,

  •
  Downgrades by a rating agency,

  •
  Past due interest or principal payments or other violation of covenants and

  •
  Deterioration of the overall financial condition of the specific issuer.

        In analyzing its potentially distressed securities list for other-than-temporary impairments, the Company pays special attention to securities that have been on the list for a period greater than six months. The Company assumes that, absent reliable contradictory evidence, a security that is potentially distressed for a continuous period greater than twelve months has incurred an other-than-temporary impairment. Reliable contradictory evidence might include, among other factors, a liquidation analysis performed by the Company's investment advisors or outside consultants, improving financial performance of the issuer, or valuation of underlying assets specifically pledged to support the credit.

        Should the Company conclude that the decline is other-than-temporary, the security is written down to fair value through a charge to realized investment gains and losses. The Company adjusts the amortized cost for securities that have experienced other-than-temporary impairments to reflect fair value at the time of the impairment. The Company considers factors that lead to an other-than-temporary impairment of a particular security in order to determine whether these conditions have impacted other similar securities.

  Real Estate and Equipment

        Company occupied real estate, primarily buildings, is carried at cost less accumulated depreciation and is depreciated principally by the straight-line method over estimated useful lives generally ranging from 15 to 30 years. Equipment is stated at cost, less accumulated depreciation, and depreciated principally by the straight-line method over their estimated useful lives, generally 3 to 5 years. Expenditures for improvements are capitalized, and expenditures for maintenance and repairs are charged to operations as incurred. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss, if any, is reflected in operations. For the years ending December 31, 2001, 2002 and 2003, total depreciation expense was approximately $2.6 million, $2.9 million and $3.0 million, respectively.

  Deferred Policy Acquisition Costs

        Acquisition costs incurred by the Company in the process of acquiring new business are deferred and amortized into income as discussed below. Costs deferred consist primarily of commissions and certain policy underwriting, issue and agency expenses that vary with and are primarily related to production of new business.

        For most insurance products, the amortization of deferred acquisition costs is recognized in proportion to the ratio of annual premium revenue to the total anticipated premium revenue, which gives effect to expected terminations. Deferred acquisition costs are amortized over the premium-paying period of the related policies. Anticipated premium revenue is determined using assumptions consistent with those utilized in the determination of liabilities for insurance reserves. For interest-sensitive life insurance and investment products such as deferred annuities (no longer sold by Kanawha) to the extent recoverable from future gross profits, deferred policy acquisition costs are amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality and expense margins.

  Value of Business Acquired

        Value of business acquired is the value assigned to the insurance in force of acquired insurance companies or blocks of insurance business at the date of acquisition and subsequent renewal commissions.

        The amortization of value of business acquired is recognized using amortization schedules established at the time of the acquisitions based upon expected annual premium. Certain of these amortization schedules include actual to expected adjustments to reflect actual experience as it emerges. The value of business acquired is amortized over the premium-paying period of the policies.

  Goodwill

        Goodwill resulted from the acquisition of Kanawha HealthCare Solutions, Inc. (formally Kanawha Benefit Solutions, Inc.) in 1990. Accumulated amortization totaled $3.7 million at December 31, 2002 and 2001. Effective January 1, 2002, the Company adopted SFAS No. 141, Business Combinations ("SFAS No. 141") and SFAS No. 142 Goodwill and Other Intangible Assets ("SFAS No. 142"). SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations, except for qualifying business combinations that were initiated prior to July 1, 2001. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually for impairment, or more frequently if impairment indicators arise, with consideration given to financial performance and other relevant factors. In addition, certain events including a significant adverse change in legal factors or the business climate, an adverse action or assessment by a regulator, or unanticipated competition, would cause the Company to review amounts of goodwill for impairment. When considered impaired, the carrying amounts are written down using a combination of fair value and discount cash flows. Separate intangible assets that are not deemed to have an indefinite life continue to be amortized over their useful lives. For the year ended December 31, 2003, the Company completed an impairment analysis and determined that goodwill was not impaired. The Company completes an impairment test at least annually and will record an impairment charge upon determination of impairment.

        The following table reconciles reported earnings to adjusted earnings as if SFAS No. 142 had been in effect for all periods presented. In connection with the implementation of SFAS No. 142, the Company did not change the life of any intangible subject to amortization:

	December 31
	2001	2002	2003
Reported net income	$9,719,888	$3,081,455	$7,750,297
Add back: Goodwill amortization	303,608	—	—

Adjusted net income	$10,023,496	$3,081,455	$7,750,297

Basic net income per share	$3,720.06	$1,179.36	$2,966.25
Goodwill amortization per share	116.20	—	—

Adjusted basic net income per share	$3,836.26	$1,179.36	$2,966.25

Diluted net income per share	$3,372.54	$1,066.87	$2,679.87
Reported net income per share	105.34	—	—

Goodwill amortization per share	$3,477.88	$1,066.87	$2,679.87

  Impairment of Long-Lived Assets

        Long-lived assets include property and equipment, other intangible assets, systems development and other deferred costs and other assets. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), the Company regularly evaluates whether events and circumstances have occurred which indicate that the carrying amount of long-lived assets may warrant revision or may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related business over the remaining life of the asset in measuring whether the carrying amount of the related asset is recoverable. To the extent these projections indicate that future undiscounted net cash flows are not sufficient to recover the carrying amounts of the related assets, the underlying assets arc written down by charges to expense so that the carrying amount is equal to fair value, primarily determined based on future discounted cash flows. In the opinion of management, the Company's long-lived assets are appropriately valued at December 31, 2003 and 2002.

  Benefit Reserves

        Insurance reserves for individual life insurance, individual accident and health insurance, group life insurance and group accident and health insurance are associated with earned premiums so as to recognize profits over the premium-paying period. This association is accomplished by recognizing the liabilities for insurance reserves on a net level premium method based on assumptions deemed appropriate at the date of issue as to future investment yield, mortality, morbidity, withdrawals and maintenance expenses, and including margins for adverse deviations. Interest assumptions are based on Company experience. Mortality, morbidity and withdrawal assumptions are based on recognized actuarial tables or Company experience, as appropriate. Life reserves are calculated using mean reserve factors. Accident and health reserves are calculated using mid-terminal reserve factors. Benefit reserves for investment products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances.

  Claims and Claim Adjustment Expenses

        Unpaid claims and claim adjustment expenses on accident and health policies represent the estimated ultimate net cost of all reported and unreported claims incurred during the year. The Company does not discount claim and claim adjustment expense reserves. The reserves for unpaid claims and claim adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in claim severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for claims and claim adjustment expenses are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

  Reinsurance

        Reinsurance premiums, benefits and reserves are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the insurance contracts. Benefit reserves and claim liabilities are reported gross of reinsured amounts.

  Recognition of Revenue

        Premiums on life insurance products are reported as revenue when due unless received in advance of the due date. Premiums on accident and health insurance are reported as earned over the contract period. A reserve is provided for the portion of premiums written which relate to unexpired coverage terms.

        Revenue from annuity products includes charges for the cost of insurance, for initiation and administration of the policy and for surrender of the policy. Revenue from these products is recognized in the year assessed to the policyholder, except that any portion of an assessment, which relates to services to be provided in future years, is deferred and recognized over the period during which services are provided.

        Revenue from commission and fee income is recognized over the related contract periods.

  Realized Capital Gains (Losses)

        Realized capital gains and losses are reported in the income statement on a pretax basis in the period that the asset giving rise to the gain or loss is sold. Impairment writedowns are recorded when there has been a decline in value deemed other than temporary, in which case the write down for such impairments is charged to income.

  Recognition of Benefits

        Benefits related to traditional life and accident and health insurance products are recognized when incurred in a manner designed to match them with related premiums and spread income recognition over expected policy lives. For annuity products, benefits include interest credited to policyholders' accounts, which is recognized as it accrues.

  Pension Costs

        The Company has adopted the provisions of SFAS No. 87, Employers' Accounting for Pensions, which requires accrual for pension costs for employees' pension benefits over the employees' approximate service period.

  Stock-Based Compensation

        The Company has adopted the disclosure-only requirements of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by FASB Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (SFAS 148). As permitted by the provisions of this Statement, the Company continues to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations.

        Accordingly, the Company recognizes no compensation expense for stock option awards to employees or directors when the option price is not less than the market value of the stock at the date of award. The Company recognizes expense utilizing the fair value method in accordance with SFAS 123 for stock options granted to non-employees, specifically agents.

        SFAS 123 requires the presentation of pro forma information as if the Company had accounted for its employee and director stock options granted after December 31, 1994 under the fair value method of that Statement.

        The following is a reconciliation of reported net income and pro forma information as if the Company had adopted SFAS 123 for its employee and director stock option awards:

		December 31
		2001	2002	2003
Net income as reported		$9,719,888	$3,081,455	$7,750,297
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects		307,692	220,730	151,153
Deduct: Total stock-based employee compensation determined under fair value based method for all awards, net of related tax effects		(375,079)	(269,071)	(184,257)

Pro forma net income available to common stockholders		$9,652,501	$3,033,114	$7,717,193

Net income per share—basic	As reported	$3,720.06	$1,179.36	$2,966.25

	Pro forma	$3,694.27	$1,160.85	$2,953.58

Net income per share—diluted	As reported	$3,372.54	$1,066.87	$2,679.87

	Pro forma	$3,349.16	$1,050.14	$2,668.42

  Income Taxes

        Income taxes are computed using the liability method required by SFAS No. 109, Accounting for Income Taxes. Under this Statement, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Recorded amounts are adjusted to reflect changes in income tax rates and other tax law provisions as they become enacted.

  Participating Policies

        Policyholder dividends are recognized over the term of the related policies. Participating business represents approximately 32% in 2001 and approximately 31% of the Company's total ordinary life insurance in force at December 31, 2002 and 2003. Dividends paid to policyholders in 2001, 2002 and 2003 were approximately $2.1 million, $2.2 million and $2.0 million, respectively. Participating premiums as a percentage of direct life premiums were 53% in both 2001 and 2002 and 52% in 2003.

  Reclassification

        Certain amounts in the financial statements as of and for the years ended December 31, 2001 and 2002 have been reclassified to conform to the presentation in the financial statements as of and for the year ended December 31, 2003. These reclassifications had no effect on net income or shareholders' equity as previously reported.

  Recently Issued Accounting Standards

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 requires a new approach in determining if a reporting entity consolidates certain legal entities referred to as variable interest entities ("VIEs"), including joint ventures, limited liability companies and equity investments, in which it has invested. A VIE is an entity that has insufficient resources to finance the entity's activities without receiving additional financial support from other parties and in which the investor does not have a controlling interest. Under FIN 46, consolidation of a VIE is required by the investor that absorbs a majority of the entity's expected losses or receives a majority of the entity's residual returns, or both. FIN 46 was effective for VIEs acquired before February 1, 2003, in the fourth quarter of 2003. Since the Company had none, FIN 46 will be effective as of March 31, 2004. The Company does not believe that the adoption of FIN 46 will be material to its financial position or results of operations.

        On July 1, 2003, the Company adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("FAS 150"). FAS 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. The adoption of FAS 150 had no impact on the Company's net income or financial position.

        In 2003, the Company adopted FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). FIN 45 requires that upon issuance of certain guarantees, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. The adoption of FIN 45 had no impact on the Company's net income or financial position.

        In December 2003, the FASB issued Statement No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits ("Statement 132 (revised 2003)"). Statement 132 (revised 2003) revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition provisions of FASB Statements No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Statement 132 (revised 2003) retains the disclosure requirements contained in FASB Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which it replaces. It requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The required information should be provided separately for pension plans and for other postretirement benefit plans.

        The provisions of Statement 132 remain in effect until the provisions of Statement 132 (revised 2003) are adopted. Disclosure of the benefits expected to be paid in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter is effective for fiscal years ending after June 15, 2004. The additional disclosure provisions were adopted by the Company in 2003.

2. Investments

        Aggregate amortized cost, aggregate fair value and gross unrealized gains and losses of investments in fixed maturity and equity securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale securities at December 31, 2002:
U.S. Treasury	$15,449,129	$1,382,859	$—	$16,831,988
U.S. Government Agencies	77,797,393	7,132,191	175	84,929,409
States and political subdivisions	8,001,566	474,919	38,500	8,437,985
Foreign bonds	16,137,651	1,778,260	1,284,785	16,631,126
Corporate bonds	169,333,315	13,016,315	4,427,503	177,922,127
Mortgage/asset-backed securities	47,417,257	1,159,315	1,556,807	47,019,765
Preferred stocks—redeemable	14,792,407	2,062,912	1,327,812	15,527,507

Subtotal, fixed maturity securities	348,928,718	27,006,771	8,635,582	367,299,907
Equity securities	15,374,193	2,838,748	802,616	17,419,325

Securities available for sale	$364,302,911	$29,845,519	$9,438,198	$384,710,232

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale securities at December 31, 2003:
U.S. Treasury	$10,666,920	$573,732	$139,401	$11,101,251
U.S. Government Agencies	55,189,072	2,535,941	1,508,670	56,216,343
States and political subdivisions	15,079,528	460,353	447,213	15,092,668
Foreign bonds	40,284,839	3,759,233	536,509	43,507,563
Corporate bonds	172,286,175	13,915,219	1,936,173	184,265,221
Mortgage/asset-backed securities	86,235,545	1,957,685	1,521,333	86,671,897
Preferred stocks—redeemable	16,286,479	1,790,680	106,127	17,971,032

Subtotal, fixed maturity securities	396,028,558	24,992,843	6,195,426	414,825,975
Equity securities	346,742	2,572,865	94,750	2,824,857

Securities available for sale	$396,375,300	$27,565,708	$6,290,176	$417,650,832

        Mutual funds held for a deferred compensation plan with a cost of $5.0 million and a market value of $4.2 million were transferred from the available-for-sale category to held-for-trading effective January 1, 2003.

        The amortized cost and fair value of fixed maturity securities at December 31, 2003 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Maturity:
One year or less	$4,351,063	$5,445,940
After year one through five years	26,604,586	28,819,506
After five years through ten years	75,881,651	79,608,961
After ten years	186,669,234	196,308,639
Mortgage/asset-backed securities	86,235,545	86,671,897
Preferred stocks—redeemable	16,286,479	17,971,032

Total fixed maturity securities	$396,028,558	$414,825,975

        Proceeds from the sales of investments in fixed maturity securities during the years ending December 31, 2001, 2002 and 2003 were $83.3 million, $175.1 million and $165.7 million, respectively. Gross gains of $2.7 million and gross losses of $6.3 million were realized in 2001 on those sales. Gross gains of $9.2 million and gross losses of $12.2 million were realized in 2002 on those sales. Gross gains of $9.8 million and gross losses of $3.5 million were realized in 2003 on those sales.

        Proceeds from the sale of investments in common stocks during the years ended December 31, 2001, 2002 and 2003 were $8.7 million, $0.3 million and $13.1 million, respectively. Gross gains of $8.0 million and gross losses of approximately $0 were realized in 2001 on these sales. Gross gains of approximately $0 and gross losses of $0 were realized in 2002 on these sales. Gross gains of $1.4 million and gross losses of approximately $0 were realized in 2003 on those sales.

        At December 31, 2003 fixed maturity securities and short-term investments with an amortized cost of $6.4 million ($7.1 million fair value) were on deposit with state insurance departments to satisfy regulatory requirements. The Company holds bonds with an amortized cost of $89.9 million ($92.3 million fair value) which were held in trust accounts for certain reinsurance transactions (see Note 6).

        Changes during the periods ended December 31, 2001, 2002 and 2003 in amounts affecting net unrealized gains and losses, reduced by deferred income taxes, included in shareholders' equity as accumulated other comprehensive income are as follows:

	December 31, 2001 Net Unrealized Gains
	Fixed Maturity Securities	Equity Securities	Total
Unrealized gains arising during the period, before taxes	$742,973	$2,446,991	$3,189,964
Income taxes	(260,040)	(856,447)	(1,116,487)

	482,933	1,590,544	2,073,477
Less reclassification adjustment:
(Losses) gains realized in net income	(3,710,798)	8,076,527	4,365,729
Income taxes	1,298,779	(2,826,784)	(1,528,005)

Reclassification adjustment for (losses) gains realized in net income	(2,412,019)	5,249,743	2,837,724

Other comprehensive income (loss)	$2,894,952	$(3,659,199)	$(764,247)

	December 31, 2002 Net Unrealized Gains
	Fixed Maturity Securities	Equity Securities	Total
Unrealized gains arising during the period, before taxes	$9,655,549	$436,202	$10,091,751
Income taxes	(3,422,921)	(151,039)	(3,573,960)

	6,232,628	285,163	6,517,791
Less reclassification adjustment:
(Losses) gains realized in net income	(3,011,398)	7,521	(3,003,877)
Income taxes	1,067,550	(2,602)	1,064,948

Reclassification adjustment for (losses) gains realized in net income	(1,943,848)	4,919	(1,938,929)

Other comprehensive income	$8,176,476	$280,244	$8,456,720

	December 31, 2003 Net Unrealized Gains
	Fixed Maturity Securities	Equity Securities	Total
Unrealized gains arising during the period, before taxes	$6,622,748	$1,867,944	$8,490,692
Income taxes	(2,317,970)	(699,709)	(3,017,679)

	4,304,778	1,168,235	5,473,013
Less reclassification adjustment:
Gains realized in net income	6,196,520	1,482,851	7,679,371
Income taxes	(2,168,791)	(581,546)	(2,750,337)

Reclassification adjustment for Gains realized in net income	4,027,729	901,305	4,929,034

Other comprehensive income	$277,049	$266,930	$543,979

        The minimum and maximum lending rates for mortgage loans originated in 2003 were 5.75% and 13.5%, respectively. At the issuance of a loan, the percentage of loan to value on any one loan does not exceed 75%. All properties covered by mortgage loans have fire insurance equal to at least the loan excess over the maximum loan that would be allowed on the land without the building.

        Major categories of the Company's net investment income at December 31 are summarized as follows:

	2001	2002	2003
Income:
Bonds	$23,368,943	$20,590,918	$20,870,128
Preferred stocks	831,008	1,190,089	1,191,543
Common stocks, unaffiliated	329,151	197,079	676,109
Mortgage loans	4,017,107	4,213,485	2,976,465
Policy loans	1,565,257	1,437,270	1,835,623
Short-term investments and cash	540,704	357,289	124,591
Other	173,196	184,669	387,168

Total investment income	30,825,366	28,170,799	28,061,627
Expenses:
Investment expenses	994,854	1,001,716	982,674
Investment taxes, licenses and fees	10,178	8,852	6,194

Total investment expenses	1,005,032	1,010,568	988,868

Net investment income	$29,820,334	$27,160,231	$27,072,759

        The Company's mortgage loan portfolio is comprised of conventional real estate mortgages collateralized primarily by retail (0.24%), office (3.82%), apartment (2.59%) and residential (93.35%) properties. Mortgage loan underwriting standards emphasize the credit status of a prospective borrower, quality of the underlying collateral and conservative loan-to-value ratios. Approximately

95.54% of the loans are on properties located in the South Atlantic region. No other geographic region includes mortgaged property representing 1.5% of the aggregate principal amount of the Company's mortgage loans as of December 31, 2003.

        Interest is recognized as revenue when earned according to the terms of the loans and when, in the opinion of management, it is collectible. The accrual of interest on the loans is discontinued at the time the loan is 90 days past due unless the credit is well secured and in the process of collection. Past due status is based on the contractual terms of the loan. Loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful. The Company maintains an allowance for potentially uncollectible loans. Additions to the allowance are based on assessments of certain factors, including but not limited to historical loan loss experience of similar types of loans, the Company's loan loss experience, the amount of past due and non-performing loans and current and anticipated economic and interest rate conditions. Evaluation of these factors involves subjective estimates and judgements that may change. Additions to the allowance are provided through a charge to earnings. There was no balance in the allowance account at December 31, 2003. There were no additions to the allowance for the years ended December 31, 2001, 2002 and 2003. No loans have been charged off as uncollectible during 2001, 2002 or 2003.

        At December 31, 2003, the Company held three residential mortgage loans with interest overdue more than 90 days. The total investment in those loans was $190,803 and accrued interest was $6,884. The Company had five residential mortgage loans in the process of foreclosure at December 31, 2003. The total investment in those loans was $598,267 and accrued interest was $42,962.

        The following table presents investments with unrealized losses in thousands:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Common stock	$—	$—	$161	$(95)	$161	$(95)
Preferred stock	22	(5)	870	(101)	892	(106)

Total equity	22	(5)	1,031	(196)	1,053	(201)
Government bonds	48,925	(2,202)	9,154	(198)	58,079	(2,400)
Other bonds	52,451	(2,011)	8,972	(1,678)	61,423	(3,689)

Total fixed maturity	101,376	(4,213)	18,126	(1,876)	119,502	(6,089)

Total	$101,398	$(4,218)	$19,157	$(2,072)	$120,555	$(6,290)

        All but four fixed maturity securities with unrealized losses were trading at 80 - 99% of amortized cost, with the vast majority trading in the 90 - 99% range. These losses are deemed interest related and not other-than-temporary impairments. Three of the bonds with unrealized losses greater than 20% of amortized cost were trading between 66 - 75% of amortized cost and had maturity dates of 2020 - 2022. Due to the Company's review, based on the significance of the decline in value, the time period during which there has been a decline in value and the lack of rating agency actions, these unrealized losses are deemed temporary. The fourth bond with an unrealized loss is trading at 66% of amortized cost and the unrealized loss is immaterial.

        Kanawha's other-than-temporary impairment losses on available for sale securities totaled approximately $0.7 million for the year ended December 31, 2003.

3. Real Estate and Equipment

        Building and equipment consist of the following at December 31:

	2002	2003
Real estate	$8,677,460	$9,399,428
Equipment	24,425,121	21,458,611

Total	33,102,581	30,858,039
Less accumulated depreciation	20,420,446	19,867,031

	$12,682,135	$10,991,008

4. Deferred Policy Acquisition Costs and Value of Business Acquired

        Information about deferred policy acquisition costs and value of business acquired are summarized below:

	December 31
	2001	2002	2003
Deferred policy acquisition costs:
Beginning balance	$51,071,658	$60,592,898	$71,723,015
Deferral:
Commissions	8,837,504	8,651,677	6,298,113
Expenses	6,426,462	7,799,596	8,246,835

Total deferral	15,263,966	16,451,273	14,544,948
Gross amortization	9,031,741	9,296,050	10,330,819
Interest accrued	(3,289,015)	(3,974,894)	(4,719,374)

Net amortization	5,742,726	5,321,156	5,611,445

Ending balance	$60,592,898	$71,723,015	$80,656,518

Value of business acquired:
Beginning balance	$41,398,925	$36,805,413	$33,581,717
Deferral:
Cost of acquisition	—	970,606	—

Total deferral	—	970,606	—
Gross amortization	7,491,437	6,770,681	6,327,805
Interest accrued	(2,897,925)	(2,576,379)	(2,350,720)

Net amortization	4,593,512	4,194,302	3,977,085

Ending balance	$36,805,413	$33,581,717	$29,604,632

        The Company accounts for value of business acquired in a manner similar to deferred acquisition costs. The Company's interest rate used to amortize deferred acquisition costs is 6.44%, 6.56%, and 6.58% in 2001, 2002, and 2003, respectively. The interest rate used to amortize value of business acquired is approximately 7%. Periodically, the Company performs tests to determine whether the value of business acquired remains recoverable from future premiums on the acquired business. The Company did not incur any write-offs in 2001, 2002 or 2003 from impairments as a result of such recoverability tests.

        Under current assumptions, amortization of value of business acquired for the next five years is expected to be as follows:

Amortization
Year ending December 31:
2004	10.43%
2005	9.46
2006	8.66
2007	8.08
2008	7.61

5. Benefit Reserves

        Insurance reserves for individual life insurance, individual accident and health insurance, group life insurance and group accident and health insurance are computed using the net level premium method, including assumptions based on the Company's experience, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations. Reserve interest assumptions are graded and range from 3.0% to 8.5%. Such liabilities are, for some plans, graded to equal statutory values or cash values at or prior to maturity. The weighted average assumed investment yield for all life and accident and health policy reserves was 7% in both 2001 and 2002 and 6.95% in 2003. Benefit reserves for individual life insurance policies include certain deferred profits on limited-payment policies that are being recognized in income over the policy term. Policy benefit claims are charged to expense in the period that the claims are incurred.

        Interest crediting rates for investment products ranged from 4.75% to 5.75% in 2001, 4.25% to 4.50% in 2002 and 3.5% to 5.0% in 2003.

6. Reinsurance

        Certain premiums and benefits are assumed from and ceded to other insurance companies under various reinsurance agreements. The assumption agreements provide the Company with increased economies of scale and the ceded agreements provide the Company with increased capacity to write larger risks and maintain its exposure to loss within its capital resources.

        The following represent reinsurance amounts included in the accompanying financial statements:

	December 31
	2001	2002	2003
Balance sheet amounts—assets (liabilities)
Policy and contract liabilities:
Aggregate life, annuity, and accident and health reserves
Direct	$(183,309,155)	$(216,439,609)	$(249,896,935)
Assumed	(215,117,614)	(204,040,585)	(191,196,250)

Aggregate life, annuity, and accident and health reserves	$(398,426,769)	$(420,480,194)	$(441,093,185)

Policy and contract claims
Direct	$(6,992,749)	$(6,655,248)	$(8,090,449)
Assumed	(4,663,162)	(3,383,374)	(2,370,267)

Policy and contract claims	$(11,655,911)	$(10,038,622)	$(10,460,716)

Reinsurance balances recoverable
Life, Annuity, and Accident and Health reserves ceded	$35,445,576	$40,254,594	$60,337,658
Policy and contract claims ceded	552,980	721,064	813,539

Reinsurance balances recoverable	$35,998,556	$40,975,658	$61,151,197

Experience refunds payable	$(11,195,772)	$(12,122,137)	$(8,322,201)
Premiums due	$(351,342)	$(745,858)	$(551,338)
Premiums received in advance	$(145,582)	$(144,781)	$(120,904)
Statement of income amounts—(revenue) expense
Premiums and benefits paid or provided:
Insurance premiums
Direct	$(84,998,646)	$(99,821,432)	$(111,869,152)
Assumed	(8,070,646)	(7,770,579)	(6,568,541)
Ceded	6,375,091	8,948,889	12,021,819

Net insurance premiums	$(86,694,201)	$(98,643,122)	$(106,415,874)

Policyholder benefits
Direct	$64,508,280	$79,902,907	$87,589,309
Assumed	12,850,955	11,417,371	12,247,985
Ceded	$(6,287,389)	$(10,035,400)	$(10,576,222)

Net policyholder benefits	$71,071,846	$81,284,878	$89,261,072

Commissions assumed	$90,495	$509,277	$459,135
Commission allowance on reinsurance ceded	$(2,455,411)	$(3,479,580)	$(4,936,291)

*
At year end

        Amounts payable or recoverable for reinsurance on policy and contract liabilities are not subject to periodic or maximum limits.

        The Company has assumption reinsurance agreements with Equitable Life Assurance Society ("ELAS"). Metropolitan Life Insurance Company (Metropolitan) and Security Benefit Trust, which require that assets supporting the business assumed be held in a trust account for the exclusive benefit of the ceding company. A summary of the fair market value of the investment assets held in trust, which are included in amounts held in trust accounts discussed in Note 2, is as follows:

	December 31
	2002	2003
Treaty
ELAS 3	$3,692,733	$3,377,108
ELAS 4	2,680,348	2,444,763
ELAS WP	63,763,398	61,138,365
ELAS 5	5,671,006	5,190,670
Metropolitan	14,465,250	12,460,402
Security Benefit Trust	7,799,973	7,711,550

Total	$98,072,708	$92,322,858

        The Company's amounts recoverable from reinsurers represent receivables from and reserves ceded to reinsurers. The Company's principal reinsurers are highly rated companies, with Reassure America Life Insurance Company representing the single largest exposure (approximately 61%) at December 31, 2002. Reassure America Life Insurance Company represented the largest exposure (approximately 38%) and Madison National Life Insurance Company represented the second largest exposure (approximately 25%) at December 31, 2003. No other single reinsurer represented more than 15% of the total amount recoverable in either year. Reassure and Madison are required to hold an amount of funds in trust no less than the outstanding reserve balance.

        The Company remains obligated for amounts ceded in the event that reinsurers do not meet their obligations. To minimize its exposure to significant losses from reinsurer insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar activities or economic characteristics of the reinsurer. Ceded recoveries were $4.1 million, $5.2 million and 5.6 million during 2001, 2002 and 2003, respectively.

        Neither the Company, nor any of its related parties control, either directly or indirectly, any reinsurers with whom the Company conducts business. No policies issued by the Company have been reinsured with a foreign company that is controlled, either directly or indirectly, by a party not primarily engaged in the business of insurance.

7. Federal Income Taxes

        Income taxes as reported in the statements of income for the years ended December 31 are summarized as follows:

	2001	2002	2003
Current expense	$3,711,401	$451,133	$786,758
Deferred expense	494,261	706,155	2,712,583

Income tax expense	$4,205,662	$1,157,288	$3,499,341

        The provision for federal income taxes incurred is different from that which would be obtained by applying the statutory Federal income tax rate to income before income taxes. The significant items causing this difference are:

	12/31/01	Effective Tax Rate	12/31/02	Effective Tax Rate	12/31/03	Effective Tax Rate
Pre-tax book income	$13,925,550		$4,238,743		$11,249,638
Provision computed at statutory rate	4,873,942	35.00%	1,441,173	34.00%	3,824,877	34.00%
Small-life deduction	(475,346)	(3.41)%	(576,963)	(13.61)%	(536,862)	(4.49)%
Dividend received deduction	(128,800)	(0.92)%	(170,000)	(4.01)%	(170,000)	(1.42)%
Tax exempt investment income	(70,000)	(0.50)%	(46,225)	(1.09)%	(88,636)	(0.74)%
Other	5,866	0.03%	509,303	12.01%	469,962	3.75%

Total	$4,205,662	30.20%	$1,157,288	27.30%	$3,499,341	31.10%

        The tax effects of temporary differences that result in significant deferred income tax assets and deferred income tax liabilities at December 31 are as follows:

	2002	2003
Deferred tax liabilities:
Deferred policy acquisition costs	$19,978,178	$23,512,429
Value of business acquired	11,417,783	8,702,292
Unrealized investment gains recognized in equity	7,025,158	7,446,437
Other	—	453,000

Total deferred tax liabilities	38,421,119	40,114,158
Deferred tax assets:
Policy benefit reserves	12,829,479	12,173,979
Deferred compensation and stock options	4,084,321	3,845,090
Net operating loss carryforward	943,060	1,663,756
Other	1,587,553	1,175,915

Total deferred tax assets	19,444,413	18,858,740
Less: valuation allowance	(815,703)	(1,571,896)

Deferred tax assets net of valuation allowance	18,628,710	17,286,844

Net deferred income tax liabilities	$19,792,409	$22,827,314

        Federal income tax returns for all years through 1999 are closed. In the opinion of management, recorded income tax liabilities adequately provide for all remaining open years.

        The Company and its subsidiaries have filed separate federal income tax returns as required by regulations regarding the consolidation for tax purposes of life insurance and non-life insurance companies. The subsidiaries have incurred net operating losses which will expire between 2018 and 2023. It is the intention of the Company to consolidate with its subsidiaries for the 2004 tax year. Under SFAS No. 109, management must provide a valuation allowance for any deferred tax amounts that it does not believe will be realized. Management believes that the realization of the subsidiaries' net operating losses is uncertain; therefore, a valuation allowance was established. That valuation allowance increased by $0.3 million in 2001, remained flat from 2001 to 2002 and increased by $0.8 million in 2003. The Company paid income taxes of $3.8 million, $0 and $0.9 million during the years ended December 31, 2001, 2002 and 2003, respectively.

        Prior to 1984, a portion of the Company's income was not taxed, but was set aside in a special tax account designated as "Policyholders' Surplus". The Company has approximately $4.3 million of untaxed "Policyholders' Surplus" on which no payment of federal income taxes will be required unless it is distributed as a dividend, or under other specified conditions. The Company does not believe that any significant portion of the account will be taxed in the foreseeable future and no related deferred tax liability has been recognized. If the entire balance of the account became taxable under the current federal rate, the tax would approximate $1.5 million.

8. Statutory Financial Information

        State insurance laws and regulations prescribe accounting practices for determining statutory net income and equity for insurance companies. In addition, state regulators may permit statutory accounting practices that differ from prescribed practices. The Company does not have any permitted accounting practices.

        Statutory accounting practices ("SAP") prescribed or permitted by regulatory authorities for the Company differ from GAAP. Shareholders' equity and net income, as determined in accordance with statutory accounting practices, for the Company are summarized as follows:

Net income (loss) for the year ended December 31, 2001	$6,077,135

Capital and surplus as of December 31, 2002	$67,232,379

Net income (loss) for the year ended December 31, 2002	$(2,960,412)

Capital and surplus as of December 31, 2003	$66,807,598

Net income (loss) for the year ended December 31, 2003	$(1,372,003)

        Under South Carolina insurance regulations, the Company is required to maintain minimum capital of $1.2 million and minimum surplus of $1.2 million. Additionally, Kanawha is restricted as to amounts that can be transferred in the form of dividends, loans, or advances without the approval of the South Carolina Insurance Commissioner. Under these restrictions, during 2004, dividends, loans or advances in excess of $6.7 million will require the approval of the South Carolina Insurance Commissioner.

        Risk-Based Capital ("RBC") requirements promulgated by the NAIC require life insurers to maintain minimum capitalization levels that are determined based on formulas incorporating credit risk pertaining to its investments, insurance risk, interest rate risk and general business risk. As of December 31, 2003, the Company's adjusted SAP capital and surplus exceeded its authorized control level RBC.

9. Unpaid Claims

        The following table provides a reconciliation of the beginning and ending balances of unpaid accident and health claim liabilities, net of reinsurance recoverables, for years ended December 31:

	2001	2002	2003
Unpaid accident and health claims at beginning of year	$14,651,903	$16,458,670	$19,802,468
Less reinsurance recoverables	2,169,862	1,975,930	3,919,612

Net balance at beginning of year	12,482,041	14,482,740	15,882,856
Add provision for claims occurring in:
Current year	41,142,004	46,298,277	47,945,169
Prior years	(1,591,151)	(5,324,034)	188,602

Incurred losses during the current year	39,550,853	40,974,243	48,133,771

Deduct payments for claims occurring in:
Current year	28,955,440	32,219,731	32,704,150
Prior years	8,594,714	7,354,396	12,505,666

Claim payments during the current year	37,550,154	39,574,127	45,209,816

Net balance at end of year	14,482,740	15,882,856	18,806,811
Plus reinsurance recoverables	1,975,930	3,919,612	3,896,612

Unpaid accident and health claims at end of year	$16,458,670	$19,802,468	$22,703,423

Unpaid accident and health claims at end of year	$16,458,670	$19,802,468	$22,703,423
Life policy and contract claims	2,045,094	1,603,626	1,849,750
Accident and health policy reserves	77,755,790	101,042,975	127,116,558

	$96,259,554	$122,449,069	$151,669,731

Accident and health reserves per balance sheet	$84,603,643	$112,410,447	$141,209,015
Policy and contract claims per balance sheet	11,655,911	10,038,622	10,460,716

	$96,259,554	$122,449,069	$151,669,731

        The foregoing reconciliation reflects that redundancies in the December 31, 2000, and December 31, 2001 reserves of $1.6 million and $5.3 million, respectively, and a deficiency in the December 31, 2002, reserves of $0.2 million emerged in 2001, 2002 and 2003. The changes in those reserves were primarily the result in changes in estimates as more information became available.

10. Employee Benefits

  Defined Benefit Retirement Plan

        The Company's defined benefit retirement plan complies with three principal standards: the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which, in conjunction with the Internal Revenue Code, determines legal minimum and maximum deductible funding requirements; FAS 87; and Statement of Financial Accounting Standards No. 132, Employers' Disclosures About

Pensions and Other Postretirement Benefits, as revised, which establish rules for financial reporting. The measurement date for the Company's defined benefit plan is December 31.

        Substantially all of the employees and agents of the Company are covered under a defined benefit pension plan (Plan Benefits are based on years of service and compensation during the last five years of service). The Company's funding policy is to make the minimum annual contributions required by applicable regulations, including amortization of unfunded prior service costs over the maximum period allowed by ERISA.

        The assets of the plan are held in a trust account and are invested in primarily fixed income securities. Beneficiaries may elect to receive benefits in the form of lump-sum distribution, subject to certain dollar limitations, or through one of several annuity options.

        The net periodic retirement benefit cost of the plan included the following components:

	2001	2002	2003
Components of net periodic benefit cost:
Service cost	$800,771	$690,136	$825,077
Interest cost	653,766	699,226	802,054
Expected return on plan assets	(673,326)	(480,109)	(526,115)
Amortization of transition liability	17,373	17,373	17,373
Recognized net actuarial loss (gain)	(67,454)	—	207,652

Net periodic benefit cost	$731,130	$926,626	$1,326,041

        The defined benefit plan's change in benefit obligation, change in plan assets, funded status and amounts recognized in the Company's consolidated balance sheets are as follows:

	2002	2003
Change in Benefit Obligation
Obligation at January 1	$9,763,169	$12,025,408
Service cost	690,136	825,077
Interest cost	699,226	802,054
Actuarial loss	1,147,684	376,727
Benefit payments	(274,807)	(332,327)

Obligation at December 31	$12,025,408	$13,696,939

Reconciliation of Fair Value of Plan Assets:
Fair value of plan assets at January 1	$6,012,311	$5,256,242
Actual return on plan assets	(481,262)	862,908
Employer contributions	0	4,410,741
Benefit payments	(274,807)	(332,327)

Fair value of plan assets at December 31	$5,256,242	$10,197,564

	2002	2003
Funded Status of the Plan
Unfunded status at December 31	$(6,769,166)	$(3,499,375)
Unrecognized transition obligation	173,737	156,364
Unrecognized net actuarial loss	2,928,128	2,760,410

Accrued benefit cost*	$(3,667,301)	$(582,601)

*
Included in liability for employees and agents in the accompanying consolidated balance sheets.

	2002	2003
Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit cost	(3,841,038)	(799,449)
Intangible asset	173,737	156,364
Accumulated other comprehensive income	—	60,484

Net amount recognized at end of the year	$(3,667,301)	$(582,601)

        The Company recorded an additional minimum pension liability of $0.3 million and $0.2 million, in 2002 and 2003 respectively, for the unfunded portion of the accumulated benefit obligation.

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the retirement plans with accumulated benefit obligations in excess of plan assets were as follows:

	2002	2003
Projected benefit obligation	$12,025,408	$13,696,939
Accumulated benefit obligation	9,247,255	10,997,013
Fair value of plan assets	5,256,242	10,197,564

        The expected long-term rate of return on plan assets is estimated based on input from the Company's actuaries and the Company's investment committee using a variety of factors including long-term historical returns, inflation assumptions, targeted allocation of plan assets (as discussed above) and expectations regarding future market returns for both equity and debt securities.

        The key assumptions used in the calculation of the accrued benefit obligations above are as follows:

	2001	2002	2003
Weighted-average assumptions:
Discount rate	7.25%	6.75%	6.75%
Expected return on plan assets	8.50	8.50	8.50
Expected compensation increase	5.00	5.00	5.00

        The actuarial present value of accumulated plan benefits does not reflect the actual benefits that will be paid on retirement, but rather the liability that would exist if the Plan were terminated as of the valuation date.

        The pension plan asset allocation at December 31, 2002 and 2003 by asset category is as follows:

	Percent of Plan Assets December 31
	2002	2003
Equity securities	68.20%	71.98%
Debt securities	31.88	00.00
Cash	(0.08)	28.02

Total	100.00%	100.00%

        The Company's investment strategy for pension plan assets is for approximately one-half of the equity investments to be invested in a large capitalization diversified equity portfolio. The portfolio is currently managed by Morgan Stanley. The investment objective is to meet or exceed the S&P 500 index. At December 31, 2003, the Company's year-end contribution to the Plan was held in cash pending investment in accordance with the Plan.

        The balance of the portfolio is invested in an absolute return hedge fund, the Mangan & McColl Offshore Arbitrage Fund. The performance is measured against the HFR Merger Arbitrage index.

  Deferred Contribution Plan

        The Company offers a 401(k) qualified savings plan for which substantially all employees and agents are eligible. Each year, plan participants may contribute up to 15% of pretax annual compensation, which includes overtime, bonuses and commissions. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. The Company contributes 25% of the first 6% of base compensation that a participant contributes to the Plan. The Company may contribute amounts greater than 25% at its discretion. Amounts contributed to the plan by the Company are not significant. There is also a non-qualified deferred compensation plan for senior management that allows the deferment of a portion of their compensation until their services with the Company have terminated.

  Stock Option Plan

        The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its stock options issued to senior management. Under APB 25, for options that have been issued where the exercise price of the Company's stock option equals the market value of the underlying stock on the date of grant, no compensation expense is recognized. Conversely, for options that have been issued where the exercise price of the option is less than the market value on the date of grant, the difference between the exercise price and the market value on the date of the grant is recognized as unearned compensation, included as a component of stockholders' equity and amortized over the vesting period.

        Options have been granted for a total of 371.8 shares of the Company's common stock. Stock options for 191 shares were granted in 1985 and the exercise price was 100% of the estimated fair market value of the common stock on the date of the grant, $16,534 per share. These options are fully vested. In 1998, options for the remaining 180.8 shares were granted with an exercise price of $16,536 per share, and an estimated fair market value at the grant date of $45,688 per share. Approximately $5.3 million of compensation expense was recorded as unearned upon the issuance of these options.

        These options generally vested 30% in 1998 and 10% annually thereafter through December 31, 2005. Amortization of deferred stock option compensation expense of approximately $0.5 million, $0.3 million and $0.2 million was recognized in 2001, 2002 and 2003, respectively.

        Pro forma information regarding net income and net income per share, as presented in Note 1, is required by SFAS 123, as amended by SFAS 148, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123 as of its effective date. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Risk-free Interest Rate	5.71%

Expected Dividend Yield	—

Expected Volatility	35.00%

Expected life	5 years

        No options were issued, exercised or canceled during 2001, 2002 or 2003. As of December 31, 2003, options to purchase 335.64 shares are currently exercisable. Options are exercisable through January 4, 2008.

  Performance Share Plan

        On January 1, 2000, the Company established the Performance Share Plan and authorized the issuance of up to 80,000 stock units to attract and retain quality employees and to allow such employees to participate in the growth of the Company. Awards may be made to participants in the form of stock units. The Performance Share Plan provides for vesting over the 10 years subsequent to date of grant (10% per year). Compensation expense is recorded based on the vesting and the change in the book value of the Company's common stock from the date of grant to the date of exercise, adjusted for dividends, stock redemption proceeds and capital contributions subsequent to the grant date. Eligible participants under the Performance Share Plan include executives or key employees of the Company. The Plan shall continue in effect until December 31, 2009. During 2001, 2002 and 2003, the Company granted 2,300 units, 6,500 units and 12,000 units, respectively, and recognized compensation expense of approximately $0.6 million, $0.4 million and $0.7 million, respectively, related to these units. During 2001, 2002 and 2003, 872 units, 1,482 units and 2,918 units, respectively, were forfeited or redeemed resulting in 73,218 outstanding units at December 31, 2003.

  Deferred Compensation Plan

        The Company also has a deferred compensation plan for certain employees. The plan includes deferred contributions, which were not elected by the employees to be transferred to the Company's

401K plan upon adoption of the 401K plan. The plan's investments include money market funds and are recorded in investments as held for trading (see Note 2). The corresponding deferred obligations to participants is recorded in other liabilities.

11. Transaction with Related Parties

        Mortgage loans include loans to related parties of approximately $5.9 million and $6.3 million at December 31, 2002 and 2003, respectively.

        The Company utilizes the legal, tax and investment services of an entity affiliated with the Company because they are under the common control of some of the same shareholders.

12. Commitments and Contingencies

        The Company has commitments to fund mortgage loans of approximately $130,000 at December 31, 2003.

        Kanawha is occasionally named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts. Those actions are considered by the Company in estimating the policy and contract liabilities and management believes adequate reserves have been established for such cases. Management believes that the resolution of those actions will not have a material effect on the Company's financial position or results of operations.

        The Company is assessed amounts by state guaranty funds to cover losses to policyholders of insolvent or rehabilitated insurance companies. Those mandatory assessments may be partially recovered through a reduction in future premium taxes in certain states. The Company recognizes its obligation for guaranty fund assessments and records an estimated accrual for any potential assessment. There were no such accruals as of December 31, 2002 and 2003.

        The Company leases office equipment under noncancellable leases. Total rental expense incurred during 2001 and 2002 was not significant and amounted to $0.1 million in 2003. As of December 31, 2003, future minimum lease payments under noncancellable operating leases with initial or remaining terms in excess of one year are as follows:

2004	$109,000
2005	145,000
2006	137,000
2007	131,000

$522,000

        During November 2003, the Company entered into a contract for IT and document management. This is a ten-year contract subject to cancellation by the Company at any time after 42 months, with the payment of a termination penalty that is subject to the number of months remaining in the contract. Future payments under this contract are as follows:

2004	$5,007,000
2005	5,286,000
2006	5,286,000
2007	5,286,000
2008	5,286,000
Thereafter	26,430,000

$52,581,000

13. Concentrations of Credit Risk

        At December 31, 2002 and 2003, the Company had no significant exposure to unrated or less-than-investment grade bonds.

        The Company's investment in mortgage loans principally involves residential and commercial real estate primarily in South Carolina and North Carolina. Such investments consist primarily of first mortgage liens on single-family residences; the mortgage outstanding on any individual property does not exceed $1.9 million.

14. Fair Values of Financial Instruments

        The following methods and assumptions were used by the Company in estimating the "fair value" disclosures for financial instruments in the accompanying financial statements and notes thereto:

          Cash and Short-term Investments:    The carrying amounts reported in the accompanying balance sheets for these financial instruments approximate their fair values.

          Investment Securities:    The carrying amount for fixed maturity and equity securities classified as available for sale is fair value, which is based on quoted market prices, where available. For fixed maturity and equity securities that are not actively traded, fair values are estimated using values obtained from independent pricing services.

          Mortgage Loans:    The fair values for mortgage loans are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

          Policy Loans:    The carrying amounts reported in the accompanying balance sheets for these financial instruments approximate their fair values.

          Investment Contracts:    The fair values of the Company's liabilities under investment-type insurance contracts are estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued.

        The fair values of the Company's insurance contracts other than investment contracts are not required to be disclosed. However, the fair values of liabilities under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, such that the Company's exposure to changing interest rates is minimized through the matching of investment maturities with amounts due under insurance contracts.

        Additional data with respect to fair values of the Company's investments is disclosed in Note 2.

        The carrying amounts and fair values of the Company's investments at December 31 are summarized as follows:

	2002		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and short-term investments	$22,791,253	$22,791,253	$7,204,805	$7,204,805
Common stock	13,185,323	13,185,323	2,824,857	2,824,857
Preferred stock	15,527,507	15,527,507	17,971,032	17,971,032
Bonds	351,772,400	351,772,400	396,854,943	396,854,943
Mortgage loans	53,044,528	55,999,108	31,630,597	33,149,182
Policy loans	26,029,106	26,029,106	22,940,322	22,940,322

        The carrying amounts and fair values of the Company's liabilities for investment-type insurance contracts at December 31 are summarized as follows:

	2002		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Individual and group annuities	$20,208,857	$20,230,216	$6,500,019	$6,677,416
Other policyholder funds left on deposit	7,012,405	7,012,405	6,742,794	6,742,794

Total	$27,221,262	$27,242,621	$13,242,813	$13,420,210

15. Subsequent Events

        On April 14, 2004, KMG America Corporation, a newly formed holding company, entered into a stock purchase agreement with the shareholders and optionholders of the Company to purchase all of the outstanding shares of Kanawha concurrently with the closing of a public offering of KMG America's common stock for a net cash purchase price of $143.9 million, subject to adjustment based on the Company's net worth as of the last day of the quarter immediately preceding the closing of the acquisition. The stock purchase agreement was amended and restated on August 2, 2004. It is anticipated that the transaction will close during the fourth quarter of 2004.

16. Business Segments

        The Company has five reportable segments that are differentiated by their respective methods of distribution and the nature of the related products: worksite insurance business, senior market insurance business, third party administration business, acquired business and corporate and other. Management makes decisions regarding the business based on these segment classifications. No segments have been aggregated other than including the marketing business in the Corporate and other segment.

        The worksite insurance business provides life and health insurance products to employers and their employees. The primary insurance products include life, short-term disability, dental, indemnity health and critical illness. This segment includes business sold through the career agency distribution channel, which is a group of agents and managers that are employees of the company.

        The senior market insurance business provides individual insurance products, primarily long-term care insurance, tailored to the needs of older individuals.

        The third party administration business provides fee-based administrative and managed care services to employers with self funded health care plans, insurance carriers, reinsurance companies and others.

        The acquired business represents closed blocks of life and health insurance business that have been acquired through reinsurance transactions over a period of years.

        The corporate and other segment includes investment income earned on the investment portfolio allocated to capital and surplus, as well as all realized capital gains and losses, which are not allocated by line of business. This segment also includes marketing allowances, commissions and related expenses pertaining to product sales for other insurance carriers, which are currently not material. In addition, this segment includes certain unallocated expenses, primarily deferred compensation and incentive compensation costs, and other non-allocated immaterial items.

        The following represents a summary of the company's income statement and asset composition by reportable segment.

	For the years ended
	December 31, 2001	December 31, 2002	December 31, 2003
Worksite Insurance Business
Insurance premiums	$51,605,558	$53,173,170	$58,432,771
Net investment income	7,248,071	6,266,992	5,943,960
Other income	155,939	197,146	386,070

Total revenues	59,009,568	59,637,308	64,762,801
Policyholder benefits	40,916,341	42,067,226	45,129,701
Expenses	17,234,106	19,112,549	20,379,291

Total benefits and expenses	58,150,447	61,179,775	65,508,992

Income (loss) before Federal income tax	$859,121	$(1,542,467)	$(746,191)

Total assets	$147,088,278	$150,694,648	$151,371,669

Senior Market Insurance Business
Insurance premiums	$27,529,601	$37,970,676	$41,546,362
Net investment income	1,398,061	1,308,947	2,426,903
Other income	2,168,022	1,368,706	1,563,506

Total revenues	31,095,684	40,648,329	45,536,771
Policyholder benefits	19,482,222	28,785,095	33,146,152
Expenses	6,667,110	7,676,716	8,340,910

Total benefits and expenses	26,149,332	36,461,811	41,487,062

Income before Federal income tax	$4,946,352	$4,186,518	$4,049,709

Total assets	$51,307,622	$81,317,287	$115,751,057

Third-Party Administration Business
Insurance premiums	$—	$—	$—
Net investment income	—	—	—
Other income	11,588,740	12,974,620	13,071,590

Total revenues	11,588,740	12,974,620	13,071,590
Policyholder benefits	—	—	—
Expenses	12,546,519	12,978,196	12,564,353

Total benefits and expenses	12,546,519	12,978,196	12,564,353

(Loss) income before Federal income tax	$(957,779)	$(3,576)	$507,237

Total assets	$7,136,029	$8,737,853	$8,858,946

Acquired Business
Insurance premiums	$7,559,042	$7,499,276	$6,436,741
Net investment income	13,036,242	10,261,228	9,230,046
Other income	185,526	139,828	122,037

Total revenues	20,780,810	17,900,332	15,788,824
Policyholder benefits	10,673,283	10,432,557	10,985,219
Expenses	8,625,735	7,555,610	7,057,428

Total benefits and expenses	19,299,018	17,988,167	18,042,647

Income (loss) before Federal income tax	$1,481,792	$(87,835)	$(2,253,823)

Total assets	$232,412,336	$220,934,606	$203,214,521

Corporate and Other
Insurance premiums	$—	$—	$—
Net investment income	8,137,960	9,323,064	9,471,850
Other income	4,563,064	(2,840,143)	7,792,635

Total revenues	12,701,024	6,482,921	17,264,485
Policyholder benefits	—	—	—
Expenses	5,104,960	4,796,818	7,571,779

Total benefits and expenses	5,104,960	4,796,818	7,571,779

Income before Federal income tax	$7,596,064	$1,686,103	$9,692,706

Total assets	$180,817,447	$200,215,333	$205,974,072

Total Company
Insurance premiums	$86,694,201	$98,643,122	$106,415,874
Net investment income	29,820,334	27,160,231	27,072,759
Other income	18,661,291	11,840,157	22,935,838

Total revenues	135,175,826	137,643,510	156,424,471
Policyholder benefits	71,071,846	81,284,878	89,261,072
Expenses	50,178,430	52,119,889	55,913,761

Total benefits and expenses	121,250,276	133,404,767	145,174,833

Income before Federal income tax	$13,925,550	$4,238,743	$11,249,638

Total assets	$618,761,712	$661,899,727	$685,170,265

17. Selected Quarterly Financial Data (Unaudited)

        The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2002 and December 31, 2003:

	2002 Quarter Ended
	March 31	June 30	September 30	December 31
Premiums, fees and other income	$27,518,762	$28,658,493	$29,042,493	$28,267,408
Net investment income, realized gains and brokerage income	7,279,919	7,488,597	1,782,485	7,605,353

Total revenue	34,798,681	36,147,090	30,824,978	35,872,761
Benefits and expenses	33,724,738	33,868,434	32,852,977	34,115,906

Net income	$1,073,943	$2,278,656	$(2,027,999)	$1,756,855

Basic income per share of common stock	$411.03	$872.10	$(776.17)	$672.40
Diluted income per share of common stock	$372.90	$791.08	$(702.76)	$608.27

	2003 Quarter Ended
	March 31	June 30	September 30	December 31
Premiums, fees and other income	$29,067,513	$31,104,067	$30,461,106	$31,118,528
Net investment income, realized gains and brokerage income	5,944,053	13,228,112	7,173,852	8,327,241

Total revenue	35,011,566	44,332,179	37,634,958	39,445,769
Benefits and expenses	35,978,290	38,357,498	36,419,385	37,919,002

Net income	$(966,724)	$5,974,681	$1,215,573	$1,526,767

Basic income per share of common stock	$(369.99)	$2,286.67	$465.23	$584.33
Diluted income per share of common stock	$(334.73)	$2,066.22	$420.48	$527.92

18. Selected Financial Data

	For The Years Ended December 31
	1999	2000	2001	2002	2003
Revenues excluding realized investment gains	$125,288,159	$122,818,623	$130,778,476	$140,647,387	$148,823,972
Net Income	11,075,742	5,897,334	9,719,888	3,081,455	7,750,297
Net Income per share:
Basic	4,238.98	2,257.07	3,720.06	1,179.36	2,966.25
Diluted	3,862.08	2,049.97	3,372.54	1,066.87	2,679.87
Total assets	598,477,840	602,674,838	618,761,712	661,899,727	685,170,265
Long-term debt, less current obligations	0	0	0	0	0
Cash dividends per share	0	669.77	669.77	669.77	669.77
Weighted-average shares outstanding:
Basic	2,612.83	2,612.83	2,612.83	2,612.83	2,612.83
Diluted	2,867.82	2,876.79	2,882.07	2,888.30	2,892.04

KANAWHA INSURANCE COMPANY AND SUBSIDIARY

SCHEDULE III—SUPPLEMENTAL INSURANCE INFORMATION

Segment	DAC and VOBA Asset	Policy Reserves Liability	Unearned Premiums Liability	Contract Claims and Other Policy Liabilities	Insurance Premiums	Net Investment Income	Policyholder Benefits	Amortization of DAC and VOBA	Other Expenses
December 31, 2001
Worksite insurance	$38,362,374	$131,779,239	$1,082,835	$14,226,204	$51,605,558	$7,248,071	$40,916,341	$5,003,088	$12,231,018
Senior market insurance	27,028,866	45,713,347	4,733,734	860,541	27,529,601	1,398,061	19,482,222	1,320,894	5,346,216
Third party administration	—	—	—	—	—	—	—	—	12,546,519
Acquired business	32,007,071	213,831,928	1,285,686	6,098,950	7,559,042	13,036,242	10,673,283	4,012,256	4,613,479
Corporate and other	—	—	—	—	—	8,137,960	—	—	5,104,960

Total	$97,398,311	$391,324,514	$7,102,255	$21,185,695	$86,694,201	$29,820,334	$71,071,846	$10,336,238	$39,842,192

December 31, 2002
Worksite insurance	$40,717,696	$135,782,265	$1,075,711	$13,836,672	$53,173,170	$6,266,992	$42,067,226	$4,122,546	$14,990,003
Senior market insurance	36,351,271	73,210,500	6,371,132	1,735,655	37,970,676	1,308,947	28,785,095	1,621,606	6,055,110
Third party administration	—	—	—	—	—	—	—	—	12,978,196
Acquired business	28,235,765	202,887,336	1,153,250	4,771,883	7,499,276	10,261,228	10,432,557	3,771,306	3,784,304
Corporate and other	—	—	—	—	—	9,323,064	—	—	4,796,818

Total	$105,304,732	$411,880,101	$8,600,093	$20,344,210	$98,643,122	$27,160,231	$81,284,878	$9,515,458	$42,604,431

December 31, 2003
Worksite insurance	$44,484,787	$136,921,665	$1,051,062	$13,398,942	$58,432,771	$5,943,960	$45,129,701	$5,201,470	$15,177,821
Senior market insurance	41,101,769	104,584,187	7,340,021	3,826,849	41,546,362	2,426,903	33,146,152	825,889	7,515,021
Third party administration	—	—	—	—	—	—	—	—	12,564,353
Acquired business	24,674,594	190,089,014	1,107,236	3,696,070	6,436,741	9,230,046	10,985,219	3,561,171	3,496,257
Corporate and other	—	—	—	—	—	9,471,850	—	—	7,571,779

Total	$110,261,150	$431,594,866	$9,498,319	$20,921,861	$106,415,874	$27,072,759	$89,261,072	$9,588,530	$46,325,231

June 30, 2003
Worksite insurance	$42,767,964	$136,632,822	$1,220,254	$13,723,087	$29,036,378	$2,903,282	$23,521,885	$2,212,193	$7,937,891
Senior market insurance	39,496,551	88,147,568	7,301,368	3,787,480	20,951,936	1,047,926	16,843,388	72,610	3,716,404
Third party administration	—	—	—	—	—	—	—	—	6,358,928
Acquired business	26,376,071	195,850,855	1,213,545	4,613,130	2,935,430	4,604,193	4,459,237	1,775,058	1,769,665
Corporate and other	—	—	—	—	—	4,671,734	—	—	3,467,358

Total	$108,640,586	$420,631,245	$9,735,167	$22,123,697	$52,923,744	$13,227,135	$44,824,510	$4,059,861	$23,250,246

June 30, 2004
Worksite insurance	$46,880,820	$137,460,070	$1,087,397	$13,209,808	$28,197,772	$2,697,936	$23,134,401	$2,874,891	$6,447,291
Senior market insurance	42,276,647	122,054,768	8,028,109	4,226,918	21,673,650	1,873,688	18,719,515	145,978	4,340,935
Third party administration	—	—	—	—	—	—	—	—	6,019,563
Acquired business	23,339,705	183,296,859	1,093,070	3,422,388	2,115,443	4,527,772	4,693,321	1,334,890	1,578,239
Corporate and other	—	—	—	—	—	3,221,131	—	—	2,550,312

Total	$112,497,172	$442,811,697	$10,208,576	$20,859,114	$51,986,865	$12,320,527	$46,547,237	$4,355,759	$20,936,340

GLOSSARY OF SELECTED INSURANCE AND REINSURANCE TERMS

A.M. Best	A.M. Best Company, a rating agency.
Case management
A collaborative process through which an insurer assesses, plans, implements, coordinates, monitors and evaluates options and services to meet an individual's health needs using communication and available resources to promote quality cost-effective outcomes.
Cash value	The amount of cash available to a policyholder on the surrender of or withdrawal from a life insurance policy.
Cede; Cedent; Ceding company	When a party reinsures its liability with another, it "cedes" business and is referred to as the "cedent" or "ceding company."
Claims expense	The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs.
Claims management
The use by an insurer of a variety of means to mitigate the extent of losses incurred by those insured under its policies and the corresponding benefit costs, including, for example, efforts to improve the quality of medical care provided to its insureds or efforts to assist its insureds with vocational services.
Coinsurance
With respect to a direct medical contract between an insurer and the insured, the insured's share of covered losses in an arrangement pursuant to which the insured and the insurer share in a specific ratio of the covered losses. With respect to ceded reinsurance, a reinsurance arrangement in which coverage ceded to the reinsurer on an individual policy is in the same form as that of the direct policy issued to the policyholder. The reinsurer receives its proportionate share of the gross premium from the ceding company net of an expense allowance intended to reimburse the ceding company for commissions and other out of pocket expenses. The reinsurer establishes its proportionate share of reserves and shares proportionately in the risk of loss.
Credit ratings	The opinions of rating agencies regarding an entity's ability to repay its indebtedness.
Deferred acquisition costs ("DAC")
Commissions and other selling and issuance expenses which vary with and are primarily related to the sale and issuance of insurance policies and investment contracts that are deferred and amortized over the estimated life of the related insurance policies in conformity with GAAP. These costs include commissions in excess of ultimate renewal commissions, direct mail and printing costs, sales material and some support costs, such as underwriting and policy and contract issuance expenses.

Disease management
A system of coordinated healthcare interventions and communications for populations with conditions in which patient self-care efforts are significant. Disease management: (1) supports the physician or practitioner/patient relationship and plan of care, (2) emphasizes prevention of exacerbations and complications utilizing evidence-based practice guidelines and patient empowerment strategies and (3) evaluates clinical, humanistic and economic outcomes on an ongoing basis with the goal of improving overall health.
Earned premium	The portion of written premium, net of any amount ceded, that represents coverage already provided or that belongs to the insurer based on the part of the policy period that has passed.
Excess of loss
A generic term describing reinsurance that indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a "level" or "retention." Also known as non-proportional reinsurance. Excess of loss reinsurance is written in layers. A reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedent is referred to as a "program" and will typically be placed with predetermined reinsurers in pre-negotiated layers. Any liability exceeding the outer limit of the program reverts to the ceding company, which also bears the credit risk of a reinsurer's insolvency.
Financial strength ratings
The financial ability, as determined by a rating agency, of an insurance company to meet its obligations under its insurance policies.

A.M. Best's financial strength ratings for insurance companies currently range from A++ (superior) to F (in liquidation). A.M. Best's ratings reflect its opinion of an insurance company's financial strength, operating performance and ability to meet its obligations to policyholders. A.M. Best considers A and A- rated companies to have an excellent ability to meet their ongoing obligations to policyholders and B++ companies to have a good ability to meet their ongoing obligations to policyholders.

S&P's financial strength ratings currently range from AAA (extremely strong) to R (regulatory action). These ratings reflect S&P's opinion of an operating insurance company's financial capacity to meet the obligations of its insurance policies and contracts in accordance with their terms. According to S&P's publications, A+ rated insurance companies have strong financial security characteristics, but are somewhat more likely to be affected by adverse business conditions than insurers with higher ratings. The symbol (+) following A shows a company's relative standing within the A rating category.

General account
All of the assets of insurance companies recognized for statutory accounting purposes other than those specifically allocated to a separate account. The insurance company bears the risk of investments held in its general account.
Generally accepted accounting principles ("GAAP")
United States generally accepted accounting principles as defined by the American Institute of Certified Public Accountants or statements of the Financial Accounting Standards Board and other authoritative guidance.
Group insurance	Insurance which is issued to a group, such as an employer, credit union or trade association, and which provides coverage for individuals and sometimes their dependents.
Group life insurance
Typically one-year coverage, provided as group insurance, that is renewable at the end of each year and that provides benefits in the event of the death of an insured. The premium rate upon renewal is based on the range of employee ages and, if the group is subject to experience rating, the loss record (deaths) of the group. Experience rating is a statistical procedure used to calculate a premium rate based on the loss experience of an insured group. The premiums paid are related to actual claims and expense experience expected for that specific group.
Guaranty fund
State-regulated mechanism that is financed by assessing insurers doing business in that state. These funds are maintained by contributions of companies operating in a particular state in proportion to their business written in the state. Should insolvencies of insurance companies occur, these funds are available to meet some or all of the insolvent insurer's obligations to policyholders.
Health Reimbursement Accounts ("HRAs")	Employer-funded accounts provided to employees for reimbursement of qualifying medical expenses, in which such reimbursements are excludable from employee gross income.
Health Savings Accounts ("HSAs")
A tax-sheltered savings account similar to an Investment Retirement Account (IRA), but earmarked for medical expenses. HSAs may be funded by tax-deductible contributions from either employees or employers. Distributions from HSAs to reimburse participants for medical care expenses are tax free. Larger medical expenses are covered by a low-cost, high deductible health insurance policy. Similar to an IRA, any unused amounts in the account each year stay in the account and continue to grow interest on a tax-favored basis to supplement retirement savings.
HIPAA	Health Insurance Portability and Accountability Act of 1996.
Incurred but not reported ("IBNR") reserves	Reserves for estimated losses and loss expenses which have been incurred but not yet reported to the insurer.

Indemnity
Health insurance coverage under which an insurance company pays the insured's health care costs, subject to deductibles and maximum amount limits, and the insured is not subject to managed care restrictions such as restrictions on choice of physicians, tests or treatments.
In force	Policies and contracts reflected on an insurer's applicable records that have not expired or been terminated as of a given date.
In-sourcing; In-sourced products
We refer to insurance products underwritten by other carriers, but sold by Kanawha or us, as "in-sourced products," and we refer to our marketing and distribution efforts with respect to such products as "in-sourcing."
Insurance "Float"
In addition to earnings from underwriting activities, insurance companies in both the life and health and property and casualty insurance industries earn profits on the investment "float," which reflects the investment income earned on the premiums paid to the insurer between the time of receipt and the time in which benefits are paid-out under the policy.
Insurance in force	The value of mortgage insurance policies, based on the original principal amount of mortgages covered by mortgage insurance policies that remain in effect.
Insurance Regulatory Information System ("IRIS")
The NAIC Insurance Regulatory Information System was developed to help state regulators identify companies that may require special attention. The IRIS system consists of a statistical phase and an analytical phase whereby financial examiners review annual statements and financial ratios. The statistical phase consists of 12 key financial ratios based on year-end data that are generated from the NAIC database annually; each ratio has an established "usual range" of results. These ratios assist state insurance departments in executing their statutory mandate to oversee the financial condition of insurance companies.
Long-term care insurance	Insurance that protects the insured from certain costs of care at home or in an outside facility.
Loss reserve
Liabilities established by insurers and reinsurers to reflect the estimated cost of claims payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for loss expenses.
Managed care services
Programs run by a plan administrator that are designed to improve the quality and efficiency of healthcare services by implementing procedures and policies such as restricting the insured's choice of physician and requiring prior approval of expensive tests and treatments.

Medical Savings Accounts ("MSAs")
Savings accounts that have tax advantages combined with health insurance plans for the benefit of the employee. Both the employer and the employee are permitted to contribute to the MSA. The contributions can be directed to pay the deductible under the health insurance plan and/or the medical expenses not covered by the health insurance plan. Funds not spent are allowed to accumulate in the MSA on a continuous basis. When the employee reaches retirement age, the accumulated funds may be allocated to the employee's retirement income.
Medical stop-loss insurance
Insurance that provides protection against catastrophic or unpredictable losses. It is purchased by employers who have decided to self-fund their employee benefit plans, but do not want to assume 100% of the liability for losses arising from the plans. Under a medical stop loss policy, the insurance company becomes liable for losses that exceed certain limits called deductibles.
Medicare supplement insurance	Insurance that provides coverage for Medicare-qualified expenses that are not covered by Medicare because of applicable deductibles or maximum limits.
Morbidity	The incidence of disease or disability in a specific population over a specific period of time.
Mortality	The number of deaths in a specific population over a specific period of time.
National Association of Insurance Commissioners ("NAIC")
A voluntary organization of state insurance officials that promulgates model laws regulating the insurance industry, values securities owned by insurers, develops and modifies insurer financial reporting, statements and insurer performance criteria and performs other services with respect to the insurance industry.
Persistency
Percentage of insurance policies remaining in force between specified measurement dates. Also used with respect to premiums, to measure the amount of annualized premium remaining in force on a stated collection of policies between specified measurement dates.
Premiums
Payments and other consideration received on insurance policies issued or reinsured by an insurance company, which are earned in accordance with GAAP over the terms of the related insurance policies or in proportion to expected claims or expiration of risk, depending on the nature of the policy. Under GAAP, premiums on investment-type contracts are not accounted for as revenues.

Reinsurance
An arrangement in which an insurance company, the reinsurer, agrees to indemnify another insurance or reinsurance company, the ceding company, against all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. Reinsurance can provide a ceding company with several benefits, including a reduction in net liability on individual risks and catastrophe protection from large or multiple losses. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without a concomitant increase in capital and surplus and facilitates the maintenance of acceptable financial ratios by the ceding company. Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.
Reserves
Liabilities established by insurers and reinsurers to reflect the estimated costs of claim payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses, for loss expenses and for unearned premiums. Loss reserves consist of "case reserves," or reserves established with respect to individual reported claims. Unearned premium reserves constitute the portion of premium paid in advance for insurance or reinsurance that has not yet been provided. See also "Loss reserves."
Risk management
Procedure to minimize the adverse effect of a possible financial loss by (1) identifying potential sources of loss, (2) measuring the financial consequences of a loss occurring and (3) using controls to minimize actual losses or their financial consequences.
Risk-based capital requirement ("RBC")
Risk-based capital requirements are the capital requirements for an insurance company based on an assessment of its aggregate risk exposure determined by analyzing each of its individual risk components such as the nature of the company's assets, the risk that its losses will be worse than expected, its exposure to interest rate fluctuations and other business risks. Risk-based capital requirements are determined and used by insurance regulators, rating agencies, insurance companies and other insurance industry participants.
S&P	Standard & Poor's Ratings Group, a rating agency.
Separate accounts
Assets of insurance companies allocated under certain policies and contracts that are segregated from the general account and other separate accounts. The policyholder or contractholder bears the risk of investments held in a separate account.

Statutory accounting principles ("SAP")
Recording transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by United States state insurance regulatory authorities including the NAIC, which in general reflect a liquidating, rather than going concern, concept of accounting.
Statutory assets	Assets determined in accordance with SAP. This valuation methodology is generally considered very conservative, but is deemed most appropriate by regulators in evaluating solvency.
Statutory earnings	Earnings based on the conservative reserve requirements of various states.
Statutory net income	Net income based on the conservative reserve requirements of various states.
Statutory surplus
The excess of statutory admitted assets over statutory liabilities as shown on an insurer's statutory financial statements. Admitted assets are those assets which are permitted or admitted by the National Association of Insurance Commissioners or by the rules of a given state. The assets deemed as nonadmitted are those assets which are accorded limited or no value and are charged off directly to statutory capital and surplus. Nonadmitted assets are ones which are specifically identified in the statutory accounting principals as nonadmitted or not specifically identified as admitted.
Surrender charge
Fee charged to a policyholder when a life insurance policy is surrendered for its cash value prior to the end of the surrender charge period. This fee is intended to recover policy acquisition costs and subsequent administrative expenses.
Term life insurance	Life insurance written for a specified period and under which no cash value is generally available on surrender.
Underwriting	The process of examining, accepting or rejecting insurance risks and classifying those risks that are accepted in order to charge policyholders an appropriate premium.
Unearned premiums
The portion of a premium, net of any amount ceded, that represents coverage that has not yet been provided or that will belong to the insurer based on the part of the policy period to elapse in the future.
Value of Business Acquired ("VOBA")
An intangible asset that represents the actuarially estimated present value of future cash flows from an acquired block of insurance policies or investment contracts and that is amortized over the estimated life of the related insurance policies or contracts in conformity with GAAP.
Voluntary benefit organization ("VBO")	An organization that offers a menu of health benefit options through employers to be selected and paid for by individual employees.

Voluntary Insurance	Insurance that is purchased and paid for at the discretion of individuals. Voluntary insurance may be marketed to individuals either directly or via employer worksites.
Written premium	The premium entered on an insurer's books for a policy issued during a given period of time, whether coverage is provided only during that period of time or also during subsequent periods.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

TABLE OF CONTENTS

Summary
Risk Factors
Special Note Regarding Forward-Looking Statements
Use of Proceeds
Capitalization
Dilution
Dividend Policy
Unaudited Pro Forma Financial Information
Selected Financial Data of KMG America
Selected Financial Data of Kanawha
Management's Discussion and Analysis of Financial Condition and Results of Operations of Kanawha
The Life and Health Insurance Industry
Our Company
Our Structure and the Kanawha Acquisition
Regulation
Management
Certain Relationships and Related Transactions
Principal Shareholders
Description of Our Common Stock
Shares Eligible for Future Sale
Certain United States Federal Tax Consequences to Non-United States Holders
Underwriting
Legal Matters
Experts
Market Data
Where You Can Find More Information
Index to Financial Statements
Glossary of Selected Insurance and Reinsurance Terms

        Until                        , 2004 (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

KMG America Corporation

                  Shares of
Common Stock

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY

                        , 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expense payable by the registrant in connection with the issuance and distribution of common stock being registered, other than underwriting discounts and commissions. All amounts are estimates.

Amount To Be Paid
SEC registration fee	$32,000
NASD filing fee	25,800
NYSE listing fee	200,000
Legal fees and expenses	1,100,000
Accounting fees and expenses	615,000
Printing fees	60,000
Transfer agent's fees and expenses	15,000
Reimbursable founders' expenses	700,000
Miscellaneous	52,200

Total	$2,800,000

Item 14.    Indemnification of Officers and Directors.

        The Virginia Stock Corporation Act permits, and the registrant's Articles of Incorporation require, indemnification of the registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Under Sections 13.1 697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The registrant's Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the registrant will carry insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The registrant's Articles of Incorporation also provide that, to the full extent the Virginia Stock Corporation Act (as it presently exists or may hereafter be amended) permits the limitation or elimination of the liability of directors and officers, no director or officer of the registrant shall be liable to the registrant or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct. Section 13.1-692.1 of the Virginia Stock Corporation Act presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of the registrant or brought by or on behalf of shareholders of the registrant, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the Virginia Stock Corporation Act are hereby incorporated by reference herein.

Item 15.    Recent Sales of Unregistered Securities.

        The registrant was formed on January 21, 2004. In connection with its formation and capitalization prior to this offering, the registrant issued 297,737 shares of its common stock to Kenneth U. Kuk, its Chairman, President & Chief Executive Officer, and 84,031 shares of its common stock to Scott H.

DeLong III, its Senior Vice President & Chief Financial Officer. In addition, our other initial shareholders purchased an aggregate of 67,212 shares of the registrant's common stock. All of these shares were purchased in April and May 2004 for $0.01 per share and were issued in private placements exempt from registration under Section 4(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit Number	Description
1.01	Form of Underwriting Agreement.*
2.01	Amended and Restated Stock Purchase Agreement by and among the shareholders and optionholders of Kanawha Insurance Company identified on Schedule A and KMG America Corporation.
3.01	Form of Amended and Restated Articles of Incorporation.*
3.02	Form of Bylaws.*
4.01	Form of Common Share Certificate.*
5.01	Opinion of Hunton & Williams LLP.*
10.01	Form of 2004 Stock Incentive Plan.*
10.02	Form of Employment Agreement between KMG America Corporation and Kenneth U. Kuk.*
10.03	Form of Employment Agreement between KMG America Corporation and Scott H. DeLong III.*
10.04	Form of Employment Agreement between Kanawha Insurance Company and Stanley D. Johnson.*
10.05	Form of Employment Agreement between Kanawha Insurance Company and Marcus A. Mears.*
10.06	Form of Employment Agreement between Kanawha Insurance Company and R. Dale Vaughan.*
10.07	Outsourcing Services Agreement, dated November 11, 2003, between CGI Information Systems & Management Consultants, Inc. and Kanawha HealthCare Solutions, Inc.
10.08	Amendment No. 1 to the Outsourcing Agreement, dated April 1, 2004, between CGI Information Systems & Management Consultants, Inc. and Kanawha HealthCare Solutions, Inc.
21.01	List of Subsidiaries of the Registrant.**
23.01	Consent of Ernst & Young LLP.
23.02	Consent of Hunton & Williams LLP (included in Exhibit 5.01).*
24.01	Power of Attorney (included on signature page of the registration statement filed with the Securities and Exchange Commission on August 4, 2004).**
99.01	Consent of Scott H. DeLong III to being named as a director.**
99.02	Consent of John H. Flittie to being named as a director.**
99.03	Consent of Stanley D. Johnson to being named as a director.**
99.04	Consent of Robert L. Laszewski to being named as a director.**
99.05	Consent of Dennis M. Mathisen to being named as a director.**
99.06	Consent of James J. Ritchie to being named as a director.**
99.07	Offering Memorandum for private placement in Manitoba, Ontario and Quebec, Canada.**
99.08	Notices to residents of foreign jurisdictions.**

*
To be filed by amendment.

**
Previously filed.

  (b)
  Financial Statement Schedules

        See "Index to Financial Statements" on page F-1 of this prospectus. All other required financial statement schedules are omitted because the information required therein is either not applicable or is included in the financial statements or the notes thereto included in this registration statement.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act is deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus is deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, state of Minnesota on September 24, 2004.

KMG AMERICA CORPORATION (Registrant)
By:	/s/ KENNETH U. KUK
Name: Kenneth U. Kuk Title: Chairman, President & Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KENNETH U. KUK Kenneth U. Kuk Officer	Director and Chairman, President & Chief Executive Officer (Principal Executive Officer)	September 24, 2004
/s/ SCOTT H. DELONG III Scott H. DeLong III	Senior Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)	September 24, 2004

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title
1.01	Form of Underwriting Agreement.*
2.01	Amended and Restated Stock Purchase Agreement by and among the shareholders and optionholders of Kanawha Insurance Company identified on Schedule A and KMG America Corporation.
3.01	Form of Amended and Restated Articles of Incorporation.*
3.02	Form of Bylaws.*
4.01	Form of Common Share Certificate.*
5.01	Opinion of Hunton & Williams LLP.*
10.01	Form of 2004 Stock Incentive Plan.*
10.02	Form of Employment Agreement between KMG America Corporation and Kenneth U. Kuk.*
10.03	Form of Employment Agreement between KMG America Corporation and Scott H. DeLong III.*
10.04	Form of Employment Agreement between Kanawha Insurance Company and Stanley D. Johnson.*
10.05	Form of Employment Agreement between Kanawha Insurance Company and Marcus A. Mears.*
10.06	Form of Employment Agreement between Kanawha Insurance Company and R. Dale Vaughan.*
10.07	Outsourcing Services Agreement, dated November 11, 2003, between CGI Information Systems & Management Consultants, Inc. and Kanawha HealthCare Solutions, Inc.
10.08	Amendment No. 1 to the Outsourcing Services Agreement, dated April 1, 2004, between CGI Information Systems & Management Consultants, Inc. and Kanawha HealthCare Solutions, Inc.
21.01	List of Subsidiaries of the Registrant.**
23.01	Consent of Ernst & Young LLP.
23.02	Consent of Hunton & Williams LLP (included in Exhibit 5.01).*
24.01	Power of Attorney (included on signature page of the registration statement filed with the Securities and Exchange Commission on August 4, 2004).**
99.01	Consent of Scott H. DeLong III to being named as a director.**
99.02	Consent of John H. Flittie to being named as a director.**
99.03	Consent of Stanley D. Johnson to being named as a director.**
99.04	Consent of Robert L. Laszewski to being named as a director.**
99.05	Consent of Dennis M. Mathisen to being named as a director.**
99.06	Consent of James J. Ritchie to being named as a director.**
99.07	Offering Memorandum for private placement in Manitoba, Ontario and Quebec, Canada.**
99.08	Notices to residents of foreign jurisdictions.**

*
To be filed by amendment.

**
Previously filed.